UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

BAZAARVOICE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 26, 2017

Dear Stockholder:

We cordially invite you to attend a special meeting ( the “Special Meeting”) of stockholders of Bazaarvoice, Inc. (the “Company”), to be held on January 29, 2018 at 8:30 a.m. CST at 401 Congress Avenue, Suite 2500, Austin, Texas 78701.

At the Special Meeting you will be asked to consider and vote upon a proposal (the “Merger Proposal”) to adopt the Agreement and Plan of Merger (as it may be amended, supplemented or modified from time to time, including by a First Amendment to Agreement and Plan of Merger on December 14, 2017, the “Merger Agreement”), dated as of November 26, 2017, by and among the Company, BV Parent, LLC, a Delaware limited liability company (“Parent”), and BV Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and approve the Merger. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent.

Parent and Merger Sub are beneficially owned by Marlin Equity IV, L.P., a Delaware limited partnership, and Marlin Equity V, L.P., a Delaware limited partnership (together with their affiliates, “Marlin Equity”). Marlin Equity is affiliated with Marlin Equity Partners, a global investment firm focused on providing corporate parents, stockholders and other stakeholders with tailored solutions that meet their business and liquidity needs.

You will also be asked to consider and vote upon a proposal (the “Adjournment Proposal”) to adjourn the Special Meeting, if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to the proxy statement accompanying this notice is provided to Company stockholders a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal.

You also will be asked to consider and vote upon a proposal (the “Compensation Proposal”) to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the Merger.

If the Merger is completed, you will be entitled to receive $5.50 in cash, without interest thereon, less any applicable withholding taxes, for each share of our common stock, par value $0.0001 per share (“Common Stock”), owned by you (unless you have perfected and not withdrawn your appraisal rights with respect to such shares), which represents a premium of approximately 18% to the average closing price of our Common Stock for the 30-calendar day period ending November 24, 2017, the last day of trading prior to the public announcement of the execution of the Merger Agreement.

The Company’s Board of Directors has (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, (ii) adopted, approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement and approve the Merger at a stockholders’ meeting duly called and held for such purpose. Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon.

The Board of Directors recommends that you VOTE:

•	“FOR” approval of the Merger Proposal;

•	“FOR” approval of the Adjournment Proposal; and

•	“FOR” approval of the Compensation Proposal.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

If your shares of our Common Stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our Common Stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our Common Stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our Common Stock “FOR” approval of the Merger Proposal will have the same effect as voting against.

The accompanying proxy statement provides you with detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the Merger Agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of our Common Stock, please contact our proxy solicitor at:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Telephone (Collect): (212) 269-5550

Telephone (Toll-Free): (888) 542-7446

Email: bv@dfking.com

Thank you in advance for your cooperation and continued support.

Sincerely,

/s/ Gene Austin

Gene Austin

Chief Executive Officer and President

The accompanying proxy statement and a proxy card are first being mailed on or about December 28, 2017 to our stockholders as of the close of business on December 21, 2017.

Bazaarvoice, Inc.

10901 Stonelake Boulevard

Austin, Texas 78759

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

December 26, 2017

DATE:	January 29, 2018

TIME:	8:30 a.m. CST

PLACE:	401 Congress Avenue, Suite 2500
Austin, Texas 78701

ITEMS OF BUSINESS:	1.

To consider and vote on a proposal (the “Merger Proposal”) to adopt the Merger Agreement and approve the Merger. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement.

2.	To consider and vote on a proposal (the “Adjournment Proposal”) to adjourn the Special Meeting, if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to the proxy statement accompanying this notice is provided to Company stockholders a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement and approve the Merger.

3.	To consider and vote on a proposal (the “Compensation Proposal”), to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the Merger.

4.	To transact any other business that may properly come before the Special Meeting or any adjournment, postponement or other delay of the Special Meeting.

RECORD DATE:	Only stockholders of record at the close of business on December 21, 2017 are entitled to notice of, and to vote at, the Special Meeting. All stockholders of record as of that date are cordially invited to attend the Special Meeting in person.

PROXY VOTING:	Your vote is very important, regardless of the number of shares of Common Stock you own.

The Merger cannot be completed unless the Merger Proposal is approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon.

Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the Special Meeting to ensure that your shares of Common Stock will be represented at the Special Meeting if you are unable to attend.

If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of Common Stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against the Merger Proposal.

If you are a stockholder of record, voting in person at the Special Meeting will revoke any proxy previously submitted. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your banker, brokerage firm or other nominee in order to vote.

RECOMMENDATION:	The Board of Directors has (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, (ii) adopted, approved and declared advisable the Merger Agreement, the Merger and other transactions contemplated by the Merger Agreement and (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement and approve the Merger at a stockholders’ meeting duly called and held for such purpose. Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon.

The Board of Directors recommends that you vote:

•	“FOR” approval of the Merger Proposal;

•	“FOR” approval of the Adjournment Proposal; and

•	“FOR” approval of the Compensation Proposal.

ATTENDANCE:

Only stockholders of record, their duly authorized proxy holders, beneficial stockholders with proof of ownership and our guests may attend the Special Meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of Common Stock are held through a bank, brokerage firm or other nominee, please bring to the Special Meeting a copy of your brokerage statement evidencing your beneficial ownership of the Common Stock of the Company and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. The Special Meeting will follow the agenda and rules of conduct provided to all stockholders and proxy holders upon entering the meeting. The purpose and order of the Special Meeting will be strictly observed, and the chairman’s or secretary’s determinations in that regard will be final, including any postponements or adjournments of the meeting. Please note that media will not be allowed to attend the Special Meeting and the taking of photographs and the use of audio and video recording devices, will not be permitted at the Special Meeting.

APPRAISAL:	Stockholders who do not vote in favor of the Merger Proposal and who follow the procedures described under “Appraisal Rights” beginning on page 98 will have the right to seek appraisal of the fair value of their shares of Common Stock if they perfect and do not withdraw a demand for (or lose their right to) appraisal before the vote is taken on the Merger Agreement and comply with all the requirements of Delaware law, which are summarized in the accompanying proxy statement and reproduced in their entirety in Annex B to the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

/s/ Kin Gill Kin Gill Chief Legal Officer, General Counsel and Secretary

December 26, 2017

Austin, Texas

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information.”

Parties to the Merger

Bazaarvoice, Inc. is a Delaware corporation headquartered in Austin, Texas. The Company, a provider of consumer-generated content (“CGC”), advertising, and personalization solutions, helps brands and retailers find and reach consumers, and win them with the content they trust. The Company’s Common Stock is listed on The NASDAQ Global Select Market LLC (“NASDAQ”) under the symbol “BV.” The principal executive offices of the Company are located at 10901 Stonelake Boulevard, Austin, Texas 78759, and its telephone number is (512) 551-6000.

BV Parent, LLC is a Delaware limited liability company and was formed on November 22, 2017, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. As of the date of this proxy statement, Parent has not engaged in any business activities other than those incidental to its formation and in connection with the transactions contemplated by the Merger Agreement and arranging of the Equity Financing and Debt Financing (as described below) in connection with the Merger. The principal executive offices of Parent are located at 338 Pier Avenue, Hermosa Beach, CA 90254, and its telephone number is (310) 364-0100.

BV Merger Sub, Inc. is a Delaware corporation and a wholly owned direct subsidiary of Parent and was formed on November 22, 2017 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. As of the date of this proxy statement, Merger Sub has not engaged in any business activities other than those incidental to its formation and in connection with the transactions contemplated by the Merger Agreement and arranging of the Equity Financing and Debt Financing in connection with the Merger. The principal executive offices of Merger Sub are located at 338 Pier Avenue, Hermosa Beach, CA 90254, and its telephone number is (310) 364-0100.

Parent and Merger Sub are affiliated with Marlin Equity. In connection with the transactions contemplated by the Merger Agreement, (i) Marlin Equity has provided to Parent, equity commitments of up to $235 million; and (ii) Merger Sub has obtained a Debt Financing commitment from Golub Capital Markets LLC, TPG Specialty Lending, Inc., and certain of their respective affiliates (collectively, the “Debt Financing Sources”) for an aggregate amount of $245 million, which will be available to fund a portion of the payments contemplated by the Merger Agreement (in each case, pursuant to the terms and conditions as described further under the caption “The Merger—Financing of the Merger”).

The Special Meeting

Time, Place and Purpose of the Special Meeting

The Special Meeting will be held on January 29, 2018, at 8:30 a.m. CST, at 401 Congress Avenue, Suite 2500, Austin, Texas 78701.

At the Special Meeting, holders of our Common Stock will be asked to:

1.	consider and approve the proposal (the “Merger Proposal”) to adopt the Merger Agreement and approve the Merger, as more fully described in this proxy statement and under “Proposal 1: Adoption of the Merger Agreement” beginning on page 92;

2.	consider and approve the proposal (the “Adjournment Proposal”) to adjourn the Special Meeting, if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to this proxy statement is provided to Company stockholders a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal, as more fully described in this proxy statement and under “Proposal 2: Adjournment of the Special Meeting” beginning on page 92; and

3.	consider and approve the proposal (the “Compensation Proposal”) to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the Merger, as more fully described in this proxy statement and under “Proposal 3: Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page 92.

Record Date and Quorum

You are entitled to receive notice of, and to vote at, the Special Meeting if you owned shares of Common Stock at the close of business on December 21, 2017, which the Company has set as the record date for the Special Meeting (the “Record Date”). You will have one vote for each share of Common Stock that you owned on the Record Date. As of the Record Date, there were 86,200,470 shares of Common Stock outstanding and entitled to vote at the Special Meeting. The presence at the Special Meeting, in person or represented by proxy, of the holders of a majority of the Common Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum, permitting the conduct of business at the Special Meeting. Abstentions and broker non-votes (as described below) are counted as present for the purpose of determining whether a quorum is present.

Vote Required

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as a vote against approval of the Merger Proposal.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote against approval of this proposal. Broker non-votes are not counted for purposes of this proposal.

Approval of the Compensation Proposal requires the affirmative vote of holders of a majority of the shares of Common Stock present, in person or represented by proxy, at the Special Meeting and entitled to vote on this proposal. The Company is providing stockholders with the opportunity to approve, on a non-binding, advisory basis, such Merger-related executive compensation in accordance with Section 14A of the Securities Exchange Act of 1934 (as amended) (the “Exchange Act”). Abstentions will have the same effect as a vote against approval of this proposal. Broker non-votes are not counted for purposes of this proposal.

Proxies and Revocation

Any stockholder of record entitled to vote at the Special Meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the Special Meeting. If your shares of Common Stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Common Stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the Special Meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of Common Stock will not be voted on the Merger Proposal, which will have the same effect as a vote against approval of the Merger Proposal, and your shares of Common Stock will not have an effect on the Adjournment Proposal or on the Compensation Proposal.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary or by attending the Special Meeting and voting in person.

The Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the Merger (the “Surviving Corporation”), and will be the wholly owned direct subsidiary of Parent and will continue to do business following the consummation of the Merger. As a result of the Merger, the Company will cease to be a publicly traded company. In addition, our Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of Parent or the Surviving Corporation.

At the effective time of the Merger (the “Effective Time”), the certificate of incorporation and bylaws of the Surviving Corporation will be amended and restated as provided in the Merger Agreement. Except as otherwise directed by Parent, the directors of the Surviving Corporation will, from and after the Effective Time, be the individuals who are the directors of the Merger Sub immediately prior to the Effective Time. Except as otherwise directed by Parent, the officers of the Surviving Corporation will, from and after the Effective Time, be the individuals who are the officers of the Company immediately prior to the Effective Time.

Per Share Merger Consideration

In the Merger, each outstanding share of Common Stock (other than shares held by the Company as treasury stock or owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and shares of Common Stock owned by the Company or any direct or indirect wholly owned subsidiary of the Company and shares of Common Stock owned by stockholders who have perfected and not withdrawn a demand for, or lost their right to, appraisal with respect to such shares of Common Stock (collectively the “Excluded Shares”)) will be converted into the right to receive an amount in cash equal to $5.50, without interest thereon (the “Per Share Merger Consideration”), less any applicable withholding taxes.

Recommendation of the Board of Directors

The Board of Directors has (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, (ii) adopted, approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement and approve the Merger at a stockholders’ meeting duly called and held for such purpose. The Board of Directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. For some of the factors considered, see “The Merger—Reasons for Recommendation.”

In considering the recommendation of the Board of Directors with respect to the Merger Proposal, you should be aware that our directors and executive officers have interests in the Merger that may be different from, or in addition to, yours. The Board of Directors was aware of and considered these interests, among other matters, in evaluating the Merger and in recommending that the Merger Agreement be adopted by the stockholders of the Company. See under the heading “The Merger—Interests of Directors and Executive Officers in the Merger.”

The Board of Directors recommends that you vote:

•	“FOR” approval of the Merger Proposal;

•	“FOR” approval of the Adjournment Proposal; and

•	“FOR” approval of the Compensation Proposal.

Opinion of GCA Advisors, LLC

GCA Advisors, LLC (“GCA Advisors”) was retained as financial advisor to the Company in connection with a potential transaction. We selected GCA Advisors to act as our financial advisor based on GCA Advisors’ qualifications, expertise, reputation and knowledge of our business and affairs and the industry in which we operate. GCA Advisors is a global investment bank serving a broad client base through a range of advisory services, including mergers and acquisitions, debt and equity capital markets, private funds, restructuring, and asset management. GCA Advisors is continuously involved with providing advisory services that include the valuation of businesses and securities in connection with mergers and acquisitions. GCA Advisors delivered its written opinion to the Board of Directors, dated November 26, 2017, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the Per Share Merger Consideration to be paid to the holders of Common Stock in the proposed Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of GCA Advisors, dated November 26, 2017, which sets forth the assumptions made, matters considered and limits of the review undertaken, is attached as Annex C to this proxy statement and is incorporated into this proxy statement by reference. The summary of the opinion of GCA Advisors set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety. GCA Advisors delivered its opinion to the Board of Directors for the benefit and use of the Board of Directors in connection with and for purposes of its evaluation of the Per Share Merger Consideration from a financial point of view. GCA Advisors’ opinion did not constitute a recommendation to the Board of Directors or any committee thereof, the Company’s stockholders, or any other person as to any specific action that should be taken in connection with the Merger, including whether the Company’s stockholders should vote for the Merger Proposal. The opinion does not address the Company’s underlying business decision to enter into the Merger Agreement, or the relative merits of the Merger as compared to any alternatives that may be available to the Company. GCA Advisors was not asked to, nor has it, offered any opinion as to the material terms of the Merger Agreement (other than as expressly set forth in the last paragraph of the opinion with respect to the fairness of the Per Share Merger Consideration) or the structure of the Merger.

Financing of the Merger

We anticipate that the total funds needed by Parent and Merger Sub to:

•	pay our stockholders and holders of equity awards the amounts due to them under the Merger Agreement upon the consummation of the Merger; and

•	pay related fees and expenses in connection with the Merger and associated transactions will be approximately $520 million.

We anticipate that the funds needed to pay the amounts described above will be obtained as follows:

•	Equity Financing to be provided to Parent by Marlin Equity or other parties to whom it assigns a portion of its commitment, in an aggregate amount of up to $235 million; and

•	Debt Financing to Merger Sub in the form of a senior secured term loan facility and a senior secured revolving credit facility in an aggregate principal amount of $245 million, on the terms and subject to the conditions set forth in the Debt Commitment Letter.

We believe the amounts committed under the Equity Commitment Letter and the Debt Commitment Letter, each as described below, will be sufficient to complete the Merger and pay related fees and expenses in connection with the Merger and associated transactions and repay or refinance the outstanding indebtedness of the Company that will be payable as a result of the Merger, but we cannot assure you of that. Those amounts may be insufficient if, among other things, Marlin Equity fails to purchase its committed amounts in breach of its Equity Commitment Letter, the commitment parties under the Debt Commitment Letter fail to fund the committed amounts in breach of such Debt Commitment Letter, or the fees, expenses or other amounts required to be paid in connection with the Merger are greater than anticipated.

Equity Commitments

Parent and Merger Sub have entered into a letter agreement, dated as of November 26, 2017 (the “Equity Commitment Letter”), pursuant to which Marlin Equity committed to capitalize Parent, at or immediately prior to the Effective Time, with an aggregate common equity contribution in an amount of up to $235 million (the “Equity Financing”), subject to the terms and conditions set forth therein. Under certain circumstances, the Company is entitled to seek specific performance to cause Parent to draw down the full proceeds of the Equity Financing in connection with the consummation of the Merger pursuant to the terms and conditions of the Equity Commitment Letter and the Merger Agreement.

For more information regarding the equity commitments, see “The Merger—Financing of the Merger—Equity Commitments.”

Debt Commitments

Merger Sub has entered into a commitment letter and a fee letter, each initially dated as of November 26, 2017, and each later amended and restated as of December 13, 2017, with the debt commitment parties party thereto (collectively, the “Debt Commitment Letter”) pursuant to which the Debt Financing Sources have committed to provide Debt Financing to Merger Sub in the form of a senior secured term loan facility and a senior secured revolving credit facility of up to $245 million in the aggregate, on the terms and subject to the conditions set forth in the Debt Commitment Letter. We refer to the aggregate amounts committed under the Debt Commitment Letter as the “Debt Financing.” For more information regarding the debt commitments, see “The Merger—Financing of the Merger—Debt Commitments.”

Limited Guarantee

Pursuant to a Limited Guarantee dated November 26, 2017, delivered by Marlin Equity (the “Guarantors”) in favor of the Company (the “Limited Guarantee”), the Guarantors have agreed to guarantee the due, prompt and complete payment to the Company of an amount equal to the Parent termination fee and certain indemnification and expense reimbursement obligations if and to the extent such amounts are payable under the Merger Agreement, subject to an aggregate cap of $26.1 million.

Interests of Directors and Executive Officers in the Merger

In considering the recommendation of the Board of Directors with respect to the proposed Merger, you should be aware that executive officers and directors of the Company may have certain interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Board of Directors was aware of and considered these interests, among other matters, in evaluating the Merger and in recommending that the Merger Agreement be adopted by the stockholders of the Company. These interests include the following:

•	the acceleration of vesting with respect to shares of restricted stock held by non-employee members of our Board of Directors;

•	the cancellation and cash out of vested in-the money stock options to acquire Common Stock for all service providers;

•	other than those members of our management team described below, 30% acceleration of unvested in-the-money options and the unvested portion of restricted stock units (“RSUs”) and the conversion of the remaining options and RSUs into the right to receive cash following the Merger as the underlying vesting conditions on those options and RSUs, respectively, are satisfied;

•	for certain of our management team members, treatment of equity awards as described under “The Merger Agreement—Treatment of Equity”;

•	for our executive officers, certain severance and other separation benefits that may be payable upon termination of employment following the consummation of the Merger; and

•	the entitlement to continued indemnification and insurance coverage under the Merger Agreement.

For further information with respect to the arrangements between the Company and our directors and executive officers, see the information included under the headings “The Merger—Interests of Directors and Executive Officers in the Merger” and “Proposal 3: Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers.”

Material U.S. Federal Income Tax Consequences of the Merger

The exchange of shares of Common Stock for cash pursuant to the Merger generally will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. Stockholders that are U.S. holders and that exchange their shares of Common Stock in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received pursuant to the Merger, including any applicable withholding taxes, and their adjusted tax basis in their shares of Common Stock. Backup withholding (currently at a rate of 28%) may also apply to the cash received pursuant to the Merger unless such U.S. holder provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 65 for a definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the Merger. You should also consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or foreign taxes.

Regulatory Approvals

Under the terms of the Merger Agreement, the Merger cannot be completed until, following the submission of required filings with the relevant governmental authorities, the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated.

On December 7, 2017, the Company and Parent filed notification of the proposed Merger with the Federal Trade Commission and the Department of Justice (the “DOJ”) under the HSR Act. The waiting period for the notification filed under the HSR Act was terminated on December 21, 2017.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied on a timely basis or at all.

Legal Proceedings Regarding the Merger

In connection with the Merger Agreement and the transactions contemplated thereby, a purported class action lawsuit captioned Michael Schlaffer, Individually and on Behalf of All Others Similarly Situated v. Bazaarvoice, Inc. et al., has been filed on December 22, 2017 in the District Court, 201st Judicial District, Travis County, Texas. In general, the complaint asserts that, among other things, the members of the Board of Directors breached their fiduciary duties to stockholders by undergoing an unfair process that undervalues the Company, and by failing to disclose material information relating thereto. The complaint generally seeks to enjoin or rescind the Merger or, if consummated, recover damages resulting therefrom. Also on December 22, 2017, a purported class action lawsuit was filed, captioned Michael Schlaffer, Individually and on Behalf of All Others Similarly Situated v. Bazaarvoice, Inc. et al., in the United States District Court, Western District of Texas. In general, the complaint asserts that, among other things, the Company violated certain provisions of the Exchange Act by filing this proxy statement, which allegedly contains materially incomplete and misleading information. The complaint generally seeks to enjoin the Company from taking any steps to consummate the Merger until the omitted information is disseminated to stockholders, or, if the Merger is consummated, rescind the transaction or recover damages resulting therefrom. The Company believes that the above described claims are without merit and intends to vigorously defend both actions.

The Merger Agreement

Treatment of Equity

•	Common Stock. At the Effective Time, each share of Common Stock issued and outstanding immediately prior thereto (other than Excluded Shares) will be converted into the right to receive the Per Share Merger Consideration, without interest and less any applicable withholding taxes. Each share held by the Company as treasury stock or owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of the Company or Parent shall be canceled and will not be entitled to any Per Share Merger Consideration. Common Stock owned by stockholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal under the General Corporation Law of the state of Delaware (the “DGCL”) will instead be entitled to the appraisal rights provided under the DGCL as described under “Appraisal Rights” and such Common Stock will be canceled and cease to be outstanding.

•	Vested Stock Options. At the Effective Time, each outstanding vested option to acquire Common Stock will be canceled and converted to the right to receive an amount in cash (subject to any required tax withholdings or deductions) equal to the product of (1) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of each such stock option, multiplied by (2) the number of shares subject to such stock option.

•

Unvested Stock Options. At the Effective Time, outstanding unvested options to acquire Common Stock that have an exercise price per share that is equal to or more than the Per Share Merger Consideration, will, to the extent not exercised prior to the Effective Time, be canceled for no consideration. At the Effective Time, other than with respect to Gary Allison, Eugene Austin, Kinloch Gill, Michael Paulson, Ryan Robinson, Joseph Rohrlich, Sara Spivey and Kelly Trammel (the “ELT Members”), thirty percent (30%) of a holder’s outstanding unvested options to acquire Common Stock (rounded up to the nearest whole share) that have an exercise price per share that is less than the Per Share Merger Consideration shall fully vest and become exercisable, and to the extent not exercised prior to the Effective Time, canceled and exchanged for the right to receive an amount in cash (subject to any required tax withholdings or deductions) equal to the product of (1) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of each such stock option, multiplied by

(2) the number of shares subject to such stock option. At the Effective Time, other than with respect to the ELT Members, each holder’s remaining outstanding unvested options to acquire Common Stock will be canceled and exchanged for the right to receive an amount in cash (subject to any required tax withholdings or deductions) equal to the product of (1) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of each such stock option, multiplied by (2) the number of shares subject to such stock option, to be paid in accordance with the original vesting conditions applicable to the underlying options on the Surviving Corporation’s next regular payroll date following the applicable vesting date.

•	Unvested Stock Options Held by ELT Members. At the Effective Time, outstanding unvested options to acquire Common Stock held by the ELT Members that have an exercise price per share that is less than the Per Share Merger Consideration, shall be canceled and exchanged for the right to receive a total amount equal to the product of (1) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of each such stock option, multiplied by (2) the number of shares subject to such stock option, which shall be paid as follows:

•	twenty percent (20%) will be paid in cash (subject to any required tax withholdings or deductions);

•	forty percent (40%) will be paid in the form of a number of equity interests in MEP-BV Topco, LP, an affiliate of Parent (“Topco”), consisting of one Class A Preferred Unit and one Class B Common Unit (collectively, the “Topco Units”) for each whole dollar so exchanged, subject to reduction by a number of Topco Units with a value equal to the sum of (1) the required tax withholdings or deductions on the percentage of the consideration in respect of such unvested stock options that is cancelled in exchange for Topco Units and (2) the income tax payable with respect to such Topco Units that is in excess of the required tax withholdings or deductions resulting from the cancellation and exchange of such stock options(with Parent paying to each such ELT Member an amount in cash equal to such excess income tax); and

•	the remainder will be paid in the form of one Class B Common Unit of Topco for each whole dollar so exchanged, which equity interest will be intended to qualify as a profits interest (the “Topco Profits Interests”) and which will vest over a five-year period from the Effective Date, with twenty percent (20%) vesting on the one-year anniversary of the Effective Date and the remainder vesting on an equal monthly basis over the following four years subject to continued service to the Surviving Corporation, Parent or its subsidiaries.

•	Restricted Stock Units. At the Effective Time, other than with respect to the ELT Members, thirty percent (30%) of the unvested portion of a holder’s RSUs (rounded up to the nearest whole share) shall fully vest, and the holders of such RSUs will be entitled to receive, in exchange for the cancellation of such portion of the RSUs, an amount in cash (subject to any required tax withholdings or deductions) equal to the product of (1) the Per Share Merger Consideration, multiplied by (2) the number of shares subject to such RSUs. At the Effective Time, other than with respect to the ELT Members, each holder’s remaining unvested RSUs will be canceled and exchanged for the right to receive an amount in cash (subject to any required tax withholdings or deductions) equal to the product of (1) the Per Share Merger Consideration, multiplied by (2) the number of shares subject to such unvested RSUs, to be paid in accordance with the original vesting conditions applicable to the underlying RSUs on the Surviving Corporation’s next regular payroll date following the applicable vesting date.

•	Restricted Stock Units Held by ELT Members. At the Effective Time, outstanding unvested RSUs held by the ELT Members shall be canceled and exchanged for the right to receive a total amount equal to the product of (1) the Per Share Merger Consideration, multiplied by (2) the number of shares subject to such RSUs, which shall be paid as follows:

•	Twenty percent (20%) will be paid in cash (subject to any required tax withholdings or deductions);

•	Forty percent (40%) will be paid in the form of a number of Topco Units consisting of one Class A Preferred Unit and one Class B Common Unit for each whole dollar so exchanged,

subject to reduction by a number of Topco Units with a value equal to the sum of (1) the required tax withholdings or deductions on the percentage of the consideration in respect of such unvested RSUs that is cancelled in exchange for Topco Units and (2) the income tax payable with respect to such Topco Units that is in excess of the required tax withholdings or deductions resulting from the cancellation and exchange of such RSUs (with Parent paying to each such ELT Member an amount in cash equal to such excess income tax); and

•	The remainder will be paid in the form of one Class B Common Unit of Topco for each whole dollar so exchanged, which equity interest will be intended to qualify as a profits interest and which will vest over a five-year period from the Effective Date, with twenty percent (20%) vesting on the one-year anniversary of the Effective Date and the remainder vesting on an equal monthly basis over the following four years subject to continued service to the Surviving Corporation, Parent or its subsidiaries.

•	Restricted Stock. At the Effective Time, all outstanding unvested shares of restricted stock shall be cancelled and exchanged for the right to receive an amount in cash (subject to any required tax withholdings or deductions) equal to the product of (1) the Per Share Merger Consideration, multiplied by (2) the number of shares subject to such unvested shares of restricted stock.

•	Payment. Unless otherwise noted, the payments in respect of such stock options, RSUs and restricted stock will be paid, without interest, as soon as practicable, but in no event later than the date that is the later of five business days following the Effective Time and the Surviving Corporation’s first regular payroll date after the Effective Time. If a holder holds multiple stock options or RSU awards, each such award will be divided pro rata in accordance with the divisions set forth above.

•	Details of Class A Preferred Units and Class B Common Units of Topco. Immediately prior to the Effective Time, the ELT Members will enter into a subscription agreement as required under the limited partnership agreement of Topco, and a grant agreement under the profits interests plan of Topco. The Class A Preferred Units will accrue a 12% annual preferred return, compounded quarterly. Distributable funds of Topco will be distributed first to the Class A Preferred Units in the amount of the accrued preferred return followed by a return of the invested capital in respect of the Class A Preferred Units. Any subsequent distributions will be to the holders of Class B Common Units, pro rata. The ELT Members’ entitlement to allocations, distributions and other rights with respect to the Class A Preferred Units and Class B Common Units, as applicable, will be set forth in the partnership agreement of Topco. As of immediately after the Effective Time, the Class B Common Units issued to the ELT Members that are intended to qualify as profits interests will not be entitled to distributions. The aggregate Class A Preferred Units to be issued to the ELT Members in exchange for the cancellation of unvested equity awards held by such ELT Members will represent 1.62% of the total Class A Preferred Units in Topco, no portion of which will be issued to the ELT Members in the form of profits interests. The aggregate Class B Common Units to be issued to the ELT Members in exchange for the cancellation of unvested equity awards held by such ELT Members will represent 6.20% of the total Class B Common Units in Topco, which includes 4.76% of the Class B Common Units of Topco that will be issued to the ELT Members in the form of profits interests.

Treatment of Employee Stock Purchase Plan

Until its termination immediately prior to the Effective Time, the Company’s 2012 Employee Stock Purchase Plan (the “ESPP”) will continue to operate according to its terms, except that commencing on the date of the Merger Agreement, ESPP participants (and those eligible to participate) are not permitted to increase the rate of payroll contributions or commence new contributions to the ESPP. In addition, all participation in and purchases under the ESPP will be suspended on the earlier of the Company’s last payroll immediately prior to the Effective Time or 10 business days before the Effective Time, with all outstanding purchases made on such date. After the suspension date, no new offering periods under the ESPP will be commenced and the ESPP will terminate immediately prior to, and contingent upon, the Effective Time. Any cash remaining in the ESPP after purchases occurring on the ESPP suspension date will be refunded to ESPP participants.

No Solicitation or Negotiation of Takeover Proposals

Under the Merger Agreement none of the Company, any of its subsidiaries or any of its or their respective directors and officers may, and the Company will instruct and use its reasonable best efforts to cause its and its subsidiaries’ other representatives not to, directly or indirectly:

•	initiate, solicit, propose or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal;

•	engage in, continue or otherwise participate in any discussions (other than informing any person of the non-solicitation provisions of the Merger Agreement) or negotiations regarding, or provide any non-public information or data to any person relating to, any acquisition proposal or any proposal or offer that would reasonably be expected to lead to an acquisition proposal;

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal;

•	approve, endorse, recommend, or enter into any contract relating to an acquisition proposal (other than a permitted confidentiality agreement); or

•	grant any waiver or request under any confidentiality agreement or standstill agreement; provided, however, that the Company is permitted to waive any provision of such an agreement to the extent that it prohibits, or purports to prohibit, a proposal from being made to our Board of Directors or the party to such agreement from requesting that we waive or amend such agreement to permit a proposal from being made to our Board of Directors.

Notwithstanding the restrictions described above, under certain circumstances, prior to the adoption of the Merger Agreement by our stockholders, the Company may provide information to, and engage or participate in negotiations or substantive discussions with, a person regarding an acquisition proposal if the Board of Directors determines in good faith after consultation with its financial advisor and its outside legal counsel that such proposal is a superior proposal or is reasonably likely to lead to a superior proposal and to not do so would be inconsistent with its fiduciary duties. For more information, see “The Merger Agreement—No Solicitation or Negotiation of Takeover Proposals.”

Conditions to Completion of the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the Merger Agreement by our stockholders, receipt of certain regulatory approvals, the absence of any legal prohibitions, the accuracy of the representations and warranties of the parties, compliance by the parties with their respective obligations under the Merger Agreement, the completion of a marketing period and the absence of a Company material adverse effect. See “The Merger Agreement—No Change in Recommendation or Alternative Acquisition Agreement.”

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by the Company’s stockholders, under the following circumstances:

•	by mutual written consent of the Company and Parent; or

•	by either Parent or the Company if:

•

the Merger is not consummated on or before May 26, 2018 (the “Termination Date”); provided, however, that this right to terminate the Merger Agreement will not be available to any party if the failure of the Merger to be consummated on or before such date was proximately caused by a material breach or inaccuracy of any of the representations, warranties, covenants, obligations or agreements of such party such that the other party has the right to terminate the Merger Agreement (an “Outside Date Termination”);

•	the Company stockholders fail to adopt the Merger Proposal at the Special Meeting or at any adjournment or postponement thereof (a “Stockholder No-Vote Termination”);

•	any order restraining, enjoining or otherwise prohibiting (in each case, to a date following the Termination Date) consummation of the Merger becomes final and non-appealable (whether before or after the receipt of the requisite Company stockholder vote); provided, however, that this right to terminate the Merger Agreement will not be available to any party if the issuance of such order was proximately caused by the failure of such party to materially fulfill its obligations under the Merger Agreement; or

•	by the Company if:

•	at any time prior to the Effective Time, Parent or Merger Sub breaches any representation, warranty, covenant or agreement in the Merger Agreement, or any such representation or warranty has become inaccurate after the date of the Merger Agreement, such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or if curable through commercially reasonable efforts, is not cured within 30 calendar days following the Company’s delivery of written notice of such breach; provided, however, that this right to terminate the Merger Agreement will not be available to the Company if the Company is, at the time of termination, in material breach of any of its covenants or agreements under the Merger Agreement or any of its representations and warranties have become inaccurate such that, in either case, Parent has the right to terminate the Merger Agreement (a “Parent Breach Termination”);

•	the Company’s Board of Directors has made a change of recommendation and entered into an alternate acquisition proposal with respect to a superior proposal (without having materially breached its obligations under the Merger Agreement with respect to the non-solicitation of alternate acquisition proposals) and the Company pays the applicable termination fee to Parent (a “Superior Proposal Company Termination”);

•	(i) in the event that certain of the conditions to closing have been satisfied or have been waived; (ii) the full proceeds to be provided to Parent and Merger Sub by the Debt Financing are not available to Parent or Merger Sub on the terms as set forth in the Debt Commitment Letter (or any replacement commitment letter permitted under the Merger Agreement) to consummate the Merger; (iii) the Company has given notice in writing representing that it is ready, willing and able to complete the Closing; and (iv) Merger Sub shall have failed to consummate the Merger within three business days following receipt of such notice from the Company (a “Failure to Close Termination”); or

•	by Parent if:

•	at any time prior to the Effective Time, the Company breaches any representation, warranty, covenant or agreement in the Merger Agreement, or any such representation or warranty has become inaccurate after the date of the Merger Agreement, such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or if curable through commercially reasonable efforts, is not cured within 30 calendar days following Parent’s delivery of written notice of such breach; provided, however, that this right to terminate the Merger Agreement will not be available to Parent if Parent is, at the time of termination, in material breach of any of its covenants or agreements under the Merger Agreement or any of its representations and warranties have become inaccurate such that, in either case, the Company has the right to terminate the Merger Agreement (a “Company Breach Termination”);

•	prior to the Effective Time, (i) the Board of Directors has made a change of recommendation, (ii) the Board of Directors has approved, endorsed or recommended to the Company’s stockholders an alternate acquisition proposal; (iii) a tender offer or exchange offer for outstanding shares of Common Stock has been commenced (other than by the Parent or an affiliate of the Parent) and the Board of Directors has recommend that the Company’s stockholders tender their shares in such tender or exchange offer; or (iv) the Company has materially breached its obligations under the Merger Agreement with respect to the non-solicitation of alternate acquisition proposals; provided however that Parent’s right to terminate under this provision must occur within five business days after Parent is given written notice by the Company of the applicable event (a termination under clauses (i), (ii) or (iii), a “Superior Proposal Parent Termination”);

•	prior to the Effective Time, (i) the Board of Directors has failed to include the Board of Directors recommendation in the proxy statement or (ii) a tender offer or exchange offer for outstanding shares of Common Stock has been commenced (other than by the Parent or an affiliate of the Parent) and the Board of Directors has failed to recommend against acceptance of such tender or exchange offer within 10 business days after the commencement of such offer; provided, that any such termination must occur within five business days after the Parent is given written notice by the Company of the applicable event (a “Failure to Recommend Termination”); or

•	if there has been, individually or in the aggregate, a Company Material Adverse Effect.

Termination Fees

The Company on the one hand and Parent on the other will each be required to pay a termination fee if the Merger Agreement is terminated under specified circumstances.

The Company must pay Parent a termination fee of $18.27 million (less any expenses previously paid to Parent by the Company) if:

•	each of the following occurs:

•	(i) either party effects an Outside Date Termination (other than a termination resulting from the failure of Merger to close prior to the Termination Date because of the lack of satisfaction of closing conditions with respect to the receipt of certain regulatory approvals and the absence of any legal prohibitions); (ii) Parent effects a Company Breach Termination; or (iii) Parent effects a termination as a result of the Company materially breaching its obligations under the Merger Agreement with respect to the non-solicitation of alternate acquisition proposals;

•	after the date of the Merger Agreement and prior to the termination, an offer or proposal to merge, consolidate or acquire at least 50% of the Company’s stock or assets (other than a re-affirmation of an offer provided prior to the date of the Merger Agreement) or a material revision to such an offer becomes publicly known or known to the Board of Directors and includes a price per share for each share of Common Stock equal to or greater than the Per Share Merger Consideration;

•	at the time of termination, neither the Equity Commitment Letter nor the Debt Commitment Letter has been terminated, withdrawn or rescinded without being replaced by alternate financing considerations sufficient to consummate the Merger; and

•	within 12 months of the termination of the Merger Agreement, the Company enters into an agreement for a transaction contemplated by such offer or proposal and subsequently consummates such transaction;

•	the Company effects a Superior Proposal Company Termination; or

•	Parent effects a Superior Proposal Parent Termination or a Failure to Recommend Termination.

Parent must pay to the Company a termination fee of $26.1 million if the Company effects a Failure to Close Termination.

Expenses

The Company will be required to reimburse Parent for up to $2 million of its expenses associated with the transaction (the “Parent Expenses”) if Parent effects a Company Breach Termination.

Specific Performance

In the event of a breach or threatened breach of any covenant or obligation in the Merger Agreement, subject to the immediately following paragraph, the non-breaching party will be entitled to seek an injunction, specific performance or other equitable relief to prevent any breaches or threatened breaches of the Merger Agreement or specifically enforce the terms of the Merger Agreement.

Notwithstanding the foregoing, the Company will be entitled to seek an injunction, specific performance or other equitable remedy in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded (and to exercise its third-party beneficiary rights under the Equity Commitment Letter) and to consummate the Merger only in the event that (1) all conditions to Parent’s and Merger Sub’s obligations to close the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which must be able to be satisfied at the closing), (2) the Debt Financing has been funded or will be funded if the Equity Financing is funded at the closing and (3) the Company has irrevocably confirmed in writing to Parent if specific performance is granted and the Equity and Debt Financings are funded, then it will take such actions required under the Merger Agreement to cause the closing to occur.

Market Price of Common Stock

The closing price of our Common Stock on NASDAQ on November 24, 2017, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $4.80 per share of Common Stock. On December 22, 2017, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our Common Stock on NASDAQ was $5.45 per share of Common Stock, each share of which is entitled to one vote. You are encouraged to obtain current market quotations for our Common Stock in connection with voting your shares of Common Stock.

Appraisal Rights

Stockholders are entitled to appraisal rights under the DGCL in connection with the Merger. This means that you are entitled to have the fair value of your shares of Common Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the Per Share Merger Consideration if you follow exactly the procedures specified under the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the Merger Agreement and you must not vote, either in person or by proxy, in favor of the Merger Proposal. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 98 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex B to this proxy statement. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of Common Stock

If the Merger is completed, our Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information.”

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because the Company is holding a Special Meeting and you own shares of Common Stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote.

Q.	When and where is the Special Meeting?

A.	The Special Meeting will be held on January 29, 2018 at 8:30 a.m. CST, at 401 Congress Avenue, Suite 2500, Austin, Texas 78701.

Q.	What am I being asked to vote on at the Special Meeting?

A.	You are being asked to consider and vote on the Merger Proposal, the Adjournment Proposal and the Compensation Proposal.

Q.	What is the proposed Merger and what effects will it have on the Company?

A.	The proposed Merger is the acquisition of the Company by Parent pursuant to the Merger Agreement. If the Merger Proposal is approved by our stockholders and the other closing conditions under the Merger Agreement are satisfied or waived, Merger Sub will merge with and into the Company, with the Company becoming a subsidiary of Parent and no longer a publicly held corporation. As a result of the Merger, you, as a holder of Common Stock, will no longer have any interest in our future earnings or growth. In addition, following the Merger, our Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Q.	What will I receive if the Merger is completed?

A.	Upon completion of the Merger, you will be entitled to receive the Per Share Merger Consideration of $5.50 in cash, without interest thereon, less any applicable withholding taxes, for each share of Common Stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of Common Stock, you will receive $550.00 in cash in exchange for your shares, less any applicable withholding taxes. You will not own any shares of the capital stock in Parent or the Surviving Corporation. Please do NOT return your stock certificate(s) with your proxy.

Q.	How does the Per Share Merger Consideration compare to the market price of our Common Stock prior to announcement of the Merger?

A.	The Per Share Merger Consideration represents a premium of approximately 18% to the average closing price of our Common Stock for the 30-calendar day period ending November 24, 2017, the last day of trading prior to the public announcement of the execution of the Merger Agreement.

Q.	How does the Board of Directors recommend that I vote?

A.	The Board of Directors recommends that our stockholders vote “FOR” approval of the Merger Proposal, “FOR” approval of the Adjournment Proposal and “FOR” approval of the Compensation Proposal.

Q.	When do you expect the Merger to be completed?

A.	We are working toward completing the Merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including approval by our stockholders of the Merger Proposal, we expect the Merger to be completed no later than the first calendar quarter of 2018. However, we cannot assure completion by any particular date, if at all.

Q.	What happens if the Merger is not completed?

A.	If the Merger Agreement is not adopted by the stockholders of the Company or if the Merger is not completed for any other reason, you will not receive any payment for your shares of Common Stock in connection with the Merger. Instead, the Company will remain an independent public company, and our Common Stock will continue to be listed and traded on NASDAQ. Under specified circumstances, the Company may be required to pay to Parent, or be entitled to receive from Parent, a fee with respect to the termination of the Merger Agreement, or to reimburse Parent and its affiliates for their reasonable and documented out-of-pocket fees and expenses as described under “The Merger Agreement—Termination Fees and Expenses.”

Q.	What conditions must be satisfied to complete the Merger?

A.	Consummation of the Merger is subject to the satisfaction or waiver of specified closing conditions, including (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon, (ii) the waiting period to the consummation of the Merger under the HSR Act must have expired or been terminated and (iii) other customary closing conditions, including (a) the absence of any legal prohibitions, (b) the accuracy of the representations and warranties of the parties, (c) compliance by the parties with their respective obligations under the Merger Agreement and (d) the absence of a Company material adverse effect.

For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the Merger, see “The Merger Agreement—Conditions to Completion of the Merger.”

Although the obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition, the Merger Agreement provides that, without Parent’s agreement, the completion of a marketing period is a condition to the closing of the Merger. For a more complete summary of the marketing period, see “The Merger Agreement—Marketing Period.”

Q.	Is the Merger expected to be taxable to me?

A.	The exchange of shares of Common Stock for cash pursuant to the Merger generally will be a taxable transaction to U.S. holders (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of Common Stock in the Merger for cash, you will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares, including any applicable withholding taxes, and your adjusted tax basis in such shares of Common Stock. Backup withholding may also apply to the cash received by a non-corporate U.S. holder pursuant to the Merger unless such U.S. holder provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed discussion of the U.S. federal income tax consequences of the Merger. You should also consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or foreign taxes.

Q:	What will holders of Company equity-based awards receive in the Merger?

A:	At the Effective Time:

•	Each outstanding unvested option to acquire Common Stock that has an exercise price per share that is equal to or more than the Per Share Merger Consideration will, to the extent not exercised prior to the Effective Time, be canceled for no consideration.

•	Each outstanding vested option to acquire Common Stock will be canceled and converted to the right to receive an amount in cash (subject to any required tax withholdings or deductions) equal to the product of (1) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of each such stock option, multiplied by (2) the number of shares subject to such stock option.

•	Other than with respect to the ELT Members, thirty percent (30%) of a holder’s outstanding unvested options to acquire Common Stock (rounded up to the nearest whole share) that have an exercise price per share that is less than the Per Share Merger Consideration shall fully vest and become exercisable, and to the extent not exercised prior to the Effective Time, canceled and exchanged for the right to receive an amount in cash (subject to any required tax withholdings or deductions) equal to the product of (1) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of each such stock option, multiplied by (2) the number of shares subject to such stock option.

•	Other than with respect to the ELT Members, each holder’s remaining outstanding unvested options to acquire Common Stock will be canceled and exchanged for the right to receive an amount in cash (subject to any required tax withholdings or deductions)equal to the product of (1) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of each such stock option, multiplied by (2) the number of shares subject to such stock option, to be paid in accordance with the original vesting conditions applicable to the underlying options on the Company’s next regular payroll date following the applicable vesting date.

•	Outstanding unvested options to acquire Common Stock held by the ELT Members that have an exercise price per share that is less than the Per Share Merger Consideration shall be canceled and exchanged for the right to receive a total amount equal to the product of (1) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of each such stock option, multiplied by (2) the number of shares subject to such stock option, which shall be paid as follows:

•	twenty percent (20%) will be paid in cash (subject to any required tax withholdings or deductions);

•	forty percent (40%) will be paid in the form of a number of Topco Units consisting of one Class A Preferred Unit and one Class B Common Unit for each whole dollar so exchanged, subject to reduction by a number of Topco Units with a value equal to the sum of (1) the required tax withholdings or deductions on the percentage of the consideration in respect of such unvested stock options that is cancelled in exchange for Topco Units and (2) the income tax payable with respect to such Topco Units that is in excess of the required tax withholdings or deductions resulting from the cancellation and exchange of such stock options (with Parent paying to each such ELT Member an amount in cash equal to such excess income tax); and

•	the remainder will be paid in the form of one Class B Common Unit of Topco for each whole dollar so exchanged, which equity interest will be intended to qualify as a profits interest and which will vest over a five-year period from the Effective Date, with twenty percent (20%) vesting on the one-year anniversary of the Effective Date and the remainder vesting on an equal monthly basis over the following four years subject to continued service to the Surviving Corporation, Parent or its subsidiaries.

•

Other than with respect to the ELT Members, thirty percent (30%) of the unvested portion of a holder’s RSUs (rounded up to the nearest whole share) shall fully vest and the holders of such RSUs will be entitled to receive, in exchange for the cancellation of such portion of the RSUs, an amount in cash

(subject to any required tax withholdings or deductions) equal to the product of (1) the Per Share Merger Consideration, multiplied by (2) the number of shares subject to such RSUs.

•	Other than with respect to the ELT Members, each holder’s remaining unvested RSUs will be canceled and exchanged for the right to receive an amount in cash (subject to any required tax withholdings or deductions) equal to the product of (1) the Per Share Merger Consideration, multiplied by (2) the number of shares subject to such unvested RSUs, to be paid in accordance with the original vesting conditions applicable to the underlying RSUs on the Company’s next regular payroll date following the applicable vesting date.

•	Outstanding unvested RSUs held by the ELT Members shall be canceled and exchanged for the right to receive a total amount equal to the product of (1) the Per Share Merger Consideration, multiplied by (2) the number of shares subject to such RSUs, which shall be paid as follows:

•	twenty percent (20%) will be paid in cash (subject to any required tax withholdings or deductions);

•	forty percent (40%) will be paid in the form of a number of Topco Units consisting of one Class A Preferred Unit and one Class B Common Unit for each whole dollar so exchanged, subject to reduction by a number of Topco Units with a value equal to the sum of (1) the required tax withholdings or deductions on the percentage of the consideration in respect of such unvested RSUs that is cancelled in exchange for Topco Units and (2) the income tax payable with respect to such Topco Units that is in excess of the required tax withholdings or deductions resulting from the cancellation and exchange of such RSUs (with Parent paying to each such ELT Member an amount in cash equal to such excess income tax); and

•	the remainder will be paid in the form of one Class B Common Unit of Topco for each whole dollar so exchanged, which equity interest will be intended to qualify as a profits interest and which will vest over a five-year period from the Effective Date, with twenty percent (20%) vesting on the one-year anniversary of the Effective Date and the remainder vesting on an equal monthly basis over the following four years subject to continued service to the Surviving Corporation, Parent or its subsidiaries.

•	All outstanding unvested shares of restricted stock shall be cancelled and exchanged for the right to receive an amount in cash (subject to any required tax withholdings or deductions) equal to the product of (1) the Per Share Merger Consideration, multiplied by (2) the number of shares subject to such unvested shares of restricted stock.

•	Unless otherwise noted, the payments in respect of such stock options, RSUs and restricted stock will be paid, without interest, as soon as practicable, but in no event later than the date that is the later of five business days following the Effective Time and the Company’s first regular payroll date after the Effective Time. If a holder holds multiple stock options or RSU awards, each such award will be divided pro rata in accordance with the divisions set forth above.

Q.	Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the Merger?

A.	SEC rules require us to seek a non-binding, advisory vote with respect to the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger.

Q.	What will happen if the Company’s stockholders do not approve the compensation that will or may become payable to our named executive officers in connection with the Merger?

A.

Approval of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger is not a condition to completion of the Merger. If the Merger Agreement is adopted by the Company’s stockholders and the Merger is completed, this compensation, including amounts that the Company is contractually obligated to pay, may be paid or become payable regardless of the outcome of the advisory vote.

The compensation that will or may become payable to our named executive officers in connection with the Merger is certain compensation that is tied to or based on the Merger, in whole or in part, and that is or may in the future become payable to certain of our named executive officers. For further detail, see “Proposal 3: Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers.”

Q.	What vote of stockholders is required to approve the Merger Proposal?

A.	Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. As a result, if you fail to submit a proxy or vote in person at the Special Meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote against the Merger Proposal.

As of close of business on the Record Date, there were 86,200,470 outstanding shares of Common Stock.

Q.	What vote of stockholders is required to approve the Adjournment Proposal?

A.	Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting, whether or not a quorum is present.

Abstaining will have the same effect as a vote against the Adjournment Proposal. If you fail to submit a proxy or to vote in person at the Special Meeting or if your shares of Common Stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Common Stock, your shares of Common Stock will not be voted, but this will not have an effect on the Adjournment Proposal.

Q.	What vote of stockholders is required to approve the Compensation Proposal?

A.	Approval of the Compensation Proposal requires the affirmative vote of holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting.

Accordingly, abstentions will have the same effect as a vote against the Adjournment Proposal, while broker non-votes and shares not in attendance at the Special Meeting will have no effect on the outcome of any vote to approve Compensation Proposal.

Q.	Do any of the Company’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

A.	Yes. In considering the recommendation of the Board of Directors, you should be aware that our directors and executive officers have interests in the Merger that may be different from, or in addition to, yours. The Board of Directors was aware of and considered these interests, among other matters, in evaluating the Merger and in recommending that the Merger Agreement be adopted by the stockholders of the Company. For more information see “The Merger—Interests of Directors and Executive Officers in the Merger” and “Proposal 3: Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers.”

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.

If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Solutions, Inc., you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote, grant your voting directly to the Company or to a third party or to vote in person at the meeting.

If your shares are held by a bank, broker, trustee or nominee, you are considered the beneficial owner of shares held in “street name,” and your bank or broker is considered the stockholder of record with respect to those shares. Your bank, broker, trustee or nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the Special Meeting; however, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your bank, broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q.	If my shares of Common Stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of Common Stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares. Under the rules of NASDAQ, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the Merger Proposal, and, as a result, absent specific instructions from the beneficial owner of such shares, banks, brokerage firms or other nominees are not empowered to vote those shares on non-routine matters. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Common Stock, your shares will not be voted (“broker non-votes”) and the effect will be the same as a vote against approval of the Merger Proposal, and your shares will not have an effect on the Adjournment Proposal or on the Compensation Proposal.

Q.	Who can vote at the Special Meeting?

A.	All holders of record of Common Stock as of the close of business on December 21, 2017, the Record Date, are entitled to vote at the Special Meeting.

Q.	How many votes do I have?

A.	On each matter properly brought before the Special Meeting, you are entitled to one vote for each share of Common Stock held of record as of the Record Date. As of close of business on the Record Date, there were 86,200,470 outstanding shares of Common Stock.

Q.	What is a quorum?

A.	The presence at the Special Meeting, in person or represented by proxy, of the holders of a majority of the Common Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum, permitting the conduct of business at the Special Meeting. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q.	How do I vote?

A.	Stockholder of Record. If you are a stockholder of record, you may have your shares of Common Stock voted on matters presented at the Special Meeting in any of the following ways:

•	by proxy;

•	by telephone or over the Internet, by accessing the telephone number or website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the Special Meeting and cast your vote there.

Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the Special Meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the Special Meeting.

Q.	How can I change or revoke my vote?

A.	You have the right to revoke a proxy before it is voted by submitting a new proxy card with a later date or subsequently voting via telephone or the Internet. Record holders may also revoke their proxies by voting in person at the Special Meeting or by notifying the Company’s Secretary in writing at: Bazaarvoice, Inc., Attention: Secretary, 10901 Stonelake Boulevard, Austin, Texas 78759.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares is called a “proxy card.”

Q.	If a stockholder gives a proxy, how are the shares of Common Stock voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” approval of the Merger Proposal, “FOR” approval of the Adjournment Proposal and “FOR” approval of the Compensation Proposal.

Q.	How are votes counted?

A.	For the Merger Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as votes against the Merger Proposal.

For the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as if you voted against the Adjournment proposal, but broker non-votes will not have an effect on the proposal.

For the Compensation Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as if you voted against the Compensation Proposal, but broker non-votes will not have an effect on the proposal.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of Common Stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the Special Meeting. Please vote each proxy or voting instruction card in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares are voted.

Q.	What happens if I sell my shares of Common Stock after the Record Date but before the Special Meeting?

A.	The Record Date for stockholders entitled to vote at the Special Meeting is earlier than both the date of the Special Meeting and the consummation of the Merger. If you transfer your shares of Common Stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the Special Meeting but will transfer the right to receive the Per Share Merger Consideration to the person to whom you transfer your shares.

Q.	What happens if I sell my shares of Common Stock after the Special Meeting but before the Effective Time?

A.	If you transfer your shares of Common Stock after the Special Meeting but before the Effective Time, you will have transferred the right to receive the Per Share Merger Consideration to the person to whom you transfer your shares. In order to receive the Per Share Merger Consideration, you must hold your shares of Common Stock through completion of the Merger.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The Company has engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for the Special Meeting. The Company estimates that it will pay D.F. King a fee of $12,500. The Company has also agreed to reimburse D.F. King for, pay directly, or, where requested in special situations, advance sufficient funds for the payment of, certain fees, costs and expenses and will also indemnify D.F. King, its affiliates and their respective stockholders, officers, directors, employees, agents and other representatives and controlling persons against certain losses, claims, damages, liabilities and expenses. The Company may also reimburse banks, brokers or their agents for certain expenses in forwarding proxy materials to beneficial owners of Common Stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.	Even if you plan to attend the Special Meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the Special Meeting. If you hold shares of Common Stock in your own name as the stockholder of record, you may submit a proxy to have your shares voted at the Special Meeting in one of three ways: (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; (ii) calling toll-free at the telephone number indicated on the enclosed proxy card; or (iii) using the Internet in accordance with the instructions set forth on the enclosed proxy card. If you decide to attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. If the Merger Proposal is approved, you will be sent a letter of transmittal after the completion of the Merger describing how you may exchange your shares of Common Stock for the Per Share Merger Consideration. If your shares of Common Stock are held in “street name” through a bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Common Stock in exchange for the Per Share Merger Consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the Per Share Merger Consideration for my shares of Common Stock?

A.	Yes. As a holder of Common Stock, you are entitled to exercise appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions, including that you do not vote (in person or by proxy) in favor of adoption of the Merger Agreement. See “Appraisal Rights” beginning on page 98. For the full text of Section 262 of the DGCL, please see Annex B hereto.

Q.	What is householding and how does it affect me?

A.	The SEC permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of Common Stock held through brokerage firms. If your family has multiple accounts holding Common Stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q.	Who can help answer any other questions I might have?

A.	If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, please contact D.F. King, our proxy solicitor, by calling toll-free at (888) 542-7446 or via email at bv@dfking.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as oral statements made or to be made by us, contain assumptions, expectations, projections, intentions or beliefs about future events that are intended to be “forward-looking statements.” All statements included or incorporated by reference in this proxy statement, other than statements that are historical facts, are forward-looking statements. The words “believe,” “expect,” “should” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s reasonable judgment based on currently available information and using numerous assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the Merger, plans for future growth, changes in the business and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filing on Forms 10-K and 10-Q, factors and matters contained or incorporated by reference in this document, and the following factors:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including a termination of the Merger Agreement under circumstances that could require us to pay a termination fee;

•	the failure of Parent to obtain the necessary Equity Financing set forth in the Equity Commitment Letter received in connection with the Merger Agreement or the failure of that financing to be sufficient to complete the Merger and the transactions contemplated thereby;

•	the failure of any of the parties to the transactions contemplated by the Merger Agreement to obtain the necessary Debt Financing set forth in the Debt Commitment Letter received in connection with the Merger Agreement or the failure of that financing to be sufficient to complete the Merger and the transactions contemplated thereby;

•	the risk that the Merger Agreement may be terminated in circumstances that require us to pay Parent a termination fee of $18.27 million;

•	the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the Merger, including receipt of required regulatory approvals from various domestic and foreign governmental entities;

•	the failure of the Merger to close for any other reason;

•	the fact that receipt of the all-cash Per Share Merger Consideration would be taxable to stockholders that are treated as U.S. holders for U.S. federal income tax purposes;

•	the outcome of any legal proceedings that may be instituted against the Company and/or others relating to the Merger Agreement;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in retention of executive management and other key employees as a result of the Merger;

•	diversion of management’s attention from ongoing business concerns;

•	limitations placed on our ability to operate the business by the Merger Agreement;

•	the effect of the announcement of the Merger on our business relationships, operating results and business generally; and

•	the amount of any costs, fees, expenses, impairments and charges related to the Merger.

The Company believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this report. Any or all of the Company’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond the Company’s control.

PARTIES TO THE MERGER

The Company

Bazaarvoice, Inc.

10901 Stonelake Boulevard

Austin, Texas 78759

The Company was founded on the premise that the collective voice of the consumer is the most powerful marketing tool in the world. Our solutions and services allow our retailer and brand clients to understand that consumer voice and the role it plays in influencing purchasing decisions, both online and offline. Our solutions capture, manage and display consumer-generated content including ratings and reviews, questions and answers, customer stories, and social posts, photos, and videos. This content is syndicated and distributed across our clients’ marketing channels, including category/product pages, search terms, brand sites, mobile applications, in-store displays and paid and earned advertising. This consumer-generated content enables our clients to generate more revenue, market share and brand affinity. Our solutions are designed to empower our clients to leverage insights derived from consumer-generated content to improve marketing effectiveness, increase success of new product launches, improve existing products and services, effectively scale customer support, decrease product returns, reach consumers when actively shopping via highly targeted audience advertising, and enable retailers to launch and manage on-site advertising solutions and site monetization strategies.

For more information about the Company, please visit our website at www.bazaarvoice.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. For more information see “Where You Can Find More Information.”

The Company’s Common Stock is listed on NASDAQ under the symbol “BV.”

Parent

BV Parent, LLC

c/o Marlin Equity Partners

338 Pier Avenue

Hermosa Beach, CA 90254

Parent was formed on November 22, 2017, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and, as of the date of this proxy statement, has not engaged in any business activities other than those incidental to its formation and in connection with the transactions contemplated by the Merger Agreement and arranging of the Equity Financing and Debt Financing in connection with the Merger.

Merger Sub

BV Merger Sub, Inc.

c/o Marlin Equity Partners

338 Pier Avenue

Hermosa Beach, CA 90254

Merger Sub is a wholly owned direct subsidiary of Parent and was formed on November 22, 2017, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and, as of the date of this proxy statement, has not engaged in any business activities other than those incidental to its formation and in connection with the transactions contemplated by the Merger Agreement and arranging of the Equity Financing and Debt Financing in connection with the Merger.

Parent and Merger Sub are affiliated with Marlin Equity. In connection with the transactions contemplated by the Merger Agreement, Marlin Equity has provided to Parent equity commitments of up to $235 million.

Marlin Equity Partners, which is affiliated with Marlin Equity, is a global investment firm with over $6.7 billion of capital under management.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies for use at the Special Meeting to be held on January 29, 2018 at 8:30 a.m. CST, at 401 Congress Avenue, Suite 2500, Austin, Texas 78701, or at any postponement or adjournment thereof. At the Special Meeting, holders of Common Stock will be asked to approve the Merger Proposal, to approve the Adjournment Proposal and to approve the Compensation Proposal.

Our stockholders must approve the Merger Proposal in order for the Merger to occur. If our stockholders fail to approve the Merger Proposal, the Merger will not occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.

Record Date and Quorum

We have fixed the close of business on December 21, 2017 as the Record Date for the Special Meeting, and only holders of record of Common Stock on the Record Date are entitled to receive notice of, and to vote at, the Special Meeting. On the Record Date, there were 86,200,470 shares of Common Stock outstanding and entitled to vote. On all matters properly coming before the Special Meeting, you will have one vote for each share of Common Stock that you owned on the Record Date.

The presence at the Special Meeting, in person or represented by proxy, of the holders of a majority of the Common Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum, permitting the conduct of business at the Special Meeting. Shares of Common Stock represented at the Special Meeting but not voted, including shares of Common Stock for which a stockholder directs an “abstention” from voting, will be counted for purposes of establishing a quorum. Broker non-votes will also be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the Special Meeting. Once a share is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting and any adjournment of the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned, postponed or delayed. If we adjourn, postpone or delay the Special Meeting for more than 30 days, or if thereafter a new Record Date is set, a notice of the adjourned, postponed or delayed meeting will be given to each stockholder of record entitled to vote at the Special Meeting in accordance with our bylaws.

Attendance

Only stockholders of record, their duly authorized proxy holders, beneficial stockholders with proof of ownership and the Company’s invitees may attend the Special Meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of Common Stock are held through a bank, brokerage firm or other nominee, please bring to the Special Meeting a copy of your brokerage statement evidencing your beneficial ownership of the Common Stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the Special Meeting.

Vote Required

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. For the Merger Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions, if any, will be included in the calculation of the number of shares of Common Stock represented at the Special Meeting for purposes of determining whether a quorum has been achieved, but will be counted as a vote against the Merger Proposal. If you fail to submit a proxy or to vote in person at the Special Meeting, or abstain, it will have the same effect as a vote against the Merger Proposal.

If your shares of Common Stock are registered directly in your name with our transfer agent, Broadridge Corporate Solutions, Inc., you are considered, with respect to those shares, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of Common Stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of those shares held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Common Stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of NASDAQ, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters such as the Merger Proposal and, as a result, absent specific instructions from the beneficial owner of such shares of Common Stock, banks, brokerage firms or other nominees are not empowered to vote those shares on non-routine matters. These broker non-votes will be counted for purposes of determining a quorum but will have the same effect as a vote against the Merger Proposal.

The Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting. For the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, if your shares of Common Stock are present at the Special Meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted against approval of the proposal. If you fail to submit a proxy or to attend in person the Special Meeting, or there are broker non-votes on the issue, as applicable, the shares of Common Stock held by you or your broker will not be counted in respect of, and will not have an effect on, the Adjournment Proposal.

The Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting, whether or not a quorum is present. For the Compensation Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, if your shares of Common Stock are present at the Special Meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted against the proposal. If you fail to submit a proxy or to attend in person the Special Meeting, or there are broker non-votes on the issue, as applicable, the shares of Common Stock held by you or your broker will not be counted in respect of, and will not have an effect on, the Compensation Proposal.

If you are a stockholder of record, you may have your shares of Common Stock voted on matters presented at the Special Meeting in any of the following ways:

•	by proxy;

•	by telephone or over the Internet, by accessing the telephone number or website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the Special Meeting and cast your vote there.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Common Stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the Special Meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the Special Meeting.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of Common Stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Common Stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Common Stock should be voted on a matter, the shares of Common Stock represented by your properly signed proxy will be voted “FOR” approval of the Merger Proposal, “FOR” approval of the Adjournment Proposal and “FOR” approval of the Compensation Proposal.

If you have any questions or need assistance voting your shares, please contact D.F. King, our proxy solicitor, by calling toll-free at (888) 542-7446 or via email at bv@dfking.com.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMMON STOCK AT THE MEETING PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.

Shares Held by the Company’s Directors and Executive Officers

As of December 21, 2017, the Record Date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 4,953,567 shares of Common Stock, representing 5.5  percent of the outstanding shares of Common Stock.

Proxies and Revocation

Any stockholder of record entitled to vote at the Special Meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the Special Meeting. If your shares of Common Stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the Special Meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of Common Stock will not be voted on the Merger Proposal which will have the same effect as a vote against the proposal, and your shares will not have an effect on the Adjournment Proposal or the Compensation Proposal.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary or by attending the Special Meeting and voting in person. Written notice of revocation should be mailed to: Bazaarvoice, Inc., Attention: Corporate Secretary, 10901 Stonelake Boulevard, Austin, Texas 78759.

Adjournments

Although it is not currently expected, if the Adjournment Proposal is approved, the Special Meeting may be adjourned for the purpose of, if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to this proxy statement is provided to Company stockholders a reasonable amount of time in advance of the Special Meeting, or for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal or if a quorum is not present at the Special Meeting. Any adjournment of the Special Meeting will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned. If we adjourn the Special Meeting for more than 30 days, or if after adjournment a new Record Date is set, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the Special Meeting in accordance with our bylaws.

Anticipated Date of Completion of the Merger

We are working toward completing the Merger as soon as possible. Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our stockholders of the Merger Proposal, we expect the Merger to be completed no later than the first calendar quarter of 2018. If our stockholders vote to approve the Merger Proposal, the Merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the Merger, subject to the terms of the Merger Agreement. For more information see “The Merger—Closing and the Effective Time.”

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under the DGCL in connection with the Merger. This means that you are entitled to have the fair value of your shares of Common Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the Per Share Merger Consideration if you follow exactly the procedures specified under the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the Merger Agreement and you must not vote (either in person or by proxy) in favor of the Merger Proposal. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 98 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex B to this proxy statement. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged D.F. King to assist in the solicitation of proxies for the Special Meeting. The Company estimates that it will pay D.F. King a fee of $12,500. The Company has also agreed to reimburse D.F. King for, pay directly, or, where requested in special situations, advance sufficient funds for the payment of, certain fees, costs and expenses and will also indemnify D.F. King, its affiliates and their respective officers, directors, employees, agents and other representatives and controlling persons against certain losses, claims, damages, liabilities and expenses. The Company is soliciting proxies for the Special Meeting and will bear the costs and expenses of such solicitation. The Company may also reimburse banks, brokers or their agents for certain expenses in forwarding proxy materials to beneficial owners of Common Stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact D.F. King, our proxy solicitor, by calling toll-free at (888) 542-7446 or via email at bv@dfking.com.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into the Company. The Company will be the Surviving Corporation in the Merger and will continue to exist following the Merger. As a result of the Merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of the certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we and Parent may agree and specify in the certificate of merger).

Per Share Merger Consideration

In the Merger, each outstanding share of Common Stock (other than Excluded Shares) will be converted into the right to receive the Per Share Merger Consideration of $5.50, without interest thereon, less any applicable withholding taxes. After the Merger is completed, you will have the right to receive the Per Share Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by the DGCL, as described below under the caption “Appraisal Rights”).

Background of the Merger

The Board of Directors and senior management regularly review the Company’s business, operations, financial performance and strategic direction. As part of this evaluation, the Board of Directors considers the Company’s long-term strategies and plans, changes in the industry and markets in which the Company operates, execution opportunities and risks and other considerations. Over the past several years, the Company has affected many changes to its business intended to expand its product and service offerings and to improve operating and financial performance.

At various times over the past several years, the Company has entered into preliminary discussions with third parties to explore potential partnerships and other relationships and transactions, including potential business combinations. During 2015, the Board of Directors engaged a financial advisor to facilitate a review by the Board of Directors of strategic alternatives and directed the advisor to contact third parties about a potential combination. None of the contacted parties submitted an indication of interest in a business combination at that time.

Over the same period, the Board of Directors and senior management regularly communicated and engaged with the Company’s stockholders to understand their perspectives. Two stockholders filed Schedules 13D with the SEC on July 5, 2016 and March 13, 2017, respectively. On August 23, 2016, the Board of Directors, after evaluating potential advisors, determined to engage GCA Advisors to assist the Company with respect to its stockholder communications and engagement and related matters.

On March 3, 2016, members of senior management met with representatives from a financial sponsor (“Sponsor A”) that had requested the opportunity to discuss its business and its interest in the Company.

On April 5, 2017, at their request, representatives from Sponsor A made a presentation to members of senior management at the Company’s headquarters regarding Sponsor A’s interest in a potential acquisition of the Company.

On April 10, 2017, the Board of Directors held a special meeting attended by certain members of senior management and representatives of GCA Advisors and DLA Piper LLP (US) (“DLA Piper”), outside counsel to the Company. Management provided its preliminary outlook for the fourth quarter fiscal 2017 financial results and discussed with the Board of Directors the Company’s strategic plan and its financial plan for fiscal year 2018. In light of the Company’s performance and uncertain revenue growth, the Board of Directors directed management to present for the Board of Director’s consideration fiscal 2018 and long-term financial plans that increased the focus on expense reduction and increased profitability. The Board of Directors then discussed with GCA Advisors and DLA Piper a consideration of strategic alternatives. The representatives of GCA Advisors then left the meeting. After further discussion, the Board of Directors authorized Tom Meredith and Jeffrey Hawn, both independent directors, to serve as representatives of the full Board of Directors to review and evaluate with management potential financial advisors in connection with a consideration of strategic alternatives and thereafter make recommendations to the full Board of Directors.

On April 19, 2017, the Company received an unsolicited indication of interest from Sponsor A to acquire the Company for $5.50 per share.

On April 20, 2017, the Board of Directors held a special meeting attended by certain members of senior management and representatives of GCA Advisors and DLA Piper. GCA Advisors reviewed the unsolicited indication of interest with the Board of Directors, a copy of which had been provided to the Board of Directors in advance of the meeting. The representatives of GCA Advisors then left the meeting. The Board of Directors determined to expand the scope of GCA Advisors’ engagement to provide financial analysis to better inform the Board of Directors during its consideration of the offer pursuant to an engagement letter, copies of which had been provided to the Board of Directors in advance of the meeting. The Board of Directors designated Messrs. Meredith and Hawn to finalize the terms of the GCA Advisors engagement in connection with such analysis. The Board of Directors did not determine at such time to engage GCA Advisors or other financial advisor to undertake a process to sell the Company. The Board of Directors also directed management to continue its financial planning consistent with their prior discussions.

On May 1, 2017, the Board of Directors held a special meeting attended by certain members of senior management and representatives of GCA Advisors and DLA Piper. Management reviewed its preliminary outlook for the fourth quarter fiscal 2017 financial results and presented fiscal 2018 and long-term financial plans, based on materials provided to the Board of Directors in advance of the meeting, and related risks and assumptions. The Board of Directors discussed with management the standalone strategic and financial plans of the Company, and after review and discussion, the Board of Directors approved the fiscal 2018 and long-term financial plans. Management noted that GCA Advisors would be prepared at the next meeting to discuss with the Board of Directors preliminary perspectives on the Company’s valuation.

On May 5, 2017, the Board of Directors held a special meeting attended by certain members of senior management and representatives of GCA Advisors and DLA Piper. GCA Advisors reviewed again the unsolicited indication of interest received on April 19, 2017 from Sponsor A. GCA Advisors and the Board of Directors also discussed the Company’s historical stock price performance and preliminary perspectives on the Company’s valuation, public investor concerns and market perceptions about the Company and key opportunities and risks in the Company’s business and the markets in which it operates.

On May 31, 2017, the Board of Directors held a regularly scheduled meeting attended by certain members of senior management and representatives of GCA Advisors and DLA Piper. Representatives of GCA Advisors and the Board of Directors discussed potential strategic alternatives available to the Company, including a potential sale of the Company, as well as preliminary valuation perspectives and scenarios based on the Company’s financial performance and the long-term financial plan previously approved by the Board of Directors. Representatives of GCA Advisors and the Board of Directors then discussed considerations around a potential sale of the Company, including a discussion of potential financial and strategic acquirers and their ability to acquire the Company.

On June 1, 2017, the Board of Directors continued its regularly scheduled meeting attended by certain members of senior management and representatives of DLA Piper. The Board of Directors discussed further with management preliminary valuation perspectives on the Company and the exploration of strategic alternatives. The Board of Directors discussed the relative benefits and risks of the various alternatives, including continuing as a standalone public company. The Board of Directors also discussed different approaches to exploring a possible sale of the Company and a preliminary list of financial and strategic acquirers that would potentially consider entering into a transaction with the Company. A representative of DLA Piper reviewed with the Board of Directors and senior management their fiduciary duties and related considerations.

After further discussion, the Board of Directors determined it to be in the best interest of the Company and its stockholders to take further steps to explore the potential interest of third parties to acquire the Company. After a review of the Company’s investment banking relationships, the Board of Directors determined to further expand the scope of GCA Advisors’ engagement in connection with such process and designated Messrs. Meredith and Hawn, both disinterested, independent directors, to finalize negotiations with GCA Advisors on the terms of their engagement and to oversee day-to-day activities of GCA Advisors and management.

On June 20, 2017, a representative of GCA Advisors had a telephone call with Sponsor A to review its unsolicited indication of interest and to inform Sponsor A of the Board of Director’s decision to undertake a sale process.

At the direction of the Board of Directors, from June 4, 2017 through August 28, 2017, representatives of GCA Advisors contacted 14 strategic parties and nine financial sponsors to assess their interest in exploring a transaction with the Company. Of these parties, five potential strategic acquirers and six potential financial acquirers expressed an interest in such discussions and entered into confidentiality agreements with standstill provisions (10 of which included “don’t ask, don’t waive” restrictions). The Company held management presentations for all 11 potential acquirers that entered into confidentiality agreements.

On July 10, 2017, Viex Capital Advisors, LLC and certain of its affiliates (collectively, “Viex”), a Company stockholder, delivered a letter notifying the Company of its intent to nominate two candidates for the Board of Directors at the Company’s annual meeting and submitting a non-binding proposal to declassify the Board of Directors.

On July 21, 2017, GCA Advisors delivered bid letters on behalf of the Company to the 11 potential acquirers which outlined the procedures and guidelines for submitting preliminary, non-binding indications of interest for a potential transaction. A deadline for submitting preliminary bids was set for August 9, 2017, at 5:00 p.m. Eastern time.

On July 27, 2017, the Board of Directors held a special meeting attended by certain members of senior management and representatives of GCA Advisors and DLA Piper to review and discuss the Company’s sale process, including a review of the potential acquirers and the status of diligence activities. Management also reviewed proposed corrections to its long-term financial plan, based on materials provided to the Board of Directors in advance of the meeting. After review and discussion, the Board of Directors approved the corrected long-term financial plan. Following the meeting, GCA Advisors delivered the corrected long-term financial plan (the “July Plan”) to all potential acquirers that entered into confidentiality agreements.

On August 9, 2017, Sponsor A submitted a preliminary, non-binding indication of interest to acquire all outstanding shares of Common Stock for $5.50 per share. No other potential acquirer submitted an indication of interest by the deadline.

On August 14, 2017, the Board of Directors held a special meeting attended by certain members of senior management and representatives of GCA Advisors and DLA Piper to review and discuss the sale process and the indication of interest submitted by Sponsor A, copies of which had been provided to the Board of Directors in advance of the meeting. GCA Advisors reported that a second financial sponsor (“Sponsor B”) had indicated that it was considering submitting an indication of interest. Representatives of GCA Advisors reviewed with the Board of Directors the feedback from parties that had declined to bid for the Company. The Board of Directors discussed the indication of interest submitted by Sponsor A, its diligence activities and knowledge of the Company and its ability to consummate a transaction. The Board of Directors authorized GCA Advisors, in coordination with management, to continue discussions with Sponsor A regarding its preliminary indication of interest.

On August 16, 2017, a representative of GCA Advisors held a teleconference with Sponsor A to review its preliminary indication of interest and its remaining diligence requirements.

On August 17, 2017, Sponsor B submitted a preliminary, non-binding indication of interest to acquire all outstanding shares of Common Stock for $4.90 per share.

On August 17, 2017, GCA Advisors informed Sponsor A and Sponsor B that a deadline for submitting final proposals had been set for September 12, 2017, at 5:00 p.m. Eastern Time.

On August 28, 2017, Marlin Equity contacted Jim Offerdahl, the Company’s Chief Financial Officer, and expressed an interest in participating in the sale process. On the same day, a representative of GCA Advisors, at the request of the Company, spoke to Marlin Equity regarding the status of the sale process and the Company’s intent to solicit updated offers on September 12, 2017.

On August 30, 2017, Marlin Equity entered into a confidentiality agreement with the Company and was granted access to diligence materials.

On August 31, 2017, the Board of Directors held a regularly scheduled meeting attended by certain members of senior management and representatives of GCA Advisors and DLA Piper. At the meeting, management reviewed with the Board of Directors the Company’s financial and operating performance for the first fiscal quarter of 2018. The representatives of GCA Advisors also updated the Board of Directors, based on materials provided to the Board of Directors in advance of the meeting, on the status of the sale process and the indications of interest received to date, and the Board of Directors discussed the proposals with the members of senior management and representatives of GCA Advisors and DLA Piper. Following discussion, the Board of Directors determined to continue discussions with Sponsor A, Sponsor B and Marlin Equity regarding a potential transaction.

From August 21, 2017 until September 11, 2017, the Company conducted telephonic and in-person management presentations and shared diligence materials with Sponsor A and Sponsor B, and from August 30, 2017 until September 11, 2017, the Company conducted telephonic and in-person management presentations and shared diligence materials with Marlin Equity.

On September 5, 2017, representatives of Marlin Equity conducted in-person diligence meetings with the Company in Austin, Texas.

On September 12, 2017, Sponsor A notified GCA Advisors that, while it remained interested in continuing in the sale process, Sponsor A could no longer support a price of $5.50 per share and would not be submitting a revised indication of interest at such time.

On the same day, Marlin submitted a preliminary indication of interest for an all-cash acquisition of all outstanding shares of Common Stock for $5.75 per share.

On September 13, 2017, Sponsor B notified GCA Advisors that Sponsor B was no longer interested in participating in the sale process and that it did not intend to submit a revised offer.

On September 14, 2017, representatives of GCA Advisors and management held a teleconference with Marlin Equity during which Marlin Equity indicated its intent to move expeditiously to conduct due diligence and to provide a comprehensive proposal to acquire the Company including related financing commitment letters.

Between September 14, 2017 and September 28, 2017, the Company continued to conduct telephonic and in-person management presentations and shared diligence materials with Marlin Equity and its potential financing partners.

On September 25, 2017, the Board of Directors held a special meeting attended by certain members of senior management and representatives of GCA Advisors and DLA Piper to discuss the sales process. Representatives of GCA Advisors and management provided an update on the efforts since the last meeting and reviewed the indication of interest received from Marlin Equity, copies of which had been provided to the Board of Directors in advance of the meeting, and the status of Marlin Equity’s diligence activities.

On September 27, 2017, the Company entered into a settlement agreement with Viex agreeing to, among other things, reduce the size of the Board of Directors to seven directors and appoint Craig Barbarosh to the Board of Directors as an independent director.

On the same day, representatives of Marlin Equity conducted in-person diligence meetings with the Company in Austin, Texas.

On September 28, 2017, the Company received from Marlin Equity a revised indication of interest offering $5.50 per share of Common Stock. The indication included preliminary comments to the Merger Agreement and draft financing commitment letters. The terms of the offer were silent on certain material terms including Marlin Equity’s proposed treatment of unvested equity awards. Marlin Equity conveyed orally to GCA Advisors that management continuity was important to its offer, although no specific terms of continued employment were discussed. The offer indicated that Marlin Equity believed that it would be in a position to sign a definitive agreement with fully committed financing within two weeks and sought exclusivity during such period.

On October 2, 2017, the Board of Directors held a special meeting attended by certain members of senior management and representatives of GCA Advisors and DLA Piper. The Board of Directors discussed with GCA Advisors and DLA the terms of Marlin Equity’s revised indication of interest and related materials, copies of which had been provided to the Board of Directors in advance of the meeting. The representatives of GCA Advisors then left the meeting.

The Board of Directors continued its discussion of Marlin Equity’s offer. After such discussion, the Board of Directors determined to continue discussions with Marlin Equity on a non-exclusive basis to seek to improve the offer and gain greater clarity and certainty regarding its terms.

The Board of Directors and management also discussed the Company’s recent and projected operating performance, risks and uncertainties in the Company’s business and its markets and the Company’s standalone strategic plan and its long-term financial plan. After such discussion, the Board of Directors instructed management to prepare for consideration by the Board of Directors a revised standalone long-term financial plan with a greater focus on profitability.

On October 5, 2017, a representative of GCA Advisors held a teleconference with Sponsor A to explore whether Sponsor A would re-engage in the sale process. Sponsor A reaffirmed its interest in continuing discussions with the Company, but at a price not greater than $5.25 per share.

On October 6, 2017, representatives of GCA Advisors held a teleconference with Marlin Equity to communicate the Board of Director’s willingness to continue discussions on a non-exclusive basis, to better understand the terms of Marlin Equity’s offer and to explore Marlin Equity’s willingness to improve its offer. The representatives of GCA Advisors also provided Marlin with a list of issues prepared by DLA Piper related to the transaction documents.

On October 9, 2017, Marlin Equity held a teleconference with GCA Advisors to communicate that Marlin Equity would not increase its offer of $5.50 per share. Marlin Equity also indicated that it would require a rollover of unvested equity awards held by certain members of senior management in order to increase the likelihood of management continuity.

On October 12, 2017, representatives of GCA Advisors held a teleconference with Marlin Equity to review Marlin Equity’s offer and to explore its insistence on, and the terms of, an equity rollover.

On October 16, 2017, representatives of GCA Advisors held a teleconference with Marlin Equity, during which Marlin Equity reiterated its price of $5.50 per share and explained Marlin Equity’s proposed treatment of unvested equity awards. The representatives of GCA Advisors communicated concerns that Marlin Equity’s proposed rollover of unvested equity awards created uncertainties and complexities in the transaction. Marlin Equity reiterated the importance to Marlin Equity of management continuity and its requirement that a portion of unvested equity awards held by management be rolled over in order to increase the likelihood of such continuity.

On October 18, 2017, Marlin Equity delivered a revised written indication of interest. The indication included revised comments to the Merger Agreement and the previously provided draft financing commitment letters. The indication reiterated its previously offered price of $5.50 per share and also addressed terms left open in the September 28th indication of interest, including the treatment of unvested equity incentive awards. The offer indicated that Marlin Equity believed that it would be in a position to sign a definitive agreement with fully committed financing within two weeks and sought exclusivity during such period.

On October 23, 2017, the Board of Directors held a special meeting attended by certain members of senior management and representatives of GCA Advisors and DLA Piper. Management reviewed with the Board of Directors, based on materials provided to the Board of Directors in advance of the meeting, the revised long-term financial plan that the Board had previously instructed management to prepare and provided management’s preliminary outlook for the second fiscal quarter financial results. After discussion and review, the Board of Directors approved the revised long-term financial plan.

The representatives of GCA Advisors updated the Board of Directors on the discussions and process with Marlin Equity and reviewed with the Board of Directors the updated terms of Marlin Equity’s offer, copies of which had been provided to the Board of Directors in advance of the meeting. The Board of Directors discussed Marlin Equity’s offer, including Marlin Equity’s proposed treatment of unvested equity awards.

DLA Piper discussed with the Board of Directors the revised comments to the Merger Agreement and related items. Representatives of GCA Advisors and the Board of Directors discussed the Company’s valuation in light of the revised long-term financial plan and discussed Marlin Equity’s insistence on exclusivity to continue discussions. After discussion, the Board of Directors determined to continue negotiations with Marlin Equity and authorized management to enter into the proposed exclusivity agreement. Following the meeting, GCA Advisors delivered the revised long-term financial plan (the “October Plan”) to Marlin Equity.

During the week of October 23, 2017, representatives of Marlin Equity conducted additional in-person diligence meetings with the Company in Austin, Texas. Thereafter, additional telephonic diligence meetings and presentations were held with the Company through November 26, 2017.

On October 27, 2017, Marlin Equity and the Company entered into the exclusivity agreement.

Between October 19, 2017 and November 26, 2017, representatives of DLA Piper and the Company and Marlin Equity engaged in active negotiations regarding the terms of the Merger Agreement and other transaction documents.

On November 10, 2017, at the direction of the Board of Directors, the Company extended the exclusivity period to November 17, 2017 during which time Marlin Equity continued its diligence activities and the parties continued negotiations of the Merger Agreement and other transaction documents.

On November 17, 2017, the Board of Directors held a special meeting attended by certain members of senior management and representatives of GCA Advisors and DLA Piper. Management reviewed with the Board of Directors the Company’s financial and operating performance for the second fiscal quarter of 2018. The representatives of GCA Advisors updated the Board of Directors on the status of Marlin Equity’s diligence activities and the negotiations of transaction terms. The representatives of GCA Advisors then left the meeting. A representative of DLA Piper reviewed with the Board of Directors the status of negotiations with respect to the Merger Agreement and other transaction documents. Management, including Mr. Austin, then left the meeting. The disinterested, independent directors then met in executive session to discuss the terms of the proposed transaction and status of negotiations. Following such discussion, the independent directors determined to continue negotiations with Marlin Equity without any further extension of exclusivity.

On November 26, 2017, the Board of Directors held a special meeting attended by certain members of senior management and representatives of GCA Advisors and DLA Piper. The representatives of GCA Advisors updated the Board of Directors on the negotiations since the prior meeting and the terms of the proposed transaction.

The representatives of GCA Advisors reviewed with the Board of Directors, based upon materials provided to the Board of Directors in advance of the meeting, the financial analysis of GCA Advisors prepared in connection with its opinion relating to the proposed transaction with Marlin Equity. GCA Advisors confirmed that it had no conflicts of interest to report to the Board of Directors that could affect the Board of Director’s reliance on its opinion. GCA Advisors then orally informed the Board of Directors that, based upon and subject to the factors and assumptions previously discussed by GCA Advisors, it was GCA Advisors’ opinion that the Per Share Merger Consideration to be received by the holders of Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders and that GCA Advisors was prepared to deliver its written opinion providing the same. The full text of the written opinion of GCA Advisors, dated November 26, 2017, is attached as Annex C to this proxy statement and is described in more detail below under “Opinion of GCA Advisors, LLC.”

The representative of DLA Piper then reviewed the terms of the Merger Agreement and financing commitment letters and related arrangements, copies of which had been provided to the Board of Directors in advance of the meeting. The representatives of GCA Advisors and management, other than Mr. Austin, then left the meeting.

The Board of Directors then further discussed and considered the proposed transaction including the considerations described in more detail below under “Reasons for the Merger.” Mr. Austin confirmed for the Board of Directors that management, including Mr. Austin, had not engaged in any negotiations regarding the terms of their employment following closing of the Merger. Mr. Austin then recused himself from any vote on the Merger and left the meeting.

The independent, disinterested directors of the Board of Directors then further discussed the proposed transaction including the considerations described in more detail below under “Reasons for the Merger.” Following such discussion and consideration, the independent, disinterested directors unanimously adopted and approved the Merger and the entry into the Merger Agreement with Marlin Equity, in substantially the form and on the terms presented to the Board of Directors, determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders and resolved to recommend that the stockholders of the Company adopt the Merger Agreement and approve the Merger Agreement.

The representative of DLA Piper reviewed with the Board of Directors the “don’t ask/don’t waive” provisions in the confidentiality agreements entered into among the Company and potential acquirers. Following discussion, the Board of Directors determined to waive such provisions with respect to all parties to such provisions.

Following the meeting, GCA Advisors delivered its written opinion to the Board of Directors, dated November 26, 2017, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the Per Share Merger Consideration to be received by the holders of Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of GCA Advisors, dated November 26, 2017, is attached as Annex C to this proxy statement and is described in more detail below under “Opinion of GCA Advisors, LLC.”

On the evening of November 26, 2017, the Company and Marlin Equity executed the Merger Agreement and other definitive documentation. On November 27, 2017, the Company issued a press release announcing its entry into the Merger Agreement.

On November 28, 2017, GCA Advisors, at the Company’s direction, sent notices to each potential acquirer that had executed confidentiality agreements containing “don’t ask/don’t waive” provisions that the Company waived such provision of the respective confidentiality agreements to the extent that such provision prohibits or purports to prohibit such party making a proposal to the Board of Directors or such party requesting that the Company waive or amend the confidentiality agreement to permit a proposal from being made to the Board of Directors.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” approval of the Merger Proposal, “FOR” approval of the Adjournment Proposal and “FOR” approval of the Compensation Proposal.

Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board of Directors consulted with the Company’s senior management, as well as representatives of its financial advisor and outside legal counsel. In the course of making its determination that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and its stockholders and to recommend that the Board of Directors approve and declare advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Board of Directors considered numerous factors, including the following non-exhaustive list of material factors and benefits of the Merger, each of which the Board of Directors believed supported its determination and recommendation:

•	Per Share Merger Consideration. The Board of Directors considered:

•	the current and historical market prices of the Common Stock, including the performance of the Common Stock relative to other participants in the Company’s industry; and

•	the fact that the Per Share Merger Consideration represented a premium value for the Company’s stockholders, including a premium of 18% over the average closing price of the Common Stock for the 30-calendar day period ending November 24, 2017, the last trading day before the announcement of the Merger Agreement.

•	Business and Financial Condition. The Board of Directors considered the Company’s historical and projected business, industry, markets, financial performance and condition and its prospects.

•	Risks and Uncertainties. The Board of Directors considered, among other factors, that the Company’s business and that its stockholders would continue to be subject to significant risks and uncertainties if the Company remained an independent public company, including:

•	that the achievement of the Company’s standalone plan has and would continue to require significant changes in the Company’s business and personnel and the risks and uncertainties of the impacts of these changes on the Company’s performance and its ability to achieve the plan;

•	the pace and magnitude of on-going adverse changes in the markets in which the Company operates, particularly within the retail market in which the Company sells its products and services;

•	the impacts of pricing pressure and reduced spending for the Company’s products and services, particularly within the Company’s core SaaS business, and the resultant risks that the Company will not be able to attract and retain its customers, maintain pricing or achieve its standalone plan;

•	the challenges in, and inconsistent performance of, the Company’s advertising business and the risks and uncertainties of its growth prospects, investment requirements and performance;

•	the loss of key personnel in, and the restructuring of, the Company’s European operations and the uncertainties of the Company’s performance and necessary investment in those markets;

•	that developing, introducing and growing the Company’s new products and services require long-term and strategic investments, and the significant risks that these products and services will not be successful or realize favorable returns;

•	the difficulties for the Company to accurately forecast demand for its products and services and overall Company performance in light of these and other risks and uncertainties;

•	the uncertainty of whether future trading values would reach the Per Share Merger Consideration as compared to the certainty of realizing a compelling value for shares of Common Stock in the Merger; and

•	the risks set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2017 and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K.

•	Quality of the Sale Process. The Board of Directors considered:

•	that all of the directors on the Board of Directors (other than Mr. Austin) were independent and disinterested and were actively involved throughout the sale process including the day-to-day involvement and oversight by Messrs. Meredith and Hawn, both independent directors;

•	that the Board of Directors thoroughly considered each of the potential financial and strategic acquirers most likely and capable of acquiring the Company;

•	that representatives of the Company’s financial advisor made contact with numerous financial sponsors and potential strategic acquirers to see if they would be interested in acquiring the Company;

•	that only five potential strategic acquirers and seven financial sponsors (including Marlin Equity) contacted engaged in any discussion regarding a potential acquisition of the Company, that no potential strategic acquirer contacted made an offer to acquire the Company and that only three financial sponsors contacted made an offer to acquire the Company;

•	that two of the three financial sponsors that originally submitted non-binding indications of interest subsequently rescinded such indications of interest; and

•	that the Per Share Merger Consideration of $5.50 was the only offer that was not subsequently rescinded or reduced.

•	Negotiation Process. The Board of Directors considered the fact that the terms of the Merger Agreement were the result of robust arm’s-length negotiations conducted by the Company, with the knowledge and at the direction of the Board of Directors, and with the assistance of independent financial advisors and outside legal counsel.

•

GCA Advisors’ Financial Presentation. The Board of Directors considered the financial analyses of GCA Advisors that were presented to the Board of Directors and performed in connection with the written opinion of GCA Advisors dated November 26, 2017, to the effect that, as of such date and based upon and subject to the various factors and assumptions set forth in the written opinion, the Per Share Merger Consideration to be received by the holders of Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described below under the heading “—Opinion of GCA Advisors, LLC.”

•	Certainty of Consideration. The Board of Directors considered that the all-cash nature of the consideration to be paid in the Merger allows Company stockholders to realize immediate and certain premium cash value and liquidity, while avoiding the significant future risks and uncertainties for the Company and the markets generally.

•	Management Projections. The Board of Directors considered forecasts for the Company prepared by Company management, which reflect an application of various assumptions of the Company’s senior management. The Board of Directors considered the inherent uncertainty of attaining management’s forecasts, including those set forth in “—Management Projections,” and that due to such uncertainty the Company’s actual financial results in future periods could differ materially from management’s forecasted results.

•	Likelihood of Completion; Certainty of Payment. The Board of Directors considered its belief that, absent a superior proposal, the Merger represented a transaction that would likely be consummated based on, among other factors:

•	the absence of any financing condition to the consummation of the Merger;

•	the Merger Agreement requires Parent to use its reasonable best efforts to obtain applicable regulatory approvals to consummate the Merger as further described below under the heading “The Merger Agreement—Regulatory Approvals;”

•	the fact that the conditions to the closing of the Merger are specific and limited in scope; and

•	the Company’s ability to request that the Delaware Court of Chancery (or, if the Delaware Court of Chancery lacks subject matter jurisdiction, any federal court located in the County of New Castle, Delaware) specifically enforce the Merger Agreement, including the consummation of the Merger, under certain circumstances described in “The Merger Agreement—Specific Performance.”

•	Other Terms of the Merger Agreement. The Board of Directors considered other terms of the Merger Agreement, which are more fully described below under the heading “The Merger Agreement.” Certain provisions of the Merger Agreement that the Board of Directors considered significant include:

•	Ability to Respond to Unsolicited Acquisition Proposals. Prior to the receipt of the Company stockholder approval, the Company may provide confidential information and/or engage in discussions or negotiations in connection with a bona fide written acquisition proposal (as more fully described below under the headings “The Merger Agreement—Change in Recommendation or Alternative Acquisition Agreement”) if the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, subject to certain notice requirements in favor of Parent and the entry into an acceptable confidentiality agreement;

•	Change in Recommendation in Response to a Superior Proposal. The ability of the Company to terminate the Merger Agreement in order to accept a superior proposal, subject to Marlin Equity’s ability to match such superior proposal and subject to paying Parent a termination fee of approximately $18.3 million and other conditions of the Merger Agreement (as more fully described below under the heading “The Merger Agreement—Termination Fee”);

•	Company Termination Fee. The fact that the Board of Directors believed that the termination fee described above is approximately 3.5% of the purchase price of the Company, which amount the

Board of Directors believed was reasonable in light of, among other things, the typical size of such termination fees in similar transactions, the benefits of the Merger to the Company’s stockholders and the likelihood that a fee of such size would not be preclusive of other offers;

•	Termination Date. The Termination Date under the Merger Agreement on which either party, subject to certain exceptions, can terminate the Merger Agreement allows for sufficient time to consummate the Merger, while minimizing the length of time during which the Company would be required to operate subject to the restrictions on interim operations set forth in the Merger Agreement; and

•	Appraisal Rights. The availability of statutory appraisal rights under the DGCL in connection with the Merger.

•	Financing-Related Terms. The Board of Directors considered:

•	disruptions, uncertainty or volatility in the capital and credit markets and its effect on Marlin Equity’s ability to finance an acquisition of the Company;

•	Parent’s receipt of the executed Debt Commitment Letter, which contained a commitment with respect to $245 million in senior-secured loan facilities, on the terms and subject to the conditions of such commitment letter from Golub Capital Markets LLC, an entity with experience in similar lending transactions, which, in the reasonable judgment of the Board of Directors, increased the likelihood of such financing being completed;

•	Parent’s receipt of the Equity Commitment Letter provided by Marlin Equity to fund up to a maximum amount of $235 million for the equity portion of the financing;

•	the fact that Parent was required to use reasonable best efforts to obtain the equity financing contemplated by the Equity Commitment Letters, and to use reasonable best efforts to cause the Debt Financing Sources that are party to the Debt Commitment Letter, to fund the Debt Financing at the closing, upon the satisfaction of the conditions to such financings;

•	the limited number and nature of the conditions to funding set forth in the Debt Commitment Letter and Equity Commitment Letters and the expectation that such conditions would be timely met and that the financing would be provided in a timely manner;

•	the requirement in the Merger Agreement, if Parent and Merger Sub fail to effect the closing under certain circumstances, for Parent to pay the Parent termination fee of approximately $26.1 million without the Company having to establish any damages;

•	the Limited Guarantee provided by Marlin Equity in favor of the Company that guarantee the payment of the Parent termination fee and certain other indemnification and expense reimbursement obligations if and to the extent such amounts are payable under the Merger Agreement, subject to an aggregate cap of $26.1 million; and

•	the specific right of the Company to seek an injunction, or other appropriate form of specific performance or equitable relief, in connection with enforcing Parent’s obligation to cause the Equity Financing to be provided by Marlin Equity to be funded, subject to the terms and conditions of the Merger Agreement as more fully described below under the heading “The Merger Agreement—Specific Performance.”

The Board of Directors also considered a number of uncertainties, risks and potentially negative factors in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following:

•

No Participation in the Company’s Future. The Board of Directors considered that if the Merger is consummated, Company stockholders (other than certain members of the Company’s management) will receive the Per Share Merger Consideration in cash and will no longer have the opportunity to participate in any future earnings or growth of the Company or benefit from any potential future appreciation in the value of Company shares, including any value that could be achieved if the Company engages in future strategic or other transactions;

•	Non-Solicitation Covenant. The Board of Directors considered that the Merger Agreement imposes restrictions on the Company’s solicitation of acquisition proposals from third parties. However, based upon the process to review strategic alternatives described above in “—Background of the Merger,” and the fact that the most likely potential acquirers of the Company were contacted during such process, the Board of Directors believed it had a strong basis for determining that the Merger was the best transaction reasonably likely to be available to the Company;

•	Expense Reimbursement and Termination Fees. The Board of Directors considered the fact that the Company must pay Parent a termination fee of approximately $18.3 million if the Merger Agreement is terminated under certain circumstances, including to accept a superior proposal, and that the amount of the termination fee is comparable to termination fees in transactions of a similar size, is reasonable, would not likely deter competing bids and would not likely be required to be paid unless the Company entered into a more favorable transaction. Additionally, the Board of Directors considered the fact that the Company must reimburse Parent’s expenses up to $2 million if the Merger Agreement is terminated because the Company breaches the Merger Agreement in a manner that would cause the related closing conditions to not be met, with the amount of such expenses deducted from any termination fee that subsequently becomes payable by the Company. The Board of Directors also recognized that the provisions in the Merger Agreement relating to these fees and expenses were insisted upon by Parent as a condition to entering into the Merger Agreement;

•	Interim Operating Covenants. The Board of Directors considered that the Merger Agreement imposes restrictions on the conduct of the Company’s business prior to the consummation of the Merger, requiring that the Company and its subsidiaries conduct their business in all material respects in the ordinary course of business and to use commercially reasonable best efforts to preserve their business organizations substantially intact, customers and suppliers having significant business dealings with them and keep available the services of their key employees, and that may limit the Company and its subsidiaries from taking specified actions, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger;

•	Risks the Merger May Not Be Completed. The Board of Directors considered the risk that the conditions to the Merger may not be satisfied and that, therefore, the Merger would not be consummated. The Board of Directors also considered the risks and costs to the Company if the Merger is not consummated, including the diversion of management and employee attention, potential employee attrition, the potential effect on the Company’s business operations, including its relationships with vendors, distributors, customers, partners and others that do business with the Company, and the potential effect on the trading price of Company shares;

•	Parent Termination Fee. The Board of Directors considered the fact that the Company is entering into a Merger Agreement with a newly formed entity without any material assets and, accordingly, that the Company’s monetary remedy in connection with a breach of the Merger Agreement by Parent or Merger Sub is limited to the payment of the approximately $26.1 million Parent termination fee under certain circumstances which may not be sufficient to compensate the Company for losses suffered as a result of a breach of the Merger Agreement by Parent or Merger Sub;

•	Potential Conflicts of Interest. The Board of Directors considered the potential conflict of interest created by the fact that the Company’s executive officers and directors have financial interests in the transactions contemplated by the Merger Agreement, including the Merger, that may be different from or in addition to those of other stockholders, as more fully described under the heading “—Interests of Directors and Executive Officers in the Merger;” and

•	Tax Treatment. The Board of Directors considered that the receipt of the Per Share Merger Consideration will generally be taxable to stockholders of the Company.

The foregoing discussion is not meant to be exhaustive, but summarizes material factors considered by the Board of Directors in its consideration of the Merger. After considering these and other factors, the Board of Directors concluded that the potential benefits of the Merger outweighed the uncertainties and risks. In view of the variety of factors considered by the Board of Directors and the complexity of these factors, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Board of Directors applied his or her own personal business judgment to the process and may have assigned different weights to different factors. Upon due consideration of these and other factors, the Board of Directors believed that, overall, the potential benefits of the Merger to the Company’s stockholders outweighed the risks and uncertainties of the Merger and adopted and approved (with Mr. Austin recusing himself from the vote) the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and recommends that stockholders adopt the Merger Agreement and approve the Merger based upon the totality of the information presented to and considered by the Board of Directors.

Opinion of GCA Advisors, LLC

The Company retained GCA Advisors to act as its financial advisor in connection with the Merger based on GCA Advisors’ qualifications, expertise, reputation and knowledge of our business and affairs and the industry in which the Company operates. GCA Advisors is a global investment bank serving a broad client base through a range of advisory services, including mergers and acquisitions, debt and equity capital markets, private funds, restructuring, and asset management. GCA Advisors is continuously involved with providing advisory services that include the valuation of businesses and securities in connection with mergers and acquisitions. On November 26, 2017, GCA Advisors delivered its opinion to the Board of Directors that, as of that date, the Per Share Merger Consideration to be received by the holders of Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion that GCA Advisors delivered to the Board of Directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by GCA Advisors, is attached as Annex C to this proxy statement. You should read the opinion carefully in its entirety.

GCA Advisors delivered its opinion to the Board of Directors for the benefit and use of the Board of Directors in connection with and for purposes of its evaluation of the Per Share Merger Consideration from a financial point of view. The Per Share Merger Consideration the Company’s stockholders would receive in the transaction was determined through arm’s-length negotiations between the Company, on the one hand, and Parent, on the other hand, and was approved by the Board of Directors. GCA Advisors’ opinion does not constitute a recommendation to the Board of Directors or any committee thereof, the Company’s stockholders, or any other person as to any specific action that should be taken in connection with the Merger, including whether the Company’s stockholders should vote for the Merger Proposal. The GCA Advisors opinion was approved by a fairness committee of GCA Advisors.

The opinion addresses only whether the Per Share Merger Consideration to be received by the holders of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. The opinion does not address the Company’s underlying business decision to enter into the Merger Agreement, or the relative merits of the Merger as compared to any alternatives that may be available to the Company. GCA Advisors was not asked to, nor has it, offered any opinion as to the material terms of the Merger Agreement (other than as expressly set forth in the last paragraph of the opinion with respect to the fairness of the Per Share Merger Consideration) or the structure of the Merger. Further, the opinion does not address the fairness of the amount or nature of, or any other aspect relating to, any compensation to any of the Company’s officers, directors or employees, or class of such persons, including, without limitation, in relation to the Per Share Merger Consideration.

For purposes of its opinion, GCA Advisors:

•	reviewed a draft, dated November 24, 2017, of the Merger Agreement and certain related documents;

•	reviewed certain publicly available financial statements and other business and financial information of the Company;

•	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the Company’s management;

•	reviewed certain financial projections relating to the Company prepared by the Company’s management;

•	discussed the past and current operations and financial condition and the prospects of the Company with the Company’s management;

•	reviewed and discussed with the Company’s management and the Board of Directors certain alternatives to the Merger;

•	reviewed and discussed with the Company’s management and the Board of Directors their view of the strategic rationale for the Merger;

•	reviewed the recent reported closing prices and trading activity for the Company’s common stock;

•	compared the financial performance of the Company and the prices and trading activity of the common stock of the Company with that of certain other comparable publicly traded companies and their securities that GCA Advisors believed to be generally relevant in evaluating the business of the Company;

•	reviewed the financial terms, to the extent publicly available, of certain comparable transactions that GCA Advisors believed to be generally relevant in evaluating the Company’s business and the Merger;

•	evaluated a discounted cash flow analysis based on the projected future cash flows of the Company as provided by the Company’s management;

•	reviewed the premium to the stock price of certain comparable transactions that GCA Advisors believed to be generally relevant in evaluating the business of the Company and the Merger;

•	participated in discussions and negotiations among representatives of the Company and Parent; and

•	performed such other analyses and considered such other factors as GCA Advisors deemed appropriate.

In preparing its opinion, GCA Advisors assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to and reviewed by it for the purposes of the opinion. GCA Advisors did not undertake any responsibility for the accuracy, completeness or independent verification of such information. With respect to the financial and cash flow projections of the Company, GCA Advisors assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and that such projections provided a reasonable basis for the opinion. GCA Advisors assumes no responsibility for and expressed no view as to such projections or the assumptions on which they were based. In addition, GCA Advisors assumed that the Merger would be consummated in accordance with the terms set forth in the November 24, 2017 draft Merger Agreement furnished to GCA Advisors, without waiver by any party of any material rights thereunder, or any amendment or modification thereto and that the representations and warranties contained in the Merger Agreement made by the parties thereto were true and correct in all respects material to GCA Advisors’ analysis. GCA Advisors also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be timely obtained without any material restriction. The opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to GCA Advisors as of, November 26, 2017. GCA Advisors assumes no responsibility to update or revise its opinion based upon events or circumstances occurring or becoming known to it after November 26, 2017.

GCA Advisors did not make any independent investigation of any legal, accounting or tax matters affecting the Company or the Merger, and it assumed the correctness of all legal, accounting and tax advice given to the Company and the Board of Directors. GCA Advisors was not asked to prepare, nor has it prepared, an appraisal of any of the assets or liabilities of the Company or concerning the solvency or fair value of the Company, nor has GCA Advisors been furnished with any such appraisals, and its opinion should not be construed as such. GCA Advisors was requested to and did initiate discussions with and solicit indications of interest from certain third parties with respect to a possible transaction with the Company. GCA Advisors also took into account its experience in transactions that it believes to be generally comparable or relevant, as well as its experience in securities valuation in general.

The following represents a summary of the material financial analyses performed by GCA Advisors in connection with delivering its opinion to the Board of Directors. Some of the summaries of financial analyses performed by GCA Advisors include information presented in tabular format. In order to fully understand the financial analyses performed by GCA Advisors, the Company’s stockholders should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by GCA Advisors.

Comparable Company Analysis

Based on public and other available information, GCA Advisors calculated the multiples of enterprise value to (i) revenue (such multiples, the “Revenue Multiples”), (ii) Adjusted EBITDA, as described in the section entitled “Management Projections” below (such multiples, the “Adjusted EBITDA Multiples”), and (iii) Adjusted EBITDA minus capitalized software development costs (“Modified Adjusted EBITDA”, and such multiples, “Modified Adjusted EBITDA Multiples”) in each case for estimated calendar years 2017 and 2018, for selected software companies, based on the closing prices of shares of common stock for such comparable companies as of November 24, 2017. GCA Advisors utilized Wall Street analyst research, CapitalIQ and certain publicly available financial statements and press releases to analyze the relevant metrics. GCA Advisors believes, based on it judgement, that the seven companies listed below (the “Comparable Companies”) have similar operating or financial performance characteristics to those of the Company, but noted that none of these companies have the same management, composition, industry, size or operations as the Company. Summary Revenue Multiples, Adjusted EBITDA Multiples and Modified Adjusted EBITDA Multiples for each of the Comparable Companies for estimated calendar years 2017 and 2018 (“CY2017E” and “CY2018E”, respectively) are listed below:

Comparable Company	Revenue Multiples		Adjusted EBITDA Multiples(1)		Modified Adjusted EBITDA Multiples(1)
	CY2017E	CY2018E	CY2017E	CY2018E	CY2017E	CY2018E
Brightcove, Inc.	1.8x	1.7x	NM	NM	NM	NM
Carbonite, Inc.	2.9x	2.6x	14.9x	11.6x	16.0x	12.3x
CSG Systems International, Inc.	2.1x	2.0x	9.5x	9.9x	10.0x	10.5x
ChannelAdvisor Corporation	1.6x	1.5x	NM	NM	NM	NM
NIC Inc.	2.8x	2.6x	10.3x	9.7x	10.7x	10.1x
QAD Inc.	2.3x	2.2x	NM	NM	NM	NM
Web.com Group, Inc.	2.4x	2.4x	9.5x	9.2x	10.8x	10.4x

(1)	Multiples lower than zero or higher than 25 considered not meaningful (“NM”).

While the comparable company analysis compared the Company to seven software companies, based on the closing prices of shares of common stock as of November 24, 2017, GCA Advisors did not include every company that could be deemed to be a participant in this same industry or in the specific sectors of this industry.

Based on these comparable companies, GCA Advisors determined a range of Revenue Multiples, Adjusted EBITDA Multiples and Modified Adjusted EBITDA Multiples to be applied to the Company’s revenue, Adjusted EBITDA and Modified Adjusted EBITDA for CY2017E and CY2018E. The following table sets forth the Revenue Multiples, Adjusted EBITDA Multiples and Modified Adjusted EBITDA Multiples indicated by this analysis and the implied per share values to the Company stockholders:

	Multiple Range(1)		Implied Per Share Value(2)
	Low	High	Low	High
CY2017E Revenue Multiples	1.9x	2.6x	$4.97	$6.38
CY2018E Revenue Multiples	1.9x	2.5x	$4.94	$6.37
CY2017E Adjusted EBITDA Multiples	9.5x	11.4x	$3.23	$3.74
CY2018E Adjusted EBITDA Multiples	9.6x	10.3x	$4.90	$5.21
CY2017E Modified Adjusted EBITDA Multiples	10.5x	12.1x	$2.72	$3.02
CY2018E Modified Adjusted EBITDA Multiples	10.3x	10.9x	$4.48	$4.72

(1)	Range based on 25th Percentile and 75th Percentile of the relevant comparable group, as applicable.
(2)	Implied Share Value calculated based on fully diluted shares outstanding calculated using treasury stock method with 99.8 million total shares outstanding, including shares of common stock, gross options outstanding, restricted stock units and performance share units. Net debt assumed to be negative $65.2 million, in accordance with the preliminary balance sheet as of October 31, 2017.

GCA Advisors noted that the Per Share Merger Consideration was above the range of implied per share value for each of the CY2017E Adjusted EBITDA Multiples, CY2018E Adjusted EBITDA Multiples, CY2017E Modified Adjusted EBITDA Multiples and CY2018E Modified Adjusted EBITDA Multiples and was within the range of implied per share value for the CY2017E Revenue Multiples and CY2018E Revenue Multiples.

Comparable Transactions Analysis

Based on public and other available information, GCA Advisors calculated (to the extent relevant financial data was available or meaningful) the Revenue Multiples, Adjusted EBITDA Multiples and Modified Adjusted EBITDA Multiples for the applicable last-12-months period (“LTM”) and next-12-months period (“NTM”) for the following selected comparable acquisitions of small market capitalization software companies occurring since 2011. GCA Advisors utilized Wall Street analyst research, CapitalIQ and certain publicly available financial statements and press releases to analyze the relevant LTM and NTM metrics. The transactions used in this comparison were selected because the respective target company possessed, in GCA Advisors’ judgment, similar operating or financial performance characteristics to those of the Company.

The transactions analyzed, together with their respective announcement dates, are listed below:

Announcement Date	Acquirer	Target
6/21/2017	True Wind Capital, L.P.	ARI Network Services, Inc.
5/1/2017	Wave Systems Corp.	Jive Software, Inc.
4/28/2017	Asentinel, LLC	Tangoe, Inc.
4/10/2017	Harland Clarke Holdings Corp.	RetailMeNot, Inc.
10/21/2016	Ziff Davis, LLC	Everyday Health, Inc.
11/2/2015	Endurance International Group Holdings, Inc.	Constant Contact, Inc.
9/10/2015	Siris Capital Group, LLC	Premiere Global Services, Inc.
2/14/2014	GTCR Investment X AIV Ltd.	Cision AB
6/24/2013	Thoma Bravo, LLC	Keynote Systems, Inc.
5/20/2013	Vista Equity Partners Fund IV, L.P.	Websense Inc.
7/2/2012	One Equity Partners V, L.P.	MModal, Inc.
4/4/2011	Apax Partners LLP	Epicor Software Corporation

Summary enterprise value to LTM and NTM Revenue Multiples, Adjusted EBITDA Multiples and Modified Adjusted EBITDA Multiples for these transactions are listed below:

	Revenue Multiples		Adjusted EBITDA Multiples		Modified Adjusted EBITDA Multiples
	LTM	NTM	LTM	NTM	LTM	NTM
Min	1.2x	1.3x	7.7x	7.6x	9.4x	8.6x
Max	2.7x	2.7x	16.3x	20.6x	18.6x	20.6x
Median	2.0x	1.9x	13.1x	11.0x	13.8x	11.8x

No company or transaction used in the comparable transactions analyses is identical to the Company or the Merger. GCA Advisors noted that none of these companies have the same management, composition, industry, size or operations as the Company. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies and transactions to which the Company and the Merger, respectively, are being compared.

Based on these comparable transactions, GCA Advisors determined a range of potential Revenue Multiples, Adjusted EBITDA Multiples and Modified Adjusted EBITDA Multiples to be applied to the Company’s revenue, Adjusted EBITDA and Modified Adjusted EBITDA for the LTM period for the 12 months ended October 31, 2017 and estimated revenue, estimated Adjusted EBITDA and estimated Modified Adjusted EBITDA for the NTM period for the 12 months ending October 31, 2018. The following table sets forth the multiples indicated by this analysis and the implied per share values to the Company’s stockholders based on the estimated financial metrics for the Company provided by the Company’s management:

	Multiple Range(1)		Implied Per Share Value(2)
	Low	High	Low	High
LTM Revenue Multiples	1.6x	2.6x	$4.25	$6.33
NTM Revenue Multiples	1.6x	2.3x	$4.33	$5.86
LTM Adjusted EBITDA Multiples	9.6x	14.0x	$3.12	$4.21
NTM Adjusted EBITDA Multiples	8.6x	15.0x	$4.16	$6.65
LTM Modified Adjusted EBITDA Multiples	12.8x	15.5x	$2.98	$3.46
NTM Modified Adjusted EBITDA Multiples	11.2x	15.7x	$4.36	$5.80

(1)	Range based on 25th Percentile and 75th Percentile of the relevant comparable group, as applicable.
(2)	Implied Share Value calculated based on fully diluted shares outstanding calculated using treasury stock method with 99.8 million total shares outstanding, including shares of common stock, gross options outstanding, restricted stock units and performance share units. Net debt assumed to be negative $65.2 million, in accordance with the preliminary balance sheet as of October 31, 2017.

GCA Advisors noted that the Per Share Merger Consideration was above the range of implied per share value for the LTM Adjusted EBITDA Multiples and LTM Modified Adjusted EBITDA Multiples and was within the range of implied per share value for each of the LTM Revenue Multiples, the NTM Revenue Multiples, the NTM Adjusted EBITDA Multiples and the NTM Modified Adjusted EBITDA Multiples.

Discounted Cash Flow Analysis

GCA Advisors used financial cash flow forecasts of the Company for the second half of fiscal year 2018 and for fiscal years 2019 through 2022, in each case as prepared by the Company’s management (and which included the estimated impact of tax benefits from the carryforward of net operating losses) to perform a discounted cash flow analysis, based on unlevered free cash flow as described in the section entitled “Management Projections” below. In conducting this analysis, GCA Advisors assumed that the Company would perform in accordance with these forecasts provided by management. GCA Advisors estimated the Company’s perpetual unlevered free cash flows by applying terminal growth rates of 0.0% to 4.0%, based on GCA Advisors comparative analysis and its judgment, and then discounted the unlevered free cash flows projected through fiscal year 2022 and the perpetual unlevered free cash flows to present values using rates ranging from 13.0% to 15.0%. GCA Advisors considered publicly available data, CapitalIQ financial databases and Duff &Phelps data published on Duff & Phelps’s website and in Duff & Phelps’s 2015 Valuation Handbook—Guide to Cost of Capital when analyzing the range of discount rates for the unlevered free cash flows of the Company, including: (i) a U.S. risk-free rate of 3.5%, based on the normalized 20-year U.S. Treasury yield published by Duff & Phelps on Duff & Phelps’s website, as of September 2017, (ii) a beta estimate of 1.38, measured over a 2-year period based on the median of (x) beta estimates for the Comparable Companies, according to CapitalIQ financial databases, adjusted to be consistent with the Company’s zero leverage, consistent with the Company’s preliminary balance sheet as of October 31, 2017 and (y) the Company’s beta estimate, which reflected the fact that the Company had zero leverage, (iii) an equity market risk premium of 5.5%, based on Duff & Phelps’s recommended U.S. equity market risk premium published by Duff & Phelps on Duff & Phelps’s website, as of September 2017 and (iv) a size premium of 2.7%, based on the market capitalization of the Company, based on Duff & Phelps’s 2015 Valuation Handbook—Guide to Cost of Capital. This method of analysis, when holding the discount rate constant at 14% and varying the terminal growth rate from 0% to 4%, indicated a range of implied per share values ranging from $4.54 to $5.47, based on fully diluted shares outstanding calculated using the treasury stock method, with 99.8 million total shares outstanding, including shares of common stock, gross options outstanding, restricted stock units and performance share units, used for the calculation and net debt assumed to be negative $65.2 million, in accordance with the preliminary balance sheet as of October 31, 2017. GCA Advisors noted that the per share value implied by the Per Share Merger Consideration was above the range of per share values for the Common Stock implied by the discounted cash flow analysis.

Other Information

GCA Advisors also reviewed the trading range for the closing price of the Common Stock for the 30-calendar day period ending November 24, 2017, which was $4.38 to $4.88 per share, the 90-calendar day period ending November 24, 2017, which was $4.38 to $5.10 per share and the 12-month period ending November 24, 2017, which was $3.85 to $5.30 per share and, in each case, compared them to the per share value implied by the Per Share Merger Consideration. GCA Advisors noted that these trading ranges were presented for reference purposes only, and were not relied upon for valuation purposes.

GCA Advisors also reviewed the consideration paid in completed or announced acquisitions of 50 U.S. publicly traded technology target companies with implied equity values between $200 million and $750 million, which acquisitions were paid for with consideration consisting of at least 95% percent cash, announced or completed in the three-year period ending on November 24, 2017 and calculated the premiums paid in these transactions over the last unaffected stock price prior to announcement, which range (based on the 25th through 75th percentile for the set of transactions) was 19% to 43%, and the average stock price of the target company for a period of 30 calendar days prior to the announcement of the proposed acquisition, which range (based on the 25th through 75th percentile for the set for transactions) was 22% to 50%, and, in each case, compared them to the applicable premium implied by the Per Share Merger Consideration, and calculated the implied per share value to the Company stockholders within a selected range of each of these metrics, as applied to the Company’s last unaffected stock price prior to announcement, which range (based on the 25th through 75th percentile for the set of transactions) was $5.73 to $6.85 per share, and the 30-calendar day average of the Company’s closing stock prices, which range (based on the 25th through 75th percentile for the set of transactions) was $5.66 to $6.95, and, in each case compared them to the per share value implied by the Per Share Merger Consideration. GCA Advisors noted that this premiums analysis was presented for reference purposes only, and was not relied upon for valuation purposes.

Miscellaneous

The foregoing description is only a summary of the analyses and examinations that GCA Advisors deems material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by GCA Advisors. The preparation of a fairness opinion necessarily is a complex process involving subjective judgment and is not necessarily susceptible to partial analysis or summary description. GCA Advisors believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Board of Directors. In addition, GCA Advisors may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of GCA Advisors with respect to the actual value of the Company.

In performing its analyses, GCA Advisors made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by GCA Advisors are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by GCA Advisors with respect to its opinion and were provided to the Board of Directors in connection with the delivery of the GCA Advisors opinion that, as of November 26, 2017, the Per Share Merger Consideration to be received by the holders of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

As described above, GCA Advisors’ opinion and presentation were among the many factors the Board of Directors took into consideration in making its determination to approve the Merger Agreement, and should not be viewed as determinative of the views of the Board of Directors or management with respect to the Merger or the Per Share Merger Consideration. GCA Advisors did not recommend any specific consideration to the Board of Directors or state that any specific consideration constituted the only appropriate consideration.

GCA Advisors has acted as financial advisor to the Board of Directors in connection with the Merger and its opinion and will receive a fee for its services. GCA Advisors received a fee of $1,000,000 following delivery of the opinion, which will be credited against the Transaction Fee (as defined below). GCA Advisors additionally received monthly retainer fees of $25,000 per month, which will also be credited against the Transaction Fee. The remainder of the $7,800,000 total fee payable to GCA Advisors is contingent upon the successful consummation of the Merger (the “Transaction Fee”). In addition, the Company has agreed to reimburse GCA Advisors’ expenses and indemnify GCA Advisors against certain liabilities arising out of its engagement.

In the two years prior to November 26, 2017, GCA Advisors provided strategic advisory services to the Company and received $205,858.87 in aggregate fees for such services (including the reimbursement of expenses). GCA Advisors has not, in the two years prior to November 26, 2017 at any time, provided financial advisory services for Parent or Merger Sub. However, GCA Advisors may seek to provide such services to Parent or its affiliates in the future and receive fees for such services.

Management Projections

The Company does not, as a matter of course, publicly disclose projections as to its future financial performance. However, in connection with the comprehensive strategic and financial review process as described in this proxy statement, management prepared certain unaudited forecasts (the “Management Projections”), which were provided to the Board of Directors, GCA Advisors and parties potentially interested in a transaction with the Company, including Parent. The Management Projections included separate projections based on the July Plan (the “July Management Projections”) and the October Plan (the “October Management Projections”).

The Management Projections were not prepared with a view to public disclosure and are included in this proxy statement only because the Management Projections were made available to participants in the strategic and financial review process in connection with their due diligence review of the Company, and made available to GCA Advisors for use in connection with its financial analyses. The Management Projections were not prepared with a view to compliance with (1) generally accepted accounting principles in the U.S. (“GAAP”) or any other jurisdiction, (2) the published guidelines of the SEC regarding projections and forward-looking statements; or (3) the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled, examined, or performed any procedures with respect to the Management Projections or expressed any opinion or given any form of assurance with respect thereto or their achievability. The report of the Company’s independent registered public accounting firm incorporated by reference relates to the Company’s historical audited financial information only and does not extend to the prospective financial information and should not be read to do so. The summary of the Management Projections is included solely to give stockholders of the Company access to certain financial projections that were made available to the Board of Directors, GCA Advisors and parties potentially interested in a transaction with the Company, including Parent.

Although a summary of the Management Projections is presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by the Company’s management that management believed were reasonable at the time the Management Projections were prepared, taking into account the relevant information available to the Company’s management at the time. However, this information should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Management Projections not to be achieved include general economic conditions, regulatory conditions, financial market conditions, the Company’s ability to achieve forecasted sales, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures and changes in tax laws or accounting treatment. The Management Projections also reflect assumptions as to certain business decisions that are subject to change. In addition, the Management Projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Merger. As a result, there can be no assurance that the Management Projections will be realized, and actual results may be materially better or worse than those contained in the Management Projections. The Management Projections cover multiple years, and such information by its nature becomes less reliable with each successive year.

The inclusion of the Management Projections in this proxy statement should not be regarded as an indication that the Board of Directors, the Company, Parent or any of their respective affiliates or representatives or any other recipient of this information considered, or now considers, the Management Projections to be predictive of actual future results. The summary of the Management Projections is not included in this proxy statement in order to induce any stockholder to vote in favor of the Merger Proposal or any of the other proposals to be voted on at the Special Meeting or for any other purpose. We do not intend to update or otherwise revise the Management Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Management Projections are shown to be in error or no longer appropriate, except as otherwise required by law. In light of the foregoing factors and the uncertainties inherent in the Management Projections, stockholders are cautioned not to place undue, if any, reliance on the projections included in this proxy statement.

None of the Company, Parent or any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any Company stockholder or other person regarding the ultimate performance of the Company compared to the information contained in the Management Projections or that the Management Projections will be achieved. The Company has made no representation to Parent or Merger Sub, in the Merger Agreement or otherwise, concerning the Management Projections.

The Management Projections and the accompanying tables contain Adjusted EBITDA and free cash flow, which may be considered non-GAAP financial measures within the meaning of applicable rules and regulations of the SEC. The Company believes both measures are helpful in understanding its past financial performance and future results. These financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

For purposes of the Management Projections, the Company defined Adjusted EBITDA as GAAP net loss adjusted for stock-based expense, contingent consideration related to acquisitions, depreciation and amortization (including amortization of capitalized internal-use software development costs), restructuring charges, out of period sales tax refunds, integration and other costs related to acquisitions, other non-business costs and benefits, income tax expense and other (income) expense, net. For purposes of the Management Projections, the Company defines free cash flow as Adjusted EBITDA adjusted for an amount equal to the Company’s projected estimate of aggregate increases in net working capital, cash taxes, capitalized internal use software and increases in property, plant and equipment. The Company’s management believes that Adjusted EBITDA and free cash flow are frequently used by (a) securities analysts, investors and other interested parties in their evaluation of companies, many of which present Adjusted EBITDA and free cash flow measures when reporting their results, and (b) parties such as those potentially interested in a transaction with the Company that may secure debt financing, as creditors providing such debt financing typically use Adjusted EBITDA and free cash flow as key metrics to assess the credit worthiness of an underlying company. The following table summarizes the Management Projections. The Management Projections are forward-looking statements. For information on factors that may cause the Company’s future results to materially vary, see the information under the section captioned “Cautionary Statement Regarding Forward-Looking Statements.”

July Management Projections

($ in millions)	FY 2018E	FY 2019E	FY 2020E	FY 2021E	FY 2022E
Revenue	$209	$224	$246	$279	$326
Adjusted EBITDA	$23	$31	$37	$50	$67
Free Cash Flow	$10	$18	$25	$37	$52

October Management Projections

($ in millions)	FY 2018E	FY 2019E	FY 2020E	FY 2021E	FY 2022E
Revenue	$209	$218	$230	$248	$275
Adjusted EBITDA	$26	$50	$52	$56	$63
Free Cash Flow	$13	$38	$41	$44	$48

In connection with the financial analysis performed by GCA Advisors for purposes of its opinion to the Board of Directors, management prepared an adjusted calculation of unlevered free cash flow that was derived by subtracting separate estimated projected amounts for increases in net working capital, cash taxes, capitalized internal use software and increases in property, plant and equipment rather than an aggregate estimated projected amount. This calculation generated projections for unlevered free cash flow of $8.4 million for the second half of fiscal 2018, $41.8 million for fiscal 2019, $45.3 million for fiscal 2020, $49.9 million for fiscal 2021 and $57.1 million for fiscal 2022.

As noted above, the Management Projections reflect numerous estimates and assumptions made with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to our business, all of which are difficult to predict and many of which are beyond our control.

Financing of the Merger

We anticipate that the total funds needed by Parent and Merger Sub to:

•	pay our stockholders and holders of equity awards the amounts due to them under the Merger Agreement; and

•	pay related fees and expenses in connection with the Merger and associated transactions will be approximately $520 million.

We anticipate that the funds needed to pay the amounts described above will be obtained as follows:

•	Equity Financing to be provided to Parent by Marlin Equity or other parties to whom it assigns a portion of its commitment, in an aggregate amount of up to $235 million; and

•	Debt Financing to Parent and Merger Sub in the form of a senior secured term loan facility and a senior secured revolving credit facility in an aggregate principal amount of $245 million.

We believe the amounts committed under the Equity Commitment Letter and the Debt Commitment Letter, each as described below, will be sufficient to complete the Merger and pay related fees and expenses in connection with the Merger and associated transactions and repay or refinance the outstanding indebtedness of the Company that will be payable as a result of the Merger, but we cannot assure you of that. Those amounts may be insufficient if, among other things, Marlin Equity fails to purchase its committed amounts in breach of its Equity Commitment Letter, the commitment parties under the Debt Commitment Letter fail to fund the committed amounts in breach of such Debt Commitment Letter or the fees, expenses or other amounts required to be paid in connection with the Merger are greater than anticipated.

Equity Commitments

Parent has entered into the Equity Commitment Letter, dated November 26, 2017, with Marlin Equity, pursuant to which Marlin Equity committed to capitalize Parent, at or immediately prior to the Effective Time, with an aggregate common equity contribution in an amount of up to $235 million, subject to the terms and conditions set forth therein. Under certain circumstances, the Company is entitled to seek specific performance to cause Parent to draw down the full proceeds of the Equity Financing in connection with the consummation of the Merger pursuant to the terms and conditions of the Equity Commitment Letter and the Merger Agreement.

Debt Commitments

Parent and Merger Sub have entered into the Debt Commitment Letter pursuant to which the Debt Financing Sources have committed to provide Debt Financing to Parent and Merger Sub in the form of a senior secured term loan facility and a senior secured revolving credit facility in an aggregate principal amount of $245 million, on the terms and subject to the conditions set forth in the Debt Commitment Letter.

Limited Guarantees

Pursuant to the Limited Guarantee, dated November 26, 2017, delivered by Marlin Equity, as the Guarantors in favor of the Company, the Guarantors have agreed to guarantee the due, prompt and complete payment to the Company of an amount equal to the Parent termination fee and certain indemnification and certain expense reimbursement obligations if and to the extent such amounts are payable under the Merger Agreement, including the reimbursement and indemnification obligations of Parent and Merger Sub in connection with any costs and expenses incurred by the Company as a result of its cooperation with the arrangement of the Debt Financing (the “Guaranteed Obligations”), subject to an aggregate cap of $26.1 million.

Subject to specified exceptions, the Limited Guarantees will terminate upon the earliest of:

•	the valid termination of the Merger Agreement pursuant to a Failure to Close Termination and payment in full of the parent termination fee and the other Guaranteed Obligations;

•	any other valid termination of the Merger Agreement pursuant to the terms thereof in circumstances where Parent and Merger Sub would not be obligated to pay the Guaranteed Obligations; and

•	payment of the Guaranteed Obligations by the Guarantors, Parent or Merger Sub.

Closing and the Effective Time

The Merger Agreement provides that the closing of the Merger will take place on the third business day following the date on which the last of the conditions to closing of the Merger (described under “The Merger Agreement—Conditions to Completion of the Merger”) has been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the fulfillment or waiver of those conditions), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing.

Payment of Per Share Merger Consideration and Surrender of Stock Certificates

Each holder of record of a certificate representing shares of Common Stock (other than holders of Excluded Shares) will be sent a letter of transmittal describing how such holder may exchange its shares of Common Stock for the Per Share Merger Consideration promptly, and in any event within five business days, after the completion of the Merger.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the payment agent without a letter of transmittal.

If you are a holder of record of Common Stock, you will not be entitled to receive the Per Share Merger Consideration until you deliver to the payment agent either a duly completed and executed letter of transmittal or an “agent’s message” with respect to book-entry shares representing shares of Common Stock and such other documents as may be required pursuant to such instructions. If your shares are certificated, you must also surrender your stock certificate or certificates to the payment agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by the certificate formerly representing such shares (or an affidavit of loss in lieu thereof accompanied by a written indemnity agreement in form and substance reasonably acceptable to Parent if requested by Parent, which indemnity will not require the posting of a bond) and all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Interests of Directors and Executive Officers in the Merger

In considering the recommendation of the Board of Directors with respect to the Merger, you should be aware that executive officers and directors of the Company may have certain interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally, as more fully described below. The Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters, in evaluating the Merger and in recommending that the Merger Agreement be adopted by the stockholders of the Company.

Arrangements with Parent

As of the date of this proxy statement, none of our executive officers has entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates, except as set forth below. As described above under “Treatment of Equity-Based Awards”, the ELT Members have agreed to receive equity of Topco in exchange for the cancellation of certain outstanding unvested options and RSUs. Prior to or following the closing of the Merger certain of our executive officers may have discussions, or may enter into agreements with, Parent or Merger Sub or their respective affiliates regarding employment with the Surviving Corporation or one or more of its affiliates.

Indemnification and Insurance of Directors and Executive Officers

The Surviving Corporation and its subsidiaries will honor and fulfill in all respects the obligations of the Company and its subsidiaries under any and all indemnification agreements existing as of the date of the Merger Agreement between the Company or any of its subsidiaries and any of their respective current or former directors and officers for a period of six years following the Effective Time. The Surviving Corporation will indemnify, defend and hold harmless (to the extent provided for in the Company’s certificate of incorporation and bylaws in place as of the date of the Merger Agreement) current or former directors and officers of the Company and its subsidiaries with respect to all acts or omissions by them in their capacities as such or any transactions contemplated by the Merger Agreement for a period of six years following the Effective Time. During such six-year time period, Parent also will cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and advancement of expenses for acts, errors, omissions and service prior to the Effective Time that are at least as favorable to the current or former directors and officers of the Company and its subsidiaries as those set forth in the Company’s and its subsidiaries’ organizational documents as of the date of the Merger Agreement and will not amend, repeal or otherwise modify these provisions in the organizational documents in any manner except as required by law.

The Merger Agreement also provides that, for a period of six years following the Effective Time, the Surviving Corporation will maintain in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time on terms with respect to coverage and amount that are equivalent to those currently existing on the date of the signing of the Merger Agreement. Prior to the Effective Time, the Company will purchase a six-year “tail” policy and the Surviving Corporation will maintain such “tail” policy in full force and effect and continue to honor the obligations under the “tail” policy. This obligation is subject to an aggregate premium cap of six times 300% of the last annual premium paid by the Company prior to the Effective Time. For more information see “The Merger Agreement—Indemnification and Insurance.”

Treatment of Equity-Based Awards

•	Vested Stock Options. At the Effective Time, each outstanding vested option to acquire Common Stock will be canceled and converted to the right to receive an amount in cash (subject to any required tax withholdings or deductions) equal to the product of (1) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of each such stock option, multiplied by (2) the number of shares subject to such stock option.

•	Unvested Stock Options. At the Effective Time, outstanding unvested options to acquire Common Stock that have an exercise price per share that is equal to or more than the Per Share Merger Consideration, will, to the extent not exercised prior to the Effective Time, be canceled for no consideration. At the Effective Time, other than with respect to the ELT Members, thirty percent (30%) of a holder’s outstanding unvested options to acquire Common Stock (rounded up to the nearest whole share) that have an exercise price per share that is less than the Per Share Merger Consideration, shall fully vest and become exercisable, and to the extent not exercised prior to the Effective Time, canceled and exchanged for the right to receive an amount in cash (subject to any required tax withholdings or deductions) equal to the product of (1) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of each such stock option, multiplied by (2) the number of shares subject to such stock option. At the Effective Time, other than with respect to the ELT Members, each holder’s remaining outstanding unvested options to acquire Common Stock will be canceled and exchanged for the right to receive an amount in cash (subject to any required tax withholdings or deductions) equal to the product of (1) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of each such stock option, multiplied by (2) the number of shares subject to such stock option, to be paid in accordance with the original vesting conditions applicable to the underlying options on the Company’s next regular payroll date following the applicable vesting date.

•	Unvested Stock Options held by ELT Members. At the Effective Time, outstanding unvested options to acquire Common Stock held by the ELT Members that have an exercise price per share that is less than the Per Share Merger Consideration, shall be canceled and exchanged for the right to receive a total amount equal to the product of (1) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of each such stock option, multiplied by (2) the number of shares subject to such stock option, which shall be paid as follows:

•	twenty percent (20%) will be paid in cash (subject to any required tax withholdings or deductions);

•	forty percent (40%) will be paid in the form of a number of Topco Units consisting of one Class A Preferred Unit and one Class B Common Unit for each whole dollar so exchanged, subject to reduction by a number of Topco Units with a value equal to the sum of (1) the required tax withholdings or deductions on the percentage of the consideration in respect of such unvested stock options that is cancelled in exchange for Topco Units and (2) the income tax payable with respect to such Topco Units that is in excess of the required tax withholdings or deductions resulting from the cancellation and exchange of such stock options (with Parent paying to each such ELT Member an amount in cash equal to such excess income tax); and

•	the remainder will be paid in the form of one Class B Common Unit of Topco for each whole dollar so exchanged, which equity interest will be intended to qualify as a profits interest and which will vest over a five-year period from the Effective Date, with twenty percent (20%) vesting on the one-year anniversary of the Effective Date and the remainder vesting on an equal monthly basis over the following four years subject to continued service to the Surviving Corporation, Parent or its subsidiaries.

•	Restricted Stock Units. At the Effective Time, other than with respect to the ELT Members, thirty percent (30%) of the unvested portion of a holder’s RSUs (rounded up to the nearest whole share) shall fully vest and the holders of such RSUs will be entitled to receive, in exchange for the cancellation of such portion of the RSUs, an amount in cash (subject to any required tax withholdings or deductions) equal to the product of (1) the Per Share Merger Consideration, multiplied by (2) the number of shares subject to such RSUs. At the Effective Time, other than with respect to the ELT Members, each holder’s remaining unvested RSUs will be canceled and exchanged for the right to receive an amount in cash (subject to any required tax withholdings or deductions) equal to the product of (1) the Per Share Merger Consideration, multiplied by (2) the number of shares subject to such unvested RSUs, to be paid in accordance with the original vesting conditions applicable to the underlying RSUs on the Company’s next regular payroll date following the applicable vesting date.

•	Restricted Stock Units held by ELT Members. At the Effective Time, outstanding unvested RSUs held by the ELT Members shall be canceled and exchanged for the right to receive a total amount equal to the product of (1) the Per Share Merger Consideration, multiplied by (2) the number of shares subject to such RSUs, which shall be paid as follows:

•	twenty percent (20%) will be paid in cash (subject to any required tax withholdings or deductions);

•	forty percent (40%) will be paid in the form of a number of Topco Units consisting of one Class A Preferred Unit and one Class B Common Unit for each whole dollar so exchanged, subject to reduction by a number of Topco Units with a value equal to the sum of (1) the required tax withholdings or deductions on the percentage of the consideration in respect of such unvested RSUs that is cancelled in exchange for Topco Units and (2) the income tax payable with respect to such Topco Units that is in excess of the required tax withholdings or deductions resulting from the cancellation and exchange of such RSUs (with Parent paying to each such ELT Member an amount in cash equal to such excess income tax); and

•	the remainder will be paid in the form of one Class B Common Unit of Topco for each whole dollar so exchanged, which equity interest will be intended to qualify as a profits interest and which will vest over a five-year period from the Effective Date, with twenty percent (20%) vesting on the one-year anniversary of the Effective Date and the remainder vesting on an equal monthly basis over the following four years subject to continued service to the Surviving Corporation, Parent or its subsidiaries.

•	Restricted Stock. At the Effective Time, all outstanding unvested shares of restricted stock shall be cancelled and exchanged for the right to receive an amount in cash (subject to any required tax withholdings or deductions) equal to the product of (1) the Per Share Merger Consideration, multiplied by (2) the number of shares subject to such unvested shares of restricted stock.

•	Payment. Unless otherwise noted, the payments in respect of such stock options, RSUs and restricted stock will be paid, without interest, as soon as practicable, but in no event later than the date that is the later of five business days following the Effective Time and the Company’s first regular payroll date after the Effective Time. If a holder holds multiple stock options or RSU awards, each such award will be divided pro rata in accordance with the divisions set forth above.

•	Details of Class A Preferred Units and Class B Common Units of Topco. Immediately prior to the Effective Time, the ELT Members will enter into a subscription agreement as required under the limited partnership agreement of Topco, and a grant agreement under the profits interests plan of Topco. The Class A Preferred Units will accrue a 12% annual preferred return, compounded quarterly. Distributable funds of Topco will be distributed first to the Class A Preferred Units in the amount of the accrued preferred return followed by a return of the invested capital in respect of the Class A Preferred Units. Any subsequent distributions will be to the holders of Class B Common Units, pro rata. The ELT Members’ entitlement to allocations, distributions and other rights with respect to the Class A Preferred Units and Class B Common Units, as applicable, will be set forth in the partnership agreement of Topco. As of immediately after the Effective Time, the Class B Common Units issued to the ELT Members that are intended to qualify as profits interests will not be entitled to distributions. The aggregate Class A Preferred Units to be issued to the ELT Members in exchange for the cancellation of unvested equity awards held by such ELT Members will represent 1.62% of the total Class A Preferred Units in Topco, no portion of which will be issued to the ELT Members in the form of profits interests. The aggregate Class B Common Units to be issued to the ELT Members in exchange for the cancellation of unvested equity awards held by such ELT Members will represent 6.20% of the total Class B Common Units in Topco, which includes 4.76% of the Class B Common Units of Topco that will be issued to the ELT Members in the form of profits interests.

Treatment of Employee Stock Purchase Plan

Until its termination immediately prior to the Effective Time, the ESPP will continue to operate according to its terms, except that commencing on the date of the Merger Agreement, ESPP participants (and those eligible to participate) are not permitted to increase the rate of payroll contributions or commence new contributions to the ESPP. In addition, all participation in and purchases under the ESPP will be suspended on the earlier of the Company’s last payroll immediately prior to the Effective Time or 10 business days before the Effective Time, with all outstanding purchases made on such date. After the suspension date, no new offering periods under the ESPP will be commenced and the ESPP will terminate immediately prior to, and contingent upon, the Effective Time. Any cash remaining in the ESPP after purchases occurring on the ESPP suspension date will be refunded to ESPP participants.

Equity Interests of the Company’s Executive Officers and Non-Employee Directors

Payments for Shares of Common Stock

The following table sets forth the number of shares of Common Stock that are currently held by each of the Company’s executive officers and non-employee directors, and the amounts that would be realized (subject to any required tax withholdings or deductions) by such individuals with respect to these shares based on the $5.50 Per Share Merger Consideration assuming that the Effective Time occurred on December 1, 2017.

Name	Shares (#)(1)	Consideration Payable ($)
Thomas J. Meredith	264,847	$1,456,659
Craig A. Barbarosh	0	0
Steven H. Berkowitz	70,048	385,264
Krista Berry	7,834	43,087
Jeffrey S. Hawn	148,503	816,767
Allison M. Wing	7,663	42,147
Gene Austin	414,261	2,278,436
James R. Offerdahl	165,419	909,805
Gary G. Allison	87,004	478,522
Kin Gill	66,063	363,347
Michael Paulson	128,555	707,053
Elizabeth Ritzcovan	30,449	167,470
Ryan D. Robinson	84,872	466,796
Joseph Rohrlich	51,458	283,019
Sara Spivey	39,432	216,876
Kelly Trammell	51,756	284,658

(1)	Includes shares directly held and shares beneficially owned as defined in Rule 16a-1(a)(2) under the Exchange Act. Excludes shares of Common Stock that may be purchased under the ESPP, as the option rights under the ESPP have not yet accrued and are undeterminable as of December 1, 2017.

Payments for Equity Awards for Non-ELT Members

The following table sets forth the number of shares of Common Stock underlying equity awards that are currently held by each of the Company’s non-ELT Member executive officers and non-employee directors, in each case that either are currently vested or that will vest in connection with the Merger, in each case assuming that the Effective Time occurred on December 1, 2017. The table also sets forth the amounts that would be realized (subject to any required tax withholdings or deductions) by our non-ELT Member executive officers and non-employee directors with respect to these equity awards based on the $5.50 Per Share Merger Consideration (minus the applicable exercise price for stock options that will be exchanged for cash consideration). No new shares of Common Stock or equity awards were granted to any non-ELT Member executive officer or non-employee director in contemplation of the Merger.

Name	Vested Stock Options (#)(1)	Unvested Restricted Stock (#)(2)	Unvested Stock Options (#)(1)	Unvested RSUs (#)(3)	Total Consideration Payable ($)(4)
Thomas J. Meredith	112,477	0	0	0	$71,985
Craig A. Barbarosh	0	20,640	0	0	113,520
Steven H. Berkowitz	0	21,409	0	0	117,750
Krista Berry	0	39,170	0	0	215,435
Jeffrey S. Hawn	0	8,592	0	0	47,256
Allison M. Wing	0	38,314	0	0	210,727
James R. Offerdahl	48,002	0	80,004	352,347	693,698
Elizabeth Ritzcovan	150,522	0	174,481	247,087	650,774

(1)	Excludes any stock options with an exercise price equal to or greater than the Per Share Merger Consideration, which stock options will be cancelled without consideration.
(2)	Pursuant to the terms of the applicable award agreements, all shares of restricted stock held by non-employee directors not vested as of the Effective Time would accelerate and vest as of such time.
(3)	The number of shares of Common Stock underlying performance-based unvested RSUs is based upon the deemed achievement of all applicable performance goals at one hundred percent (100%) of target levels.
(4)	Represents the total value payable in cash with respect to vested stock options and unvested equity awards and assumes (i) cancellation and payment in cash (less the applicable exercise price) for all vested stock options with an exercise price less than the Per Share Merger Consideration, (ii) cancellation and payment in cash for all outstanding shares of restricted stock, (iii) 30% acceleration, cancellation and payment in cash (less the applicable exercise price) for all unvested stock options with an exercise price less than the Per Share Merger Consideration (calculated net of the applicable exercise price) and (iv) 30% acceleration, cancellation and payment in cash for all unvested RSUs, each as described above in “Treatment of Equity-Based Awards.”

Payments for Equity Awards for ELT Members

The following table sets forth the number of shares of Common Stock underlying equity awards that are currently held by each of the ELT Members that will be cancelled in exchange for cash or equity in Topco in connection with the Merger, in each case assuming that the Effective Time occurred on December 1, 2017. These awards will be treated in the manner described above in “Treatment of Equity-Based Awards” and will be cancelled and exchanged for cash or equity in Topco, as applicable, upon the completion of the Merger. The table also sets forth the amounts of such awards that would be cancelled with respect to these equity awards based on the $5.50 Per Share Merger Consideration (minus the applicable exercise price for the in-the-money options). No new shares of Common Stock or equity awards were granted to any ELT Member.

					Amount of Cancelled Unvested Equity Awards ($)(4)
Name	Vested Stock Options (#)(1)	Vested Stock Option Cash Consideration ($)(2)	Unvested Stock Options (#)(1)	Unvested RSUs (#)(3)	Exchanged for Cash Consideration(5)	Exchanged for Topco Units(6)	Exchanged for Topco Profits Interests(7)	Total Amount of Cancelled Unvested Equity Awards
Gene Austin	200,005	$312,008	350,007	821,204	$1,012,527	$2,025,053	$2,025,053	$5,062,633
Gary G. Allison	33,752	52,653	56,252	237,787	279,116	558,233	558,233	1,395,582
Kin Gill	20,438	31,883	34,064	203,961	234,985	469,970	469,970	1,174,925
Michael Paulson	85,730	122,405	105,106	243,962	298,885	597,769	597,769	1,494,423
Ryan D. Robinson	20,438	31,883	34,064	184,511	213,590	427,180	427,180	1,067,950
Joseph Rohrlich	26,717	40,125	35,218	242,712	277,813	555,625	555,625	1,389,063
Sara Spivey	20,438	31,883	34,064	184,836	213,948	427,895	427,895	1,069,738
Kelly Trammell	32,292	65,990	42,708	138,169	169,038	338,076	338,076	845,190

(1)	Excludes any stock options with an exercise price equal to or greater than the Per Share Merger Consideration, which stock options will be cancelled without consideration.
(2)	Represents the total value payable in cash (subject to any required tax withholdings or deductions) with respect to vested stock options with an exercise price less than the Per Share Merger Consideration, which shall be cancelled and paid in cash (less the applicable exercise price).
(3)	The number of shares of common stock underlying performance-based unvested RSUs is based upon the deemed achievement of all applicable performance goals at one hundred percent (100%) of target levels.
(4)	Represents the anticipated dollar amount of unvested equity awards that will be cancelled and exchanged for cash or equity in Topco as described above under “Treatment of Equity-Based Awards.” Does not include cash amounts payable by Parent to each ELT Member for the income tax payable with respect to the issuance of Topco Units in exchange for the cancellation of unvested equity awards that is in excess of the required tax withholdings or deductions resulting from the cancellation and exchange of such equity awards.
(5)	Represents the anticipated dollar amount of unvested equity awards that will be cancelled and exchanged for cash, as described above under “Treatment of Equity-Based Awards” and subject to any required tax withholdings or deductions.
(6)	Represents the anticipated dollar amount of unvested equity awards that will be cancelled and exchanged for Topco Units. As described above under “Treatment of Equity-Based Awards,” one Class A Preferred Unit and one Class B Common Unit of Topco will be issued for each whole dollar of unvested equity awards so cancelled and exchanged, subject to reduction by a number of Topco Units with a value equal to the sum of (1) the required tax withholdings or deductions on the percentage of the consideration in respect of such unvested equity awards that is cancelled in exchange for Topco Units and (2) the income tax payable with respect to such Topco Units that is in excess of the required tax withholdings or deductions resulting from the cancellation and exchange of such equity awards (with Parent paying to each such ELT Member an amount in cash equal to such excess income tax).
(7)	Represents the anticipated dollar amount of unvested equity awards that will be cancelled and exchanged for Class B Common Units of Topco that are intended to qualify as profits interests. As described above under “Treatment of Equity-Based Awards,” one Class B Common Unit of Topco intended to qualify as a profits interest will be issued for each whole dollar of unvested equity awards so cancelled.

Payments Upon Termination Following Change-in-Control

We have entered into employment agreements (“Employment Agreements”) with each of Gene Austin, James R. Offerdahl, Gary Allison, Michael Paulson and Joe Rohrlich, our named executive officers, that provide for the payment of severance benefits if employment is terminated by us in connection with a change in control. The following descriptions of the terms of the Employment Agreements with our named executive officers are intended as a summary only and are qualified in their entirety by reference to the employment agreements filed as exhibits to our Annual Report on Form 10-K for the year ended April 30, 2017, which was filed with the SEC on June 16, 2017. For information regarding the potential total dollar value of the compensation that would be paid under these arrangements as of December 1, 2017 see below under “Golden Parachute Compensation.”

Pursuant to the Employment Agreements with our named executive officers, if a named executive officer is terminated without cause (as defined in the applicable employment agreement) or he or she resigns for good reason (as defined in the applicable employment agreement) within one year following a change of control, such officer is entitled to receive severance payments in an aggregate amount equal to the sum of (a) 12 months of his or her then-current base salary, to be paid in 12 equal monthly installments, (b) payment of 100% of his or her then-current target bonus assuming 100% achievement of plan and (c) payment of the monthly amount of COBRA continuation coverage for 12 months or until he or she becomes eligible for medical coverage from another employer.

In addition, employment agreements, stock option agreements and restricted stock unit agreements with Messrs. Austin, Offerdahl, Allison, Paulson and Rohrlich provide for “double trigger” vesting acceleration of equity awards, such that the vesting with respect to 100% of their outstanding and unvested stock options and restricted stock unit awards will be accelerated in the event of their termination of employment without cause or resignation for good reason during the period commencing (1) on or after the date that we have signed a definitive agreement or that our Board of Directors has endorsed a tender offer for our stock that, in either case, when consummated would result in a change of control (even though consummation is subject to approval or requisite tender by our stockholders and other conditions and contingencies), and ending (2) at the earlier of the date on which such definitive agreement or tender offer has been terminated without a change of control or on the date which is 12 months following the consummation of any transaction or series of transactions that results in a change of control.

For purposes of the definition of “termination upon change of control” above, the following terms have the following meanings:

•	“cause” means (i) the executive’s willful and continued failure to perform substantially his or her duties with the Company (other than any such failure resulting from the executive’s “disability”), (ii) any act of personal dishonesty, fraud or misrepresentation taken by the executive which was intended to result in substantial gain or personal enrichment for the executive at the expense of the Company, (iii) the willful engaging by the executive in illegal conduct or gross misconduct which is or is reasonably likely to be injurious to the Company; (iv) the executive’s conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State; (v) the executive’s breach of the terms of the executive’s agreement(s) with the Company relating to proprietary information and inventions assignment, including the executive’s EPIA; or (vi) the executive’s material breach of the terms of his or her offer letter. Clauses (i), (v) and (vi) shall constitute “Cause” only after the executive has received from the Board of Directors written notice describing the circumstances of such breach or failure in reasonable detail and has been given a reasonable cure period of not less than thirty (30) days;

•	“change of control” means (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of (A) the outstanding shares of Common Stock of the Company or (B) the combined voting power of the Company then-outstanding securities; (b) the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect), unless at least fifty (50%) percent of the combined voting power of the voting securities of the entity acquiring those assets is held by persons who held the voting securities of the Company immediately prior to such transaction or series of transactions; (d) the dissolution or liquidation of the Company, unless after such liquidation or dissolution all or substantially all of the assets of the Company are held in an entity at least fifty percent (50%) of the combined voting power of the voting securities of which is held by persons who held the voting securities of the Company immediately prior to such liquidation or dissolution; or (e) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing;

•	“disability” means that the executive, at the time notice is given, has been unable to substantially perform his or her duties under his or her Employment Agreement for not less than one hundred and twenty (120) work days within twelve (12) consecutive month period as a result of the executive’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.

•	“good reason” means the existence or occurrence of the following, provided that the executive’s resignation occurs within thirty (30) days after the original occurrence of such event: (i) a change in the executive’s position with the Company or a successor entity that materially reduces the executive’s position, title, duties and responsibilities or the level of management to which the executive reports; (ii) a material reduction in the executive’s total compensation and benefits package (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs as established from time to time) (provided, that, for the avoidance of doubt, any time-based option and performance-based option shall not be deemed compensation or benefits for purposes of this definition); or (iii) a relocation of the executive’s place of employment by more than fifty (50) miles from the Company’s current offices in Austin, Texas; provided, however, an event described in clauses (i), (ii) or (iii) of this paragraph shall give rise to “good reason” only if such change, reduction or relocation is effected without the executive’s consent. The executive resignation will not be deemed to be for “good reason” unless the executive first provides the Company with written notice of the acts or omissions constituting the grounds for “good reason” and a reasonable cure period of not less than thirty (30) days following such notice, during which such condition has not have been cured.

In the event that the severance payments provided for in the Employment Agreements or otherwise payable to the executive officer constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would be subject to the excise tax imposed by Code Section 4999, then the executive officer’s severance benefits will be either delivered in full or delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax, results in the receipt by the executive officer on an after-tax basis of the greatest amount of severance benefits.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of the Company’s named executive officers that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. The table below assumes that the closing of the Merger occurs on December 1, 2017 and the employment of the executive is terminated by the Company without cause or by the executive for good reason on such date. Our named executive officers will not receive pension, non-qualified deferred compensation or other benefits in connection with the Merger.

The amounts set forth in the table are estimates based on the $5.50 Per Share Merger Consideration. Some of the amounts set forth in the table would be payable solely by virtue of the consummation of the Merger. In addition to the assumptions regarding the consummation date of the Merger and the termination of employment, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger will differ, and may differ substantially, from the amounts set forth below.

Name	Total Cash(1)	Total Equity(2)	Tax Reimbursement(3)	Other(4)	Total
Gene Austin	$944,739	$5,062,633	$—	$—	$6,007,372
Jim Offerdahl	$541,939	$2,062,715	$—	$—	$2,604,654
Gary Allison	$458,059	$1,395,582	$—	$—	$1,853,641
Michael Paulson	$480,517	$1,494,423	$—	$—	$1,974,940
Joe Rohrlich	$472,968	$1,389,063	$114,234	$24,800	$2,001,065

(1)

Pursuant to the employment agreements described in “Payments Upon Termination Following Change-in-Control” above, each named executive officer, who is terminated without “cause” or resigns for “good reason” in connection with a change-in-control during the 12 months following a change in control will receive, subject to the terms and conditions of the applicable employment agreement, (i) 100% of current monthly base salary for 12 months, payable in 12 monthly installments, (ii) 100% of current target bonus payable in one lump sum and (iii) payment of the monthly amount of COBRA continuation coverage for 12 months or until he becomes eligible for medical coverage from another employer. Such payments would consist of:

Name	Salary	Bonus	Health Benefits	Total
Gene Austin	$467,000	$467,000	$10,739	$944,739
Jim Offerdahl	$332,000	$199,200	$10,739	$541,939
Gary Allison	$317,000	$126,800	$14,259	$458,059
Michael Paulson	$329,000	$131,600	$19,917	$480,517
Joe Rohrlich	$285,000	$165,300	$22,668	$472,968

(2)	These amounts represent the aggregate in-the-money value of the outstanding stock options and RSUs that would vest as a direct result of the Merger, assuming the Merger occurs on December 1, 2017 and the employment of the executive is terminated by the Company without cause or by the executive for good reason immediately following the Merger. These amounts do not include payments in respect of outstanding stock options or RSUs that are already vested, because the named executive officer would already be entitled to the economic benefit of such equity regardless of the transaction. For information regarding all equity awards held by named executive officers, see the table in the section entitled “Equity Interests of the Company’s Executive Officers and Non-Employee Directors”.
(3)	The amount in this column reflects estimated taxes payable by the Company with respect to the accelerated vesting of stock options and RSUs pursuant to a tax equalization benefit provided in connection with Mr. Rohlrich’s expatriate assignment. This estimate assumes a 45% U.K. marginal tax rate and a 39.6% U.S. supplemental tax rate on the portion of the equity income that is subject to taxation in the U.K. Does not include cash amounts payable by Parent to Messrs. Austin, Allison, Paulson and Rohlrich, as ELT Members, for the income tax payable with respect to the issuance of Topco Units in exchange for the cancellation of unvested equity awards that is in excess of the required tax withholdings or deductions resulting from the cancellation and exchange of such equity awards.
(4)	The amount in this column reflects estimated relocation expenses payable by the Company in connection with Mr. Rohlrich’s expatriate assignment.

The table below sets forth the portion of the amounts reflected in the equity columns of the above golden parachute table as a result of “double-trigger” acceleration after giving effect to the acceleration provided for in the Merger Agreement, to which the named executive officer’s employment was terminated without “cause” or he resigned for “good reason”, pursuant to the terms of each named executive officer’s employment agreement as described in the section entitled “Payments Upon Termination Following Change-in-Control” above.

Name	Value of Company Options	Value of Company Restricted Stock Units	Total
Gene Austin	$546,011	$4,516,622	$5,062,633
Jim Offerdahl	$124,806	$1,937,909	$2,062,715
Gary Allison	$87,753	$1,307,829	$1,395,582
Michael Paulson	$152,632	$1,341,791	$1,494,423
Joe Rohrlich	$54,147	$1,334,916	$1,389,063

Indemnification and Insurance

The Merger Agreement provides that the Surviving Corporation will (and Parent must cause the Surviving Corporation to) honor and fulfill in all respects the obligations of the Company and the Company’s subsidiaries under any and all indemnification agreements existing as of the Agreement Date between the Company or any of the Company’s subsidiaries and any of their respective current or former directors and officers. In addition, at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and the Company’s subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and the Company’s subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses with respect to acts, errors, omissions and service prior to the Effective Time that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and the Company’s subsidiaries as of the date of the Merger Agreement, and such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable law; provided, that the Company and Parent agree that the provisions of the certificate of incorporation of the Surviving Corporation will satisfy the requirements of this sentence with respect to the certificate of incorporation of the Company.

In addition, without limiting the foregoing, the Merger Agreement requires the Company to purchase a prepaid directors’ and officers’ insurance policy covering the officers and directors of the Company as of the date of the Merger Agreement for a period of six years, provided that such policy is subject to an aggregate premium cap of six times 300% of the last annual premium paid by the Company prior to the Effective Time. The Merger Agreement further requires the Surviving Corporation (and the Parent to cause the Surviving Corporation) to maintain such directors’ and officers’ insurance policy in full force and effect and continue to honor their respective obligations thereunder.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the Merger to “U.S. holders” and “non-U.S. holders” (each as defined below) whose shares of Common Stock are converted into the right to receive cash in the Merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. This discussion is based on the provisions of the Code, applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. The discussion applies only to beneficial owners who hold shares of Common Stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes), and does not apply to shares of Common Stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, actually or constructively, in Parent or the Surviving Corporation after the Merger, stockholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal under the DGCL or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold Common Stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion also does not address the U.S. tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address the receipt of cash in connection with the cancellation of phantom stock units, or options to purchase shares of Common Stock, or the treatment of shares of restricted stock or performance awards, or any other matters relating to equity compensation or benefit plans (including the plans). This discussion does not address any aspect of state, local or foreign tax laws, the additional 3.8% tax on certain net investment income that may be imposed under the Code or any other form of taxation that may be applicable to a stockholder. Furthermore, it generally does not address the tax consequences of transactions effectuated before, after, or at the same time as the Merger, whether or not they are in connection with the Merger.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner of such partnership generally will depend on the status of the partner and the activities of the partner and the partnership. A partner of a partnership holding Common Stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the Merger to such partner.

We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

U.S. Holders

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

The exchange of shares of Common Stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Common Stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes, as described below under “—Backup Withholding and Information Reporting”) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Common Stock (i.e., shares of Common Stock acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss, provided that the U.S. holder’s holding period for such shares of Common Stock is more than 12 months at the Effective Time of the Merger. Long-term capital gains of non-corporate U.S. holders are generally subject to tax at a maximum rate of 20% under current law. There are limitations on the deductibility of capital losses.

Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of Common Stock that is not a U.S. holder or a partnership (or any other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes). Although the matter is not free from doubt, to the extent any portion of the cash received in exchange for Common Stock in the Merger is considered to be provided by the Company, we intend to treat the payment of such cash as a distribution in redemption of shares of Common Stock and as a sale or exchange of the shares so redeemed. In such case, a non-U.S. holder whose shares of Common Stock are exchanged for cash in the merger will recognize capital gain or loss, which generally is not expected to be subject to U.S. federal income tax unless:

•	the gain, if any, on such shares is effectively connected with the non-U.S. holder’s trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Common Stock for cash pursuant to the Merger and certain other conditions are met; or

•	the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of our Common Stock at any time during the five-year period preceding the merger, and the

Company is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or the period that the non-U.S. holder held Common Stock.

A non-U.S. holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. If such non-U.S. holder is a corporation, it may also be subject to a branch profits tax equal to 30% (or a lower treaty rate) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. A non-U.S. holder described in the second bullet point immediately above will be subject to U.S. federal income tax at a rate of 30% (or a lower treaty rate) on any gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year.

We believe we have not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the Merger.

Backup Withholding and Information Reporting

Backup withholding of tax (currently at the rate of 28%) may apply to cash payments to which a non-corporate U.S. holder is entitled under the Merger Agreement, unless such U.S. holder provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign, under penalty of perjury, the Substitute Form W-9 included as part of the letter of transmittal and return it to the payment agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the payment agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the Merger under the backup withholding rules will generally be allowable as a refund or a credit against such U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash payments made pursuant to the Merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the Merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of phantom stock or options to purchase shares of Common Stock, or the treatment of shares of restricted stock or performance awards, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Regulatory Approvals

Under the terms of the Merger Agreement, the Merger cannot be completed until, following the submission of required filings with the relevant governmental authorities, the waiting period applicable to the consummation of the Merger under the HSR Act has expired or been terminated.

On December 7, 2017, the Company and Parent filed notification of the proposed Merger with the DOJ under the HSR Act. The waiting period for the notification filed under the HSR Act was terminated on December 21, 2017.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied on a timely basis or at all.

Legal Proceedings Regarding the Merger

In connection with the Merger Agreement and the transactions contemplated thereby, a purported class action lawsuit captioned Michael Schlaffer, Individually and on Behalf of All Others Similarly Situated v. Bazaarvoice, Inc. et al., has been filed on December 22, 2017 in the District Court, 201st Judicial District, Travis County, Texas. In general, the complaint asserts that, among other things, the members of the Board of Directors breached their fiduciary duties to stockholders by undergoing an unfair process that undervalues the Company, and by failing to disclose material information relating thereto. The complaint generally seeks to enjoin or rescind the Merger or, if consummated, recover damages resulting therefrom. Also on December 22, 2017, a purported class action lawsuit was filed, captioned Michael Schlaffer, Individually and on Behalf of All Others Similarly Situated v. Bazaarvoice, Inc. et al., in the United States District Court, Western District of Texas. In general, the complaint asserts that, among other things, the Company violated certain provisions of the Exchange Act by filing this proxy statement, which allegedly contains materially incomplete and misleading information. The complaint generally seeks to enjoin the Company from taking any steps to consummate the Merger until the omitted information is disseminated to stockholders, or, if the Merger is consummated, rescind the transaction or recover damages resulting therefrom. The Company believes that the above described claims are without merit and intends to vigorously defend both actions.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety before making any decisions regarding the Merger, including approval of the Merger Proposal, as it is the legal document governing the Merger. This section is not intended to provide you with any factual information about the Company, Parent or Merger Sub. Such information can be found elsewhere in this proxy statement and in the public filings the Company makes with the SEC, as described under the heading “Where You Can Find More Information” beginning on page 102 of this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. Capitalized terms used in this section but not defined in this proxy statement have the meaning ascribed to them in the Merger Agreement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Parent, Merger Sub and the Company in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by confidential matters disclosed to Parent and Merger Sub by the Company in connection with the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk between the Company, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of the Company, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential Company disclosure schedules to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding the Company, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding the Company and our business.

The Merger

Effects of the Merger; Certificate of Incorporation; Bylaws; Officers and Directors

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into the Company. The Company will be the Surviving Corporation in the Merger and will be the wholly owned direct subsidiary of Parent and will continue to do business following the consummation of the Merger. As a result of the Merger, the Company will cease to be a publicly traded company. In addition, our Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will be amended and restated as provided in the Merger Agreement. Except as otherwise directed by Parent, the directors of the Surviving Corporation will, from and after the Effective Time, be the individuals who are the directors of the Merger Sub immediately prior to the Effective Time. Except as otherwise directed by Parent, the officers of the Surviving Corporation will, from and after the Effective Time, be the individuals who are the officers of the Company immediately prior to the Effective Time.

Closing and Effective Time

The closing of the Merger will take place no later than the third business day following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption “The Merger Agreement—Conditions to the Closing of the Merger”) (other than those conditions to be satisfied or waived at the closing of the Merger) or such other time agreed to in writing by Parent and us. Concurrently with the closing of the Merger, the Company and Merger Sub will file a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing of the certificate of merger, or at such later time as is agreed by the parties and specified in the certificate of merger.

Per Share Merger Consideration

Common Stock

In the Merger, each outstanding share of Common Stock (other than Excluded Shares) will be converted into the right to receive an amount in cash equal to $5.50, without interest thereon (the “Per Share Merger Consideration”), less any applicable withholding taxes.

Treatment of Options, Restricted Stock Units, Restricted Shares and ESPP

As a result of the Merger, the treatment of the Company’s equity awards that are outstanding immediately prior to the Effective Time will be as follows:

Company Stock Options

Each outstanding vested option to acquire Common Stock will be canceled and converted to the right to receive an amount in cash (subject to any required tax withholdings or deductions) equal to the product of (1) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of each such stock option, multiplied by (2) the number of shares subject to such stock option.

Other than with respect to the ELT Members, thirty percent (30%) of a holder’s outstanding unvested options to acquire Common Stock (rounded up to the nearest whole share) that have an exercise price per share that is less than the Per Share Merger Consideration shall fully vest and become exercisable, and to the extent not exercised prior to the Effective Time, canceled and exchanged for the right to receive an amount in cash (subject to any required tax withholdings or deductions) equal to the product of (1) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of each such stock option, multiplied by (2) the number of shares subject to such stock option.

Other than with respect to the ELT Members, each holder’s remaining outstanding unvested options to acquire Common Stock will be canceled and exchanged for the right to receive an amount in cash (subject to any required tax withholdings or deductions)equal to the product of (1) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of each such stock option, multiplied by (2) the number of shares subject to such stock option, to be paid in accordance with the original vesting conditions applicable to the underlying options on the Company’s next regular payroll date following the applicable vesting date.

Outstanding unvested options to acquire Common Stock held by the ELT Members that have an exercise price per share that is less than the Per Share Merger Consideration shall be canceled and exchanged for the right to receive a total amount equal to the product of (1) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of each such stock option, multiplied by (2) the number of shares subject to such stock option, which shall be paid as follows:

•	twenty percent (20%) will be paid in cash (subject to any required tax withholdings or deductions);

•	forty percent (40%) will be paid in the form of a number of Topco Units consisting of one Class A Preferred Unit and one Class B Common Unit for each whole dollar so exchanged, subject to reduction by a number of Topco Units with a value equal to the sum of (1) the required tax withholdings or deductions on the percentage of the consideration in respect of such unvested stock options that is cancelled in exchange for Topco Units and (2) the income tax payable with respect to such Topco Units that is in excess of the required tax withholdings or deductions resulting from the cancellation and exchange of such stock options (with Parent paying to each such ELT Member an amount in cash equal to such excess income tax); and

•	the remainder will be paid in the form of one Class B Common Unit of Topco for each whole dollar so exchanged, which equity interest will be intended to qualify as a profits interest and which will vest over a five-year period from the Effective Date, with twenty percent (20%) vesting on the one-year anniversary of the Effective Date and the remainder vesting on an equal monthly basis over the following four years subject to continued service to the Surviving Corporation, Parent or its subsidiaries.

Each option with an exercise price per share equal to or greater than $5.50 per share will be canceled without consideration.

Company Restricted Stock Units

Other than with respect to the ELT Members, thirty percent (30%) of the unvested portion of a holder’s RSUs (rounded up to the nearest whole share) shall fully vest and the holders of such RSUs will be entitled to receive, in exchange for the cancellation of such portion of the RSUs, an amount in cash (subject to any required tax withholdings or deductions) equal to the product of (1) the Per Share Merger Consideration, multiplied by (2) the number of shares subject to such RSUs.

Other than with respect to the ELT Members, each holder’s remaining unvested RSUs will be canceled and exchanged for the right to receive an amount in cash (subject to any required tax withholdings or deductions) equal to the product of (1) the Per Share Merger Consideration, multiplied by (2) the number of shares subject to such unvested RSUs, to be paid in accordance with the original vesting conditions applicable to the underlying RSUs on the Company’s next regular payroll date following the applicable vesting date.

Outstanding unvested RSUs held by the ELT Members shall be canceled and exchanged for the right to receive a total amount equal to the product of (1) the Per Share Merger Consideration, multiplied by (2) the number of shares subject to such RSUs, which shall be paid as follows:

•	twenty percent (20%) will be paid in cash (subject to any required tax withholdings or deductions);

•	forty percent (40%) will be paid in the form of a number of Topco Units consisting of one Class A Preferred Unit and one Class B Common Unit for each whole dollar so exchanged, subject to reduction by a number of Topco Units with a value equal to the sum of (1) the required tax withholdings or deductions on the percentage of the consideration in respect of such unvested RSUs that is cancelled in exchange for Topco Units and (2) the income tax payable with respect to such Topco Units that is in excess of the required tax withholdings or deductions resulting from the cancellation and exchange of such RSUs (with Parent paying to each such ELT Member an amount in cash equal to such excess income tax); and

•	the remainder will be paid in the form of one Class B Common Unit of Topco for each whole dollar so exchanged, which equity interest will be intended to qualify as a profits interest and which will vest over a five-year period from the Effective Date, with twenty percent (20%) vesting on the one-year anniversary of the Effective Date and the remainder vesting on an equal monthly basis over the following four years subject to continued service to the Surviving Corporation, Parent or its subsidiaries.

Company Restricted Shares

At the Effective Time, all outstanding unvested shares of restricted stock shall be cancelled and exchanged for the right to receive an amount in cash (subject to any required tax withholdings or deductions) equal to the product of (1) the Per Share Merger Consideration, multiplied by (2) the number of shares subject to such unvested shares of restricted stock.

Unless otherwise noted, the payments in respect of such stock options, RSUs and shares of restricted stock will be paid, without interest, as soon as practicable, but in no event later than the date that is the later of five business days following the Effective Time and the Company’s first regular payroll date after the Effective Time. If a holder holds multiple stock options or RSU awards, each such award will be divided pro rata in accordance with the divisions set forth above.

Employee Stock Purchase Plan

Until its termination immediately prior to the Effective Time, the ESPP will continue to operate according to its terms, except that commencing on the date of the Merger Agreement, ESPP participants (and those eligible to participate) will not be permitted to increase the rate of payroll contributions or commence new contributions to the ESPP. In addition, all participation in and purchases under the ESPP will be suspended on the earlier of the Company’s last payroll immediately prior to the Effective Time or 10 business days before the Effective Time, with all outstanding purchases made on such date. After the suspension date, no new offering periods under the ESPP will be commenced and the ESPP will terminate immediately prior to, and contingent upon, the Effective Time. Any cash remaining in the ESPP after purchases occurring on the ESPP suspension date will be refunded to ESPP participants.

Payment of Per Share Merger Consideration and Surrender of Stock Certificates

Prior to the Effective Time, Parent will appoint an agent reasonably acceptable to us (the “Payment Agent”) to make payments of the Per Share Merger Consideration to stockholders. At or prior to the Effective Time, Parent will deposit or cause to be deposited with the Payment Agent cash sufficient to pay the aggregate Per Share Merger Consideration to stockholders (less any Per Share Merger Consideration in respect of dissenting shares).

Promptly following the Effective Time, the Payment Agent will send to each holder of record of shares of Common Stock (other than holders of Excluded Shares) a letter of transmittal and instructions advising stockholders how to surrender stock certificates and book-entry shares in exchange for their portion of the Per Share Merger Consideration. Upon receipt of (1) surrendered certificates (or affidavits of loss in lieu thereof) or book-entry shares representing the shares of Common Stock; and (2) a signed and completed letter of transmittal or an “agent’s message” with respect to book-entry shares representing shares of Common Stock and such other documents as may be required pursuant to such instructions, the holder of such shares will be entitled to receive their portion of the Per Share Merger Consideration in exchange therefor. The amount of any Per Share Merger Consideration paid to the stockholders may be reduced by any applicable withholding taxes.

If any cash deposited with the Payment Agent is not claimed within one year following the Effective Time, such cash will be returned to Parent, upon demand, and any holders of Common Stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent for payment of the Per Share Merger Consideration. Any cash deposited with the Payment Agent that remains unclaimed two years following the Effective Time (or if earlier, until immediately prior to the time at which such amounts would otherwise become property of a Governmental Authority) will, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

The letter of transmittal will include instructions if a stockholder has lost a share certificate or if such certificate has been stolen or destroyed. In the event any certificates have been lost, stolen or destroyed, then before such stockholder will be entitled to receive the Per Share Merger Consideration, such stockholder will have to make an affidavit of the loss, theft or destruction and enter into a written indemnity agreement in a form and substance reasonably acceptable to Parent.

Appraisal Rights

Stockholders are entitled to appraisal rights under the DGCL in connection with the Merger. This means that you are entitled to have the fair value of your shares of Common Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the Per Share Merger Consideration if you follow exactly the procedures specified under the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the Merger Agreement and you must not vote (either in person or by proxy) in favor of the Merger Proposal. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 98 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex B to this proxy statement. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL, THE FULL TEXT OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX B.

Representations and Warranties

The Merger Agreement contains representations and warranties of the Company, Parent and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means any event, effect, occurrence, fact, circumstance, condition or change that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on

(a) the assets, business, operations, condition (financial or otherwise) or results of operations of the Company and the Company’s subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated by the Merger Agreement prior to the Termination Date; provided, however, that, except as it relates to clause (b) of this sentence, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a Company Material Adverse Effect:

•	general economic or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

•	conditions (or changes or disruptions in such conditions) generally affecting the industries in which the Company and its subsidiaries operate;

•	conditions (or changes or disruptions in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world generally, including (A) changes in interest rates generally in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in equity, debt, derivative or hybrid securities, or securities generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•	regulatory, legislative or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world or acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof in the United States or any other country or region in the world;

•	any changes in applicable law or GAAP;

•	any natural or man-made hurricane, earthquake, flood, disaster, acts of God or other force majeure events in the United States or any other country or region in the world;

•	any action (A) that Parent has requested in writing prior to the taking thereof; (B) taken pursuant to and expressly required by the Merger Agreement; or (C) not taken pursuant to and expressly prohibited by the Merger Agreement;

•	the announcement of the Merger Agreement or the pendency or consummation of any of the transactions contemplated thereby;

•	changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any internal or published forecasts, estimates, projections or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or

•	any criminal, civil or administrative litigation, claim, action, hearing, arbitration, investigation or other proceeding threatened, made or brought based upon, arising out of or with respect to the Merger Agreement or any of the transactions contemplated thereby.

Notwithstanding the foregoing, to the extent any such event, effect, occurrence, fact, circumstance, condition or change directly or indirectly results from, arises out of, is attributable to or relates to the matters described in any of the first six items described in the above bullet points materially and disproportionately adversely affects the Company and its subsidiaries, taken as a whole, as compared to other companies that operate primarily in the same industries in in which the Company and its subsidiaries operate, they shall not be per se excluded from a determination of whether a Company Material Adverse Effect has occurred.

In the Merger Agreement, the Company has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to the Company and its subsidiaries;

•	the capital structure of the Company as well as the ownership and capital structure of its subsidiaries;

•	the absence of any contract relating to the voting or sale or transfer of any of the Company’s securities;

•	the absence of any accrued and unpaid dividends with respect to the shares of Common Stock;

•	the Company’s and its subsidiary’s respective indebtedness;

•	the Company’s corporate power and authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	the necessary vote of stockholders in connection with the Merger Agreement;

•	the necessary approval of the Board of Directors;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•	the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement will not contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or similar organizational documents of any subsidiary of the Company;

•	matters relating to the Company’s subsidiaries;

•	the accuracy and required filings of the Company’s SEC filings and financial statements;

•	the Company’s internal controls over financial reporting and disclosure controls and procedures;

•	the absence of specified undisclosed liabilities;

•	the conduct of the business of the Company and its subsidiaries in the ordinary course consistent with past practice and the absence of a Company Material Adverse Effect, in each case since July 31, 2017;

•	the absence of legal proceedings and orders;

•	payment of fees to brokers in connection with the Merger Agreement;

•	employee benefit plans;

•	the Board of Director’s receipt of the opinion of GCA Advisors;

•	tax matters;

•	the Company’s compliance with laws;

•	trademarks, patents, copyrights and other intellectual property matters;

•	labor matters;

•	insurance matters;

•	the existence and enforceability of specified categories of the Company’s material contracts, and certain notices with respect to violation or breach of or default thereunder or intention to cancel or modify those material contracts;

•	real property owned, leased or subleased by the Company and its subsidiaries;

•	the inapplicability of anti-takeover statutes to the Merger;

•	the customers and suppliers of the Company and its subsidiaries;

•	environmental matters;

•	the conduct of the Company and its subsidiaries respective businesses in compliance with the legal requirements under the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any similar laws or regulations in any other jurisdiction;

•	the solvency of the Company and its subsidiaries, taken as a whole;

•	the accounts receivable and accounts payable of the Company and its subsidiaries; and

•	the absence of certain related-party transactions.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to the Company that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub;

•	Parent’s and Merger Sub’s corporate authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	the absence of any conflict, violation or material alteration of any organizational documents, or applicable laws due to the execution and performance of the Merger Agreement;

•	required consents and regulatory filings in connection with the Merger Agreement;

•	the absence of litigation challenging the Merger;

•	ownership of Common Stock of the Company by Parent and Merger Sub;

•	payment of fees to brokers in connection with the Merger Agreement;

•	the activities of the Merger Sub;

•	the accuracy of certain information supplied by Parent and Merger Sub;

•	matters with respect to Parent’s financing;

•	delivery and enforceability of the Limited Guarantee;

•	the solvency of Parent and the Company and its subsidiaries following the consummation of the Merger and the transactions contemplated by the Merger Agreement; and

•	the absence of any stockholder or management arrangements related to the Merger.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Prior to Effective Time

The Merger Agreement provides that, except as (1) expressly required or expressly permitted by the Merger Agreement; (2) as disclosed in the confidential Company disclosure schedules to the Merger Agreement; or (3) approved by prior written consent of the Parent, during the period of time between the date of the signing of the Merger Agreement and the Effective Time, the Company will, and will cause each of its subsidiaries to:

•	subject to the restrictions and exceptions in the Merger Agreement, ensure that they conduct their business in the ordinary course and in all material respects consistent with past practice;

•	use commercially reasonable efforts to maintain and preserve intact their current business organization, keep available the services of their current officers and employees and maintain their relations and goodwill with material customers, suppliers, licensors, vendors, landlords, and other persons having material business relationships with the Company and/or its subsidiaries;

•	keep in full force and effect all material insurance policies of the Company and its subsidiaries; and

•	not take any action that would materially adversely affect or delay the ability of any of the parties to the Merger Agreement from obtaining any necessary approvals required by the Merger Agreement, performing its covenants or agreements thereunder, or otherwise materially delay or prohibit the transactions contemplated by the Merger Agreement.

In addition, the Company has also agreed that, except as (1) expressly required or expressly permitted by the Merger Agreement; (2) disclosed in the confidential Company disclosure schedules to the Merger Agreement; or (3) approved by the prior written consent of the Parent (which approval shall not be unreasonably withheld, conditioned or delayed), during the period of time between the date of the signing of the Merger Agreement and the Effective Time, the Company will not, and will cause each of its subsidiaries not to, among other things:

•	other than cash dividends made by a subsidiary of the Company to the Company or another of the Company’s subsidiaries, pursuant to the Company’s existing employee benefits plans, and the RSUs being issued to certain new hires, (1) declare, set aside, make or pay any dividend or other distribution, (2) adjust, split, combine or reclassify or otherwise amend the terms of any of the Company’s or its subsidiaries securities (or any rights convertible into such securities), or (3) acquire, purchase, redeem or otherwise reacquire or offer to acquire, redeem or otherwise reacquire any shares of capital stock or other securities (or any rights convertible into such securities), other than (x) pursuant to the Company’s right to acquire restricted shares held by a Company employee upon termination of such employee; (y) the withholding or retirement of shares of Common Stock to satisfy tax obligations with respect to Company equity awards outstanding on the date of the Merger Agreement, to the extent required or permitted under the terms thereof or required pursuant to applicable law; and (z) the acquisition by the Company of shares of Common Stock in connection with the surrender of shares of Common Stock by holders of options issued under the Company’s employee benefits plans to purchase shares of Common Stock outstanding on the date of the Merger Agreement in order to pay the exercise price thereof;

•	sell, issue, grant or authorize the sale, issuance, or grant of or pledge or otherwise dispose of or subject to any lien (other than those liens permitted by the Merger Agreement): (1) any capital stock or other equity security (or any rights convertible into such securities); (2) any option, call, warrant or right to acquire any capital stock or other equity security (or any rights convertible into such securities); or (3) any instrument convertible into or exchangeable for any capital stock or other equity security, in each case of the Company or any of its subsidiaries, other than (x) shares issued pursuant to the existing employee benefits plans; and (y) the RSUs being issued to certain new hires;

•	except as otherwise contemplated in the Merger Agreement amend or otherwise modify any of the terms of any outstanding employee equity awards;

•	amend the organizational documents of the Company or any of its subsidiaries;

•	acquire, by any manner, any business, corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or acquire any assets that are material, in the aggregate, to the Company and its subsidiaries, taken as a whole, except purchases of inventory and raw materials in the ordinary course of business;

•	effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

•	other than contracts with respect to the non-solicitation of employees, enter into any contract that would impose any express limitation or express restrictions on certain aspects of the Company’s and its subsidiaries’ ability to compete and operate their business;

•	other than in the ordinary course of business terminate (partially or completely), cancel or intentionally take (or intentionally fail to take) any action that would reasonably be expected to cause or result in a material breach of or material default, under certain material contracts of Company, provided that the Company the Company shall not, and shall cause each of the Company’s subsidiaries not to, renew any contract for leased real property for a term that would extend beyond the closing of the Merger without the Parent’s prior written consent);

•	sell, divest, or otherwise dispose of, or lease, pledge or license or subject to any lien (other than liens permitted under the Merger Agreement) any right, asset or property material to the Company or its subsidiaries, except inventory, and transactions in the ordinary course of business;

•	incur any indebtedness or guarantee any indebtedness in excess of $500,000 individually, or $1,000,000 in the aggregate other than (x) to the Company or one of its wholly owned subsidiaries or (y) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the ordinary course of business;

•	issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person or entity, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or entity or enter into any arrangement having the economic effect of any of the foregoing;

•	make any loans, advances (other than routine advances to employees of the Company and its subsidiaries in the ordinary course of business) or capital contributions to, or investment in, any other person or entity, other than the Company or any of its wholly owned subsidiaries;

•	except in the ordinary course of business, (1) materially increase the compensation or other benefits payable or provided to the directors, officers, employees, independent contractors or other non-employees (including workers or agency workers) of the Company or any of its subsidiaries in any year, (2) enter into or amend any Company employee agreement that provides or would provide for total compensation of $175,000 (or the equivalent in the applicable jurisdiction) or more in any year, except for severance agreements entered into with employees in the ordinary course of business in connection with terminations of employment of employees who are not officers or directors of the Company or any of its subsidiaries;

•	except as required by any Company employee benefit plan in effect on the date of the Merger Agreement or as otherwise required by law, establish, adopt, enter into, amend or terminate (or agree to establish, adopt, enter into, amend or terminate) any material Company employee benefit plan, or change the funding method or the actuarial assumptions used to calculate any benefits or the Company’s or any of its subsidiaries’ funding or other obligations thereunder;

•	hire or retain any director, officer, employee, individual independent contractor, or other non-employees (including workers or agency workers) of the Company or any its subsidiaries who are natural persons and would be entitled to receive total compensation of $175,000 (or the equivalent in the applicable jurisdiction) or more in any year, provided that the employment of any person hired who would be entitled to receive total compensation of less than $175,000 (or the equivalent in the applicable jurisdiction) in any year shall not be governed by any Company employee benefits plan or other contract that cannot be terminable at will without the payment of severance or other termination pay or benefits;

•	terminate the employment of any officer or director of the Company or any of its subsidiaries except for cause or the equivalent concept under applicable law using all reasonable endeavors to comply with any statutory, procedural and contractual obligations under applicable such law and accompanying guidance;

•	commence, announce or conduct any mass layoff or reduction in force regardless of whether such reduction in force would trigger the U.S. Worker Adjustment and Retraining Notification Act, as amended;

•	change the Company’s accounting methods or practices in any material respect;

•	adopt any stockholder rights plan, “poison pill,” anti-takeover plan, change of control agreement or other similar agreement;

•	make any capital expenditures to the extent that such capital expenditures would result in the aggregate capital expenditures for the Company and the its subsidiaries, taken as a whole, for any fiscal quarter exceeding the aggregate amount specified for such line item in the Company’s capital expenditure plan set forth in the confidential Company disclosure schedules to the Merger Agreement, subject to certain adjustments in the Merger Agreement;

•	settle litigation or similar proceedings involving the Company, subject to certain monetary and materiality thresholds and other exceptions;

•	enter into certain related party transactions;

•	enter into any material new line of business;

•	enter into a new agreement or arrangement with respect to the voting or registration of shares of Common Stock or any capital stock of the Company’s subsidiaries;

•	repatriate or otherwise transfer cash from any Company subsidiary located outside the United States in excess of $100,000 in the aggregate or outside of the ordinary course of business;

•	except to the extent such termination, lapse or failure to apply for renewal would otherwise be permitted to occur in the ordinary course of business, terminate or permit to lapse any material governmental franchises, licenses permits, authorizations, certificates, variances, exemptions, registrations, clearances or approvals, or fail to apply on a timely basis for any renewal of any of the forgoing that is renewable and material;

•	sell, assign, transfer, or exclusively license any material intellectual property of the Company, or permit the lapse of any right, title or interest to any material Company intellectual property, or terminate, cancel or amend any material contract relating to Company intellectual property, in each case except for in the ordinary course of business;

•	change tax elections, settle any tax claims or fail to pay material taxes as they become due and payable;

•	terminate, cancel or make any material changes to the structure, limits or terms and conditions of any of the insurance policies of the Company or its subsidiaries (other than with respect to the directors’ and officers’ insurance pursuant to and in accordance with the Merger Agreement), including allowing any such policy to expire without renewing such policy or obtaining comparable replacement coverage, or materially prejudicing rights to insurance payments or coverage; or

•	authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

No Solicitation or Negotiation of Takeover Proposals

From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company has agreed not to, and to cause its subsidiaries and its and their respective representatives not to:

•	initiate, solicit, propose or knowingly encourage or facilitate any inquiry or the making of any proposal or offer that constitutes or would be reasonably expected to lead to an acquisition proposal (as defined below);

•	engage in, continue or otherwise participate in any discussions (other than informing other persons of these restrictions) or negotiations regarding, or provide any non-public information or data to any person relating to, any acquisition proposal or any proposal or offer that would reasonably be expected to lead to an acquisition proposal;

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal; or

•	approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar contract relating to an acquisition proposal or any proposal or offer that would reasonably be expected to lead to an acquisition proposal (other than certain permitted confidentiality agreements), such contract an “alternative acquisition agreement.”

Exceptions

Notwithstanding the restriction described above, prior to the adoption of the Merger Agreement by the Company’s stockholders, the Company may provide information to, and engage or participate in negotiations or substantive discussions with, a person regarding a bona fide unsolicited acquisition proposal if the Board of Directors determines in good faith after consultation with its financial advisor and its outside legal counsel that such proposal is a superior proposal or is reasonably likely to lead to a superior proposal; provided that (1) the Board of Directors has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties, (2) the Company already has entered into, or enters into, an acceptable confidentiality agreement with such third party and (3) if the Company furnishes any information to the third party which was not previously made available to Parent, it will furnish such information to Parent on a substantially concurrent basis.

For purposes of this proxy statement and the Merger Agreement:

“Acquisition proposal” means any offer, proposal or similar indication of interest contemplating or otherwise relating to an acquisition transaction (other than an offer, proposal or similar indication of interest by Parent, Merger Sub or one of Parent’s other subsidiaries).

“Acquisition transaction” means any transaction or series of related transactions (other than the Merger) involving, directly or indirectly: (i) any issuance, acquisition or purchase by any third party, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Person beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company or any subsidiary of the Company and any third party; or (iii) any sale, lease, exchange, transfer or other disposition to any third party of more than twenty percent (20%) of the consolidated assets, revenue or net income of the Company and the Company’s subsidiaries (with assets being measured by the fair market value thereof).

“Competing acquisition transaction” means any transaction or series of related transactions (other than the Merger) involving, directly or indirectly: (i) any issuance, acquisition or purchase by any third party, directly or indirectly, of more than fifty percent (50%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Person beneficially owning more than fifty percent (50%) of any class of outstanding voting or equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company or any subsidiary of the Company and any third party; or (iii) any sale, lease, exchange, transfer or other disposition to any third party of more than fifty percent (50%) of the consolidated assets, revenue or net income of the Company and the Company’s subsidiaries (with assets being measured by the fair market value thereof).

“Superior proposal” means a bona fide written acquisition proposal made by a third party (a) that, if consummated, would result in a Person acquiring, directly or indirectly, more than 50% of the outstanding shares of the Common Stock or the consolidated assets of the Company and its subsidiaries, taken as a whole, and (b) in any case, which the Board of Directors determines in good faith: (i) to be reasonably likely to be consummated if accepted on the terms proposed; and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger after consultation with its financial and outside legal advisors and taking into account at the time of determination all circumstances determined by the Board of Directors in good faith to be relevant, including the various legal, financial and regulatory aspects of the acquisition proposal, all the terms and conditions of such acquisition proposal and the Merger Agreement, any changes to the terms of the Merger Agreement offered by Parent in response to such acquisition proposal, and the anticipated timing, conditions and the ability of the third party making such acquisition proposal to consummate the transactions contemplated by such acquisition proposal.

No Change in Recommendation or Alternative Acquisition Agreement

As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the holders of shares of Common Stock vote “FOR” the Merger Proposal. The Merger Agreement provides that the Board of Directors will not effect a Company Board of Directors Recommendation Change except as described below.

Prior to the adoption of the Merger Agreement by stockholders, the Board of Directors may not (with any action described in the following being referred to as a “Company Board of Directors Recommendation Change”):

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Board of Directors recommendation with respect to the Merger;

•	fail to include the Board of Directors recommendation in this proxy statement;

•	approve, adopt or recommend, or publicly propose to approve, adopt or recommend, an acquisition proposal or competing acquisition transaction;

•	fail to publicly recommend against any acquisition proposal or competing acquisition proposal subject to Regulation 14D under the Exchange Act in a solicitation/recommendation statement on Schedule 14D-9 within ten (10) business days after the commencement of such acquisition proposal or competing acquisition transaction;

•	fail to publicly reaffirm the Board of Directors recommendation within five (5) business days after Parent so requests in writing (it being understood that the Board of Directors shall have no obligation to so reaffirm the Board of Directors recommendation on more than one occasion); or

•	terminate, amend, release, modify or fail to use commercially reasonable efforts to enforce any provision of, or grant any waiver or request under, any confidentiality agreement, standstill or similar agreement; provided, however, that the Company is permitted to waive any provision of such an agreement to the extent that it prohibits, or purports to prohibit, a proposal from being made to the Board of Directors or the party to such agreement from requesting that we waive or amend such agreement to permit a proposal from being made to the Board of Directors.

In addition, the Board of Directors may not cause or permit the Company or any of its subsidiary to enter into an alternative acquisition agreement (other than a permitted confidentiality agreement) relating to any acquisition proposal.

Fiduciary Exception

The Board of Directors may effect a Company Board of Directors Recommendation Change prior to the adoption of the Merger Agreement by stockholders (i) in connection with a superior proposal or (ii) in response to an event, occurrence, development or state of facts or circumstances occurring after the date of the Merger Agreement that affects the business, assets or operations of the Company that was neither known to, nor reasonably foreseeable by, the Board of Directors prior to such time, if the Board of Directors determines in good faith after consultation with its financial advisors and its outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, only if:

•	the bona fide written acquisition proposal was not solicited in violation of the Company’s non-solicitation obligations under the Merger Agreement;

•	the Company has provided prior written notice to Parent at least four (4) business days in advance of its intention to effect a Company Board of Directors Recommendation Change for the intervening event (which notice will include the reason in reasonable detail, the circumstances giving rise to such proposed action, including material terms and conditions of any proposals or offers, including unredacted copies of any written requests, proposals or offers, including proposed agreements) for such Company Board of Directors Recommendation Change;

•	prior to effecting such Company Board of Directors Recommendation Change, the Company during such four (4) business day period must have negotiated with Parent in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that the Board of Directors no longer determines that the failure to make a Company Board of Directors Recommendation Change in response to such intervening event would be inconsistent with its fiduciary obligations under applicable law; provided, that in the event of any subsequent revisions to the terms of such superior proposal, the Company shall be required to deliver a new notice to Parent which shall be subject to the requirements in this section;

•	the Board of Directors determined in good faith (after consultation with outside legal counsel and its financial advisors) that failure to take such action to effect a Company Board of Directors Recommendation Change would continue to be inconsistent with the directors’ fiduciary duties under applicable law (taking into account any revisions to the Merger Agreement made or proposed in writing by Parent); and

•	in the event the Board of Directors has determined to terminate the Merger Agreement to enter into an alternative acquisition agreement with respect to a superior proposal, the Company shall have terminated the Merger Agreement in accordance with its terms and shall have paid Parent the company termination fee in connection with such termination.

Certain Permitted Disclosure

Nothing in the Merger Agreement will prevent the Company from complying with its disclosure obligations under applicable U.S. federal or state law with regard to an acquisition proposal, except that the Company must nevertheless comply with its obligations under the Merger Agreement with respect to resolving to make or making a Company Board of Directors Recommendation Change.

Existing Discussions

The Company will immediately cease any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any acquisition proposal, request the prompt return or destruction of all non-public information concerning the Company or its subsidiaries furnished pursuant to a confidentiality agreement and cease providing any further information to any such person and terminate all access granted to any physical or electronic data room to any such person.

Company Stockholders Meeting

The Company must take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to establish a Record Date for, call, give notice of, convene and hold a meeting of holders of the

Common Stock (the “Stockholders Meeting”) as promptly as reasonably practicable after the execution of the Merger Agreement to consider and vote upon the adoption of the Merger Agreement.

Proxy Statement

The Company must prepare and file with the SEC, as promptly as practicable after the Agreement Date (and in any event no later than 15 business days following the date of the Merger Agreement), this proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) and shall include the Board of Directors recommendation in the Proxy Statement. Each of Parent and the Company shall provide the other with the information it requires to file the Proxy Statement and shall otherwise reasonably assist and cooperate with the other in connection with the preparation, filing and distribution of the Proxy Statement and the resolution of any comments in respect thereof received from the SEC.

Efforts to Complete the Merger; Regulatory Approvals

The Company and Parent agreed to cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under the Merger Agreement and applicable laws, including the antitrust laws, to consummate and make effective the Merger as soon as practicable, including preparing and filing as promptly as practicable (and in any event shall make all filings pursuant to the HSR Act within ten business days of the Merger Agreement date) all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Merger and the Transactions contemplated by the Merger Agreement.

The Company and Parent have each agreed to the prompt provision to each and every federal, state, local or foreign court or Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws of non-privileged information and documents requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the Transactions contemplated by the Merger Agreement.

The Company and Parent have each agreed to the prompt use of its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger.

However, neither the Company nor any of its Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Company Material Contract of the Company.

In no event will the Company or its subsidiaries, Parent or their respective affiliates take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the closing of the Merger; provided, that the Company must obtain the prior written consent of Parent to take any such action.

Employee Benefits

From the Effective Time until the first anniversary of the closing of the Merger, Parent has agreed to the following for each employee of the Company and its subsidiaries who continues in the employ of Parent (each a “Covered Employee”):

•

provide compensation (such term to include salary, annual cash bonus opportunities, commissions and severance) and benefits that are, in the aggregate, no less favorable than the compensation (excluding any equity or equity-based compensation, retention, change of control, transaction or similar bonuses, and nonqualified deferred compensation) and benefits (excluding any defined benefit pension plan or retiree medical benefits) being provided to Covered Employees immediately prior to the Effective Time;

•	for Covered Employees who become eligible during the calendar year including the Effective Time: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Employee Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the Company Employee Benefit Plan the Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan; and (ii) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any Parent Employee Benefit Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the employee benefit plan Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the Parent Employee Benefit Plan; and

•	recognize the service of each Covered Employee prior to the Effective Time for vesting and eligibility purposes (but, subject to applicable local law, not for benefit accrual purposes under any defined benefit pension plan or retiree medical benefits, except for vacation and severance, as applicable) to the same extent and for the same purpose as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar employee benefit in which such Covered Employee participated immediately prior to the Effective Time. However, in no event shall any provision of the Merger Agreement result in any duplication of benefits for the same period of service.

However, nothing in the Merger Agreement shall (i) be construed to limit the right of Parent, the Company, or any of the Company’s subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend or terminate any employee benefit or other employee benefit or compensation plan, program, agreement or arrangement, (ii) be construed as an amendment to any employee benefit or other employee benefit or compensation plan, program, agreement or arrangement, (iii) be construed to require Parent, the Company, or any of its Subsidiaries (including, following the Effective Time, the Surviving Corporation) to retain the employment of any particular Person for any fixed period of time following the Effective Time; or (iv) confer upon or give to any person or entity, other than the parties to the Merger Agreement, any legal or equitable or other rights or remedies with respect to the employee matters provided for in the Merger Agreement under or by reason of any provision of the Merger Agreement.

Marketing Period

Under the Merger Agreement, the Company has agreed to allow Parent a period of 15 consecutive business days to market the Debt Financing (the “Marketing Period”). This Marketing Period will commence upon the earlier of (i) Parent’s receipt of certain financial statements of the Company and its subsidiaries and such other customary information and deliverables as is required under the Debt Commitment Letter and (ii) the hosting of the first bank meeting with the Debt Financing Sources to syndicate the Debt Financing prior to the date of the Merger.

Cooperation with the Debt Financing

Under the Merger Agreement and subject to restrictions related to any confidentiality or contractual or any restrictions under applicable law, the Company has agreed to use reasonable best efforts to provide Parent with all cooperation reasonably requested by Parent to assist it in causing the conditions in the Debt Commitment Letter to be satisfied or as is otherwise reasonably requested by Parent in connection with the Debt Financing under the Debt Commitment Letter. Such reasonable best efforts include, without limitation, participating (and causing senior management and representatives of the Company to participate) in a reasonable and limited number of presentations, meetings, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the syndication of the Debt Financing, and reasonably assisting Parent and the Debt Financing sources with the preparation of rating agency presentation, memoranda and similar documents in connection with the Debt Financing.

Indemnification and Insurance

The Merger Agreement provides that the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) (1) honor and fulfill in all respects the obligations of the Company and its subsidiaries under any and all indemnification agreements existing as of the date of the Merger Agreement between the Company or any of its subsidiaries, on the one hand, and the current or former directors or officers of the Company or the Company’s subsidiaries, on the other hand, and (2) for a period of six years from the Effective Time cause the certificates of incorporation and bylaws (and similar organizational documents) of the Company and its subsidiaries provisions with respect to indemnification, exculpation and the advancement of expenses with respect to acts, errors, omissions and service prior to the Effective Time that are at least as favorable as those set forth in the Company’s certificate of incorporation and bylaws as of the date of the Merger Agreement and such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable law.

In addition, the Merger Agreement provides that, during the six-year period commencing at the Effective Time, the Surviving Corporation will (and Parent must cause the Surviving Corporation to) indemnify and hold harmless to the extent provided for in the Company’s certificate of incorporation and bylaws as of the date of the Merger Agreement each current or former director or officer of the Company or the Company’s subsidiaries, from and against all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, arising, directly or indirectly, out of or pertaining, directly or indirectly, to (1) any action or omission, or alleged action or omission, in such indemnified person’s capacity as a director, officer, employee or agent of the Company or the Company’s subsidiaries or other affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); and (2) any of the transactions contemplated by the Merger Agreement. The Merger Agreement also provides that (1) the Surviving Corporation shall have the right to control the defense of any such legal proceeding, (2) each indemnified person is entitled to retain his or her own counsel, (3) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an indemnified person, and (4) no indemnified person will be liable for any settlement effected without his or her prior express written consent.

In addition, without limiting the foregoing, the Merger Agreement requires the Company to purchase a prepaid directors’ and officers’ insurance policy covering the officers and directors of the Company as of the date of the Merger Agreement for a period of six years, provided that such policy is subject to an aggregate premium cap of six times 300% of the last annual premium paid by the Company prior to the Effective Time. The Merger Agreement further requires the Surviving Corporation (and the Parent to cause the Surviving Corporation) to maintain such directors’ and officers’ insurance policy in full force and effect and continue to honor their respective obligations thereunder.

Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including covenants related to:

•	the Company affording Parent reasonable access during normal business hours to the Company’s properties, officers, directors, employees, agents, attorneys, accountants, advisors, investment bankers and representatives, books, records, tax returns, material operating and financial reports, work papers, assets, executive officers, contracts and other documents and information relating to the Company;

•	cooperation between the parties to de-list the Company’s securities from NASDAQ and de-register the Company’s securities under the Exchange Act as promptly as practicable after the Effective Time;

•	cooperation between the parties in connection with public announcements and filings with any third party and/or any governmental authority;

•	the Company (1) providing Parent with prompt notice of any legal proceedings arising from or otherwise relating to the Merger, (2) providing Parent with the opportunity to participate in the defense of any legal proceedings, and (3) consulting with the Parent with respect to the defense, settlement or prosecution of any legal proceedings, subject to certain conditions;

•	causing any dispositions of Common Stock, options and restricted stock units resulting from the Merger by each individual who may become subject to reporting requirements under the securities laws to be exempt from Section 16(b) of the Exchange Act;

•	Parent causing Merger Sub and the Surviving Corporation, as applicable, to fully comply with all of their respective obligations under the Merger Agreement;

•	Parent, in its capacity as the parent of Merger Sub, adopting the Merger Agreement and approving the transactions contemplated by the Merger Agreement;

•	Parent and the Company giving the other party notice of (1) the occurrence, or failure to occur, of any event, which is reasonably likely to cause any representation or warranty of such person contained in the Merger Agreement to be untrue or inaccurate, (2) any material breach by such person of any covenant or agreement set forth in the Merger Agreement and (3) certain legal or contractual developments; and

•	the Company not intentionally taking any action that would cause any “takeover law” to become applicable to the Merger Agreement or the Merger.

Conditions to Completion of the Merger

The obligations of each of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction, or waiver, of the following conditions:

•	the expiration or termination of the applicable waiting period under the HSR Act;

•	the absence of any law, regulation or order that restrains, enjoins or otherwise prohibits the closing of the Merger;

•	the adoption of the Merger Agreement by the requisite affirmative vote of stockholders; and

•	the completion of the Marketing Period.

The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction, or waiver, of the following additional conditions, (provided any representation or warranty described below which is made as of a specific date in the Merger Agreement, is only be required to be so true and correct as of such date):

•	the representations and warranties of the Company relating to the Company’s capitalization being true and correct as of the date of the Merger Agreement and as of immediately prior to the closing with as if made at and as of such time, other than any inaccuracies that would not reasonably be expected to result in additional cost, expense or liability to the Parent or its subsidiaries (including, after the closing, the Surviving Corporation) of more than $3,500,000 in the aggregate;

•	the representations and warranties of the Company relating to the Company’s organization, authorization, no conflict, subsidiaries, absence of material adverse changes, and broker’s or finder’s fees being true and correct in all respects as of the date of the Merger Agreement and as of immediately prior to the closing as if made at and as of such time;

•	the other representations and warranties of the Company set forth elsewhere in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of immediately prior to the closing as if made at and as of such time except where any failures of any such representations and warranties to be true and correct (and in each case, without giving effect to any limitation as to “material,” “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) have not had and would not reasonably be expected to have a Company Material Adverse Effect;

•	the Company having performed or complied in all material respects with its obligations or covenants required by the Merger Agreement to be performed or complied with by the Company at or prior to the closing date; and

•	the receipt by Parent of a certificate, signed for and on behalf of the Company by the chief executive officer or another senior officer of the Company, certifying that the conditions described in the preceding four bullets have been satisfied.

In addition, the obligations of the Company to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	Parent and Merger Sub having performed and complied in all material respects with all agreements, covenants and obligations required by the Merger Agreement to be performed and complied with by Parent and Merger Sub at or prior to the closing date;

•	the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of immediately prior to the closing as if made at and as of such time except where any failures of any such representations and warranties to be true and correct (and in each case, without giving effect to any limitation as to “material” or “materiality” set forth in such representations and warranties) have not had and would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement, provided that in the event that any such representation or warranty is made as of a specific date, such representation or warranty shall be required to be so true and correct (subject to such qualifications) as of such date only; and

•	the receipt by the Company of a certificate from each of Parent and Merger Sub dated as of the closing date and signed by its respective chief executive officer or another senior officer, certifying that the conditions described in the preceding two bullets have been satisfied.

Notwithstanding the foregoing, no party to the Merger Agreement may rely on the failure of any condition listed above to its obligations to consummate the Merger, as applicable, if such party’s material breach of any provision of the Merger Agreement was the proximate cause of such failure.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by the Company’s stockholders, under the following circumstances:

•	by mutual written consent of the Company and Parent; or

•	by either Parent or the Company if:

•	the Merger is not consummated on or before May 26, 2018 (the “Termination Date”); provided, however, that this right to terminate the Merger Agreement will not be available to any party if the failure of the Merger to be consummated on or before such date was proximately caused by a material breach or inaccuracy of any of the representations, warranties, covenants, obligations or agreements of such party such that the other party has the right to terminate the Merger Agreement (an “Outside Date Termination”);

•	the Company stockholders fail to adopt the Merger Proposal at the Special Meeting or at any adjournment or postponement thereof (a “Stockholder No-Vote Termination”);

•	any order restraining, enjoining or otherwise prohibiting (in each case, to a date following the Termination Date) consummation of the Merger becomes final and non-appealable (whether before or after the receipt of the requisite Company stockholder vote); provided, however, that this right to terminate the Merger Agreement will not be available to any party if the issuance of such order was proximately caused by the failure of such party to materially fulfill its obligations under the Merger Agreement; or

•	by the Company if:

•	at any time prior to the Effective Time, Parent or Merger Sub breaches any representation, warranty, covenant or agreement in the Merger Agreement, or any such representation or warranty has become inaccurate after the date of the Merger Agreement, such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or if curable through commercially reasonable efforts, is not cured within 30 calendar days following the Company’s delivery of written notice of such breach; provided, however, that this right to terminate the Merger Agreement will not be available to the Company if the Company is, at the time of termination, in material breach of any of its covenants or agreements under the Merger Agreement or any of its representations and warranties have become inaccurate such that, in either case, Parent has the right to terminate the Merger Agreement (a “Parent Breach Termination”);

•	the Company’s Board of Directors has made a change of recommendation and entered into an alternate acquisition proposal with respect to a superior proposal (without having materially breached its obligations under the Merger Agreement with respect to the non-solicitation of alternate acquisition proposals) and the Company pays the applicable termination fee to Parent (a “Superior Proposal Company Termination”);

•	(i) in the event that certain of the conditions to closing have been satisfied or have been waived; (ii) the full proceeds to be provided to Parent and Merger Sub by the Debt Financing are not available to Parent or Merger Sub on the terms as set forth in the Debt Commitment Letter (or any replacement commitment letter permitted under the Merger Agreement) to consummate the Merger; (iii) the Company has given notice in writing representing that it is ready, willing and able to complete the Closing; and (iv) Merger Sub shall have failed to consummate the Merger within three Business Days following receipt of such notice from the Company (a “Failure to Close Termination”); or

•	by Parent if:

•	at any time prior to the Effective Time, the Company breaches any representation, warranty, covenant or agreement in the Merger Agreement, or any such representation or warranty has become inaccurate after the date of the Merger Agreement, such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or if curable through commercially reasonable efforts, is not cured within 30 calendar days following Parent’s delivery of written notice of such breach; provided, however, that this right to terminate the Merger Agreement will not be available to Parent if Parent is, at the time of termination, in material breach of any of its covenants or agreements under the Merger Agreement or any of its representations and warranties have become inaccurate such that, in either case, the Company has the right to terminate the Merger Agreement (a “Company Breach Termination”);

•

prior to the Effective Time, (i) the Board of Directors has made a change of recommendation, (ii) the Board of Directors has approved, endorsed or recommended to the Company’s stockholders an alternate acquisition proposal; (iii) a tender offer or exchange offer for outstanding shares of Common Stock has been commenced (other than by the Parent or an affiliate of the Parent) and the Board of Directors has recommend that the Company’s stockholders tender their share in such tender or exchange offer; or (iv) the Company has materially breached its obligations under the Merger Agreement with respect to the non-solicitation of alternate acquisition proposals; provided however that Parent’s right to terminate under this provision must occur within five business days after Parent is given written notice by the Company of the applicable event (a termination under clauses (i), (ii) or (iii), a “Superior Proposal Parent Termination”);

•	prior to the Effective Time, (i) the Board of Directors has failed to include the Board of Directors recommendation in the Proxy Statement or (ii) a tender offer or exchange offer for outstanding shares of Common Stock has been commenced (other than by the Parent or an affiliate of the Parent) and the Board of Directors has failed to recommend against acceptance of such tender or exchange offer within 10 business days after the commencement of such offer; provided, that any such termination must occur within five business days after the Parent is given written notice by the Company of the applicable event (a “Failure to Recommend Termination”); or

•	if there has been, individually or in the aggregate, a Company Material Adverse Effect.

Termination Fees and Expenses

The Company must pay Parent a termination fee of $18.27 million (less any expenses previously paid to Parent by the Company) if:

•	each of the following occurs:

•	(i) either party effects an Outside Date Termination (other than a termination resulting from the failure of Merger to close prior to the Termination Date because of the lack of satisfaction of closing conditions with respect to the receipt of certain regulatory approvals and the absence of any legal prohibitions); (ii) Parent effects a Company Breach Termination; or (iii) Parent effects a termination as a result of the Company materially breaching its obligations under the Merger Agreement with respect to the non-solicitation of alternate acquisition proposals;

•	after the date of the Merger Agreement and prior to the termination, an offer or proposal to merge, consolidate or acquire at least 50% of the Company’s stock or assets (other than a re-affirmation of an offer provided prior to the date of the Merger Agreement) or a material revision to such an offer becomes publicly known or known to the Board of Directors and includes a price per share for each share of Common Stock equal to or greater than the Per Share Merger Consideration;

•	at the time of termination, neither the Equity Commitment Letter nor the Debt Commitment Letter has been terminated, withdrawn or rescinded without being replaced by alternate financing considerations sufficient to consummate the Merger; and

•	within 12 months of the termination of the Merger Agreement, the Company enters into an agreement for a transaction contemplated by such offer or proposal or enters into an alternative acquisition agreement and subsequently consummates such transaction; or

•	the Company effects a Superior Proposal Company Termination; or

•	Parent effects a Superior Proposal Parent Termination or a Failure to Recommend Termination.

If the Company termination fee is payable as a result of a Superior Proposal Company Termination, the Company termination fee must be paid on the date of termination. If the Company termination fee is payable under the circumstances described in the other bullet points above, the termination fee must be paid within two business days after the date of such termination or the date of the consummation of an alternate acquisition proposal, as applicable.

Parent must pay to the Company a termination fee of $26.1 million if the Company effects a Failure to Close Termination, with payment due within two business days after the date of termination.

The Company must reimburse Parent, within two business days of demand by Parent, for all reasonable and documented out-of-pocket expenses incurred by Parent and its affiliates in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Parent Expenses”) up to a cap of $2 million if Parent effects a Company Breach Termination. If the Company subsequently pays a termination fee, other than in the case of fraud or willful breach, the amount of the Parent Expenses previously paid will be deducted from such termination fee.

Expenses

Subject to certain exceptions, including the obligation of the Company to pay the Parent Expenses up to a certain amount if the Merger Agreement is terminated under certain circumstances as described above, all costs and expenses incurred in connection with the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expense.

Modification or Amendment

Subject to the provisions of applicable law, the Merger Agreement may be amended in writing at any time before or after adoption of the Merger Agreement by our stockholders. However, after adoption of the Merger Agreement by our stockholders, no amendment that requires further approval by such stockholders pursuant to the DGCL may be made without such approval. In addition, no material amendment may be made to the provisions related to the Debt Financing Sources without their prior written consent.

The Merger Agreement was amended by the parties on December 14, 2017 to make certain technical corrections to the mechanical provisions of the treatment of unvested equity awards described in Schedule 1.5 thereto. These amendments are reflected in the Merger Agreement attached as Annex B to this proxy statement.

Specific Performance

In the event of a breach or threatened breach of any covenant or obligation in the Merger Agreement, subject to the termination fees and expense reimbursement described above, the non-breaching party will be entitled to any remedy to which they are entitled to at law or in equity, an injunction, specific performance and other equitable relief to enforce specifically the terms and provisions of the Merger Agreement.

Notwithstanding the foregoing, the Company will be entitled to seek specific performance to cause Parent and/or Merger Sub to draw down the full proceeds of the Equity Financing and to cause Parent or Merger Sub to consummate the Merger only in if (1) all conditions to Parent’s and Merger Sub’s obligations to close the Merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, provided that such conditions are reasonably capable of being satisfied), (2) the Debt Financing (or, alternative debt financing if such financing is being used pursuant to new debt commitment letters as provided in the Merger Agreement) has been funded or the Debt Financing Sources have provided definitive confirmations to the Parent in writing that the Debt Financing will be funded at the closing (in each case in accordance with the terms and conditions of the Debt Commitment Letter) if the Equity Financing is funded at the closing pursuant to the terms and conditions of the Equity Commitment Letter and (3) the Company has irrevocably confirmed in writing to Parent that (x) all conditions to the Company closing the Merger (other than those conditions that by their nature are to be satisfied at the closing, provided that such conditions are reasonably capable of being satisfied) have been satisfied or waived, and (y) if specific performance is granted and the Equity Financing and Debt Financing are consummated, then closing will occur.

Although the Company may pursue both a grant of specific performance and the payment of the termination fee by Parent, the Company will not be permitted to pursue an injunction, specific performance or other equitable relief or any other remedy under the Merger Agreement following acceptance by the Company of the payment by Parent of the termination fee.

No Third-Party Beneficiaries

The Merger Agreement is not intended to and does not confer upon any person other than the parties thereto any legal or equitable remedies, except for:

•	the indemnification and insurance rights of the directors and officers of the Company and its subsidiaries under the Merger Agreement; and

•	certain rights of the Debt Financing Sources as set forth in the Merger Agreement.

Governing Law

The Merger Agreement is governed by Delaware law.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

We are asking you to adopt the Merger Agreement and approve the Merger contemplated by the Merger Agreement.

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections captioned “The Merger” beginning on page 33 of this proxy statement and “The Merger Agreement” beginning on page 69 of this proxy statement. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.

Under applicable law, we cannot complete the Merger without the affirmative vote of a majority of the outstanding shares of Common Stock voting in favor of the Merger Proposal. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the Merger Proposal.

The Board of Directors recommends that you vote “FOR” this proposal.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to this proxy statement is provided to Company stockholders a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes to adopt the Merger Proposal at the time of the Special Meeting. If stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to provide Company stockholders with time to review any supplement or amendment to this proxy statement, or to solicit additional proxies if there are insufficient votes to adopt the Merger Proposal at the time of the Special Meeting, including proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Proposal. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Proposal such that the Merger Proposal would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Proposal and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Proposal. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

The Board of Directors recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR THE COMPANY’S NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act of 1934 and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires that we submit a proposal to the Company’s stockholders for a non-binding, advisory vote to approve certain compensation arrangements that the Company’s named executive officers may be entitled to receive from the Company in connection with the Merger.

The compensation that the Company’s named executive officers may be entitled to receive from the Company that is based on or otherwise relates to the Merger is summarized and included under the heading “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 55 of this proxy statement. That summary includes all compensation and benefits that may be paid or become payable to the Company’s named executive officers by the Company that is based on or otherwise relate to the Merger.

The Board of Directors encourages you to review carefully the named executive officer Merger-related compensation information disclosed in this proxy statement.

The Board of Directors recommends that our stockholders approve the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the stockholders of Company approve, on a nonbinding, advisory basis, the compensation that will or may become payable to Company’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned “The Merger—Interests of Directors and Executive Officers in the Merger.”

The affirmative vote of holders of a majority of the shares of Common Stock present, in person or represented by proxy, at the Special Meeting and entitled to vote on such proposal is required to approve the advisory proposal concerning Merger-related compensation arrangements for our named executive officers. The vote on the advisory proposal concerning Merger-related compensation arrangements for our named executive officers is a vote separate and apart from the vote to adopt the Merger Proposal. Accordingly, you may vote not to approve the advisory proposal concerning Merger-related compensation arrangements for our named executive officers and vote to adopt the Merger Proposal. Because the vote on the advisory proposal concerning Merger-related compensation arrangements for our named executive officers is advisory only, it will not be binding on either the Company or Parent. Accordingly, if the Merger Agreement is adopted and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of our stockholders.

The Board of Directors recommends that you vote “FOR” this proposal.

MARKET PRICE OF COMMON STOCK

Our Common Stock is listed for trading on NASDAQ under the symbol “BV.” The table below presents the high and low intra-day sale prices of our Common Stock on NASDAQ during the fiscal quarters indicated:

	Common Stock Price
	High	Low
FY 2016
Quarter ended July 31, 2015	$6.56	$5.21
Quarter ended October 31, 2015	5.65	4.10
Quarter ended January 31, 2016	4.90	3.25
Quarter ended April 30, 2016	3.74	2.82

FY 2017
Quarter ended July 31, 2016	$4.49	$3.30
Quarter ended October 31, 2016	6.14	3.71
Quarter ended January 31, 2017	5.40	4.30
Quarter ended April 30, 2017	4.90	3.80

FY 2018
Quarter ended July 31, 2017	$5.25	$4.15
Quarter ended October 31, 2017	5.20	4.45
Quarter ending January 31, 2018 (through December 22, 2017)	5.50	4.35

The closing price of Common Stock on NASDAQ on November 24, 2017, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $4.80 per share of Common Stock, each share of which is entitled to one vote. On December 22, 2017, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Common Stock on NASDAQ was $5.45 per share of Common Stock. You are encouraged to obtain current market quotations for Common Stock in connection with voting your shares of Common Stock.

At the close of business on December 21, 2017, 86,200,470 shares of Common Stock were issued and outstanding, held by approximately 66 holders of record.

We have never declared or paid any cash dividends on our Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 1, 2017 for each person known by us to beneficially own more than 5% of our outstanding shares of common stock, each of our named executive officers (for the fiscal year ended April 30, 2017), each of the members of our Board of Directors and all of the members of our Board of Directors and executive officers as a group.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Except as indicated in the footnotes to this table, and pursuant to state community property laws, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, (i) shares of common stock that could be issued upon the exercise of outstanding options held by that person are currently exercisable or exercisable within 60 days of December 1, 2017, (ii) shares of common stock that would be issued upon the vesting of restricted stock units within 60 days of December 1, 2017 and (iii) shares of restricted common stock for which the holder may exercise full voting rights while the shares remain restricted are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of any other person.

Percentage of ownership is based on 86,089,267 shares of our common stock outstanding on December 1, 2017. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Bazaarvoice, Inc., 10901 Stonelake Blvd., Austin, Texas 78759.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Common Stock Outstanding
5% Stockholders:
The Vanguard Group(1)	5,817,714	6.76%
BlackRock, Inc.(2)	5,310,665	6.17%
Franklin Resources, Inc.(3)	4,214,743	4.90%
Named Executive Officers and Directors:
Gene Austin(4)	1,738,493	1.99%
James R. Offerdahl(5)	717,186	*
Gary Allison(6)	420,393	*
Michael Paulson(7)	215,900	*
Joseph Rohrlich(8)	87,467	*
Craig A. Barbarosh(9)	20,640	*
Steven Berkowitz(10)	91,457	*
Krista Berry(11)	47,004	*
Jeffrey S. Hawn(12)	157,095	*
Thomas J. Meredith(13)	377,324	*
Allison M. Wing(14)	45,977	*
All directors and executive officers as a group (16 people)(15)	4,874,584	5.46%

*	Represents less than one percent.
(1)	Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc. or TVG, is the beneficial owner of 90,104 shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly owned subsidiary of TVG, is the beneficial owner of 9,268 shares as a result of its serving as investment manager of Australian investment offerings. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. All information is based solely on the Schedule 13G filed by The Vanguard Group on February 10, 2017, with the exception of the percentage of common stock held which is based on shares outstanding at December 1, 2017.

(2)	Shares are beneficially owned by one or more subsidiary of BlackRock, Inc. or BlackRock. As sole parent company, BlackRock has sole voting and dispositive power with respect to all shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055. All information is based solely on the Schedule 13G filed by BlackRock on January 30, 2017, with the exception of the percentage of common stock held which is based on shares outstanding at December 1, 2017.
(3)	Shares are beneficially owned by one or more investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc. or FRI pursuant to advisory contracts which grant to such subsidiaries all investment and voting power over the shares. Charles B. Johnson and Rupert H. Johnson, Jr. are the principal stockholders of FRI and may therefore be deemed to share voting and investment power over the shares held by persons and entities for which FRI subsidiaries provide investment management services. Franklin Advisers, Inc. one of the subsidiaries of FRI, has sole voting power and sole dispositive power with respect to 4,144,943 shares and Fiduciary Trust Company International, one of the subsidiaries of FRI, has sole voting and dispositive power with respect to 69,800 shares. The address of FRI and its affiliated entities is One Franklin Parkway, San Mateo, CA 94403-1906. All information is based solely on the Schedule 13G filed by FRI on February 9, 2017, with the exception of the percentage of common stock held which is based on shares outstanding at December 1, 2017.
(4)	Includes 1,324,232 shares issuable upon the exercise of options held by Mr. Austin that are exercisable within 60 days of December 1, 2017. Mr. Austin is our Chief Executive Officer and President.
(5)	Includes 551,767 shares issuable upon the exercise of options held by Mr. Offerdahl that are exercisable within 60 days of December 1, 2017. Mr. Offerdahl is our Chief Financial Officer.
(6)	Includes 333,389 shares issuable upon the exercise of options held by Mr. Allison that are exercisable within 60 days of December 1, 2017. Mr. Allison is our Executive Vice President of Engineering.
(7)	Includes 87,345 shares issuable upon the exercise of options held by Mr. Paulson that are exercisable or vest within 60 days of December 1, 2017. Mr. Paulson is our Executive Vice President, Product.
(8)	Includes 33,509 shares issuable upon the exercise of options and 2,500 restricted stock units held by Mr. Rohrlich that are exercisable or vest within 60 days of December 1, 2017. Mr. Rohrlich is our Executive Vice President and General Manager, EMEA.
(9)	Includes 18,920 shares of restricted stock over which Mr. Barbarosh has voting power but which are subject to a repurchase right by us and 1,720 shares of restricted stock over which Mr. Barbarosh has voting power and the repurchase right held by us with respect to such shares shall lapse within 60 days of December 1, 2017. Mr. Barbarosh is a member of our Board of Directors.
(10)	Includes 16,056 shares of restricted stock over which Mr. Berkowitz has voting power but which are subject to a repurchase right by us and 5,353 shares of restricted stock over which Mr. Berkowitz has voting power and the repurchase right held by us with respect to such shares shall lapse within 60 days of December 1, 2017. Mr. Berkowitz is a member of our Board of Directors.
(11)	Includes 35,253 shares of restricted stock over which Ms. Berry has voting power but which are subject to a repurchase right by us and 3,917 shares of restricted stock over which Ms. Berry has voting power and the repurchase right held by us with respect to such shares shall lapse within 60 days of December 1, 2017. Ms. Berry is a member of our Board of Directors.
(12)	Includes 4,296 shares of restricted stock over which Mr. Hawn has voting power but which are subject to a repurchase right by us and 4,296 shares of restricted stock over which Mr. Hawn has voting power and the repurchase right held by us with respect to such shares shall lapse within 60 days of December 1, 2017. Mr. Hawn is a member of our Board of Directors.
(13)	Includes 112,477 shares issuable upon the exercise of options held by Mr. Meredith that are exercisable or convertible within 60 days of December 1, 2017 and 149,741 shares held by the Meredith Family Revocable Trust. Mr. Meredith is a trustee of the trust and as such he has voting and investment power over the shares held by the trust. Mr. Meredith is the chairman of our Board of Directors.
(14)	Includes 34,483 shares of restricted stock over which Ms. Wing has voting power but which are subject to a repurchase right by us and 3,831 shares of restricted stock over which Ms. Wing has voting power and the repurchase right held by us with respect to such shares shall lapse within 60 days of December 1, 2017. Ms. Wing is a member of our Board of Directors

(15)	Includes 3,064,495 shares issuable upon the exercise of options held by our directors and executive officers that are exercisable within 60 days of December 1, 2017, 63,800 restricted stock units held by our executive officers that vest within 60 days of December 1, 2017, 109,008 shares of restricted stock over which our directors and executive officers have voting power but which are subject to a repurchase right by us, 19,117 shares of restricted stock over which our directors and executive officers have voting power and the repurchase right held by us with respect to such shares shall lapse within 60 days of December 1, 2017 and 149,741 shares held by the Meredith Family Revocable Trust. Mr. Meredith is a trustee of the trust and as such he has voting and investment power over the shares held by the trust.

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the Per Share Merger Consideration provided for in the Merger Agreement, you have the right to seek appraisal of your shares of Common Stock and to receive payment in cash for the fair value of your shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of Common Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $5.50 per share, without interest thereon, less any applicable withholding taxes, that you are otherwise entitled to receive under the terms of the Merger Agreement. These rights are known as appraisal rights. The Company’s stockholders who elect to exercise appraisal rights must not vote in favor of the Merger Proposal and must comply with the provisions of Section 262 of the DGCL (“Section 262”) in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex B to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a Merger Agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the Merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the Merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex B. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of Common Stock, you must satisfy each of the following conditions: You must deliver to the Company a written demand for appraisal of your shares of Common Stock before the vote is taken on the Merger Proposal, which must reasonably inform us of the identity of the holder of record of the Company’s Common Stock and that the stockholder intends thereby to demand appraisal of his, her or its shares of Common Stock; and you must not vote or submit a proxy in favor of the Merger Proposal.

If you fail to comply with either of these conditions and the Merger is completed, you will be entitled to receive payment for your shares of the Company’s Common Stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of the Company’s Common Stock. A holder of shares of the Company’s Common Stock wishing to exercise appraisal rights must hold of record the shares of Common Stock on the date the written demand for appraisal is made and must continue to hold the shares of Common Stock of record through the Effective Time, because appraisal rights will be lost if the shares of Common Stock are transferred prior to the Effective Time. Voting against or failing to vote for the Merger Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal.

Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the Merger Proposal or abstain from voting on the Merger Proposal. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal.

All demands for appraisal should be addressed to Bazaarvoice, Inc., 10901 Stonelake Boulevard, Austin, Texas 78759, and must be delivered before the vote is taken on the Merger Proposal at the Special Meeting, and should be executed by, or on behalf of, the record holder of the shares of Common Stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of Common Stock.

To be effective, a demand for appraisal by a stockholder of Common Stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Common Stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Common Stock. If you hold your shares of the Company’s Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Common Stock as to which appraisal is sought. Where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock held in the name of the record owner.

Within ten days after the Effective Time, the Surviving Corporation must give notice of the date that the Merger has become effective to each of the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Proposal. At any time within 60 days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash payment specified by the Merger Agreement for that stockholder’s shares of the Company’s Common Stock by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the Merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the Surviving Corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.

Within 120 days after the Effective Time, but not thereafter, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Common Stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the Surviving Corporation. The Surviving Corporation has no obligation to file such a petition, and holders should not assume that the Surviving Corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the Effective Time, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement, upon written request, will be entitled to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to the stockholder within 10 days after such written request has been received by the Surviving Corporation. A person who is the beneficial owner of shares of the Company’s Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the Surviving Corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Surviving Corporation, then the Surviving Corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Common Stock and with whom agreements as to the value of their shares of Common Stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares of Common Stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s Common Stock, the Delaware Court of Chancery will appraise the shares of Common Stock, determining their fair value as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value together with interest, if any, upon surrender by those stockholders of the certificates representing their shares of Common Stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the Per Share Merger Consideration is fair, no representation is made as to the outcome of an appraisal of fair value by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Merger Consideration. Moreover, we reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Common Stock is less than the Per Share Merger Consideration. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation.

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the Surviving Corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Common Stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the Effective Time, be entitled to vote shares of Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Common Stock, other than with respect to payment as of a Record Date prior to the Effective Time. However, if no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $5.50 per share in cash, without interest thereon, less any applicable withholding taxes, for his, her or its shares of Common Stock pursuant to the Merger Agreement.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the Merger is completed, our Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our Common Stock.

STOCKHOLDER PROPOSALS

If the Merger is completed prior to our next annual meeting of stockholders, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the Merger is not completed prior to our next annual meeting of stockholders, the following deadlines will apply to the submission of stockholder proposals to be considered at our next annual meeting of stockholders.

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2018 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices in care of our Corporate Secretary at Bazaarvoice, Inc., 10901 Stonelake Blvd., Austin, Texas 78759. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Central Time) on June 15, 2018.

In addition, under our amended and restated bylaws, any stockholder intending to nominate a candidate for election to the Board of Directors or to propose any business at our 2018 annual meeting must give notice to our Corporate Secretary between August 26, 2018 and September 25, 2018, unless the notice also is made pursuant to Rule 14a-8. The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2018 annual meeting is held more than 30 days prior to or 60 days after the anniversary of the 2017 annual meeting and such proposal is not made pursuant to Rule 14a-8, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to the 2018 annual meeting or (ii) the tenth day following the day on which public announcement of the meeting is first made. We will not entertain any proposals or nominations at the meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. The amended and restated bylaws are filed as an exhibit to our Registration Statement filed with the SEC on August 26, 2011. To make a submission or to request a copy of our Bylaws, stockholders should contact our General Counsel. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investors page of our corporate website at www.bazaarvoice.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting.

•	Annual Report on Form 10-K for the fiscal year ended April 30, 2017 (filed with the SEC on June 16, 2017 and amended on August 28, 2017);

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended July 31, 2017 and October 31, 2017;

•	Current Reports on Form 8-K, as amended, filed with the SEC on June 7, 2017, September 1, 2017, September 22, 2017, October 2, 2017, November 9, 2017, November 27, 2017 and December 14, 2017; and

•	Definitive Proxy Statement for the 2017 Annual Meeting of Stockholders filed on October 3, 2017.

Notwithstanding the foregoing, information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Bazaarvoice, Inc., 10901 Stonelake Boulevard, Austin, Texas 78759, Telephone (512) 551-6000, on the Investor Relations page of our corporate website at www.Bazaarvoice.com, or D.F. King, our proxy solicitor, at the contact information listed below, or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

If you have any questions about this proxy statement, special meeting or the Merger or need assistance with the voting procedures, please contact our proxy solicitor at:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Telephone (Collect): (212) 269-5550

Telephone (Toll-Free): (888) 542-7446

Email: bv@dfking.com

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED DECEMBER 26, 2017. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG:

BV PARENT, LLC

BV MERGER SUB, INC.

AND

BAZAARVOICE, INC.

DATED AS OF

NOVEMBER 26, 2017

A-i

(continued)

A-ii

(continued)

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of November 26, 2017 (the “Agreement Date”) by and among BV Parent, LLC, a Delaware limited liability company (“Parent”), BV Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), and Bazaarvoice, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used but not otherwise defined in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the parties hereto intend that, on the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Subsidiary shall merge with and into the Company, with the Company being the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) approved and declared advisable this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, (ii) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (iii) subject to the terms hereof, resolved to recommend that the Company’s stockholders adopt and approve this Agreement and approve the Merger and the other Transactions, and (iv) directed that this Agreement be submitted to the holders of the Company Common Stock for their approval and adoption;

WHEREAS, (i) the managing member of Parent and the board of directors of Merger Subsidiary has approved and declared advisable this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, (ii) the board of directors of Merger Subsidiary has recommended the adoption of this Agreement by the stockholders of Merger Subsidiary, and (iii) Parent, as the sole stockholder of Merger Subsidiary, has duly adopted this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has delivered to the Company the limited guarantee of Marlin Equity IV, L.P. and Marlin Equity V, L.P. (each, a “Guarantor”, and collectively, the “Guarantors”), dated as of the Agreement Date, in favor of the Company with respect to certain obligations of Merger Subsidiary and Parent under this Agreement (the “Guarantee”) as specified in such Guarantee; and

WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1    The Merger.

(a)    Upon the terms and subject to the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), at the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

(b)    The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of DLA Piper LLP (US), 401 Congress Avenue, Suite 2500, Austin, Texas 78701, on or prior to the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

(c)    At the Closing, the Company and Merger Subsidiary shall file a certificate of merger in requisite and customary form and substance with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly submitted to be filed with the Secretary of State of the State of Delaware (or at such later time as may be mutually agreed to by the parties and as specified in the certificate of merger).

(d)    From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under the DGCL.

Section 1.2    Conversion of Shares of Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders thereof:

(a)    except as otherwise provided in Section 1.2(b) or Section 1.4, and subject to Section 1.3, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled and cease to exist and shall be converted into the right to receive $5.50 in cash, without interest (such amount, as may be adjusted in accordance with Section 1.9 of this Agreement, the “Merger Consideration”), and any holder of such shares of Company Common Stock shall cease to have any rights with respect thereto except to receive the Merger Consideration pursuant to this Section 1.2(a);

(b)    each share of Company Common Stock held by the Company as treasury stock or owned by Parent, Merger Subsidiary, any other Subsidiary of Parent or any Company Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(c)    each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.0001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.3    Surrender and Payment.

(a)    Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Payment Agent”) for the purpose of acting as the payment agent in the Merger. Promptly following the

Effective Time, Parent shall deposit and make available to the Payment Agent the Merger Consideration to be paid in respect of (i) the certificates representing shares of Company Common Stock (the “Certificates”) and (ii) the uncertificated shares of Company Common Stock (the “Uncertificated Shares”) (but not any Merger Consideration in respect of any Dissenting Shares as of the Effective Time or, for the avoidance of doubt, the Company Option Merger Consideration, the Company RSU Merger Consideration or the Company Restricted Share Merger Consideration) (the “Payment Fund”). If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under Section 1.3(b), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit (or cause to be deposited) in trust additional cash with the Payment Agent sufficient to make all payments required under this Agreement (but not any Merger Consideration in respect of any Dissenting Shares as of the Effective Time or, for the avoidance of doubt, the Company Option Merger Consideration, the Company RSU Merger Consideration or the Company Restricted Share Merger Consideration). All cash deposited with the Payment Agent shall only be used for the purposes provided in this Agreement, or as otherwise agreed by the Company and Parent before the Effective Time. Any income from investment of the Payment Fund will be payable to the Surviving Corporation. Promptly after the Effective Time (but in no event later than five (5) Business Days after the Effective Time), the Surviving Corporation shall cause the Payment Agent to send to each holder of shares of Company Common Stock at the Effective Time (other than the Company, Parent, Merger Subsidiary, any other Subsidiary of Parent, any Company Subsidiary, or holders of Dissenting Shares who have not subsequently withdrawn or lost their rights of appraisal), whether represented by Certificates or Uncertificated Shares, a letter of transmittal, in form and substance reasonably acceptable to the Surviving Corporation, and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Payment Agent) for use in the exchange of such shares for Merger Consideration pursuant to and in accordance with Section 1.3(b).

(b)    Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration pursuant to and in accordance with Section 1.3(a) shall be entitled to receive, upon (i) surrender to the Payment Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share; provided, that receipt of an “agent’s message” shall be deemed to be an express acknowledgement that the holder of such Uncertificated Shares has received and agrees to be bound by the terms of the letter of transmittal (and shall be deemed to have delivered an executed copy thereof). Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration, and any holder of such shares of Company Common Stock shall cease to have any rights with respect thereto except to receive the Merger Consideration pursuant to Section 1.2(a). No interest or dividends will be paid or accrue on any Merger Consideration payable to holders of Certificates or Uncertificated Shares.

(c)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay in advance to the Payment Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Payment Agent that such Tax has been paid or is not payable.

(d)    At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Payment Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article I.

(e)    Any portion of the Merger Consideration made available to the Payment Agent pursuant to Section 1.3(a) that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and thereafter any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 1.3 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Payment Agent shall be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of shares of Company Common Stock two years after the Effective Time (or, if earlier, immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)    Any portion of the Merger Consideration made available to the Payment Agent pursuant to Section 1.4 in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 1.4    Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement or the Proxy Statement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock canceled in accordance with Section 1.2(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive the Merger Consideration but instead such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist and the holder thereof shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.2(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be, in compliance with Section 1.3. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in and control all negotiations and proceedings with respect to such demands under the DGCL consistent with the obligations of the Company thereunder. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands, or agree to do any of the foregoing. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.

Section 1.5    Company Equity Awards.

(a)    As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company Options, except as set forth on Schedule 1.5(a):

(i)    one hundred percent (100%) of each holder’s Vested Company Options, to the extent not exercised prior to the Effective Time, shall be canceled, with each former holder of any such canceled Vested Company Option becoming entitled to receive, at the Effective Time, in consideration of the cancellation of such Vested Company Option, a total amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.6), equal to the product of: (1) the excess, if any, of the Merger

Consideration over the exercise price per share of each such Company Option, multiplied by (2) the number of shares of Company Common Stock underlying such Company Option (the “Company Option Merger Consideration”);

(ii)    thirty percent (30%) (rounded up to the nearest whole share) of the total number of each holder’s Unvested Company Options which (A) are outstanding as of immediately prior to the Effective Time and (B) have an exercise price per share that is less than the Merger Consideration (the “Closing Options”), shall fully vest and become exercisable, and to the extent not exercised prior to the Effective Time, each Closing Option shall be canceled, with each former holder of any such canceled Closing Option becoming entitled to receive, at the Effective Time, in consideration of the cancellation of such Closing Option, a total amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.6), equal to the Company Option Merger Consideration with respect to such Closing Option;

(iii)    each holder’s remaining Unvested Company Options which are outstanding as of immediately prior to the Effective Time (the “Remaining Options”) shall be canceled, with each former holder of any such canceled Remaining Option becoming eligible to receive, in consideration of the cancellation of such Company Option, a total amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.6), to be paid in accordance with Section 1.5(a)(iv), equal to the product of: (A) the excess, if any, of the Merger Consideration over the exercise price per share of each such Remaining Option, multiplied by (B) the number of shares of Company Common Stock underlying such Remaining Option (the “Remaining Option Amount”); and

(iv)    With respect to each cancelled Remaining Option, the holder of such cancelled Remaining Option shall become vested in the Remaining Option Amount in installments on the dates that the holder would have become vested (subject to remaining employed by the Company or any Company Subsidiary, as applicable, through such date) in the Company Option pursuant to the applicable award agreement (including any applicable acceleration provisions with respect to vesting upon a termination of service), and Parent shall cause the Surviving Corporation to pay (without interest and subject to deduction for any withholding Tax as contemplated in Section 1.6) to the Covered Employee that portion of the Remaining Option Amount that has become so vested on the next regular payroll date of the Surviving Corporation following the applicable vesting date;

provided, however, that, if the exercise price per share of any such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be canceled and terminated without any cash payment being made in respect thereof. If a holder of Company Options holds more than one award of Company Options that have an exercise price per share that is less than the Merger Consideration, each such award shall be divided ratably into Closing Options and Remaining Options such that thirty percent (30%) (rounded up to the nearest whole share) of such award shall be deemed Closing Options and the remainder shall be deemed Remaining Options.

(b)    As of immediately prior to the Effective Time, conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company RSUs, except as set forth on Schedule 1.5(b):

(i)    thirty percent (30%) (rounded up to the nearest whole share) of each holder’s Unvested Company RSUs which are outstanding as of immediately prior to the Effective Time (the “Closing RSUs”) shall fully vest and become Vested Company RSUs, and each Closing RSU that is outstanding immediately prior to the Effective Time shall be canceled at the Effective Time, and in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Closing RSU a total amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.6) equal to the product of (A) the Merger Consideration, multiplied by (B) the number of shares of Company Common Stock subject to such Closing RSU (the “Company RSU Merger Consideration”); and

(ii)    each holder’s remaining Unvested Company RSUs which are outstanding as of immediately prior to the Effective Time (the “Remaining RSUs”) shall be canceled at the Effective Time, and in exchange therefor, each former holder of any such Remaining RSU shall be eligible to receive a total amount (without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.6) equal to the product of (A) the Merger Consideration, multiplied by (B) the number of shares of Company Common Stock subject to such Remaining RSUs (the “Remaining RSU Amount”), to be paid in accordance with Section 1.5(b)(iii); and

(iii)    With respect to the cancelled Remaining RSUs, the holder of such cancelled Remaining RSUs shall become vested in the Remaining RSU Amount in installments on the dates that the holder would have become vested (subject to remaining employed by the Company or any Company Subsidiary, as applicable, through such date) in the Company RSU pursuant to the applicable award agreement (including any applicable acceleration provisions with respect to vesting upon a termination of service), and Parent shall cause the Surviving Corporation to pay (without interests and subject to deduction for any withholding Tax as contemplated in Section 1.6) to the Covered Employee that portion of the Remaining RSU Amount that has become so vested on the next regular payroll date of the Surviving Corporation following the applicable vesting date.

If a holder of Company RSUs holds more than one award of Company RSUs, each such award shall be divided ratably into Closing RSUs and Remaining RSUs such that thirty percent (30%) (rounded up to the nearest share) of such award shall be deemed Closing RSUs and the remainder shall be deemed Remaining RSUs.

(c)    As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company Restricted Shares, all unvested Company Restricted Shares which are outstanding as of immediately prior to the Effective Time (the “Closing Restricted Shares”) shall be cancelled and cease to exist, and in exchange therefor, the Surviving Corporation shall pay to each former holder of any such unvested Closing Restricted Shares a total amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated by Section 1.6) equal to the product of (A) the Merger Consideration, multiplied by (B) the number of unvested Closing Restricted Shares (the “Company Restricted Share Merger Consideration”).

(d)    The Company Board (or, if appropriate, any committee thereof administering the Stock Plans) and the Company, as applicable, shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 1.5, including making any determinations and/or resolutions of the Company Board or a committee thereof or any administrator of a Stock Plan as may be necessary; provided, however, that such actions shall not include the obligation to seek any consent, acknowledgment, representation, covenant or release from any holder of any Company Equity Award that is not otherwise required by any such Stock Plan or Company ESPP.

(e)    Parent shall cause the Surviving Corporation to pay the Company Option Merger Consideration, Company RSU Merger Consideration and Company Restricted Share Merger Consideration, without interest thereon, at the Effective Time or as soon as practicable thereafter (but in no event later than the later of (i) five (5) Business Days and (ii) the first regular payroll date of the Surviving Corporation, in each case, after the Effective Time.

(f)    Promptly following the date of this Agreement, the Company Board (or, if applicable, any committee thereof administering the Company ESPP) shall adopt such resolutions or take such other necessary actions to provide that, with respect to any outstanding Offering Period(s) (as such term is defined in the Company ESPP) under the Company ESPP as of the Agreement Date, (i) no participant in the Company ESPP may increase the percentage amount of his or her payroll deduction election from that in effect on the Agreement Date for such Offering Period(s) and no new participants may participate in the ESPP; (ii) following the purchase of Company Common Stock pursuant to any Offering Period(s) that end prior to the Effective Time, no new Offering Period shall be commenced under the Company ESPP prior to the Effective Time; (iii) all participation in and purchases under the ESPP shall be suspended effective as of the earlier of (A) the payroll period ending immediately prior to the Effective Time and (B) ten (10) Business Days prior to the Effective Time (the “ESPP Suspension Date”), such that any Offering Period(s) under the Company ESPP that do not end prior to the Effective Time shall terminate and a Purchase Date (as such term is defined in the Company ESPP) shall occur under the Company ESPP immediately on the ESPP Suspension Date with respect to such Offering Period(s); and (iv) immediately prior to, and subject to the occurrence of the Effective Time, the Company ESPP shall terminate. Any cash remaining in the ESPP after purchases occurring on the ESPP Suspension Date shall be refunded to ESPP participants promptly following the ESPP Suspension Date.

Section 1.6    Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Company, Payment Agent, Surviving Corporation, Parent and their respective Affiliates shall be entitled to deduct and withhold from the consideration payable to any Person pursuant to this Agreement any amounts as it is required to deduct and withhold under any provision of U.S. federal, state, local or non-U.S. Tax Law with respect to the making of such payment or the vesting, waiver of restrictions, exercises of Company Options or other actions contemplated by this Agreement. Any amounts so withheld and remitted to the applicable Governmental Authority shall be treated for all purposes of this Agreement (as applicable) as having been paid to the holder or other recipient in respect of which such deduction and withholding was made.

Section 1.7    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the Payment Agent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the delivery by such Person of a written indemnity agreement in form and substance reasonably acceptable to Parent and which indemnity shall not require the posting by such Person of a bond, the Payment Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article I.

Section 1.8    Further Action. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Subsidiary and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Subsidiary, in the name of the Company and otherwise) to take and shall take all such necessary and lawful action.

Section 1.9    Adjustments to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, merger, issuer tender offer, exchange of shares or other like change with respect to Company Common Stock occurring on or after the Agreement Date and prior to the Effective Time, and such adjustment to the Merger Consideration shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action and shall, as so adjusted from and after the date of such event, be the Merger Consideration; provided, however, that nothing in this Section 1.9 shall be construed to permit the Company to take any action with respect to the Company Common Stock that is prohibited by the terms of this Agreement, including Section 5.2.

ARTICLE II

THE SURVIVING CORPORATION

Section 2.1    Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in Exhibit B hereto, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation.

Section 2.2    Bylaws. The parties hereto shall take all actions necessary so that the Bylaws of the Surviving Corporation shall be automatically amended and restated in their entirety to be identical to the bylaws of Merger

Subsidiary as in effect immediately prior to the Effective Time, except that all references to the name of Merger Subsidiary shall be modified to refer to the name of the Surviving Corporation, and, as so amended, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Bylaws.

Section 2.3    Directors and Officers.

(a)    Except as otherwise directed by the Parent, each of the parties hereto shall take all necessary action to cause the directors of Merger Subsidiary immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

(b)    Except as otherwise directed by the Parent, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation, retirement or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) any Company SEC Report filed at least two (2) Business Days prior to the Agreement Date (without giving effect to any amendment to any such Company SEC Report filed on or after the date that is two (2) Business Days prior to the Agreement Date), excluding in each case any disclosures contained or referenced therein under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Quantitative or Qualitative Disclosures About Market Risk” and any other disclosures contained therein (or in the like-named sections) to the extent they are predictive, cautionary or forward-looking in nature (provided, that the Company SEC Reports shall in no event qualify the representations and warranties set forth in Section 3.2, Section 3.3, and Section 3.10) or (b) the Company Disclosure Schedules (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular Section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular Section is reasonably apparent on its face to inform Parent of the information required to be disclosed in respect of such other sections) delivered by the Company to Parent on the Agreement Date (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Merger Subsidiary and Parent as follows:

Section 3.1    Organization. Each of the Company and the Subsidiaries of the Company (the “Company Subsidiaries”) is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except, solely with respect to the Company Subsidiaries, where the failure to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses permits, authorizations, certificates, variances, exemptions, registrations, clearances and approvals (including in respect of the Company Branches) (the “Company Permits”) necessary to enable it to own, operate and lease its properties and assets and to carry on its business as now conducted, except for such Company Permits, the lack of which, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect. The Company Permits are valid, in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries is in compliance with the terms of the Company Permits in all material respects, except for any failures to be in compliance that, individually or in the aggregate, has not had or would not reasonably expected to have a Company Material Adverse Effect. The copies of (a) the certificate of incorporation of the Company as of the Agreement Date, which is incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2017, as amended by Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with SEC on November 9, 2017, and (b) the bylaws of the Company, which is incorporated by reference as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2017, as amended by Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with SEC on November 9, 2017 (together, the “Company Charter Documents”), are complete and correct copies of such documents and contain all amendments thereto as in effect on the Agreement Date and the Company is not in material violation of any of the provisions of the Company Charter Documents.

Section 3.2    Capitalization.

(a)    The authorized capital stock of the Company consists of (i) 150,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”). As of the close of business on November 24, 2017 (the “Capitalization Date”): (A) 86,266,350 shares of Company Common Stock were issued and 86,066,350 shares of Company Common Stock were outstanding, inclusive of 128,125 unvested Company Restricted Shares; (B) no shares of Company Preferred Stock were issued or outstanding; (C) 200,000 shares of Company Common Stock were held by the Company in its treasury; (D) there were outstanding Company Options to purchase 5,945,318 shares of Company Common Stock; (E) 8,196,523 shares of Company Common Stock were subject to issuance pursuant to outstanding Company RSUs (assuming all applicable performance conditions with respect to performance-based Company RSUs are satisfied at maximum performance); (F) 7,817,442 shares of Company Common Stock were reserved for the future grant of Company Equity Awards under the Stock Plans (excluding shares reserved for issuance upon exercise of the Company Options or settlement of the Company RSUs and shares reserved for future issuance under the Company ESPP); and (G) 3,406,053 shares of Company Common Stock were reserved for the future issuance under the Company ESPP. Such issued and outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Stock Plan, the Company ESPP or as contemplated or permitted by this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, or in the case of shares that have not yet been issued, will be, fully paid and nonassessable and not subject to or issued in violation of any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or similar right under the DGCL, the Company Charter Documents or any agreement to which the Company is a party or is otherwise bound. There are no outstanding contractual obligations, or, to the Company’s Knowledge, any other obligations, of the Company or any Company Subsidiary of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company or any Company Subsidiary. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Equity Awards, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Neither the Company nor any Company Subsidiary is a party to or bound by any agreement with respect to the voting (including proxies) or sale or transfer of any Company securities or securities of any wholly owned Company Subsidiary. Section 3.2(a) of the Company Disclosure Schedules sets forth a list of each Company Equity Award as of the Capitalization Date, and with respect to each such Company Equity Award, whether it is a Company Option, Company RSU or Company Restricted Share, the identity of the holder of such Company Equity Award, the date on which each such Company Equity Award was granted, the number of shares of Company Common Stock subject to such Company Equity Award, the expiration date of such Company Option and the price at which such Company Option may be exercised (if any) under an applicable Stock Plan, the vested or unvested status of each of such Company Equity Award and if unvested, whether vesting is subject to performance conditions. All shares of Company Common Stock issuable upon exercise of Company Options and Company RSUs have been duly reserved for issuance by the Company. There are no accrued and unpaid dividends with respect to the shares of Company Common Stock. Except as set forth in Section 3.2(a) of the Company Disclosure Schedules, since the Capitalization Date through the date of this Agreement, other than in connection with the vesting, settlement or exercise of Company Options, Company Restricted Shares or Company RSUs, neither the Company nor any of the Company Subsidiaries has issued, awarded, granted, committed in writing to grant or, to the Company’s Knowledge, otherwise obligated to grant, any Company Equity Awards.

(b)    Except as set forth in Section 3.2(a) of this Agreement and Section 3.2(a) of the Company Disclosure Schedules, as of the Capitalization Date, (i) no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind, including any type of equity-based compensation, to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver, exchange, transfer or sell, or cause to be issued, delivered exchanged, transferred or sold, additional shares of capital stock or other voting securities of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except to the extent arising pursuant to applicable state takeover or similar Laws, there are no registration rights, and there is no rights agreement, “poison pill,” anti-takeover plan, shareholder agreement or other similar agreement to which the Company or any of the Company Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company or the Company Subsidiaries.

(c)    Except as set forth on Section 3.2(c) of the Company Disclosure Schedules, there are no outstanding material bonds, debentures, notes or other material Indebtedness of the Company or any Company Subsidiary.

Section 3.3    Authorization; No Conflict.

(a)    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other Transactions are within the Company’s corporate powers and, subject to the adoption of this Agreement by the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Stockholder Approval”), have been duly authorized by all necessary corporate action on the part of the Company. The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s or any of the Company Subsidiaries’ Equity Interests necessary to approve and adopt this Agreement and consummate the Merger and the other Transactions. Assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)    At a meeting duly called and held, the Company Board has (i) determined that this Agreement, the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (ii) adopted, approved and declared advisable this Agreement (including the “agreement of merger,” as such term is used in Section 251 of the DGCL, contained herein) and the Transactions, including the Merger, (iii) resolved, subject to Section 5.3, to recommend that the holders of Company Common Stock adopt this Agreement and approve the Merger (such recommendation, the “Company Board Recommendation”), and (iv) directed that this Agreement be submitted to the holders of the Company Common Stock for their approval and adoption.

(c)    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of or filing with, any Governmental

Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and competition, merger control, antitrust or similar applicable Law of any jurisdiction outside of the United States (“Foreign Antitrust Laws”), (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws, including the filing with the SEC of the Proxy Statement, (iv) compliance with any applicable rules of Nasdaq, and (v) any additional actions or filings, except those that the failure of which to make or obtain would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole).

(d)    The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Charter Documents or the charter, bylaws or other organizational documents of any Company Subsidiary, (ii) assuming compliance with the matters referred to in Section 3.3(c), contravene, conflict with or result in a material violation or material breach of any provision of any applicable Law, or Company Permit, (iii) conflict with, require any consent, waiver or other action by any Person under, constitute a default, or violation or breach of, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration, penalty payment, imposition of any Lien (other than a Permitted Lien) or the loss of any material benefit to which the Company or any of the Company Subsidiaries is entitled under, any Company Material Contract, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of the Company Subsidiaries, with only such exceptions, in the case of each of clauses (ii)  through (iv), as would not reasonably be expected to have, a Company Material Adverse Effect.

Section  3.4    Subsidiaries.

(a)    Section 3.4(a) of the Company Disclosure Schedules sets forth a complete and correct list of each Company Subsidiary and for each Company Subsidiary: (i) its name; (ii) its registered number; (iii) the number and type of its outstanding equity securities and a list of the holders thereof (identifying the number or percentage of such equity securities it holds); (iv) its jurisdiction of incorporation or organization; and (v) in the case of any Company Subsidiary that has established a branch in another jurisdiction (each such branch, a “Company Branch”): (A) the registered number of the relevant Company Branch and (B) the jurisdiction in which the relevant Company Branch is registered.

(b)    All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests (and all rights attaching thereto) are owned by the Company or by a Company Subsidiary free and clear of any Liens (other than Permitted Liens) and are not subject to or issued in violation of any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or similar right, or limitations or agreements or understandings on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other Equity Interests of, or other ownership interests in, any Company Subsidiary and there are no rights or other agreements or commitments to any Person of any character relating to the rights attaching to any such capital stock or other Equity Interest (including dividend rights). Other than the Company Subsidiaries, the Company does not own, beneficially or of record, directly or indirectly, any capital stock and/or other ownership interest in any Person, other than securities held for investment by the Company or any Company Subsidiaries and consisting of less than 1% of the outstanding capital stock of such Person.

(c)    No insolvency or similar Legal Proceedings (including any bankruptcy or winding up proceedings) have been, or have been threatened in writing to be, opened in respect of any Company Subsidiary and/or any assets of any Company Subsidiary, and to the Company’s Knowledge, there are no circumstances that would require or justify the opening of or application for such Legal Proceedings. No Company Subsidiary has entered into any arrangement or otherwise, either with or for the benefit of its creditors, and no such arrangement contemplated is currently contemplated.

(d)    The Company has made available to the Parent complete and accurate copies of the charter, bylaws or other organizational documents (in each case, including all amendments thereto) of each Company Subsidiary.

Section 3.5    SEC Reports and Financial Statements.

(a)    The Company has timely filed or furnished with the SEC all Company SEC Reports required to be filed or furnished by the Company with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the Agreement Date, the Company SEC Reports complied in all material respects as to form with the requirements of the Securities Act, the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading in any material respect; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act. The certifications and statements required by Rule 13a-14 of the Exchange Act, and Section 906 of the Sarbanes-Oxley Act relating to the Company SEC Reports, were accurate and complete, and complied as to form and content with all applicable Laws as of the respective dates of such filings (or, if amended or superseded by a filing prior to the date hereof, then on the dates of such filings). Except for comments of the SEC as are available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the Company SEC Reports (including the financial statements included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Authority that such Company SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated, and, to the Company’s Knowledge, there is not, any investigation or review being conducted by the SEC or any other Governmental Authority of any Company SEC Reports (including the financial statements included therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff with respect to the Company or the Company SEC Reports.

(b)    The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) of the Company contained in the Company SEC Reports, as of their respective dates of filing with the SEC (or, if such Company SEC Reports were amended prior to the Agreement Date, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise indicated on the notes thereto) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments). There are no off-balance sheet arrangements of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K and there are no obligations to enter into any such arrangements. For purposes of this Agreement, “Company Balance Sheet” means that consolidated balance sheet of the Company and its consolidated Subsidiaries as of July 31, 2017, set forth in the Company’s Quarterly Report on Form 10-Q for the period ended July 31, 2017 filed with the SEC, and the “Company Balance Sheet Date” means July 31, 2017.

(c)    The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient in all material respects to provide reasonable assurances (i) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting as of April 30, 2017, and such assessment concluded that such controls were effective and did not identify any material weakness in the design or operation of internal controls (nor has any such material weakness been identified between April 30, 2017 and the Agreement Date). To the Company’s Knowledge, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d)    The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Based on its most recent evaluation of the Company’s internal and disclosure controls and procedures, the Company has disclosed, to the extent required by applicable Law, in any applicable Company SEC filing that is reported on Form 10-K or Form 10-Q, or any amendments thereto, and to the Company’s auditors and the audit committee of the Company Board, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(e)    All accounts, books and ledgers relating to the Company or the Company Subsidiaries have been properly and accurately kept in accordance with the Company’s and the Company Subsidiaries’ respective accounting practices and applicable Law in all material respects, are complete and contain the true and accurate records of all information required to be recorded therein in all material respects, contain or reflect no material inaccuracies or discrepancies of any kind therein, and have recorded therein the results of operations and the assets and liability of the Company and each of the Company Subsidiaries required to be reflected under GAAP and other legal and accounting requirements applicable to the Company or such Company Subsidiary. Since May 1, 2015 and except as described in the Company’s SEC Reports, to the Company’s Knowledge, it has not received or otherwise had any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

Section 3.6    Absence of Material Adverse Changes, etc.; Undisclosed Liabilities.

(a)    Except as set forth in Section 3.6(a) of the Company Disclosure Schedules, since the Company Balance Sheet Date through the Agreement Date, except for actions expressly contemplated by this Agreement, (i) the Company and the Company Subsidiaries have conducted their business in all material respects in the ordinary course of business and (ii) none of the Company or any of the Company Subsidiaries has taken any action that would have required the consent of the Parent under Section 5.2(b) (other than clause (xiv) thereof) had such action or event occurred during the Interim Period.

(b)    Neither the Company nor any of the Company Subsidiaries has, or is subject to, any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (i) as expressly disclosed in the Company Balance Sheet, (ii) for liabilities incurred in the ordinary course of business since the Company

Balance Sheet Date that, otherwise, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect and (iii) for liabilities required to be incurred in connection with the entry into this Agreement and the consummation of the Transactions.

(c)    Since the Company Balance Sheet Date through the Agreement Date, there has not been or occurred any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7    Litigation. There are no Legal Proceedings (excluding investigations of which the Company has no Knowledge) pending or, to the Knowledge of the Company, threatened, to which the Company or any of the Company Subsidiaries, or any of their properties, assets or rights, or any of their directors or officers, is a party or subject to that, individually or in the aggregate, has had or would reasonably be expected to (i) result in losses, damages or other costs to the Company and the Company Subsidiaries in excess of $250,000 or (ii) have a Company Material Adverse Effect. There are no Orders outstanding against the Company or any of the Company Subsidiaries that, individually or in the aggregate, are or would reasonably be likely to be material to the Company and the Company Subsidiaries (taken as a whole). As of the date hereof, there is no Legal Proceeding (excluding routine investigations) to which the Company or any Company Subsidiary is a party pending or, to the Company’s Knowledge, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other Transactions.

Section 3.8    Broker’s or Finder’s Fees. Except for GCA Advisors, LLC or its Affiliate (the “Company Financial Advisor”), no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 3.9    Employee Plans.

(a)    The Company has delivered or made available to Parent a complete and accurate list as of the Agreement Date of each material Company Plan as of the Agreement Date.

(b)    With respect to each material Company Plan, the Company has made available to Parent a true, correct and complete copy of, as applicable: (i) each written Company Plan and all amendments thereto, if any, or if unwritten, a written summary of such Company Plan; (ii) the current summary plan description of each Company Employee Benefit Plan and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iii) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service or other Governmental Authority, if any; (iv) all material notices given to such Company Employee Benefit Plan, the Company, or any Company ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other Governmental Authority, and (v) any material associated documentation, reports or communications, including without limitation, the most recent actuarial valuation for any pension scheme, as applicable.

(c)    Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code (“Qualified Company Employee Benefit Plan”) has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked (or if not determined to be so qualified, such Company Employee Benefit Plan may still be amended within the remedial amendment period to cure any qualification defect to the extent permitted by Law), and to the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan in any material respect or result in the imposition of any material liability, penalty or tax under ERISA or the Code. The Company ESPP complies with Section 423 of the Code, except for failures to comply which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company, its Company Subsidiaries or any of their respective Company ERISA Affiliates has (i) engaged in any transaction described in Section 4069, 4204 or 4212 of ERISA or (ii) ever maintained, contributed to, or been required to contribute to any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA, or a plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 or 4971 of the Code.

(d)    Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Employee Benefit Plan has been established, maintained and administered in accordance with its provisions and in compliance with all applicable provisions of ERISA, the Code and all applicable Laws; (ii) all payments and contributions required to be made under the terms of any Company Employee Benefit Plan have been made or the amount of such payment or contribution obligation has been reflected in the Company Balance Sheet; and (iii) no disputed claims for benefits or Legal Proceeding is pending or, to the Knowledge of the Company, threatened in writing in connection with any Company Employee Benefit Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Employee Benefit Plans subject to the Laws of any jurisdiction outside of the United States (i) has been maintained in accordance with all applicable requirements, (ii) if it is intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if it is intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(e)    Other than with respect to Company Equity Awards (as provided therein), neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of the Company Subsidiaries, or result in any limitation on the right of the Company or any of the Company Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Plan or related trust. No Company Plan provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

Section 3.10    Opinion of Financial Advisor. The Board has received from the Company Financial Advisor an opinion to the effect that, as of the date of such opinion and subject to the factors, qualifications, considerations, assumptions and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent, Merger Subsidiary and their Affiliates) (the “Fairness Opinion”).

Section 3.11    Taxes.

(a)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary has timely filed (taking into account applicable extensions of time in which to file) all Tax Returns required to be filed by it in the manner prescribed by applicable Law and all such Tax Returns are true, complete and correct. The Company and each Company Subsidiary has timely paid all material Taxes, including installment and estimated Taxes (whether or not shown as due on any Tax Return) that are due and payable or otherwise subject to collection action by a Governmental Authority. The Company and each Company Subsidiary has made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due.

(b)    All material Taxes which the Company or any Company Subsidiary has been required by Law to withhold or to collect have been duly withheld and collected and have been timely paid to the appropriate Governmental Authority. The Company and each Company Subsidiary has complied in all material respects with all information reporting and withholding requirements in connection with amounts paid or owing to any employee, independent contractor or other third party.

(c)    There is no claim, audit, action, suit, collection, or other administrative or judicial proceeding currently pending or, to the Knowledge of the Company, proposed or threatened against or with respect to the Company or any Company Subsidiary in respect of any material Taxes or Tax Return. Since May 1, 2013, neither the Company nor any Company Subsidiary has been the subject of an audit by any Governmental Authority, and no change or adjustment has been required in connection with any such audit. There are no closing agreements or similar arrangements with any taxing authority with regard to the determination of the Tax liability of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has granted any extension or waiver of the statute of limitations period, or of the time for assessment or collection, applicable to any material Tax or Tax Return, which period (after giving effect to such extension or waiver) has not yet expired. Since May 1, 2013, no claim has been made in writing by any Governmental Authority in any jurisdiction where the Company or any Company does not file Tax Returns that the Company or such Company Subsidiary is or may be subject to taxation in such jurisdiction.

(d)    Neither the Company nor any Company Subsidiary (i) has been a party to a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of U.S. state, local or non-U.S. law), or (ii) taken any reporting position on a Tax Return, which reporting position (A) if not sustained, would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of U.S. federal income Tax under Section 6662 of the Code (or any similar provision of U.S. state, local, or non-U.S. Tax Law), and (B) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of U.S. state, local, or non-U.S. Tax Law).

(e)    Since May 1, 2013, neither the Company nor any Company Subsidiary constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(f)    Neither the Company nor any Company Subsidiary is a party to (i) any Tax sharing agreement, Tax indemnity obligation or similar agreement (other than Contracts entered into in the ordinary course of business, a principal purpose of which is unrelated to Taxes), or (ii) any other arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority). Neither the Company nor any Company Subsidiary has granted any Person any power of attorney with respect to any Tax matter that continues in force after the Closing.

(g)    Other than Permitted Liens, there are no material Liens for Taxes on any of the assets of the Company or any Company Subsidiary.

(h)    The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during any portion of the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(i)    Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period that ends after the Closing Date as a result of any change in accounting method, installment sale, open transaction or intercompany transaction that occurred prior to the Closing Date, the execution of any closing agreement as described in Section 7121 of the Code (or any similar or analogous agreement with any taxing authority), prepaid amount received before the Closing Date or otherwise.

(j)    Neither the Company nor any Company Subsidiary is or has been a member of an affiliated, consolidated, combined, unitary or similar tax group, other than a group of which the Company is the common parent. Neither the Company nor any Company Subsidiary has any liability for Taxes of another person (other than the Company or a Company Subsidiary) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a result of filing Tax Returns on a consolidated, combined, or unitary basis with such Person.

Section 3.12    Compliance with Laws.

(a)    The Company and each of the Company Subsidiaries is, and since May 1, 2015 has been, in compliance with, and is not in violation of, any applicable Law (other than Orders) with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, have not had, and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries is, and since May 1, 2014 has been, in compliance with, and is not in violation of, any applicable Orders with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in that aggregate, are not or would not reasonably be likely to be material to the Company and the Company Subsidiaries (taken as a whole). To the Company’s Knowledge, no investigation by any Governmental Authority with respect to the Company or any Company Subsidiary and violation of any such Law is existing or pending, nor has any Governmental Authority indicated in writing to the Company or any Company Subsidiary an intention to conduct any such investigation, except for such investigations the outcomes of which would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)    The information supplied or to be supplied by or on behalf of the Company or any of the Company Subsidiaries for inclusion or incorporation by reference in the letter to stockholders, notice of meeting, proxy statement and form of proxy to be filed with the SEC and sent to the stockholders of the Company in connection with the Stockholders Meeting (as amended or supplemented from time to time and including any annex, schedule, exhibit or document incorporated by reference therein, the “Proxy Statement”) will, at the time the Proxy Statement, or any amendment or supplement thereto, is filed with the SEC, at any time such document is amended or supplemented or at the time the Proxy Statement is first sent or given to the Company’s stockholders and at the time of the Stockholders Meeting, as applicable, comply in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by or on behalf of the Company or any of the Company Subsidiaries expressly for inclusion or incorporation by reference in the Proxy Statement, at the time the Proxy Statement, or any amendment or supplement thereto, is filed with the SEC, at the time such document is first sent or given to the Company’s stockholders or at the time of the Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 3.12(c) shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Parent, Merger Subsidiary or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 3.13    Intellectual Property.

(a)    Set forth in Section 3.13(a) of the Company Disclosure Schedules is a complete and accurate list of all Company Intellectual Property that is Registered Intellectual Property as of the Agreement Date that has not otherwise lapsed, been abandoned, expired or been cancelled (“Company Registered Intellectual Property”).

(b)    To the Knowledge of the Company, the Company and Company Subsidiaries collectively own, license, sublicense or otherwise possess all Intellectual Property Rights used or held for use by the Company and Company Subsidiaries in the conduct of the businesses of the Company or any of the Company Subsidiaries that are material to the conduct thereof.

(c)    To the Company’s Knowledge, each item of Company Registered Intellectual Property (other than applications for Company Registered Intellectual Property) is subsisting (or in the case of applications, applied for), and with respect to Company Registered Intellectual Property issued by an applicable Governmental Authority valid and enforceable, except as would not be material to the Company and the Company Subsidiaries (taken as a whole). All material Company Intellectual Property is free and clear of all Liens other than Permitted Liens and nonexclusive licenses granted in the ordinary course of business.

(d)    Each employee and independent contractor of the Company and Company Subsidiaries who is involved in the development of Company Intellectual Property that is material to the conduct of the business of the Company or any of the Company Subsidiaries did so (i) within the scope of his or her employment or engagement such that, subject to and in accordance with applicable Law, all Intellectual Property Rights arising therefrom became the property of the Company or such Company Subsidiary or (ii) pursuant to one or more written agreements with provisions relating to the protection of the Company’s or any Company Subsidiary’s confidential information and assigning ownership to the Company or any Company Subsidiary, as applicable, of all Intellectual Property Rights developed for the Company or any Company Subsidiary within the scope of the individual’s employment or independent contractor relationship with the Company or Company Subsidiary, as applicable, except in each case where the failure to do so would not be material to the Company and the Company Subsidiaries (taken as a whole). No such employee or independent contractor has asserted or threatened in writing a claim against the Company or any Company Subsidiary with respect to the ownership or assignment of any such Intellectual Property Rights, and, to the Knowledge of the Company, no such employee or independent contractor has a valid claim against the Company or any Company Subsidiary with respect to the ownership or assignment of any such Intellectual Property Rights. Neither the Company nor any Company Subsidiary has granted to any Person a joint ownership interest of, or has granted or permitted any Person to retain, any exclusive rights that remain in effect in, any Company Intellectual Property that is material to the conduct of the businesses of the Company or any of the Company Subsidiaries. The representations of this Section 3.13(d) with respect to ownership and assignment of Intellectual Property Rights do not apply to any moral rights or other non-assignable rights.

(e)    To the Knowledge of the Company, the Company’s and Company Subsidiaries’ conduct of each of their respective businesses as currently conducted do not infringe, violate, or misappropriate the Intellectual Property Rights of any third party, except as would not be material to the Company and the Company Subsidiaries (taken as a whole). No Legal Proceeding has been filed against the Company or any Company Subsidiary by any third party, nor has the Company or any Company Subsidiary received any written claim or notice from any third party between May 1, 2014 and the Agreement Date in which it is alleged that any Company Product or the conduct of the businesses by the Company or any of the Company Subsidiaries infringes or misappropriates the Intellectual Property Rights of any third party, that, if true, would be material to the Company and the Company Subsidiaries (taken as a whole). Except as would not be material to the Company and the Company Subsidiaries (taken as a whole), between May 1, 2014 and the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any written claim or notice from any Person (other than a Governmental Authority, including the US PTO and other intellectual property offices) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property.

(f)    To the Company’s Knowledge, no Person is misappropriating, infringing, diluting or violating any Company Intellectual Property in any material respect.

(g)    The Company and each of the Company Subsidiaries have acted in a reasonable and prudent manner with respect to the protection and preservation of the confidentiality of the Trade Secrets that are Company Intellectual Property, and to the Knowledge of the Company, there is no material unauthorized use, disclosure or misappropriation by any Person of any such Trade Secrets that are Company Intellectual Property. In connection with the Company’s and the Company Subsidiaries’ license grants to third parties of any licenses to use any Source Code to any material Software for any Company Product for which the Company and the Company Subsidiaries have determined to maintain as a Trade Secret, such arrangements contain customary contractual protections designed to appropriately limit the rights of such third party licensees and preserve the Company’s rights to the Trade Secrets embodied by such Source Code. No Software owned by the Company or any Company Subsidiary that is material to the conduct of the business of the Company or any of the Company Subsidiaries or Company Product has been or is being distributed, in whole or in part, or was used, or is being used, in each case by the Company or Company Subsidiary, in conjunction with any Public Software in a manner which would require that, pursuant to the terms of the corresponding Public Software License, such software owned by the Company or Company Subsidiary (excluding the original Public Software) or modification thereto be disclosed or distributed in Source Code form, made available at no charge or otherwise licensed to third parties, except as would not be material to the Company and the Company Subsidiaries (taken as a whole).

(h)    Except for failures to comply or violations that, individually or in the aggregate, have not had, and would not reasonably be expected to be material to the Company and the Company Subsidiaries (taken as a whole), the Company and Company Subsidiaries have complied in all material respects with all Laws, contractual obligations and internal and public privacy policies of the Company and the Company Subsidiaries applicable to the Company or Company Subsidiaries and related to the privacy of, and the collection, storage, use, disclosure, transfer and protection of, personally identifiable information. To the Knowledge of the Company and except as would not be material to the Company and the Company Subsidiaries (taken as a whole), the Company and the Company Subsidiaries have obtained sufficient rights to collect, distribute and use all third-party data used or held for use in the conduct of the businesses of the Company or any of the Company Subsidiaries. Except as would not be material to the Company and the Company Subsidiaries (taken as a whole), from May 1, 2014 through the date of this Agreement, the Company and Company Subsidiaries have not: (A) received any written notice asserting any violation by the Company or any Company Subsidiaries of any such Law, contractual obligation or privacy policies; or (B) to the Company’s Knowledge, experienced a material data breach involving a third party obtaining unauthorized access to any such personally identified information or confidential customer data from the Company and Company Subsidiaries or their IT Systems.

(i)    To the Company’s Knowledge, the IT Systems of the Company and Company Subsidiaries are adequate, in all material respects, for the operation of the business of the Company and the Company Subsidiaries as currently conducted. The Company and Company Subsidiaries have taken steps to provide for the back-up and recovery of material data and have disaster recovery plans and procedures.

Section 3.14    Employment Matters. Neither the Company nor any Company Subsidiary is a party to or otherwise bound by or subject to, any collective bargaining agreement, Contract or other agreement or understanding with a labor union, labor organization, trade union, works council, European works council or other body representing employees of the Company or any of the Company Subsidiaries or similar organized employee representative, nor is any such Contract or agreement presently being negotiated, nor, to the Knowledge of the Company, is there a representation campaign respecting any of the employees of the Company or any of the Company Subsidiaries. As of the Agreement Date, there is no pending or, to the Knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Company Subsidiaries: (i) is in compliance with all applicable Laws, industrial instruments (including modern awards), national collective bargaining agreements, rules and practices respecting hiring (including work permits and visas), employment, individual and collective termination of employment, employment practices (including work health and safety), terms and conditions of employment and wages and hours; (ii) is in compliance with all applicable Laws relating to the relations between it and any labor union, trade union, works council, European works council or other body representing employees of the Company or any of the Company Subsidiaries; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, workers’ compensation, superannuation, social security or other benefits or obligations for employees of the Company or any of the Company Subsidiaries (other than routine payments to be made in the ordinary course of business). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, individuals who render services to the Company or any Company Subsidiary who are classified by the Company or Company Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status (including workers or agency workers) for any purpose (including for purposes of taxation and tax reporting and under Company Employee Benefit Plans) are properly so characterized.

Section 3.15    Insurance. Section 3.15 of the Company Disclosure Schedules sets forth an accurate list of the insurance policies currently maintained by or for the benefit of the Company or any of the Company Subsidiaries (collectively, the “Insurance Policies”), including in respect of each such Insurance Policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium or collateral. Such Insurance Policies (i) are in full force and effect on the Agreement Date, and (ii) provide coverage against such risks and in such amounts customary for companies of similar size, in their geographic regions and in the respective business in which the Company and each of the Company Subsidiaries operate. There are currently no claims pending against any of the Company or the Company Subsidiaries to which coverage under any of the Insurance Policies has been questioned (not including a customary reservation of rights), denied or disputed by the underwriters of such Insurance Policy. The limits of the Insurance Policies have not been materially eroded, the aggregate limits have not been exhausted and there are no gaps in historical limits. All premiums due and payable with respect to such Insurance Policies have been paid to date, and the Company and the Company Subsidiaries are otherwise in compliance in all material respects with the terms and provisions of such Insurance Policies. Neither the Company nor any of the Company Subsidiaries have received written notice of cancelation or early termination of any Insurance Policy.

Section 3.16    Material Contracts.

(a)    Except for this Agreement or as set forth in Section 3.16 of the Company Disclosure Schedules, none of the Company or any of the Company Subsidiaries is a party to, nor are they or their respective properties or assets bound by, any Contract (each, a “Company Material Contract”):

(i)    that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii);

(ii)    any Contract that constitutes a Company Affiliate Transaction (other than Contracts with respect to compensation of employees of the Company and Contracts with respect to indemnification of directors and officers of the Company entered into on forms made available to Parent);

(iii)    (A) pursuant to which the Company or any Company Subsidiary spent, in the aggregate, more than $1,000,000 with respect to any such agreement or Contract during the fiscal year ended April 30, 2017 or (B) with any of the Top Suppliers;

(iv)    (A) that generated more than $1,000,000 in revenues for the Company or any Company Subsidiary in the fiscal year ended April 30, 2017, (B) is reasonably expected to generate more than $1,000,000 in revenues for the Company or any Company Subsidiary in the current fiscal year or (C) with any of the Top Customers;

(v)    for the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case, either (A) entered into since May 1, 2015 and involving amounts in excess of $1,000,000, or (B) to the extent still in force, with respect to which the Company or any Company Subsidiary has material continuing obligations;

(vi)    that relates to the creation, incurrence, assumption or guarantee of Indebtedness in excess of $500,000 (individually or in the aggregate);

(vii)    pursuant to which the Company or any Company Subsidiary obtains or grants (other than in the ordinary course of business) any licenses or other rights with respect to material Company Intellectual Property or with respect to material Intellectual Property Rights used in the conduct of the business of the Company or any Company Subsidiary (other than licenses for commercially available Software) (each such Contract, a “Material Company Intellectual Property Contract”);

(viii)    pursuant to which the Company or any Company Subsidiary, as applicable, has agreed to provide any third party with access to Source Code for any Software owned or licensed by the Company or any

Company Subsidiary, or to provide for such Source Code to be put in escrow or a similar arrangement, or otherwise grants a license to such Source Code, for the benefit of a third party (including upon the occurrence of specified events);

(ix)    that grants any rights of first refusal, rights of first negotiation or other similar rights to any Person with respect to the sale of any material business or assets of the Company and the Company Subsidiaries, taken as whole;

(x)    with respect to a Company Lease;

(xi)    relating to any resolution or settlement of any actual or threatened Legal Proceeding involving the Company or any Company Subsidiary that (A) imposes material continuing obligations upon the Company or any Company Subsidiary or (B) that has had or would reasonably be expected to result in losses, damages or other costs to the Company and the Company Subsidiaries in excess of $250,000 individually or, to the extent that multiple resolutions or settlements relate to the same Legal Proceeding, in the aggregate with respect to all such resolutions or settlements;

(xii)    that is a mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien, other than a Permitted Lien, on any material property or asset of the Company or any Company Subsidiary;

(xiii)    that relates to a partnership, joint venture or similar arrangement that is material to the Company and the Company Subsidiaries, taken as whole;

(xiv)    that contains a grant of exclusivity or “most favored nation” terms by the Company or any Company Subsidiaries to any Person;

(xv)    that relates to, arises out of, or was entered into in connection with, any Order binding upon the Company or any Company Subsidiary; and

(xvi)    that purports to materially limit or otherwise materially restrict the ability of the Company or the Company Subsidiaries to compete or freely engage in any business or geographic area or acquire any other Person anywhere in the world.

(b)    The Company has made available to Parent a complete and accurate copy of each Company Material Contract, including each amendment thereto. Each of the Company Material Contracts is in full force and effect, and represents a valid and binding obligation of the Company or a Company Subsidiary, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity). Neither the Company nor any Company Subsidiary is in breach of or default under any Company Material Contract (other than the Company Material Contracts set forth in Section 3.16(c) of the Company Disclosure Schedules), nor, to the Company’s Knowledge, is any other party to such Company Material Contract, excluding, however, any breaches or defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)    Neither the Company nor any Company Subsidiary is in breach of or default under any Company Material Contract set forth in Section 3.16(c) of the Company Disclosure Schedules, nor, to the Company’s Knowledge, is any other party to such Company Material Contract, excluding, however, any breaches or defaults which would not, individually or in that aggregate, be material to the Company and the Company Subsidiaries (taken as a whole).

Section 3.17    Real Property; Personal Property.

(a)    Neither the Company nor any Company Subsidiary owns any real property.

(b)    Section 3.17(b) of the Company Disclosure Schedules sets forth a complete and accurate list of all of the Leased Real Property, including the street address, leased by the Company or any of the Company Subsidiaries. The Company has delivered or made available to Parent a complete and accurate copy of all of the leases, subleases, licenses or other Contracts with respect to the use and occupancy for each parcel of Leased Real Property, together with all amendments, modifications and supplements thereto and assignments and subleases thereof (collectively, the “Company Leases”). The Company and the Company Subsidiaries, as applicable, have a leasehold interest in all Leased Real Property pursuant to the Company Leases, free and clear of all Liens (except for Permitted Liens). The Company and the Company Subsidiaries have not assigned or sublet their interests under any Company Lease to any other Person. Other than the Leased Real Properties, neither the Company nor any of the Company Subsidiaries leases or subleases any real property. Each Company Lease is a legal, valid and binding obligation of the Company or any of the Company Subsidiaries, as applicable, and of each counterparty thereto, and is in full force and effect in accordance with its terms. Neither the Company nor any of the Company Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in material default under any of the Company Leases. No notice of default, not already cured, under any Company Lease is outstanding, and to the Company’s Knowledge, no event has occurred which, with the giving of notice or passage of time, would constitute a material breach or material default under any of the Company Leases.

(c)    The Leased Real Property constitutes all of the real property used or occupied by the Company and the Company Subsidiaries in connection with the conduct of the business of the Company and the Company Subsidiaries.

(d)    Each of the Company and the Company Subsidiaries has good title to, or a valid leasehold interest in, or with respect to licensed assets, a valid license to use, the material tangible personal assets and properties used or held for use by it in connection with the conduct of its business as conducted on the date of this Agreement, free and clear of all Liens other than Permitted Liens. Each material tangible asset of the Company and each of the Company Subsidiaries (i) has been maintained in accordance with normal industry practices and (ii) is in good operating condition and repair, subject to normal wear and tear.

Section 3.18    Inapplicability of Anti-takeover Statutes. Assuming the accuracy of the representations and warranties of Merger Subsidiary and Parent in Section 4.5, there is no takeover or anti-takeover statute or similar Law, including Section 203 of the DGCL, applicable to this Agreement and the Transactions that requires additional action by the Company Board or the board (or equivalent governing body) of any Company Subsidiary in order for any such anti-takeover statute to be inapplicable to this Agreement and the Transactions.

Section 3.19    Customers and Suppliers.

(a)    Section 3.19(a) of the Company Disclosure Schedules lists the seventy-five (75) largest Customers of the Company and the Company Subsidiaries (based on aggregate SaaS revenue generated from such customers) for the fiscal year ended April 30, 2017 (collectively, the “Top Customers”) and sets forth the aggregate SaaS revenue attributable to each Top Customer during the fiscal years ended April 30, 2016 and April 30, 2017. Except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole), neither the Company nor any of the Company Subsidiaries has received any written notice or, to the Company’s Knowledge, any other notice, that any of its Top Customers (i) has ceased, or intends to cease, to use the Company’s or any of the Company Subsidiaries’ goods or services, (ii) has materially reduced, or intends to materially reduce, the volume of business that it conducts with the Company or any of the Company Subsidiaries, (iii) has materially altered, or intends to materially alter, any of the commercial terms or conditions of any Contract with the Company or any of the Company Subsidiaries or (iv) has, or intends to, otherwise terminate early any Contract with the Company or any of the Company Subsidiaries. For purposes of this Section 3.19(a), “Customer” shall mean any customer of the Company or any of the Company Subsidiaries (on a consolidated basis) or any such customer’s affiliates from which the Company or any Company Subsidiary receives revenue, collectively.

(b)    Section 3.19(b) of the Company Disclosure Schedules lists the twenty (20) largest suppliers of the Company and the Company Subsidiaries (based on amounts invoiced to the Company and the Company Subsidiaries from such suppliers) for the fiscal year ended April 30, 2017 (collectively, the “Top Suppliers”) and sets forth the aggregate amounts invoiced by each such supplier during the fiscal years ended April 30, 2016 and April 30, 2017. Except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole), neither the Company nor any of the Company Subsidiaries has received any written notice or, to the Company’s Knowledge, any other notice that any of its Top Suppliers (i) has ceased, or intends to cease, to supply goods or services to the Company or any of the Company Subsidiaries, (ii) has materially altered, or intends to materially alter, the commercial terms or conditions of any Contract with the Company or any of the Company Subsidiaries pursuant to which it supplies goods or services to the Company or any of the Company Subsidiaries or (iii) has, or intends to, otherwise terminate early any Contract with the Company or any of the Company Subsidiaries pursuant to which it supplies goods or services to the Company or any of the Company Subsidiaries.

Section 3.20    Environmental Matters. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (i) neither the Company nor any of the Company Subsidiaries is in violation of any Environmental Law; (ii) the Company and the Company Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Company and the Company Subsidiaries are in compliance with such permits, licenses and other authorizations; (iii) to the Company’s Knowledge, there are no Environmental Claims pending or threatened in writing against the Company or any of the Company Subsidiaries; (iv) to the Company’s Knowledge, there have been no Releases of Hazardous Substances at any property when owned, leased or operated by the Company or any of the Company Subsidiaries or at any facility that may have received Hazardous Substances generated by the Company or any of the Company Subsidiaries; and (v) to the Company’s Knowledge, there are no aboveground or underground storage tanks at any of the properties owned, leased or operated by the Company or any of the Company Subsidiaries.

Section 3.21    Business Practices. The Company and the Company Subsidiaries conduct and, since May 1, 2013, have conducted their respective business in material compliance with the legal requirements under the U.S. Foreign Corrupt Practices Act 1977, as amended, and any similar Laws or regulations in any other jurisdiction, to the extent applicable to the Company and the Company Subsidiaries from time to time. To the Company’s Knowledge, none of the Company, any Company Subsidiary, any employee or former employee of the Company or any Company Subsidiary or other Person affiliated with or acting on behalf of the Company or any Company Subsidiary has, directly or indirectly, done anything of the following on behalf of the Company or any Company Subsidiary: (a) used any funds for unlawful contributions, bribes, kickbacks, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any Company Subsidiary; (c) established or maintained any unlawful or unrecorded fund of monies or other assets of the Company or any Company Subsidiary; or (d) made any unlawful contributions or payments, bribes, kickbacks, gifts, entertainment or other unlawful expenses of a similar or comparable nature to any Person whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

Section 3.22    Solvency. The Company and the Company Subsidiaries, taken as a whole, are Solvent as of the Agreement Date and as of immediately prior to Closing (without giving effect to the Transactions, including the funding of the Financing, or any of Parent or Merger Subsidiary’s obligations pursuant to this Agreement).

Section 3.23    Accounts Receivable; Accounts Payable.

(a)    All accounts receivable of the Company and the Company Subsidiaries set forth in the Required Information and the Company Balance Sheet were acquired or arose from sales actually made or services actually performed in the ordinary course of business that represent bona fide transactions and valid and enforceable claims, subject to no set-off (other than set-off for accounts payable due from the counterparty thereof), counterclaim or lawsuit and are collectible in accordance with their terms, except to the extent of any reserves against such accounts receivable reflected in the Required Information and the Company Balance Sheet.

(b)    All accounts payable of the Company and the Company Subsidiaries set forth in the Required Information and the Company Balance Sheet arose in bona fide arm’s-length transactions in the ordinary course of business.

Section 3.24    Affiliate Transactions. Since the Company Balance Sheet Date, there have been no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, in each case, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated under the Securities Act (any such transaction, agreement, arrangement or understanding, a “Company Affiliate Transaction”).

Section 3.25    No Other Representations or Warranties. Except as and only to the extent expressly set forth in the representations and warranties set forth in Article IV, the Company hereby acknowledges and agrees that: (a) none of Parent, Merger Subsidiary, any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to Parent, Merger Subsidiary or their respective business or operations, including, with respect to any information provided or made available to the Company, any Company Subsidiary, any of the Company’s or any Company Subsidiary’s respective Affiliates or Representatives or any other Person; and (b) except in the case of fraud, none of Parent, Merger Subsidiary, any of their respective Affiliates or Representatives or any other Person will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to the Company, any Company Subsidiary, any of the Company’s or any Company Subsidiary’s respective Affiliates or Representatives or any other Person, resulting from the delivery, dissemination or any other distribution to the Company, any Company Subsidiary, any of the Company’s or any Company Subsidiary’s respective Affiliates or Representatives or any other Person, or the use by the Company, any Company Subsidiary, any of the Company’s or any Company Subsidiary’s respective Affiliates or Representatives or any other Person, of any such information provided or made available to any of them by Parent, Merger Subsidiary, any of their respective Affiliates or Representatives or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Company, any Company Subsidiary, any of the Company’s or any Company Subsidiary’s respective Affiliates or Representatives or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Each of Merger Subsidiary and Parent represents and warrants to the Company, jointly and severally, as of the Agreement Date (except for representations and warranties that are made as of a specific date, which are only made as of such date) as follows:

Section 4.1    Valid Existence. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Merger Subsidiary is a corporation duly organized and validly existing under the Laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Merger Subsidiary and

Parent is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary. Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation, bylaws or other constituent documents, as amended to date, of Merger Subsidiary and Parent.

Section 4.2    Authority; Binding Nature of Agreement. Each of Merger Subsidiary and Parent has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by each of Merger Subsidiary and Parent, the performance by each of Merger Subsidiary and Parent of its obligations hereunder and the consummation by each of Merger Subsidiary and Parent of the Transactions have been duly authorized by the boards of directors of each of Merger Subsidiary and Parent. No other corporate proceedings on the part of Merger Subsidiary or Parent are necessary to authorize the execution and delivery of this Agreement, the performance by either Merger Subsidiary or Parent of its obligations hereunder and the consummation by either Merger Subsidiary or Parent of the Transactions. This Agreement has been duly executed and delivered by each of Merger Subsidiary and Parent and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Merger Subsidiary and Parent, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 4.3    Non-Contravention.

(a)    Neither the execution and delivery of this Agreement by Merger Subsidiary and Parent nor the consummation by Merger Subsidiary and Parent of the Transactions will, directly or indirectly (with or without notice or lapse of time): (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws, or other similar organizational documents of Merger Subsidiary or Parent; or (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.3(b), violate any judgment or Law applicable to Merger Subsidiary or Parent, in each case, other than any such event which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Merger Subsidiary or Parent to consummate the Transactions.

(b)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Merger Subsidiary or Parent in connection with Merger Subsidiary’s and Parent’s execution, delivery and performance of this Agreement or the consummation by Merger Subsidiary or Parent of the Transactions, except for (i) compliance with the DGCL, (ii) compliance with and filings pursuant to the HSR Act and Foreign Antitrust Laws, (iii) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware, and (iv) such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings, permits and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Merger and the Transactions.

Section 4.4    No Legal Proceedings Challenging the Merger. As of the Agreement Date, there are no Legal Proceedings pending or, to the Knowledge of Parent, threatened, to which Parent or any Subsidiary of Parent is a party that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Merger and the Transactions. As of the Agreement Date, (a) there is no Legal Proceeding pending against Merger Subsidiary or Parent challenging the Merger; and (b) to the Knowledge of Parent, no Legal Proceeding has been threatened against Merger Subsidiary or Parent challenging the Merger.

Section 4.5    Ownership of Company Common Stock. Other than as a result of this Agreement, none of Parent, Merger Subsidiary or any of their respective controlled Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) or owns (as such term is used in Section 203 of the DGCL)

any shares of Company Common Stock or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company. None of Merger Subsidiary or Parent or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Prior to the Agreement Date, neither Parent nor Merger Subsidiary has taken, or authorized or permitted any Representatives of Parent or Merger Subsidiary to take, any action that would reasonably be expected to cause Parent, Merger Subsidiary or any of their “affiliates” or “associates” to be deemed an “interested stockholder” as defined in Section 203 of the DGCL.

Section 4.6    Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by any such Person for which the Company or its officers or directors could have any liability.

Section 4.7    Activities of Merger Subsidiary. Merger Subsidiary was formed solely for the purpose of effecting the Merger. Merger Subsidiary has not and will not, prior to the Effective Time, engage in any activities other than those contemplated by this Agreement and the Transactions and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement and the Transactions.

Section 4.8    Disclosure Documents. The information supplied or to be supplied by or on behalf of Parent, Merger Subsidiary or any other Subsidiary of Parent for inclusion or incorporation by reference in the Proxy Statement will, when the Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders and at the time of the Stockholders Meeting comply in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by or on behalf of Merger Subsidiary, Parent or any of its other Subsidiaries expressly for inclusion or incorporation by reference in the Proxy Statement at the time such Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.9    Financing.

(a)    Parent has received and accepted, and delivered to the Company complete and correct copies of, (i) the fully executed commitment letter and redacted fee letter (of which only the fee amounts, price caps and economic “flex” terms have been redacted; provided that such redacted terms do not relate to any terms that could adversely affect the conditionality of or the amount of cash proceeds available to Parent and Merger Subsidiary), each dated as of November 26, 2017 (the “Debt Commitment Letters”), from Golub Capital Markets LLC (collectively with any other agents, arrangers, managers, lenders and other entities from time to time party thereto and such Persons’ Affiliates, successors and assigns, the “Debt Financing Sources”) confirming their respective commitments to provide Parent with debt financing in connection with the Transactions (the “Debt Financing”) and (ii) a fully executed commitment letter (the “Equity Commitment Letter,” and together with the Debt Commitment Letters, the “Financing Commitment Letters”) from the parties listed on Annex A hereto (the “Equity Financing Sources” and together with the Debt Financing Sources, the “Financing Sources”) confirming the respective counterparties’ commitments to provide Parent with equity financing in an amount up to the aggregate amount set forth therein in connection with the Transactions (the “Equity Financing,” and together with the Debt Financing, the “Financing”). Assuming that the Financing contemplated by the Financing Commitment Letters is fully funded on the terms set forth therein, Parent and Merger Subsidiary will have at and after the Closing funds sufficient to pay the aggregate Merger Consideration upon the terms contemplated by this Agreement, consummate the Merger and pay all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives pursuant to this Agreement.

(b)    The Equity Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and Merger Subsidiary and the other parties thereto. The Company is a third-party beneficiary of the

Equity Commitment Letter on the terms set forth therein. Each of the Debt Commitment Letters is in full force and effect and is a valid and binding obligation of Merger Subsidiary and, to the Knowledge of Parent, the Debt Financing Sources. Parent or Merger Subsidiary has fully paid, or caused to be paid, any and all commitment or other fees in connection with the Financing Commitment Letters that are payable on or prior to the Agreement Date. As of the Agreement Date, (i) none of the Financing Commitment Letters have been amended or modified in any respect, (ii) the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect, (iii) no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Subsidiary or, to the Knowledge of Parent, any other party thereto under any Financing Commitment Letter, and (iv) Parent has no reason to believe that any term or condition of closing of the Financing that is required to be satisfied will not be satisfied, or that the Financing will not be made available to Parent on the date of the Closing. There are no conditions precedent to the funding of the full amount of the Financing other than the conditions precedent set forth in the Financing Commitment Letters. There are no side letters or other Contracts to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Financing Commitment Letters furnished to the Parent pursuant to this Section 4.9.

Section 4.10    Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed Guarantee. The Guarantee is in full force and effect and constitutes a valid and binding obligation of each Guarantor, enforceable against each Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of any Guarantor under the Guarantee.

Section 4.11    Solvency. None of Parent, Merger Subsidiary or any Guarantor is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of the Company Subsidiaries. Each of Parent and Merger Subsidiary is Solvent as of the Agreement Date, and each of Parent and the Company and the Company Subsidiaries (on a consolidated basis) will, after giving effect to the Transactions, including the funding of the Financing, payment of the aggregate Merger Consideration, and payment of all other amounts required to be paid in connection with the consummation of the Merger or any other transaction contemplated by this Agreement and the payment of all related fees and expenses, and assuming the representations and warranties in Article  III are true and correct in all material respects, be Solvent immediately following the Closing.

Section 4.12     Certain Arrangements. As of the Agreement Date, there are no Contracts or commitments to enter into Contracts (a) between Parent, Merger Subsidiary, any Guarantor or any of their Affiliates, on the one hand, and any director, officer or employee of the Company or any of the Company Subsidiaries, on the other hand, or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 4.13    No Other Company Representations or Warranties. Except as and only to the extent expressly set forth in the representations and warranties set forth in Article III, Merger Subsidiary and Parent hereby acknowledge and agree that: (a) neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or Company Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person; and (b) except in the case of fraud, neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Merger Subsidiary, Parent or any of their respective Affiliates or

Representatives or any other Person, resulting from the delivery, dissemination or any other distribution to Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person, or the use by Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person, of any such information provided or made available to any of them by the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any of the Transactions.

ARTICLE V

COVENANTS

Section 5.1    Access and Investigation.

(a)    Subject to the Confidentiality Agreement, during the period commencing on the Agreement Date and ending on the earlier of (a) the Effective Time and (b) the termination of this Agreement pursuant to Section 7.1 (such period being referred to herein as the “Interim Period”), the Company shall, and shall cause the Company Subsidiaries and their respective Representatives to, upon reasonable advance notice to the Company from Parent: (i) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s and the Company Subsidiaries’ respective Representatives, books, records, Tax Returns, material operating and financial reports, work papers, assets, executive officers, Contracts and other documents and information relating to the Company and the Company Subsidiaries; and (ii) provide Parent and Parent’s Representatives with such copies of the books, records, Tax Returns, work papers, Contracts and other documents and information relating to the Company and the Company Subsidiaries, and with such additional financial, operating and other data and information regarding the Company and the Company Subsidiaries, as Parent may reasonably request. Information obtained by Merger Subsidiary or Parent pursuant to this Section 5.1 will constitute “Evaluation Material” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement. Nothing in this Section 5.1 will require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company (after consulting with outside legal advisors) would: (1) violate any legal requirement with respect to confidentiality or privacy, including under any privacy policy, or (2) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine; provided that the Company shall use its commercially reasonable efforts to allow for such access and disclosure in a manner that does not violate such legal requirement with respect to confidentiality or privacy, attorney-client privilege or the attorney work product doctrine.

(b)    Except to the extent prohibited by Law, during the Interim Period, the Company shall (and shall cause each of the Company Subsidiaries to and shall cause each of its and their respective Representatives to), within a reasonable time following the request thereof by Parent, use commercially reasonable efforts to arrange meetings and telephone conferences between the customers, licensors, partners, vendors and suppliers of the Company and the Company Subsidiaries on the one hand, and Parent and Merger Subsidiary, their Affiliates, and each of their respective Representatives, on the other hand. Except as set forth in the preceding sentence, prior to the Closing, neither Parent nor Merger Subsidiary shall (and each shall cause its Affiliates and Representatives not to), except in the Parent’s or any of its Affiliate’s ordinary course of business, contact or communicate with any of the customers, licensors, partners, landlords, vendors or suppliers of the Company or any of the Company Subsidiaries, without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.2    Operation of the Company’s Business.

(a)    Except (i) as expressly required or expressly permitted by this Agreement, (ii) as set forth in Section 5.2(a) or Section 5.2(b) of the Company Disclosure Schedules, or (iii) with the prior written consent of Parent, during the Interim Period, the Company shall and shall cause the Company Subsidiaries to: (A) ensure that it conducts its and their respective businesses in the ordinary course and in all material respects consistent with past practice; (B) use commercially reasonable efforts to maintain and preserve intact its and their respective current business organization, keep available the services of its and their respective current officers and employees and maintain its and their respective relations and goodwill with material customers, suppliers, licensors, vendors, landlords, and other Persons having material business relationships with the Company and/or the Company Subsidiaries; (C) keep in full force and effect all material Insurance Policies of the Company and the Company Subsidiaries; and (D) not take any action that would materially adversely affect or delay the ability of any of the parties hereto from obtaining any necessary approvals required by this Agreement, performing its covenants or agreements hereunder, or otherwise materially delay or prohibit the transactions contemplated by this Agreement.

(b)    Except (x) as expressly required or expressly permitted by this Agreement, (y) as set forth in Section 5.2(b) of the Company Disclosure Schedules, or (z) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not and shall cause the Company Subsidiaries not to:

(i)    except as expressly permitted by clause (C) of Section 5.2(b)(ii): (A) declare, accrue, set aside or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any shares of capital stock or any other Company or Company Subsidiary securities (or any rights convertible into such securities) (other than dividends or distributions paid in cash from a direct or indirect wholly owned Company Subsidiary to the Company or another direct or indirect wholly owned Company Subsidiary); (B) adjust, split, combine or reclassify any capital stock or otherwise amend the terms of any Company or Company Subsidiary securities (or any rights convertible into such securities); or (C) acquire, purchase, redeem or otherwise reacquire or offer to acquire, redeem or otherwise reacquire any shares of capital stock or other securities (or any rights convertible into such securities), other than (1) pursuant to the Company’s right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment, (2) the withholding or retirement of shares of Company Common Stock to satisfy Tax obligations with respect to Company Equity Awards outstanding on the Agreement Date, to the extent required or permitted under the terms thereof or required pursuant to applicable Law and (3) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options outstanding on the Agreement Date in order to pay the exercise price thereof;

(ii)    sell, issue, grant or authorize the sale, issuance, or grant of, or pledge or otherwise dispose of or subject to any Lien (other than a Permitted Lien): (A) any capital stock or other equity security (or any rights convertible in such security); (B) any option, call, warrant or right to acquire any capital stock or other equity security (or any rights convertible in such security); or (C) any instrument convertible into or exchangeable for any capital stock or other equity security, except that (x) the Company may issue shares of Company Common Stock pursuant to the exercise of Company Equity Awards under the Stock Plans, in each case, outstanding on the Agreement Date and (y) the Company may grant Company RSUs to the individuals and in the amounts set forth on Section 5.2(b)(ii) of the Company Disclosure Schedules;

(iii)    except as otherwise contemplated by Section 1.5, amend or otherwise modify any of the terms of any outstanding Company Equity Awards;

(iv)    amend or permit the adoption of any amendment to the Company Charter Documents or the organizational documents of any Company Subsidiary;

(v)    (A) acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any Equity Interests of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, (B) acquire any assets that are material, in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the ordinary course of business, (C) subject to Section 5.3, otherwise effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction or (D) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(vi)    enter into any Contract (other than a Contract with respect to the non-solicitation of employees) that would impose any express limitation or express restriction on the right or ability of the Company or any Company Subsidiary: (A) to compete in any business or with any other Person or solicit for services in any geographic area; (B) to acquire any product or other asset or any services from any other Person; (C) to perform services for or sell products to any other Person; (D) to transact business with any other Person; or (E) to operate at any location in the world;

(vii)    other than in the ordinary course of business, enter into, assume, grant any waiver under or amend any Company Material Contract or enter into or assume any Contract that would constitute a Company Material Contract if it was entered into prior to the Agreement Date;

(viii)    other than in the ordinary course of business, terminate (partially or completely), cancel or intentionally take (or intentionally fail to take) any action that would reasonably be expected to cause or result in a material breach of or material default, under any Company Material Contract; provided, that notwithstanding the foregoing, the Company shall not, and shall cause each of the Company Subsidiaries not to, renew any Contract for Leased Real Property for a term that would extend beyond the Closing Date without the Parent’s prior written consent);

(ix)    sell, divest or otherwise dispose of, or lease, pledge or license or subject to any Lien (other than Permitted Liens) any right, asset or property material to the Company or the Company Subsidiaries, to any other Person, except inventory and transactions in the ordinary course of business;

(x)    (A) incur any Indebtedness or guarantee any such Indebtedness of another Person in excess of $500,000 individually, or $1,000,000 in the aggregate (other than (x) to the Company or one of its wholly owned Company Subsidiaries or (y) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the ordinary course of business), (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (C) make any loans, advances (other than routine advances to employees of the Company and the Company Subsidiaries in the ordinary course of business) or capital contributions to, or investment in, any other Person, other than the Company or any of its wholly owned Company Subsidiaries;

(xi)    except in the ordinary course of business, (A) materially increase the compensation or other benefits payable or provided to the directors, officers, employees, independent contractors or other non-employees (including workers or agency workers) of the Company or any Company Subsidiary in any year, (B) enter into or amend any Company Employee Agreement that provides or would provide for total compensation of $175,000 (or the equivalent in the applicable jurisdiction) or more in any year (except for severance agreements entered into with employees in the ordinary course of business in connection with terminations of employment of employees who are not officers or directors of the Company or any Company Subsidiary), (C) except as required by any Company Employee Benefit Plan in effect on the Agreement Date or as otherwise required by Law, establish, adopt, enter into, amend or terminate (or agree to establish, adopt, enter into, amend or terminate) any material Company Employee Benefit Plan, or change the funding method or the actuarial assumptions used to calculate any benefits or the Company’s or any Company Subsidiary’s funding or other obligations thereunder, (D) hire or retain any director, officer, employee, individual independent contractor, or other non-employees (including workers or agency workers) of the Company or any Company Subsidiary who are natural persons and would be entitled to receive total compensation of $175,000 (or the equivalent in the applicable jurisdiction) or more in any year (provided that the employment of any Person hired who would be entitled to receive total compensation of less than $175,000 (or the equivalent in the applicable jurisdiction) in any year shall not be governed by any Company Plan or other Contract that cannot be terminable at will without the payment of severance or other termination pay or benefits), (E) terminate the employment of any officer or director of the Company or any Company Subsidiary except for cause or the equivalent concept under applicable Law (and in any case (whether terminated for cause or in the ordinary course of business) the Company or any Subsidiary Company agree to use all reasonable endeavors to comply with any statutory, procedural and contractual obligations under applicable Law and/or accompanying guidance), or (F) commence, announce or conduct any mass layoff or reduction in force (regardless of whether such reduction in force would trigger the U.S. Worker Adjustment and Retraining Notification Act, as amended);

(xii)    other than as required by changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect;

(xiii)    adopt any stockholder rights plan, “poison pill,” anti-takeover plan, change of control agreement or other similar agreement;

(xiv)    make any capital expenditures to the extent that such capital expenditures would result in the aggregate capital expenditures for the Company and the Company Subsidiaries, taken as a whole, for any fiscal quarter exceeding the aggregate amount specified for such line item in the Company’s capital expenditure plan set forth on Section 5.2(b)(xiv) of the Company Disclosure Schedules (the “Capital Expenditure Plan”) by more than 15%; provided that (A) if the capital expenditures with respect to any line item in a fiscal quarter are less than the amount specified for such line item for such fiscal quarter in the Capital Expenditure Plan (as the same may have been adjusted pursuant to this proviso with respect to shortfalls or excesses in prior fiscal quarters), the amount of such line item for the next fiscal quarter shall be deemed increased by the amount of such shortfall (and for the avoidance of doubt, such line item for the next fiscal quarter (as increased by the amount of such shortfall) shall be given the benefit of this proviso), or (B) if the capital expenditures with respect to any line item in a fiscal quarter are greater than the amount specified for such line item for such fiscal quarter in the Capital Expenditure Plan (as the same may have been adjusted pursuant to this proviso with respect to shortfalls or excesses in prior fiscal quarters), the amount of such line item for the next fiscal quarter shall be deemed decreased by the amount of such excess (and for the avoidance of doubt, such line item for the next fiscal quarter (as decreased by the amount of such excess) shall be adjusted pursuant to this proviso);

(xv)    except as with respect to Transaction Litigation, which shall be governed by Section 5.10, settle any threatened or pending Legal Proceeding against the Company or a Company Subsidiary other than those that: (A) do not involve the payment by the Company or any Company Subsidiary of monetary damages in excess of $250,000 in any individual instance, or $500,000 in the aggregate, net of applicable reserves and any applicable insurance coverage, and do not involve any injunctive or other non-monetary relief or impose material restrictions on the business or operations of the Company or any Company Subsidiary; and (B) provide for a complete release of the Company and the Company Subsidiaries from all claims and do not provide for any admission of liability by the Company or any Company Subsidiary;

(xvi)    enter into any Company Affiliate Transaction;

(xvii)    enter into any material new line of business;

(xviii)    enter into a new agreement or arrangement with respect to the voting or registration of shares of Company Common Stock or any capital stock of the Company’s Subsidiaries;

(xix)    repatriate or otherwise transfer cash from any Company Subsidiary located outside the United States in excess of $100,000 in the aggregate (provided that any repatriation or other such transfers of less than $100,000 (in the aggregate with any other repatriations and/or other transfers) must be undertaken in the ordinary course of business);

(xx)    terminate any material Company Permit or permit any material Company Permit to lapse, other than in accordance with the terms and regular expiration of any Company Permit, or fail to apply on a timely basis for any renewal of any renewable material Company Permit, except to the extent such termination, lapse or failure to apply for renewal would otherwise have been permitted to occur in the ordinary course of business;

(xxi)    sell, assign, transfer or exclusively license any material Company Intellectual Property, or permit the lapse of any right, title or interest to any material Company Intellectual Property, including any Registered Intellectual Property, or terminate, cancel or amend any Material Company Intellectual Property Contract other than in the ordinary course of business;

(xxii)    except as required by changes in applicable Laws, (A) make, revoke, amend or change any Tax election, or take any action to deny the availability of any election relating to Taxes; (B) change any annual Tax accounting period; (C) adopt or change any method of Tax accounting; (D) enter into any closing agreement or otherwise settle any Tax claim or assessment; (E) file any amended Tax Return; (F) extend or waive the application of any statute of limitations regarding the assessment or collection of Tax (except with respect to routine extensions relating to the initial filing of a Tax Return); (G) apply for or pursue any Tax ruling (except, in the case of each of clauses (A) through (G) of this Section 5.2(b)(xxii), as would have no more than a de minimis impact on the Company or any Company Subsidiary); and (H) execute any power of attorney in respect of any material Tax matter;

(xxiii)    terminate, cancel or make any material changes to the structure, limits or terms and conditions of any of the Insurance Policies of the Company or the Company Subsidiaries (other than with respect to the D&O Insurance pursuant to and in accordance with Section 5.9(c)), including allowing any such policy to expire without renewing such policy or obtaining comparable replacement coverage, or materially prejudicing rights to insurance payments or coverage; or

(xxiv)    authorize any of, commit or agree in writing or otherwise to take any of, the foregoing actions.

Section 5.3    Acquisition Proposals.

(a)    No Solicitation. From the Agreement Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, and except as permitted by this Section 5.3, the Company shall not, and the Company shall cause the Company Subsidiaries and the Representatives of the Company and the Company Subsidiaries not to, directly or indirectly:

(i)    initiate, solicit, propose or knowingly encourage or facilitate (including by way of furnishing any non-public information) any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii)    engage in, continue or otherwise participate in any discussions (other than informing any Person of the provisions contained in this Section 5.3(a)) or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

(iii)    otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal; or

(iv)    approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar Contract relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 5.3(b)) (an “Alternative Acquisition Agreement”).

(b)    Exceptions. Notwithstanding anything to the contrary in this Agreement, at any time prior to the time the Company Stockholder Approval is obtained, the Company and its Representatives may (i) provide information in response to a request therefor by a Person who has made an unsolicited bona fide Acquisition Proposal if the Company did not violate Section 5.3(a) (other than de minimis violations) in respect of such Person and receives from such Person an Acceptable Confidentiality Agreement, and makes available to Parent on a substantially concurrent basis any information concerning the Company or the Company Subsidiaries that the Company provides to any such Person that was not previously made available to Parent; (ii) engage or participate in any discussions or negotiations with any such Person who has made such an unsolicited bona fide Acquisition Proposal; or (iii) after having complied with Section 5.3(e), authorize, adopt, approve, recommend or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, in each case if and only if, (A) prior to taking any action described in clause (i), (ii) or (iii) above, the Company Board determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (B) in each such case referred to in clause (i), (ii) or (iii), the Company Board has determined in good faith (after consultation with outside legal counsel and its financial advisors) based on the information then available that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and (C) in the case referred to in clause (iii) above, the Company Board determines in good faith (after consultation with outside legal counsel and its financial advisors) that such Acquisition Proposal is a Superior Proposal.

(c)    Notice of Acquisition Proposals. The Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Parent (i) if any proposals or offers with respect to an Acquisition Proposal are received by the Company or any Company Subsidiary or their respective Representatives, (ii) if any non-public information is requested from the Company or any Company Subsidiary or their respective Representatives, and (iii) of any discussions or negotiations regarding an Acquisition Proposal are sought to be initiated or continued with the Company or any Company Subsidiary or their respective Representatives, and in each case shall specify, in connection with such notice, the material terms and conditions thereof (including, if applicable, unredacted copies of any written requests, proposals or offers, including proposed agreements), the identity of the Person making such proposal, offer, request or specific inquiry, and thereafter shall keep Parent informed, on a prompt basis (and in any event within 24 hours), of the status and material terms of any such proposals or offers (including any material amendments or revisions thereto) and the status of any such discussions or negotiations.

(d)    No Change of Recommendation or Alternative Acquisition Agreement. Subject to Section 5.3(e), the Company Board and each committee of the Company Board shall not:

(i)    (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Subsidiary, the Company Board Recommendation with respect to the Merger or fail to include the Company Board Recommendation in the Proxy Statement, (B) approve, adopt or recommend (publicly or otherwise) an Acquisition Proposal or Competing Acquisition Transaction, (C) fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against any Acquisition Proposal or Competing Acquisition Transaction subject to Regulation 14D promulgated under the Exchange Act (other than any other tender offer or exchange offer by Parent or Merger Subsidiary) within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such Acquisition Proposal or Competing Acquisition Transaction or (D) within five (5) Business Days following a written request by the Parent for the Company to reaffirm the Company Board Recommendation following the date any Acquisition Proposal or any material modification thereto is first published or sent to the stockholders of the Company, fail to issue a press release that reaffirms the Company Board Recommendation, provided that the Company shall not be required to issue more than one such press release with respect to each such Acquisition Proposal or material modification thereof; or

(ii)    (A) cause or permit the Company or any Company Subsidiary to enter into an Alternative Acquisition Agreement (other than any Acceptable Confidentiality Agreement entered into in accordance with

Section 5.3(b)) relating to any Acquisition Proposal, or (B) terminate, amend, release, modify or fail to use commercially reasonable efforts to enforce any provision (including any standstill), or grant any wavier or request under any confidentiality, standstill or similar agreement (including any Acceptable Confidentiality Agreement); provided, however, that the Company will be permitted to waive any provision of any such agreement to the extent that such provision prohibits or purports to prohibit a proposal from being made to the Company Board or the party to such agreement from requesting that the Company waive or amend such agreement to permit a proposal from being made to the Company Board. Any action described in clauses (i) and (ii) of this Section 5.3(d) is a “Change of Recommendation”.

(e)    Change of Recommendation. Notwithstanding anything to the contrary in this Agreement, at any time prior to the time the Company Stockholder Approval is obtained, the Company Board may make a Change of Recommendation (i) in response to a Superior Proposal actually received by the Company or (ii) other than in connection with a Superior Proposal, in response to an event, occurrence, development or state of facts or circumstances occurring after the Agreement Date that affects the business, assets or operations of the Company that was neither known to, nor reasonably foreseeable by, the Company Board prior to the Agreement Date, in either case of (i) or (ii), if the Company Board determines in good faith (after consultation with outside legal counsel and its financial advisors) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and may also terminate this Agreement pursuant to Section 7.1 to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided, however, that the Company Board shall not take any such action unless:

(i)    the Company shall have complied with its obligations under Section 5.3(a) and this Section 5.3(e) (other than, in each case, de minimis non-compliance);

(ii)    the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least four (4) Business Days in advance (the “Notice Period”) to the effect that the Company Board intends to take such action to effect a Change of Recommendation and specifying in reasonable detail the circumstances giving rise to such proposed action, including, in the case such action is proposed to be taken in connection with a Superior Proposal, the information specified by Section 5.3(c) with respect to such Superior Proposal (it being understood and agreed that the determination by the Company Board that an Acquisition Proposal is, or would be reasonably likely lead to, a Superior Proposal (provided that, for the avoidance of doubt, such determination has not been disclosed to any third party that is not a Representative of the Company) and the delivery of a Determination Notice shall not, in and of themselves, be deemed a Change of Recommendation);

(iii)    the Company shall have, and shall cause its Representatives to have, during the Notice Period, negotiated with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement such that the failure to take such action would no longer be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that following every subsequent revision to the terms of such Superior Proposal, the Company shall be required to deliver a new Determination Notice to Parent and to comply with the requirements of Section 5.3(e)(ii) and this Section 5.3(e)(iii) with a new Notice Period with respect to such new Determination Notice and the revised Superior Proposal contemplated thereby; provided, further, however, that for purposes of any new Determination Notice delivered pursuant to and in accordance with the immediately preceding proviso, the Notice Period with respect thereto shall be the greater of (x) the remaining portion of the Notice Period with respect to the Determination Notice provided with respect to the original Superior Proposal, and (y) at least two (2) Business Days in advance;

(iv)    at or following the end of such Notice Period, the Company Board shall have determined in good faith (after consultation with outside legal counsel and its financial advisors) that failure to take such action to effect a Change of Recommendation would continue to be inconsistent with the directors’ fiduciary duties under applicable Law (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination pursuant to Section 5.3(e)(iii)); and

(v)    in the event of a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, the Company shall have validly terminated this Agreement in accordance with Section 7.1 and paid any Company Termination Fee in accordance with Section 7.4.

(f)    Certain Permitted Disclosure. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit the Company, any of the Company Subsidiaries or the Company Board from (i) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act if the Company Board determines, after consultation with outside legal counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided that any such disclosure (other than a “stop, look and listen” statement) shall be deemed to be a Change of Recommendation if, after the request of Parent, the Company Board does not expressly and publicly reaffirm the Company Board Recommendation within one Business Day following such request, (ii) making any “stop, look and listen” statement contemplated by Rule 14d-9(f) under the Exchange Act or (iii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, failure to so disclose would be inconsistent with its obligations under applicable Laws; provided that any such disclosure (other than a “stop, look and listen” statement) shall be deemed to be a Change of Recommendation if, after the request of Parent, the Company Board does not expressly and publicly reaffirm the Company Board Recommendation within one Business Day of such request.

(g)    Existing Discussions. Upon execution and delivery of this Agreement, the Company agrees that it shall, and shall cause the Company Subsidiaries and their respective Representatives to, (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal, (ii) cease providing any information to any such Person or its Representatives and terminate all access granted to any such Person and its Representatives to any physical or electronic data room and (iii) request that any such Person and its Representatives promptly return to the Company or destroy any non-public information concerning the Company or the Company Subsidiaries that was previously furnished or made available to such Person or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of the confidentiality agreement in place with such Person.

(h)    Breach By Representatives. The Company agrees that any material breach of this Section 5.3 by any of the Company Subsidiaries or any of their respective Representatives shall be deemed to be a breach of this Section 5.3 by the Company.

Section 5.4    Stockholders Meeting; Proxy Statement.

(a)    Promptly following the Agreement Date (and, in any event, within fifteen (15) Business Days following the Agreement Date (unless the failure to file in such time period is caused by the failure of Parent to provide, or cause to be provided, such information regarding itself, its Subsidiaries (including Merger Subsidiary) or its Affiliates, as required by Law to be included in the Proxy Statement and as requested by the Company, in which case, the Company will file the Proxy Statement promptly but, in any event, within two (2) Business Days following the receipt of such required and/or requested information), the Company shall prepare the Proxy Statement and file it with the SEC. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company agrees to provide Merger Subsidiary, Parent and their counsel a reasonable opportunity to review and comment on such document prior to the filing, mailing or other submission thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Merger Subsidiary, Parent and their counsel that are provided in a timely manner. The Company (and Parent, as applicable) shall use commercially reasonable efforts to respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Proxy Statement and shall cause the Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after establishing the Record Date. The Company shall

(i) notify Parent promptly upon (but, in any event, within twenty-four (24) hours of) the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement, (ii) provide Merger Subsidiary, Parent and their counsel an opportunity to participate with the Company or its counsel in any material discussions or meetings with any Governmental Authority or its staff regarding such comments and/or requests if and to the extent permitted by applicable Law and such Governmental Authority or its staff and (iii) supply Parent with copies of all material correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Subsidiary shall use commercially reasonable efforts to cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including furnishing, upon request, as promptly as reasonably practicable to the Company in writing any and all information relating to it as may be required to be set forth in the Proxy Statement under applicable Law. The Proxy Statement will comply as to its form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing with the SEC.

(b)    If at any time prior to the Stockholders Meeting, any event or circumstance relating to the Company, Parent, or any of their respective Affiliates should be discovered by the Company or Parent that, pursuant to the Securities Act, Exchange Act or other applicable Law, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other parties hereto. If at any time before the Stockholders Meeting, any such event or circumstance is discovered by the Company or Parent, then, in each case, the Company shall, reasonably promptly after becoming aware thereof, amend or supplement, as applicable and in accordance with Section 5.4(a), the Proxy Statement to include disclosure of such fact or event. Each of Parent and the Company agree to use reasonable best efforts to correct any information provided by or on behalf of it for use in the Proxy Statement that shall have become false or misleading or that omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c)    The Company shall use commercially reasonably efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after the Proxy Statement is first filed with the SEC. As promptly as practicable after the SEC confirms that it has no further comments on the Proxy Statement, the Company shall use commercially reasonable efforts to establish, in accordance with applicable Law, the applicable Company Charter Documents, and Nasdaq rules, a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment or postponement thereof, the “Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval. Notwithstanding anything to the contrary in this Agreement, the Company may only postpone or adjourn the Stockholders Meeting (i) for the absence of a quorum, (ii) after reasonable consultation with Parent, to allow reasonable additional time for any supplemental or amended disclosure that the Company has determined in good faith (after consultation with outside legal counsel) is reasonably necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting or (iii) after reasonable consultation with Parent, to allow additional solicitation of votes in order to obtain the Company Stockholder Approval. Subject to Section 5.3, the Company Board shall make, and include in the Proxy Statement, the Company Board Recommendation and shall use its reasonable best efforts to obtain the Company Stockholder Approval and to take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the applicable Company Charter Documents, the Nasdaq rules and the DGCL. Notwithstanding anything to the contrary in this Agreement, regardless of whether the Company Board shall have made a Change of Recommendation, the Company shall submit this Agreement for a vote to its stockholders at the Stockholders Meeting unless this Agreement has been validly terminated in accordance with its terms.

(d)    The Company shall, in consultation with Parent, establish a record date (that is as early as reasonably practicable and in compliance with applicable Law) for purposes of determining the holders of Company Common Stock entitled to notice of and vote at the Stockholders Meeting (the “Record Date”). Once the Company has established the Record Date, the Company shall not change such Record Date or establish a different record date for the Stockholders Meeting without the prior written consent of Parent, unless required to do so by applicable Law. In the event that the date of the Stockholders Meeting as originally called is adjourned, postponed or otherwise delayed in accordance with Section 5.4(b), the Company agrees that, unless Parent shall have otherwise approved in writing (such approval not to be unreasonably withheld, conditioned or delayed), the Company shall implement such adjournment, postponement or other delay in such a way that the Company does not establish a new Record Date for the Stockholders Meeting, as so adjourned, postponed or delayed, except as may be required by applicable Law.

Section 5.5    Filings; Other Actions; Notification.

(a)    Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws, including the Antitrust Laws, to consummate and make effective the Merger as soon as practicable, including preparing and filing as promptly as practicable (and in any event shall make all filings pursuant to the HSR Act within ten (10) Business Days following the Agreement Date) all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Merger and the other Transactions. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act and, where available, under applicable Foreign Antitrust Laws. The Company and Parent, and their respective Subsidiaries, shall (i) keep one another apprised as promptly as reasonably practicable of any communications received from a Governmental Authority concerning the Merger and of the other Transactions; (ii) respond as promptly as reasonably practicable to all requests for additional information from a Governmental Authority under any Antitrust Law concerning the Merger or any of the other Transactions; (iii) to the extent reasonably practicable, provide each other in advance, with a reasonable opportunity for review and comment, drafts of contemplated communications with any Governmental Authority concerning the Merger or any of the other Transactions; and (iv) to the extent reasonably practicable, provide each other advance notice of all meetings, conferences, or discussions with a Governmental Authority concerning the Merger or the other Transactions, and to the extent reasonably practicable, unless prohibited by the Governmental Authority, permit one another to attend and participate therein either directly or through counsel. Subject to applicable Laws relating to the exchange of information, and subject to reasonable confidentiality considerations, Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on, and consider in good faith the views of the other (to the extent provided in a timely manner) in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Notwithstanding anything to the contrary, nothing in this Agreement shall require the Company or the Company Subsidiaries, Parent or their respective Affiliates to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing; provided, that neither the Company nor any of its Affiliates shall take or agree to take any such action without the prior written consent of Parent.

(b)    Information. Subject to applicable Laws, the Company and Parent each shall, upon reasonable request by the other, furnish the other with all information concerning itself, its respective Subsidiaries, directors, officers and stockholders and such other matters in each case as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, Merger Subsidiary, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger, and shall provide the other party with final copies of any filings made with a Governmental Authority, with the exception of material responsive to a request for additional information from Government Antitrust Entities.

(c)    Status. Subject to applicable Laws and the instructions of any Governmental Authority, the Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the Merger, including promptly furnishing the other with copies of notices or other communications received by Parent, Merger Subsidiary or the Company, as the case may be, or any of the Company Subsidiaries, from any third party and/or any Governmental Authority with respect to the Transactions. Neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any meeting or substantive telephone discussion with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to the Transactions unless, to the extent legally permissible and reasonably practicable, (i) it consults with the other party in advance and (ii) to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting or substantive telephone discussion.

(d)    Regulatory Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 5.5, each of the Company (in the case of Section 5.5(d)(i) and Section 5.5(d)(iii) set forth below) and Parent (in all cases set forth below) agree to take or cause to be taken the following actions:

(i)    the prompt provision to each and every federal, state, local or foreign court or Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Entity”) of non-privileged information and documents requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the Transactions;

(ii)    the prompt use of its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other Order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, including the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including any Governmental Authority, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions and the proffer and agreement by Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of Parent, the Company or any of their respective Subsidiaries or Affiliates (and the entry into agreements with, and submission to orders of, the relevant Government Antitrust Entity giving effect thereto) if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any Order or Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions by any Government Antitrust Entity (it being understood that no such action will be binding on the Company, Parent or any of their respective Affiliates unless it is contingent upon the occurrence of the Closing); provided, that neither the Company nor any of its Affiliates shall take or agree to take any such action without the prior written consent of Parent; and

(iii)    the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary Order or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by Section 5.5(d)(ii)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened Order or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

(e)    Notwithstanding anything to the contrary set forth in this Agreement, none of the Parent, the Company or any of their respective Affiliates will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or the provision of additional security (including a guaranty), in connection with the Transactions, including in connection with obtaining any consent pursuant to any Company Material Contract.

Section 5.6    Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.7    Public Announcements. The initial press release regarding this Agreement shall be a joint press release and thereafter (unless and until a Change of Recommendation has occurred or in connection with such Change of Recommendation or disclosures permitted under Section 5.3(f)), the Company and Parent each shall consult with each other, and give reasonable and good faith consideration to any comments received from the other in a timely manner, prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the Transactions and prior to making any filings with any third party and/or any Governmental Authority (including any national securities exchange or interdealer quotation service) with respect thereto, except in all cases as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority.

Section 5.8    Financing and Cooperation.

(a)    No Amendments to Financing Commitment Letters. Subject to the terms and conditions of this Agreement, each of Parent and Merger Subsidiary will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Financing Commitment Letters if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Debt Financing (unless the Equity Financing is increased by an equivalent amount or the Merger Consideration is reduced, in accordance with the terms of this Agreement, by an equivalent amount) or reduce the aggregate amount of the Equity Financing, (ii) impose new or additional conditions or other terms (except in connection with any “market flex” terms contained in the Debt Commitment Letters provided as of the Agreement Date) to the Financing, or otherwise expand, amend or modify any of the conditions to the receipt of the Financing, in a manner that would reasonably be expected to delay, prevent or materially impede the consummation of the Merger or delay or prevent the funding of the Debt Financing on the Closing Date or (iii) materially and adversely impact the ability of Parent, Merger Subsidiary or the Company, as applicable, to enforce its rights against the other parties to the Equity Commitment Letters or the definitive agreements with respect thereto. In addition to the foregoing, Parent shall not terminate the Debt Commitment Letters, except in connection with replacements of the Debt Commitment Letters with alternative financing commitments in accordance with Section 5.8(c); provided, however, that the Debt Commitment Letters as in effect as of the Agreement Date may be terminated pursuant to clauses (a), (b) and (d) of the last paragraph of such Debt Commitment Letters as in effect as of the Agreement Date.

(b)    Equity Financing. Each of Parent and Merger Subsidiary shall use reasonable best efforts to take (or cause to be taken) all actions and use reasonable best efforts to do (or cause to be done) all things necessary to obtain the Equity Financing on the Closing Date, including by (i) maintaining in effect the Equity Commitment Letter, (ii) complying with its obligations under the Equity Commitment Letter, (iii) satisfying all conditions applicable to Parent or Merger Subsidiary in such Equity Commitment Letter that are within its control, if any, (iv) enforcing its rights under the Equity Commitment Letter and (v) consummating the Equity Financing on or prior to the Closing Date.

(c)    Debt Financing and Alternate Debt Financing. Parent shall use its reasonable best efforts to arrange the Debt Financing and obtain the financing contemplated thereby on the terms and conditions (including, to the extent required, the full exercise of any “flex” provisions) set forth in the Debt Commitment Letters, including using its reasonable best efforts to (i) maintain in effect the Debt Commitment Letters, (ii) comply, in all material respects, with its obligations under the Debt Commitment Letters, (iii) negotiate, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters on the terms and conditions (including the flex provisions) contemplated by the Debt Commitment Letters (or on terms that, taken as a whole, are not materially adverse to the Company than the terms and conditions (including “flex” provisions) in the Debt Commitment Letters), (iv) satisfy all conditions to funding that are applicable to Parent and Merger Subsidiary in the Debt Commitment Letters and the definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters, (v) consummate the Debt Financing on or prior to the Closing Date and (vi) enforce its rights (other than through litigation) pursuant to the Debt Commitment Letters. Parent and Merger Subsidiary will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Commitment Letters as and when they become due. In furtherance and not in limitation of the foregoing, in the event that any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) set forth in the Debt Commitment Letters, Parent shall use its reasonable best efforts to, as promptly as practicable following the occurrence of such event, (i) obtain alternative financing from alternative sources on terms and conditions not materially less favorable in the aggregate to Parent and Merger Subsidiary than those set forth in the Debt Commitment Letters and in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be (the “Alternative Debt Financing”), and (ii) obtain one or more new financing commitment letters with respect to such Alternative Debt Financing (the “New Debt Commitment Letters”), which New Debt Commitment Letters will replace the existing Debt Commitment Letters in whole or in part. Parent shall promptly provide the Company with a copy of any New Debt Commitment Letters (and a redacted fee letter in connection therewith (of which only the fee amounts, price caps and economic “flex” terms have been redacted; provided that such redacted terms do not relate to any terms that could adversely affect the conditionality of or the amount of Debt Financing to be funded)). In the event that any New Debt Commitment Letters are obtained, any reference in this Agreement to (A) the “Financing Commitment Letters” or the “Debt Commitment Letters” will be deemed to include the Debt Commitment Letters to the extent not superseded by one or more New Debt Commitment Letters at the time in question and any New Debt Commitment Letters to the extent then in effect, (B) the “Financing” or the “Debt Financing” will be deemed to mean the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing, and (C) the “Debt Financing Sources” will be deemed to include the Persons signatory to the New Debt Commitment Letters.

(d)    Information. Parent shall use reasonable best efforts to (i) keep the Company fully informed on a reasonably current basis of the status of its efforts to arrange the Financing, and (ii) provide the Company with copies of all executed definitive agreements related to the Financing. Without limiting the generality of the foregoing, Parent and Merger Subsidiary shall promptly notify the Company (A) of any breach or default by any party to the Financing Commitment Letters or definitive agreements related to the Financing of which Parent becomes aware, and (B) of the receipt by Parent or Merger Subsidiary of any written notice or other written communication from any Financing Source or with respect to any breach, default, termination or repudiation by any party to a Financing Commitment Letter of the provisions of the Financing Commitment Letter. Parent shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practicable (but in any event within three (3) Business Days) after the date that the Company delivers a written request therefor to Parent.

(e)    No Financing Condition. Parent and Merger Subsidiary each acknowledge and agree that obtaining the Financing is not a condition to the Merger.

(f)    Company Support.

(i)    Prior to the Closing, the Company will use its reasonable best efforts, and will cause each of the Company Subsidiaries to use its respective reasonable best efforts, to provide Parent with all cooperation reasonably requested by Parent to assist it in causing the conditions in the Debt Commitment Letters to be satisfied or as is otherwise reasonably requested by Parent in connection with the Debt Financing, including:

(A)    participating (and causing senior management and Representatives, with appropriate seniority and expertise, of the Company, to participate) in a reasonable and limited number of meetings,

presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise cooperating with the marketing efforts for any of the Debt Financing;

(B)    reasonably assisting Parent and the Debt Financing Sources with the timely preparation of customary (1) rating agency presentations, bank information memoranda and similar documents required in connection with the Debt Financing; (2) high-yield offering documents, prospectuses, memoranda and similar documents required in connection with the Financing; and (3) forecasts of financial statements of the Surviving Corporation for one or more periods following the Closing;

(C)    reasonably assisting Parent in connection with the preparation and registration of (but not executing, unless effective only at or following the Closing) any pledge and security documents, supplemental indentures, currency or interest-hedging arrangements and other definitive financing documents as may be reasonably requested by Parent or the Debt Financing Sources (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing and accountants’ comfort letters, in each case as reasonably requested by Parent), and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Closing;

(D)    furnishing Parent and the Debt Financing Sources, as promptly as practicable, with all Required Information. If the Company in good faith reasonably believes that it has provided the Required Information, it may deliver to Parent a written notice stating when it believes that it completed such delivery, in which case the Company will be deemed to have complied with this Section 5.8(f)(i)(D) and the Marketing Period shall be deemed to have commenced as of such date (so long as the executed authorization letter pursuant to clause (H) below has also been delivered) unless Parent or the Debt Financing Source in good faith reasonably believe that the Company has not completed delivery of the Required Information and, within three (3) Business Days after the delivery of such notice by the Company, deliver a written notice to the Company to that effect, stating in good faith the specific items of Required Information the Company has not delivered, in which case such Required Information shall be deemed to have been delivered and the Marketing Period to have commenced when such specific items have been delivered by the Company (so long as the executed authorization letter pursuant to clause (H) below has also been delivered). Notwithstanding anything to the contrary herein, such Required Information will be deemed to not have been delivered if, at any point prior to the completion of the Debt Financing, (1) such Required Information contains any untrue statement of a material fact or omits to state any material fact necessary in order to make such Required Information, in the light of the circumstances under which they were made, not misleading; (2) such Required Information is not compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act (excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16) for offerings of debt securities on a registration statement on Form S-1 or sufficient to permit such a registration statement on Form S-1 from being declared effective by the SEC; (3) the Company’s auditors have withdrawn any audit opinion with respect to any financial statements contained in the Required Information; (4) with respect to any interim financial statements (including any corresponding predecessor periods), such interim financial statements have not been reviewed by the Company’s auditors as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722; and (5) the Company’s auditors have not delivered drafts of customary comfort letters, including as to customary negative assurances and change period, or such auditors indicated that they are not prepared to issue such comfort letter; provided that after the commencement of the Marketing Period, the delivery of additional financial statements or pro forma financial information requested by Parent (other than information required due to the passage of time) and required to be delivered pursuant to this Section 5.8(f)(i)(D) shall not terminate or restart the Marketing Period;

(E)    cooperating with Parent to obtain customary and reasonable corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance as requested by Parent, including in connection with any arrangements to be effectuated after the Closing;

(F)    reasonably facilitating the pledging or the reaffirmation of the pledge of collateral (including obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing indebtedness and the release and termination of any and all related liens) on or prior to the Closing Date;

(G)    delivering notices of prepayment within reasonable time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness;

(H)    providing executed authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or the Company Subsidiaries or securities and executing ratings agency engagement letters as required in connection with the Debt Financing (provided, that the Company shall not be required to pay any cost or expenses relating to rating agency engagement letters);

(I)    taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to (1) permit the consummation of the Debt Financing (including, to the fullest extent permitted by applicable Law, distributing the proceeds of the Debt Financing, if any, obtained by any Company Subsidiary to the Surviving Corporation), and (2) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing, including any high-yield debt financing, by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time; and

(J)    furnishing Parent and the Debt Financing Sources with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, at least 5 Business Days prior to the Closing Date that are requested at least 10 Business Days prior to the Closing Date (or with respect to any Debt Financing Source identified after the date that is 10 Business Days prior to the Closing, at least 3 Business Days prior to the Closing Date (without regard to when such documentation and information is requested).

(ii)    Notwithstanding the provisions of Section 5.8(f)(i) or any other provision of this Agreement, nothing in this Agreement will require the Company or any of the Company Subsidiaries to (A) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses with respect to the Debt Financing prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, (B) enter into any definitive agreement (other than with respect to authorization letters and ratings agency engagement letters referred to in Section 5.8(f)(i)(H) that is effective prior to the Closing) with respect to the Debt Financing that is effective prior to the Effective Time, (C) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time, (D) provide any information the disclosure of which is prohibited or restricted under applicable Law or is legally privileged, (E) take any action that, in the reasonable good faith determination of the Company, would reasonably materially interfere with the conduct of the business or the Company and the Company Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of the Company Subsidiaries or (F) take any action that will conflict with or violate its organizational documents or any applicable Laws or would result in a violation or breach of, or default under, any agreement to which the Company or any of the Company Subsidiaries is a party. In addition, (1) no action, liability or obligation of the Company, any of the Company Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of the Company Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Debt Financing) relating to the Debt Financing that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time, and (2) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 5.8 will require (A) any officer or Representative of the Company or any of the Company Subsidiaries to deliver any certificate or opinion or take any other action pursuant to Section 5.8(f)(i) or any other provision of this Agreement that would be expected to result in personal liability to such officer or Representative, or (B) the members of the Company Board as of immediately prior to the Effective Time to approve any financing or Contracts related thereto, which approval would be effective prior to the Effective Time.

(g)    Use of Logos. The Company hereby consents to the use of all logos of the Company and the Company Subsidiaries in connection with the Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries and (ii) are used solely in connection with a description of the Company, its business and products or the Merger.

(h)    Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Subsidiary will be permitted to disclose such information to any Financing Sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto, or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(i)    Company Reimbursement and Indemnification.

(i)    Upon request by the Company, Parent shall promptly (and in any event within thirty (30) calendar days following invoice) reimburse the Company and the Company Subsidiaries for all out-of-pocket costs and expenses (including accounting and legal fees and expenses) incurred by the Company and/or any of the Company Subsidiaries in connection with providing the support and cooperation contemplated by Section 5.8(f).

(ii)    Parent shall indemnify and hold harmless the Company and the Company Subsidiaries, and each of their respective directors, officers, employees, agents and other Representatives, from and against any and all losses, damages, claims, interest, costs or expenses (including legal fees and expenses), awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with providing the support and cooperation contemplated by Section 5.8(f) and any information utilized in connection therewith (other than information provided by the Company or any of the Company Subsidiaries).

Section 5.9    Directors and Officers Exculpation, Indemnification and Insurance.

(a)    Existing Agreements and Protections. The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries under any and all indemnification agreements existing as of the Agreement Date between the Company or any of the Company Subsidiaries and any of their respective current or former directors and officers (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and the Company Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and the Company Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses with respect to acts, errors, omissions and service prior to the Effective Time that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and the

Company Subsidiaries as of the Agreement Date, and such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law; provided, that the Company and Parent hereby agree that the provisions of the Certificate of Incorporation of the Surviving Corporation as set forth on Exhibit B hereto satisfy the requirements of this sentence with respect to the certificate of incorporation of the Company.

(b)    Indemnification. Without limiting the generality of the provisions of Section 5.9(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless each Indemnified Person to the extent currently provided for in the Company Charter Documents from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of the Company Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (ii) any of the Transactions; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification under this Section 5.9(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time, (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent; provided, that undertakings consistent with Section 145(e) of the DGCL shall be provided by an Indemnified Person to the extent required or permitted by applicable Law or the governing documents of the Company and the Company Subsidiaries.

(c)    Insurance. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall purchase a six-year “tail” prepaid policy on the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”); provided that the Company does not pay for such “tail” prepaid policy more than six times the Maximum Premium. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder.

(d)    Successors and Assigns. If the Surviving Corporation (or Parent) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation (or Parent) shall assume all of the obligations of the Surviving Corporation set forth in this Section 5.9.

(e)    No Impairment; Third-Party Beneficiaries. The obligations set forth in this Section 5.9 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the

D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives) are intended to be third-party beneficiaries of this Section 5.9, with full rights of enforcement as if a party thereto.

(f)    Preservation of Other Rights. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of the Company Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

Section 5.10    Transaction Litigation. Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 7.1, the Company shall promptly notify Parent of all Legal Proceedings commenced, threatened in writing or, to the Company’s Knowledge, otherwise threatened against the Company or any of the Company Subsidiaries, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement (“Transaction Litigation”) (including by providing copies of all pleadings and other documentation with respect thereto) and thereafter keep Parent reasonably informed with respect to the status thereof. The Company shall (a) give Parent reasonable opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected (provided that the Company shall use its commercially reasonable efforts to allow for such participation in a manner that does not violate attorney-client privilege)); and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation and consider any feedback from Parent in good faith. Further, the Company may not, and shall cause its Affiliates not to, compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). None of the Company, Parent or Merger Subsidiary shall cooperate with any Person that may seek to restrain, enjoin, prohibit or otherwise oppose the Transactions, and the Company, Parent and Merger Subsidiary shall reasonably cooperate with the other parties hereto in resisting any such effort to restrain, enjoin, prohibit or otherwise oppose such Transactions.

Section 5.11    Rule 16b-3. The Company shall take all such steps as may be required to cause the Transactions, and any other dispositions of equity securities (including derivative securities) of the Company by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12    Employee Matters.

(a)    For purposes of this Section 5.12, (i) the term “Covered Employees” means employees who are actively employed by the Company or any Company Subsidiary at the Effective Time; and (ii) the term “Continuation Period” means the period beginning at the Effective Time and ending on the first anniversary of the Effective Time.

(b)    During the Continuation Period, Parent shall, or shall cause the Surviving Corporation or any Company Subsidiary to, other than as agreed in writing with any Covered Employee, provide to the Covered Employees for so long as such Covered Employees remain employees of Parent, the Surviving Corporation or any Company Subsidiary during the Continuation Period, compensation (such term to include salary, annual cash bonus opportunities, commissions and severance) and benefits that are, in the aggregate, no less favorable than the compensation (excluding any equity or equity-based compensation, retention, change of control, transaction or similar bonuses, and nonqualified deferred compensation) and material employee benefits (excluding any defined benefit pension plan or retiree medical benefits) being provided to Covered Employees immediately prior to the Effective Time.

(c)    In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of Parent or the Surviving Corporation or any of their respective

Subsidiaries (“Parent Employee Benefit Plan”) following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, for Covered Employees who become eligible during the calendar year including the Effective Time: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Employee Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the Company Employee Benefit Plan that the Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan; and (ii) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any Parent Employee Benefit Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the employee benefit plan Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the Parent Employee Benefit Plan.

(d)    As of the Effective Time, Parent shall recognize, or shall cause the Surviving Corporation and their respective Subsidiaries to recognize, all service of each Covered Employee prior to the Effective Time, to the Company (or any predecessor entities of the Company or any of the Company Subsidiaries) for vesting and eligibility purposes (but, subject to applicable local Law, not for benefit accrual purposes under any defined benefit pension plan or retiree medical benefits, except for vacation and severance, as applicable) to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar material Company Employee Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time. In no event shall anything contained in this Section 5.12(d) result in any duplication of benefits for the same period of service.

(e)    The provisions of this Section 5.12 are for the sole benefit of the parties to this Agreement and nothing in this Section 5.12 shall (i) be construed to limit the right of Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend or terminate any Company Employee Benefit Plan, Employee Benefit Plan or other employee benefit or compensation plan, program, agreement or arrangement, (ii) be construed as an amendment to any Company Plan, Company Employee Benefit Plan or other employee benefit or compensation plan, program, agreement or arrangement, (iii) be construed to require Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to retain the employment of any particular Person for any fixed period of time following the Effective Time; or (iv) confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee or current or former employees, directors, or independent contractors of the Company or any of its Affiliates), other than the parties hereto, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 5.12 under or by reason of any provision of this Agreement.

Section 5.13    Confidentiality. The parties hereto acknowledge that Parent and the Company have previously executed a nondisclosure agreement, dated as of August 30, 2017 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms and survive the termination of this Agreement, except as expressly modified herein; provided, that the Confidentiality Agreement shall automatically terminate at the Effective Time.

Section 5.14    Midco Transaction. Neither Parent nor Merger Subsidiary has any plan or intention to take any action with respect to the Company subsequent to the Closing that would cause the Transactions to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

Section 5.15    Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform their respective obligations under this Agreement and to consummate the Merger and the Transactions upon the terms and subject to the conditions set forth in this Agreement. Until the Effective Time, Parent and Merger Subsidiary will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement.

Section 5.16    Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Subsidiary, will execute and deliver to Merger Subsidiary and the Company a written consent approving the Merger in accordance with the DGCL.

Section 5.17    Works Councils. The parties hereto shall cooperate and comply in all material respects with all notification, consultation and other processes necessary to effectuate the transactions contemplated by this Agreement, which shall include any required notifications and consultation and other processes with respect to any works council, economic committee, union or similar body as required to either (i) obtain an opinion or acknowledgment from any works council, economic committee, union or similar body or (ii) establish that the parties hereto are permitted to effect the Closing without such opinion or acknowledgment.

Section 5.18    Notification of Certain Matters. During the Interim Period, Parent shall give, as soon as reasonably practicable, notice to the Company, and the Company shall give, as soon as reasonably practicable, notice to the Parent, respectively, of, to such party’s Knowledge, (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such Person (or, in the case of the Parent’s obligation to provide notice, any representation or warranty of the Merger Subsidiary) contained in this Agreement to be untrue or inaccurate (i) in the case of any representation or warranty of the Company, in any manner that would result in the failure of the condition set forth in Section 6.2(a), or (ii) in the case of any representation or warranty of Parent or Merger Subsidiary, in any manner that would result in the failure of the condition set forth in Section 6.3(a), (b) any material breach by such Person (or, in case of the Parent’s obligation to provide notice, any material breach by Merger Subsidiary) of any covenant or agreement set forth in this Agreement (including clause (c) of this Section 5.18), in each case at any time from and after the Agreement Date until the Effective Time or (c) any legal or contractual developments with respect to the items set forth in Section 3.16(c) of the Company Disclosure Schedules that, individually or in the aggregate, are or would be reasonably likely to be material to the Company and the Company Subsidiaries (taken as a whole) (provided, however, that as long as the failure to give such notice does not materially and adversely prejudice the ability of the party to whom such notice was to be given pursuant to this Section 5.18 to terminate this agreement pursuant to Section 7.1(d) or Section 7.1(f), respectively, the failure to give any such notice shall not be treated as a breach of covenant for purposes of Section 6.2(b) or Section 6.3(b), as applicable).

Section 5.19    Director Resignations. The Company shall cause (a) each member of the Company Board, (b) each director or manager of each Company Subsidiaries and/or (c) each officer of each of the Company and each Company Subsidiary, in each case, if requested by the Parent to the Company in writing at least three (3) Business Days prior to the Closing, to tender his or her resignation effective as of the Closing, as the case may be and shall cause the Company Board and the board (or equivalent governing body) of any relevant Company Subsidiary to pass any relevant resolutions and make any necessary filings in connection with any such resignations.

Section 5.20    State Takeover Laws. The Company shall not intentionally take any action that would cause any “takeover law” to become applicable to this Agreement or the Transactions. If any “fair price”, “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by this Agreement, the Company shall use its commercially reasonable efforts to (a) take such actions to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions to eliminate or minimize the effects of any such statute or regulation on the Transactions.

ARTICLE VI

CONDITIONS TO MERGER

Section 6.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Effective Time of the following conditions:

(a)    Governmental Approvals. The waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and any other applicable Antitrust Law shall have expired or been terminated, and the consents, approvals, permits, Orders, declarations or filings with, or notice to, any Governmental Authority (each, a “Governmental Approval”) to the consummation of the Merger set forth on Section 6.1(a) of the Company Disclosure Schedules shall have been obtained.

(b)    No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have:

(i)    enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting, enjoining, restraining or preventing the consummation of the Merger; or

(ii)    issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal or which has the effect of prohibiting, enjoining, restraining or preventing the consummation of the Merger.

(c)    Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(d)    Marketing Period. The Marketing Period shall have been completed.

Section 6.2    Additional Conditions to Parent’s and Merger Subsidiary’s Obligations to Effect the Merger. The obligations of Parent and Merger Subsidiary to effect the Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Closing of the following conditions:

(a)    The representations and warranties of the Company set forth in:

(i)    Section 3.1 (Organization), Section 3.3(a) (Authorization; No Conflict), Section 3.3(b) (Authorization; No Conflict), Section 3.3(d)(i) (Authorization; No Conflict), Section 3.4 (Subsidiaries), Section 3.6(c) (Absence of Material Adverse Changes, etc.; Undisclosed Liabilities) and Section 3.8 (Broker’s or Finder’s Fees) shall be true and correct in all respects as of the Agreement Date and as of immediately prior to the Closing as if made at and as of such time;

(ii)    Section 3.2 (Capitalization) shall be true and correct in all respects as of the Agreement Date and as of immediately prior to the Closing as if made at and as of such time, other than any inaccuracies that would not reasonably be expected to result in additional cost, expense or liability to Parent or its Subsidiaries (including, after the Closing, the Surviving Corporation) of more than $3,500,000 in the aggregate; and

(iii)    the rest of this Agreement (other than those provisions described in clauses (ii) and (iii) of this Section 6.2(a)) shall be true and correct as of the Agreement Date and as of immediately prior to the Closing as if made at and as of such time except where any failures of any such representations and warranties to be true and correct (and in each case, without giving effect to any limitation as to “material,” “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) have not had and would not reasonably be expected to have a Company Material Adverse Effect;

provided that in the event that any such representation or warranty is made as of a specific date, such representation or warranty shall be required to be so true and correct (subject to such qualifications) as of such date only.

(b)    The Company shall have performed or complied in all material respects with its obligations or covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)    The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying the satisfaction by the Company of the conditions set forth in Section 6.2(a) and Section 6.2(b).

(d)    The Company shall have delivered to Parent an affidavit from the Company, sworn under penalties of perjury, stating that the Company is not and has not been at any time during the five-year period immediately preceding the Closing Date, a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code), dated as of the Closing Date and in the form and substance required under Treasury Regulation Section 1.897-2(h).

Section 6.3    Additional Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to effect the Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Closing of the following conditions:

(a)    The representations and warranties of Parent and Merger Subsidiary set forth in Article IV shall be true and correct as of the Agreement Date and as of immediately prior to the Closing as if made at and as of such time except where any failures of any such representations and warranties to be true and correct (and in each case, without giving effect to any limitation as to “material” or “materiality” set forth in such representations and warranties) have not had and would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Subsidiary to consummate the Transactions; provided that in the event that any such representation or warranty is made as of a specific date, such representation or warranty shall be required to be so true and correct (subject to such qualifications) as of such date only.

(b)    Each of Parent and Merger Subsidiary shall have performed or complied in all material respects with its obligations or covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)    Each of Parent and Merger Subsidiary shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying the satisfaction by the Company of the conditions set forth in Section 6.3(a) and Section 6.3(b).

Section 6.4    Frustration of Closing Conditions. No party hereto may rely on the failure of any condition to its obligations to consummate the Merger set forth in Section 6.1, Section 6.2 or Section 6.3, as applicable, if such party’s material breach of any provision of this Agreement was the proximate cause of such failure.

ARTICLE VII

TERMINATION

Section 7.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, only as follows:

(a)    by mutual written agreement of Parent and the Company at any time prior to the Effective Time;

(b)    by either Parent or the Company if the Effective Time shall not have occurred on or before May 26, 2018 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto if the failure of the Closing to occur by the Termination Date was proximately caused by a material breach or inaccuracy of any of the representations, warranties, covenants, obligations or agreements hereunder of the party seeking to terminate this Agreement such that the other party has the right to terminate this Agreement pursuant to Section 7.1(d) or Section 7.1(f), as applicable;

(c)    by either Parent or the Company if any Order restraining, enjoining or otherwise prohibiting (in each case, to a date following the Termination Date) prior to the Effective Time, the consummation of the Merger, in each case, shall become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party hereto if the issuance of any such Order was proximately caused by the failure to fulfill in any material respect any obligation under this Agreement;

(d)    by the Company at any time prior to the Effective Time (i)(A) as a result of a material breach of any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement or (B) in the event that any of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall have been inaccurate as of the Agreement Date or shall have become inaccurate as of any subsequent date, that in the case of either clauses (A) or (B) which breach or inaccuracy would result in any of the conditions set forth in Section 6.3(a) or Section 6.3(b) not being satisfied, and (ii) such breach or inaccuracy is not curable by the Termination Date, or if curable through commercially reasonable efforts, is not cured within thirty (30) days following the date the Company gives Parent written notice of such breach or inaccuracy; provided, that the Company is not then in material breach of any of its covenants or agreements set forth herein and none of the representations and warranties of the Company set forth in this Agreement are or have become inaccurate in any material respect such that Parent has the right to terminate this Agreement pursuant to Section 7.1(f);

(e)    by the Company (unless the Company shall have breached, in any material respects, its obligations under Section 5.3 such that Parent would, at the time of such termination, have the right to terminate this Agreement pursuant to Section 7.1(g)(iv)) at any time prior to the Effective Time, if (i) the Company Board (or any committee thereof) has effected a Change of Recommendation and entered into an Alternative Acquisition Agreement with respect to a Superior Proposal and (ii) the Company pays to Parent the Company Termination Fee in accordance with Section 7.4(a)(ii);

(f)    by Parent at any time prior to the Effective Time (i)(A) as a result of a material breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) in the event that any of the representations and warranties of the Company set forth in this Agreement shall have been inaccurate as of the Agreement Date or shall have become inaccurate as of any subsequent date, that would, in the case of either clauses (A) or (B), result in any of the conditions set forth in Section 6.2(a) or Section 6.2(b) not being satisfied, and (ii) such breach or inaccuracy is not curable by the Termination Date, or if curable through commercially reasonable efforts, is not cured within thirty (30) days following the date Parent gives the Company notice of such breach or inaccuracy; provided, that Parent and Merger Subsidiary are not then in material breach of any of their respective covenants or agreements set forth herein and none of the representations and warranties of the Parent or Merger Subsidiary set forth in this Agreement are or have become inaccurate in any material respect such that the Company has the right to terminate this Agreement pursuant to Section 7.1(d);

(g)    by Parent, prior to the Effective Time, if: (i) the Company Board (or any committee thereof) shall have effected a Change of Recommendation; (ii) the Company Board (or any committee thereof) shall have approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal or Acquisition Transaction (other than the Merger); (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or an Affiliate of the Parent) and the Company Board (or any committee thereof) shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer; or (iv) the Company shall have breached in any material respects its obligations under Section 5.3; provided, that any such termination must occur within five (5) Business Days after Parent was given written notice by the Company of the applicable event triggering the Parent’s termination right under this Section 7.1(g);

(h)    by the Parent, prior to the Effective Time, if: (i) the Company Board (or any committee thereof) shall have failed to include the Company Board Recommendation in the Proxy Statement or (ii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or an Affiliate of the Parent) and the Company Board (or any committee thereof) shall have failed to recommend against acceptance of such tender or exchange offer within 10 Business Days after the commencement of such offer; provided, that any such termination must occur within five (5) Business Days after the Parent was given written notice by the Company of the applicable event triggering the Parent’s termination right under this Section 7.1(h);

(i)    by the Company, upon written notice to Parent, if: (i) the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being able to be satisfied); (ii) the full proceeds to be provided to the Parent and Merger Subsidiary by the Debt Financing or any Alternative Debt Financing are not available to Parent or Merger Subsidiary on the terms of the Debt Commitment Letters or New Debt Commitment Letters, as applicable, to consummate the Merger, (iii) the Company has given notice in writing representing that it is ready, willing and able to complete the Closing and (iv) Merger Subsidiary shall have failed to consummate the Merger within three (3) Business Days following receipt of such notice from the Company; provided, that notwithstanding anything in Section 7.1(b) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 7.1(b) during any such three (3) Business Day period;

(j)    by Parent, if there shall have been, individually or in the aggregate, a Company Material Adverse Effect; or

(k)    by either Parent or the Company if the Stockholders Meeting is held at which a vote to obtain the Company Stockholder Approval is taken, but at such Stockholders Meeting, the Company Stockholder Approval is not obtained.

Section 7.2    Notice of Termination. A party terminating this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall deliver a written notice to the other party setting forth specific basis for such termination and the specific provision of Section 7.1 pursuant to which this Agreement is being terminated. A valid termination of this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall be effective upon receipt by the non-terminating party of the foregoing written notice.

Section 7.3    Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, manager, officer, employee, agent, consultant or Representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 5.7, Section 5.13, Section 7.3, Section 7.4 and Article VIII, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any fraud or willful breach committed in connection with this Agreement or any of Transactions; provided, however, that other than in the case of the equitable remedy of specific performance in accordance with Section 8.5, in no event shall (a) Parent’s and Merger Subsidiary’s aggregate liability for willful breach exceed an amount equal to the amount of the Parent Termination Fee, and (b) the Company’s liability for willful breach exceed an amount equal to the amount of the Company Termination Fee, plus the amount of Parent Expenses required to be paid to Parent pursuant to Section 7.4(c).

Section 7.4    Termination Fees.

(a)    Company Termination Fees.

(i)    In the event that (A) this Agreement is terminated pursuant to Section 7.1(b) (other than a termination resulting from the failure of the conditions set forth in Section 6.1(a) and Section 6.1(b) to be satisfied prior to the Termination Date), Section 7.1(f) or Section 7.1(g)(iv), (B) after the Agreement Date and prior to the time of such termination (1) a bona fide written offer, proposal or similar indication of interest for a Competing Acquisition Transaction (other than a re-affirmation of an offer, proposal or similar indication of interest provided prior to the Agreement Date), or (2) a material revision of any bona fide Competing Acquisition

Transaction that became publicly known prior to, on or after the Agreement Date, in each case, shall have become publicly known or become known to the Company Board (or any committee thereof) and shall offer as consideration for each share of Company Common Stock consideration valued at a price per share equal to or greater than the Merger Consideration, (C) at the time of termination pursuant to Section 7.1(b), Section 7.1(f) or Section 7.1(g)(iv), no Financing Commitment Letter shall have been terminated, withdrawn or rescinded without being replaced by alternative financing commitments sufficient to consummate the Transactions and (D) within twelve (12) months’ following the termination of this Agreement, the foregoing Competing Acquisition Transaction is consummated or the Company enters into an Alternative Acquisition Agreement (including with respect to the Competing Acquisition Transaction referenced in clause (B) of this sentence) and a Competing Acquisition Transaction (including the Competing Acquisition Transaction referenced in clause (B) of this sentence) is subsequently consummated, then within two (2) Business Days after consummation of such Competing Acquisition Transaction, the Company shall pay to Parent (or its designee) the Company Termination Fee, less, other than in the case of fraud or willful breach, the amount of any Parent Expenses previously paid to Parent pursuant to Section 7.4(d) (if any), by wire transfer of immediately available funds. “Company Termination Fee” means an amount equal to $18,270,000.

(ii)    In the event that this Agreement is terminated pursuant to Section 7.1(e), then as a condition to such termination of this Agreement, the Company shall pay to Parent (or its designee) the Company Termination Fee on the date of termination by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii)    In the event that this Agreement is terminated pursuant to clauses (i), (ii) or (iii) of Section 7.1(g) or Section 7.1(h), then within two (2) Business Days after the date of termination, the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iv)    The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(b)    Parent Termination Fee.

(i)    In the event that this Agreement is terminated pursuant to Section 7.1(i), then within two (2) Business Days after the date of termination, Parent shall pay to the Company a fee equal to $26,100,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(ii)    The parties hereto acknowledge and hereby agree that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(iii)    Notwithstanding anything to the contrary in this Agreement, in the event that the Company has exercised or attempted to exercise its rights to specific performance as provided in Section 8.5, the Company shall not be entitled to the Parent Termination Fee unless the Company has terminated this Agreement pursuant to Section 7.1(i) on or before the tenth (10th) Business Day after an Order denying the Company a grant of specific performance to consummate the Closing as provided in Section 8.5 has become effective, final and nonappealable; provided, however, that in the event that the Closing has occurred, the Company shall not under any circumstances be entitled to the Parent Termination Fee or any other damages.

(c)    Parent Expenses. In the event this Agreement is terminated by Parent pursuant to Section 7.1(f) then, within two (2) Business Days after demand by Parent, the Company shall reimburse, Parent up to $2,000,000 in respect of reasonable and documented fees and expenses (including legal fees and expenses) incurred by Parent and its Affiliates either (x) on or prior to the termination of this Agreement in connection with the Transactions (including the Financing) or (y) in connection with any Legal Proceeding in respect of this Agreement after such termination (the “Parent Expenses”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent; provided, that the existence of circumstances which could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 7.4(a)(i) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 7.4(c); provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 7.4(c) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 7.4(a)(i). For the avoidance of doubt, (x) in no event shall the Company be required to pay the Parent Expenses on more than one (1) occasion and (y) other than in the case of fraud or willful breach, in no event shall the sum of the Parent Expenses and the Company Termination Fee payable by the Company exceed an amount equal to the Company Termination Fee.

(d)    Acknowledgement. Each of the parties acknowledges and agrees that:

(i)    the covenants set forth in this Section 7.4 are an integral part of this Agreement and the Transactions, and that, without these agreements, Parent, Merger Subsidiary and the Company would not have entered into this Agreement;

(ii)    the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or a Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 7.4(a) or Section 7.4(b) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, or any other matter forming the basis for any losses or damages suffered or incurred, and shall be (other than in the case of fraud) (A) in addition to the Parent Expenses (if applicable), the sole monetary remedy of Parent in the event of a termination of this Agreement where the Company Termination Fee is payable by the Company pursuant to Section 7.4(a) and the Company Termination Fee is actually paid to Parent and (ii) the sole monetary remedy of the Company in the event of a termination of this Agreement where the Parent Termination Fee is payable by Parent pursuant to Section 7.4(b) and the Parent Termination Fee is actually paid to the Company; and

(iii)    (A) in the event that the Parent shall accept the Company Termination Fee and any Parent Expenses (if applicable) as provided under this Section 7.4, (I) the receipt of such amounts shall be Parent’s and Merger Subsidiary’s sole and exclusive remedy under this Agreement (other than in the case of fraud), (II) notwithstanding anything to the contrary herein, Parent and Merger Subsidiary shall no longer be entitled to seek specific performance pursuant to Section 8.5 and (III) other than in the case of fraud, none of Parent, Merger Subsidiary, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other Legal Proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination and the Parent shall cause any such Legal Proceeding brought by Parent, Merger Subsidiary or any of their Affiliates, and shall use its commercially reasonable efforts (which shall be understood not to include the payment of any material out-of-pocket monies or the agreement to any material undertaking) to cause any Legal Proceeding brought by any other Person, to be dismissed with prejudice promptly (or not undertaken, as applicable) and any event within three (3) Business Days following the payment of the Company Termination Fee and any Parent Expenses (if applicable); and (B) in the event that the Company shall accept the Parent Termination Fee as provided under this Section 7.4, (I) the receipt of such fee shall be the Company’s sole and exclusive remedy under this Agreement (other than in the case of fraud), (II) notwithstanding anything to the contrary herein, the Company shall no longer be entitled to seek specific performance pursuant to Section 8.5 and (III) other than in the case of fraud, none of the Company, any of its Affiliates or any other Person shall be entitled to bring or maintain any other Legal Proceeding against Parent, Merger Subsidiary, any Debt Financing Source or any of their respective Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination and the Company shall cause any such Legal Proceeding brought by the Company or its Affiliates, and shall use its commercially reasonable efforts (which shall be understood not to include the payment of any material out-of-pocket monies or the agreement to any material undertaking) to cause any Legal Proceeding brought by any other Person, to be dismissed with prejudice promptly (or not undertaken, as applicable) and in any event within three (3) Business Days from the payment of the Parent Termination Fee. Notwithstanding anything to the contrary in this Agreement, to the extent any party hereto seeks specific performance pursuant to Section 8.5, the Termination Date shall be automatically extended to (x) the tenth (10th) Business Day following the date on which an Order with respect to such request for specific performance has become effective, final and nonappealable, or (y) such other time period established in such Order.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1    Amendment or Supplement. Subject to applicable Law, except as set forth in Section 8.11, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Subsidiary and the Company; provided, however, that in the event that this Agreement has been approved by stockholders of the Company in accordance with the DGCL, no amendment shall be made to this Agreement that requires the approval of such stockholders of the Company without such approval and following the Closing, no amendment shall be made which decreases the Merger Consideration.

Section 8.2    Extension of Time, Waiver, etc. At any time prior to the Effective Time, any party may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; provided, however, that after adoption of this Agreement by the holders of Company Common Stock (if applicable), no waiver shall be made which would pursuant to applicable Law require further approval by such holders without obtaining such further approval; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) to the extent permitted by applicable Law, waive compliance by the other party with any of the agreements contained in this Agreement or, except as otherwise provided in the Agreement, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Merger Subsidiary or Parent in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.3    No Survival. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the earlier of the Closing or the termination of this Agreement. This Section 8.3 shall not limit the survival of any covenant or agreement of the parties hereto contained in this Agreement which by its terms contemplates performance after the earlier of the Closing or the termination of this Agreement.

Section 8.4    Entire Agreement; No Third-Party Beneficiary. This Agreement, including the exhibits and annexes hereto, the Company Disclosure Schedules, the documents and instruments relating to the Merger referred to in this Agreement and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement; provided, however, that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUBSIDIARY, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND,

MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any Person, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except with respect to the directors and officers of the Company covered by Section 5.9(e) and the Debt Financing Sources as set forth in Section  8.11.

Section 8.5    Applicable Law; Jurisdiction; Remedies.

(a)    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereto hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the County of New Castle, Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCING COMMITMENT LETTERS OR THE TRANSACTIONS (INCLUDING THE FINANCING). EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.5.

(c)    The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that, subject to Section 7.4, (A) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to seek an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 7.4 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Subsidiary, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to seek specific performance to cause Parent and/or Merger Subsidiary to draw down the full proceeds of the Equity Financing and to cause Parent or Merger Subsidiary to consummate the Merger on the terms and subject to the conditions in this Agreement, if, and only if, (A) all conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied) have been satisfied or waived, (B) the Debt Financing (or, if Alternative Debt Financing with respect thereto is being used in accordance with Section 5.8(c), pursuant to the New Debt Commitment Letters) has been funded or the Debt Financing Sources have provided definitive confirmations to Parent in writing that the Debt Financing will be funded at the Closing (in each case in accordance with the terms and conditions of the Debt Commitment Letters) if the Equity Financing is funded at the Closing pursuant to the terms and conditions of the Equity Commitment Letter and (C) the Company has irrevocably confirmed in a written notice to Parent that (1) all of the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied) have been satisfied or waived, and (2) if specific performance is granted and the Financing is consummated, then the Closing will occur.

(d)    Each party hereto acknowledges and agrees that the rights to an injunction, specific performance or other equitable remedy contemplated herein are an integral part of the Transactions and without such right, none of the parties hereto would have entered into this Agreement. The parties hereto hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any party hereto, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any party under this Agreement. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The parties hereto further agree that nothing set forth in this Section 8.5 shall require any party hereto to institute any proceeding for specific performance under this Section 8.5 prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 8.5 or anything set forth in this Section 8.5 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter.

(e)    Notwithstanding anything to the contrary, in the event that the Company pursues the collection of damages from Parent, Merger Subsidiary or any of their Affiliates, in connection with this Agreement or the Transactions (other than for fraud), (i) the parties hereto agree that such damages shall not in any event be in excess of the amount of the Parent Termination Fee, (ii) the receipt of such damages shall be the Company’s sole and exclusive remedy under this Agreement and shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any of its Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, (iii) notwithstanding anything to the contrary herein, the Company shall no longer be entitled to seek specific performance pursuant to this Section 8.5 and (iv) none of the Company nor any of its Affiliates shall be entitled to bring or maintain any other Legal Proceeding against Parent, Merger

Subsidiary or any of their respective Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such damages claim and the Company shall cause any such Legal Proceeding brought by the Company or its Affiliates, and shall use its commercially reasonable efforts (which shall be understood not to include the payment of any out-of-pocket monies or the agreement to any material undertaking) to cause any Legal Proceeding brought by any other Person, to be dismissed with prejudice promptly (or not undertaken, as applicable) and in any event within three (3) Business Days from the payment of such damages.

(f)    Notwithstanding anything to the contrary, in the event that Parent or Merger Subsidiary pursues the collection of damages from the Company or any of its Affiliates, in connection with this Agreement or the Transactions (other than for fraud), (i) the parties agree that such damages shall not in any event be in excess of the amount of the Company Termination Fee plus Parent Expenses, (ii) the receipt of such damages shall be Parent’s and Merger Subsidiary’s sole and exclusive remedy under this Agreement and shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or Merger Subsidiary or any of their respective Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, (iii) notwithstanding anything to the contrary herein, Parent and Merger Subsidiary shall no longer be entitled to seek specific performance pursuant to this Section 8.5 and (iv) neither Parent, nor Merger Subsidiary, nor any of their respective Affiliates shall be entitled to bring or maintain any other Legal Proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such damages claim and Parent shall cause any such Legal Proceeding brought by the Parent, Merger Subsidiary or any of their respective Affiliates, and shall use its commercially reasonable efforts (which shall be understood not to include the payment of any out-of-pocket monies or the agreement to any material undertaking) to cause any Legal Proceeding brought by any other Person, to be dismissed with prejudice promptly (or not undertaken, as applicable) and in any event within three (3) Business Days from the payment of such damages.

Section 8.6    Assignment. Subject to Section 8.11(c), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that each of Parent and Merger Subsidiary may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries of Parent without the consent of the Company, but no such assignment shall relieve Parent or Merger Subsidiary of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 8.7    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail or facsimile (with confirmation of transmission, whether electronic or otherwise) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.7):

if to Merger Subsidiary or Parent:

c/o Marlin Equity Partners

338 Pier Avenue

Hermosa Beach, CA 90254

Attn:    Nate Pingelton

            Az Virji

E-mail:    npingelton@marlinequity.com

                avirji@marlinoperations.com

Facsimile: (310) 364-0110

with a copy to (which copy shall not constitute notice):

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attn: Rick Presutti

E-mail: rick.presutti@srz.com

Facsimile: (212) 593-5955

if to the Company:

Bazaarvoice, Inc.

10901 South Stonelake Blvd.

Austin, Texas 78759

Attn: Kin Gill, Chief Legal Officer, General Counsel and Secretary

E-mail: kin.gill@bazaarvoice.com

with a copy to (which copy shall not constitute notice):

DLA Piper LLP (US)

401 Congress Ave., Suite 2500

Austin, TX 78701

Attn: John J. Gilluly, III, PC

E-mail: john.gilluly@dlapiper.com

Facsimile: (512) 457-7001

Section 8.8    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 8.9    Construction.

(a)    For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated, all references in this Agreement to “Annexes”, “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Annexes and Exhibits to this Agreement.

(e)    The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the party to whom such information or material is to be provided, including by means of being provided for review in the virtual dataroom set up by the Company in connection with this Agreement, on or before the day that is two (2) Business Days prior to the Agreement Date.

(f)    The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g)    The table of contents to this Agreement and the Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)    Unless the context otherwise requires, “or”, “neither”, “nor”, “any”, “either”, and “or” shall not be exclusive.

(i)    The word “day”, unless otherwise indicated, shall be deemed to refer to a calendar day. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

Section 8.10    Counterparts; Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

Section 8.11    Debt Financing. Notwithstanding anything to the contrary contained in this Agreement:

(a)    The Company, on behalf of itself, each of the Company Subsidiaries and each of its and their respective Affiliates, and each of their respective Representatives, hereby (i) acknowledges that no Debt Financing Source shall have any liability under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, including, but not limited to, any dispute related to, or arising from, the Debt Financing, the Debt Commitment Letters or the performance thereof, (ii) waives any rights or claims that it may have against any Debt Financing Source in connection with this Agreement, the Debt Financing or the Debt Commitment Letters, whether at law or equity, in contract, in tort or otherwise, and (iii) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letters or the transactions contemplated hereby or thereby.

(b)    With respect to any dispute or proceeding against any Debt Financing Source relating to this Agreement, the Debt Financing, the Debt Commitment Letters or the transactions contemplated hereby or thereby, each party hereto, on behalf of itself, each of its Subsidiaries and Affiliates, and each of their respective Representatives, (i) submits to the exclusive jurisdiction of the courts of the State of New York or federal courts of the United States of America, in each case, sitting in the Borough of Manhattan, and any appellate court from any thereof (the courts described in this clause (i), the “Applicable Courts”), and agrees that all claims in respect of any such litigation may be heard and determined only in the Applicable Courts, (ii) waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any proceeding in any Applicable Court, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such proceeding in any Applicable Court, and (iv) agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit in on the judgment or any other manner provided by Law.

(c)    Parent and Merger Subsidiary may collaterally assign any or all of its rights hereunder to any Debt Financing Source.

(d)    Each party hereto agrees that each Debt Financing Source shall be an intended third-party beneficiary of each of the provisions of Section 8.1, Section 8.4, Section 8.6 and this Section 8.11 and shall be entitled to rely on and enforce any and all such provisions.

(e)    None of the provisions of this Agreement described in Section 8.1, Section 8.4, Section 8.6 or this Section 8.11 may be amended, modified or supplemented in a manner that is adverse in any material respect to any Debt Financing Source without the prior written consent of such Debt Financing Source.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BV PARENT, LLC

By:	/s/ Nathan Pingelton
Name:	Nathan Pingelton
Title:	President

BV MERGER SUB, INC.

By:	/s/ Nathan Pingelton
Name:	Nathan Pingelton
Title:	President

BAZAARVOICE, INC.

By:	/s/ Gene Austin
Name:	Gene Austin
Title:	Chief Executive Officer and President

ANNEX A

FUNDING PARTIES

Marlin Equity IV, L.P.

Marlin Equity V, L.P.

Annex A - 1

EXHIBIT A

DEFINITIONS

1.1    Cross-Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below will have the respective meanings therein defined:

Terms	Definition
Agreement	Preamble
Agreement Date	Preamble
Alternative Acquisition Agreement	Section 5.3(a)(iv)
Alternative Debt Financing	Section 5.8(c)
Applicable Courts	Section 8.11(b)
Capital Expenditure Plan	Section 5.2(b)(xiv)
Capitalization Date	Section 3.2(a)
Certificates	Section 1.3(a)
Change of Recommendation	Section 5.3(d)
Closing	Section 1.1(b)
Closing Date	Section 1.1(b)
Closing Options	Section 1.5(a)(ii)
Closing Restricted Shares	Section 1.5(c)
Closing RSUs	Section 1.5(b)(i)
Company	Preamble
Company Affiliate Transaction	Section 3.24
Company Balance Sheet	Section 3.5(b)
Company Balance Sheet Date	Section 3.5(b)
Company Board	Recitals
Company Board Recommendation	Section 3.3(b)
Company Branch	Section 3.4(a)
Company Charter Documents	Section 3.1
Company Disclosure Schedules	Article III
Company Financial Advisor	Section 3.8
Company Leases	Section 3.17(b)
Company Material Contract	Section 3.16(a)
Company Option Merger Consideration	Section 1.5(a)(i)
Company Permits	Section 3.1
Company Preferred Stock	Section 3.2(a)
Company Registered Intellectual Property	Section 3.13(a)
Company Restricted Share Merger Consideration	Section 1.5(c)
Company RSU Merger Consideration	Section 1.5(b)(i)
Company Stockholder Approval	Section 3.3(a)
Company Subsidiaries	Section 3.1
Company Termination Fee	Section 7.4(a)(i)
Confidentiality Agreement	Section 5.13
Continuation Period	Section 5.12(a)
Copyrights	Exhibit A, Section 1.2, “Intellectual Property Rights”
Covered Employees	Section 5.12(a)
Customer	Section 3.19(a)
D&O Insurance	Section 5.9(c)
Debt Commitment Letters	Section 4.9(a)
Debt Financing	Section 4.9(a)
Debt Financing Sources	Section 4.9(a)

Exhibit A - 1

Terms	Definition
Determination Notice	Section 5.3(e)(ii)
DGCL	Recitals
Dissenting Shares	Section 1.4
Effective Time	Section 1.1(c)
Equity Commitment Letter	Section 4.9(a)
Equity Financing	Section 4.9(a)
Equity Financing Sources	Section 4.9(a)
ESPP Suspension Date	Section 1.5(f)
Fairness Opinion	Section 3.10
Financing	Section 4.9(a)
Financing Commitment Letters	Section 4.9(a)
Financing Sources	Section 4.9(a)
Foreign Antitrust Laws	Section 3.3(c)
Government Antitrust Entity	Section 5.5(d)(i)
Governmental Approvals	Section 6.1(a)
Guarantee	Recitals
Guarantor	Recitals
Guarantors	Recitals
Indemnified Persons	Section 5.9(a)
Information Statement	Section 3.12(c)
Insurance Policies	Section 3.15
Interim Period	Section 5.1(a)
Material Company Intellectual Property Contract	Section 3.16(a)(vii)
Merger	Recitals
Merger Consideration	Section 1.2(a)
Merger Subsidiary	Preamble
New Debt Commitment Letters	Section 5.8(c)
Notice Period	Section 5.3(e)(ii)
Parent	Preamble
Parent Employee Benefit Plan	Section 5.12(c)
Parent Expenses	Section 7.4(c)
Parent Termination Fee	Section 7.4(b)(i)
Patents	Exhibit A, Section 1.2, “Intellectual Property Rights”
Payment Agent	Section 1.3(a)
Payment Fund	Section 1.3(a)
Proxy Statement	Section 3.12(b)
Qualified Company Employee Benefit Plan	Section 3.9(c)
Record Date	Section 5.4(d)
Remaining Option Amount	Section 1.5(a)(iii)
Remaining Options	Section 1.5(a)(iii)
Remaining RSU Amount	Section 1.5(b)(ii)
Remaining RSUs	Section 1.5(b)(ii)
SEC	Exhibit A, Section 1.2, “Company SEC Reports”
Stockholders Meeting	Section 5.4(c)
Surviving Corporation	Section 1.1(a)
Termination Date	Section 7.1(b)
Trademarks	Exhibit A, Section 1.2, “Intellectual Property Rights”
Top Customers	Section 3.19(a)
Top Suppliers	Section 3.19(b)
Transaction Litigation	Section 5.10
Uncertificated Shares	Section 1.3(a)

Exhibit A - 2

1.2    Certain Definitions. The following terms, as used herein, have the following meanings, which meanings shall be applicable equally to the singular and plural of the terms defined:

“2005 Plan” means the Bazaarvoice, Inc. 2005 Stock Plan.

“2012 Plan” means the Bazaarvoice, Inc. 2012 Equity Incentive Plan.

“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and another Person on the whole on terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, it being understood and agreed that any “standstill” provision in the confidentiality agreement in question may (i) provide for the automatic termination of any such “standstill” provision upon the Company’s entry into a definitive agreement for a Superior Proposal following the date hereof and (ii) provide that such “standstill” provision shall not prohibit confidential offers or proposals to the Company with respect to an Acquisition Proposal.

“Acquisition Proposal” means any bona fide offer, proposal or similar indication of interest contemplating or otherwise relating to an Acquisition Transaction (other than an offer, proposal or similar indication of interest by Parent, Merger Subsidiary or one of Parent’s other Subsidiaries).

“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving, directly or indirectly: (i) any issuance, acquisition or purchase by any Person, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Person beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company or any Company Subsidiary and any Person; or (iii) any sale, lease, exchange, transfer or other disposition to any Person of more than twenty percent (20%) of the consolidated assets, revenue or net income of the Company and the Company Subsidiaries (with assets being measured by the fair market value thereof); provided that, for the avoidance of doubt, all references to “Person” in this definition shall include any “group” as defined pursuant to Section 13(d) of the Exchange Act but shall exclude Parent or any of its Affiliates or Representatives.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and all other Laws, including merger control Laws and Foreign Antitrust Laws, prohibiting, limiting, or promulgated or intended to govern conduct having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Code” means U.S. Internal Revenue Code of 1986, as amended.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Employee” means any current employee or officer of the Company or any of the Company Subsidiaries.

Exhibit A - 3

“Company Employee Agreement” means any Contract, offer letter or agreement of the Company or any of Company Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee, director or consultant pursuant to which the Company or any Company Subsidiary has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services, including any employment, severance, retention, transaction bonus, change in control, or other similar Contract, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Law) without any obligation on the part of the Company or any Company Subsidiary, other than severance payments required to be made by the Company or any Company Subsidiaries under applicable foreign Law (other than contractual law).

“Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company or any Entity with which the Company or any Company Subsidiary is considered a single employer under Section 414(b), (c) or (m) of the Code (a “Company ERISA Affiliate”) with respect to any current or former employee, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof or with respect to which the Company or any Company ERISA Affiliate would have any liability.

“Company Equity Awards” means the Company Options, Company RSUs and Company Restricted Shares.

“Company ESPP” means the Bazaarvoice, Inc. 2012 Employee Stock Purchase Plan.

“Company Intellectual Property” means all of the Intellectual Property Rights owned by the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any event, effect, occurrence, fact, circumstance, condition or change that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on (a) the assets, business, operations, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Transactions prior to the Termination Date; provided, however, that, except as it relates to clause (b) of this sentence, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a Company Material Adverse Effect:

(i)    general economic or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii)    conditions (or changes or disruptions in such conditions) generally affecting the industries in which the Company and Company Subsidiaries operate;

(iii)    conditions (or changes or disruptions in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world generally, including (A) changes in interest rates generally in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in equity, debt, derivative or hybrid securities, securities generally (including Company Common Stock) on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iv)    regulatory, legislative or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world or acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof in the United States or any other country or region in the world;

(v)    any changes in applicable Law or GAAP;

Exhibit A - 4

(vi)    any natural or man-made hurricane, earthquake, flood, disaster, acts of God or other force majeure events in the United States or any other country or region in the world;

(vii)    any action (A) that Parent has requested in writing prior to the taking thereof; (B) taken pursuant to and expressly required by this Agreement; or (C) not taken pursuant to and expressly prohibited by this Agreement;

(viii)    the announcement of this Agreement or the pendency or consummation of the Transactions;

(ix)    changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any internal or published forecasts, estimates, projections or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or

(x)    any criminal, civil or administrative litigation, claim, action, hearing, arbitration, investigation or other proceeding threatened, made or brought based upon, arising out of or with respect to this Agreement or any of the Transactions;

except to the extent any such event, effect, occurrence, fact, circumstance, condition or change directly or indirectly results from, arises out of, is attributable to or relates to the matters described in the foregoing clauses (i) through (vi) materially and disproportionately adversely affects the Company and the Company Subsidiaries, taken as a whole, as compared to other companies that operate primarily in the same industries in which the Company and the Company Subsidiaries operate.

“Company Option” means any option to purchase shares of Company Common Stock pursuant to the Stock Plans which, immediately before the Effective Time, has not been exercised, has not expired or has not terminated.

“Company Plan” means, collectively, the Company Employee Benefit Plans and Company Employee Agreements.

“Company Products” means any and all products and services that currently are marketed, offered, sold, licensed, provided or distributed by the Company or any Company Subsidiary.

“Company Restricted Shares” means shares of restricted Company Common Stock granted under the Stock Plans.

“Company RSU” means each award of restricted stock units including those granted pursuant to a Restricted Stock Unit Agreement of the Company outstanding immediately before the Effective Time under any Stock Plan, including any restricted stock unit that is subject to performance-based vesting.

“Company SEC Reports” means the reports, schedules, forms, registration statements, definitive proxy statements and other documents (including exhibits and all information incorporated by reference) filed or furnished by the Company with the United States Securities and Exchange Commission (the “SEC”) or filed or furnished by the Company to the SEC in connection with this Agreement or the Transactions, in each case since May 1, 2015.

“Competing Acquisition Transaction” has the same meaning as “Acquisition Transaction” except that all references therein to “20%” shall be references to “50%.”

“Contract” means any written agreement, contract, subcontract, lease, understanding, instrument, note, bond, mortgage, indenture, option, warranty, insurance policy, benefit plan or other legally binding commitment.

Exhibit A - 5

“Employee Benefit Plan” means (i) each written or unwritten “employee benefit plan” (as such term is defined in ERISA § 3(3)), whether or not such plan is subject to ERISA, (ii) each Stock Plan; and (iii) each other written or unwritten employee benefit plan, program, policy, practice or arrangement, including any retirement or deferred compensation plan, profit sharing plan, and any bonus, incentive, deferred compensation, vacation, or fringe benefit plan, program or policy, other than (a) benefits required by Law and (b) Company Employee Agreements.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Claim” means any action, claim, suit, arbitration, litigation or proceeding, demand, directive, notice of violation, judgment, or Order by any Governmental Authority or Person alleging liability resulting from: (a) the presence, storage, disposal, recycling, handling, Release or threatened Release of, or exposure to, any Hazardous Substances; or (b) any noncompliance with any Environmental Law or term or condition of any environmental Company Permit.

“Environmental Law” means any applicable Law, regulation, Order or permit requirement of any governmental jurisdiction relating to: (a) the protection, investigation or restoration of the environment, human health and safety, or natural resources; (b) the handling, use, storage, treatment, transport, disposal, Release or threatened Release of any Hazardous Substance; or (c) noise, odor or wetlands protection.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible or exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Authority” means any national, federal, state, county, municipal, local, international, multinational, supranational or foreign government or other governmental or regulatory body or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Substance” means (a) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law or (b) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” means, with respect to the Company or any Company Subsidiary, all (a) indebtedness of the Company or any of the Company Subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon, any premiums, penalties and

Exhibit A - 6

breakage or other fees and related expenses), (b) obligations of the Company or any of the Company Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments, (c) obligations of the Company or any of the Company Subsidiaries under capitalized leases, installment purchases, factoring arrangements or off balance sheet finance arrangements, (d) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements (other than any such obligations incurred in the ordinary course of business), (e) all indebtedness for the deferred purchase price of property or services, (other than trade payables incurred in the ordinary course of business), including any “earnout” or similar payments in connection with any previous acquisition(s) by the Company or the Company Subsidiaries or any current or expired Contracts, (f) guaranties securing any indebtedness of another Person and (g) obligations of the Company or any of the Company Subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any Person other than the Company or any of the Company Subsidiaries.

“Intellectual Property Rights” means any and all statutory and/or common-law rights throughout the world in, arising out of, or associated with any of the following: (i) all United States and foreign patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof (collectively, “Patents”); (ii) all Trade Secrets and similar rights in confidential information, know-how, and materials; (iii) copyrights and all other rights corresponding thereto in any works of authorship, including Software (collectively, “Copyrights”); (iv) all trademark rights and similar rights in trade names, logos, trademarks and service marks together with all of the goodwill associated with the foregoing (collectively, “Trademarks”); (v) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vi) all rights to Uniform Resource Locators, Web site addresses and domain names; (vii) any similar, corresponding or equivalent rights to any of the foregoing; and (viii) any registrations of or applications to register any of the foregoing.

“IT Systems” means electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other computer systems (including all Software, databases, firmware, hardware and related documentation) and Internet websites.

“Knowledge” means, with respect to (a) the Company, the actual knowledge of those individuals set forth in Section 1.0(a) of the Company Disclosure Schedules and (b) Parent or Merger Subsidiary, the actual knowledge of those individuals set forth in Section 1.0(b) of the Company Disclosure Schedules.

“Law” means any statute, law, ordinance, regulation, rule, code, Order, constitution, treaty, common law, other requirement or rule of law of any Governmental Authority, excluding, for the avoidance of doubt, the provisions of any Contract (but not, for the avoidance of doubt, any underlying Law applicable to such Contract) between the Company or any Company Subsidiary and a Governmental Authority entered into in the ordinary course with respect to Company Products.

“Leased Real Property” means the real property leased, subleased, occupied or licensed by the Company or any of its Subsidiaries, in each case, as tenant, subtenant, licensee, occupant or other similar party, together with all buildings and other structures, facilities or leasehold improvements, currently or hereafter located therein.

“Legal Proceeding” means any action, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court, tribunal or other Governmental Authority or any arbitrator or arbitration panel.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, claim, infringement, interference, option, right of first refusal, preemptive right, encumbrance or community property interest of any kind or nature whatsoever.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days (excluding black-out dates consisting of December 21, 2017 through January 3, 2018; January 15, 2018; February 19, 2018; March 30,

Exhibit A - 7

2018; and, if same occurs prior to the expiration of the Debt Commitment Letter, May 28, 2018) throughout which Parent and the Debt Financing Source have received the Required Information and which shall commence on the earlier of (i) the delivery by the Company to Parent and the Debt Financing Source of the Required Information and the authorization letter required pursuant to Section 5.8(f)(H), executed by the Company and with respect to the Required Information (which form of letter shall be provided by Parent to the Company within three (3) Business Days of the Agreement Date) and (ii) the hosting of the first bank meeting with prospective Debt Financing Sources to syndicate the Debt Financing prior to the Closing Date. Notwithstanding the foregoing, the Marketing Period will not commence and will not be deemed to have commenced if, on or prior to the completion of such fifteen (15) consecutive Business Day period, the Company has publicly announced any intention to restate any financial statements or financial information included in the Required Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period will be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement will be required.

“Maximum Premium” means 300% of the last annual premium paid prior to the Effective Time for the current D&O Insurance.

“Nasdaq” means The NASDAQ Market, LLC.

“Object Code” means computer Software in binary form that is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, directive, stipulation, determination, award or writ, penalty, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority or arbitrator, whether preliminary, interlocutory or final, that is binding on or applicable to such Person.

“Permitted Lien” means: (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like statutory Liens arising or incurred in the ordinary course of business and for which adequate reserves have been established in accordance with GAAP and are not more than 30 days past due and have not been filed, recorded or registered in accordance with applicable Law; (ii) Liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and, in each case, for which an adequate reserve has been provided in accordance with GAAP on the appropriate financial statements; (iii) Liens (other than Liens securing Indebtedness), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the assets to which they relate; (iv) zoning, building and other similar codes and regulations; (v) statutory Liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (vi) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; and (vii) Liens that do not materially interfere with the value, use, operation or transfer of, or any of the benefits of ownership of, the property of the Company and the Company Subsidiaries taken as a whole.

“Person” means any individual, Entity or Governmental Authority.

“Public Software” means any software that is licensed or distributed under an open source software or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL) or Affero General Public License (AGPL), (b) the Artistic License (e.g., PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Standards License (SISL), (g) the BSD License and (h) the Apache License.

Exhibit A - 8

“Public Software License” means, with respect to any Public Software, the license pursuant to which the Public Software is licensed or distributed.

“Registered Intellectual Property” means all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; and (iv) any other Intellectual Property Rights, in each case, that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including surface water, groundwater, land surface or subsurface strata).

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors, investment bankers and representatives.

“Required Information” means (x) unaudited consolidated balance sheets and related statements of income and cash flows of the Company and the Company Subsidiaries on a consolidated basis for each fiscal quarter of each fiscal year ending or ended after April 30, 2017 and completed at least 45 days prior to the Closing Date, and (y) information regarding the Company and the Company Subsidiaries necessary for inclusion in customary bank books and customary syndication documents and materials, including customary confidential information memoranda, lender presentations, rating agency materials and presentations, and similar customary documents and materials required in connection with the Debt Financing, including the marketing and syndication thereof (which, for the avoidance of doubt, will not include (or be deemed to require the Company to prepare) any (1) pro forma financial statements or adjustments (including regarding any synergies, cost savings, ownership or other post-Closing adjustments) or projections (provided that the Company will reasonably cooperate and assist Parent in its preparation of such materials), (2) description of all or any portion of the Financing, including any “description of notes,” or other information customarily provided by the Debt Financing Sources or its counsel, (3) risk factors relating to all or any component of the Debt Financing, (4) separate financial statements in respect of the Company Subsidiaries, or (5) other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, any compensation discussion and analysis required by Item 402 of Regulation S-K, any information required by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, program interfaces, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the fair value of the assets of such Person, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person, (b) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of such Person on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged

Exhibit A - 9

following such date, and (d) such Person and its Subsidiaries, taken as a whole, will be able to pay their liabilities, including contingent and other liabilities, as they mature.

“Source Code” means computer Software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Stock Plans” means, collectively, the 2005 Plan, 2012 Plan, the Company ESPP and any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of the Company Subsidiaries or any predecessor thereof or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.

“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” means a bona fide written Acquisition Proposal made by a third party (a) that, if consummated, would result in a Person acquiring, directly or indirectly, more than 50% of the outstanding shares of the Company Common Stock or Equity Interests or the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, and (b) in any case, which the Company Board determines in good faith: (i) to be reasonably likely to be consummated if accepted on the terms proposed; and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger after consultation with its financial and outside legal advisors and taking into account at the time of determination all circumstances determined by the Company Board in good faith to be relevant, including the various legal, financial and regulatory aspects of the Acquisition Proposal, all the terms and conditions of such Acquisition Proposal and this Agreement, any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal, and the anticipated timing, conditions and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information (including any schedules or attachments thereto) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Trade Secrets” means any and all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, confidential or proprietary information and all documentation therefor.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Unvested Company Option” means a Company Option (or portion thereof) that is unvested as of immediately prior to the Effective Time.

Exhibit A - 10

“Unvested Company RSU” means a Company RSU (or portion thereof) that is unvested as of immediately prior to the Effective Time.

“Vested Company Option” means a Company Option (or portion thereof) that is vested as of immediately prior to the Effective Time.

“Vested Company RSU” means a Company RSU (or portion thereof) that is vested as of immediately prior to the Effective Time.

Exhibit A - 11

Execution Version

Exhibit B

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

BAZAARVOICE, INC.

Bazaarvoice, Inc. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”), originally incorporated on May 25, 2005, does hereby certify as follows:

By unanimous written consent of the Board of Directors of the Corporation a resolution was duly adopted, pursuant to Section 242 and Section 245 of the DGCL, authorizing the amendment and restatement of the Restated Certificate of Incorporation of the Corporation (the “Restated Certificate of Incorporation”) and declaring said amendment and restatement to be advisable. The stockholders of the Corporation duly approved said proposed amendment and restatement in accordance with Section 242 and Section 245 of the DGCL.

The Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read in full as follows:

FIRST:    The name of the corporation is Bazaarvoice, Inc. (the “Corporation”).

SECOND:    The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD:    The nature of the business and the objects and purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:    The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) with a par value of $0.0001 per share.

FIFTH:    This Article Fifth is inserted for the exculpation of directors of the Corporation and indemnification of directors, officers and certain other individuals by the Corporation.

1.    A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the General Corporation Law of the State of Delaware. The foregoing shall not eliminate or limit any liability that may exist with respect to (a) a breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) liability under Section 174 of the DGCL or (d) a transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

2.    Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the General Corporation Law of the State of Delaware. The right to indemnification conferred in this Article Fifth shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the General Corporation Law of the State of Delaware. The right to indemnification conferred in this Article Fifth shall be a contract right.

3.    The Corporation may, by action of the Board of Directors of the Corporation, provide indemnification to such of the past, present, or future officers, employees and agents of the Corporation or any predecessor entity to such extent and to such effect as the Board of Directors of the Corporation shall determine to be appropriate and authorized by the General Corporation Law of the State of Delaware, including, without limitation: a) entering into indemnification and advancement agreements as authorized by DGCL 145(f); and b) executing any merger agreements by which the Corporation assumes any obligations of or relating to indemnification and advancement.

4.    The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the General Corporation Law of the State of Delaware.

5.    The rights and authority conferred in this Article Fifth shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

6.    None of the amendment or repeal of this Article Fifth, the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, or, to the fullest extent permitted by the DGCL, any modification of law, shall eliminate or reduce the effect of this Article Fifth in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

SIXTH:

1.     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Corporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

2.     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the by-laws of the Corporation.

[The remainder of this page is intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the undersigned, being an officer or authorized signatory of the Corporation, does make and file this Amended and Restated Certificate of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand this [    ] day of [                    ], 2017.

By:
Name:
Title:

Execution Version

SCHEDULE 1.5

ELT MEMBER COMPANY EQUITY AWARDS

The provisions set forth in clauses (a) and (b) of this Schedule 1.51 shall apply with respect to all outstanding Company Equity Awards held by the following employees of the Company (each, an “ELT Member”) instead of the provisions of Section 1.5(a) and Section 1.5(b), respectively, of the Agreement:

Gary Allison,

Eugene Austin,

Kinloch Gill,

Michael Paulson,

Ryan Robinson,

Joseph Rohrlich,

Sara Spivey, and

Kelly Trammell.

(a)

Conditioned upon the occurrence of the Effective Time and without any action on the part of any ELT Member:

(i)	(A) one hundred percent (100%) of each ELT Member’s Vested Company Options, to the extent not exercised prior to the Effective Time, shall be canceled as of immediately prior to the Effective Time, and (B) each ELT Member shall become entitled to receive, at the Effective Time, in consideration of the cancellation of such Vested Company Option, a total amount in cash (without interest and subject to deduction for any required withholding Tax as provided in Section 1.6 of the Agreement), equal to the product of: (x) the excess, if any, of the Merger Consideration over the exercise price per share of each such Company Option, multiplied by (y) the number of shares of Company Common Stock underlying such Company Option (the “Company Option Merger Consideration”);

(ii)	(A) each ELT Member’s Unvested Company Options that (x) are outstanding as of immediately prior to the Effective Time and (y) have an exercise price per share that is less than the Merger Consideration (the “Closing Options”), shall be canceled as of immediately prior to the Effective Time, and (B) each ELT Member shall become entitled to receive, at the Effective Time, in consideration of the cancellation of such Closing Options, a total amount (subject to applicable Tax withholding as provided below) equal to the Company Option Merger Consideration with respect to such Closing Options (the “Closing Option Merger Consideration”), which shall be paid to each ELT Member as follows:

(A)	an amount in cash equal to twenty percent (20%) of the Closing Option Merger Consideration, subject to deduction for any required withholding Tax as provided in Section 1.6 of the Agreement;

(B)	a number of equity interests in MEP-BV Topco, LP (“Topco”) with a value at the Effective Time equal to forty percent (40%) of the Closing Option Merger Consideration, which shall consist of one (1) Class A Preferred Unit of Topco and one (1) Class B Common Unit of Topco for each whole dollar in value of such percentage of the Closing Option Merger Consideration, subject to deduction for any required withholding Tax as provided in Section 1.6 of the Agreement, and less the amount specified in clause (a)(iii) below. For the avoidance of doubt, the number of Topco equity interests issuable to such ELT Member under this clause (a)(ii)(B) shall be reduced by a number of Topco equity interests with a value equal to the required Tax withholding on the

[1]	Capitalized terms used but not otherwise defined in this Schedule 1.5 shall have the meanings ascribed to such terms in that certain Agreement and Plan of Merger, dated as of November 26, 2017 (the “Agreement”), by and among BV Parent, LLC (“Parent”), BV Merger Sub, Inc. (“Merger Subsidiary”) and Bazaarvoice, Inc. (the “Company”).

percentage of the Closing Option Merger Consideration that is converted into Topco equity interests under this clause (a)(ii)(B) (and Parent shall remit, or cause the Company to remit, such amount to the appropriate federal and state Tax authorities) and the cash amount provided for in clause (a)(iii) below; and

(C)	a number of equity interests in Topco with a value at the Effective Time equal to the remainder of the Closing Option Merger Consideration (after the application of clauses (A) and (B) of this clause (a)(ii)), which shall consist of one (1) Class B Common Unit of Topco for each whole dollar in value of such remaining portion of the Closing Option Merger Consideration, which Class B Common Unit of Topco shall be intended to qualify as a profits interest that shall vest over a period of five (5) years from the Effective Date, with twenty percent (20%) of such Class B Common Unit vesting on the one (1)-year anniversary of the Effective Date, and the remainder of such Class B Common Unit vesting on an equal monthly basis in substantially equal installments over the following four (4) years subject to continued service with Parent and/or its Subsidiaries;

provided, however, that, if the exercise price per share of any Company Option held by an ELT Member is equal to or greater than the Merger Consideration, such Company Options that are outstanding as of immediately prior to the Effective Time shall be canceled and terminated without consideration.

(iii)	Parent shall also pay to an ELT Member an amount in cash equal to any income Tax payable by such ELT Member with respect to the equity interests issuable to the ELT Member pursuant to clause (a)(ii)(B) above that is in excess of the deduction required for withholding Tax under Section 1.6 of the Agreement, as determined by the Parent in good faith prior to the Closing.

(b)

Conditioned upon the occurrence of the Effective Time, and without any action on the part of any ELT Member:

(i)	(A) each ELT Member’s Unvested Company RSUs which are outstanding as of immediately prior to the Effective Time (the “Closing RSUs”) shall be canceled as of immediately prior to the Effective Time, and (B) each ELT Member shall become entitled to receive, at the Effective Time, in consideration of the cancellation of such Closing RSUs, a total amount (subject to applicable Tax withholding as provided below) equal to the product of (x) the Merger Consideration, multiplied by (y) the number of shares of Company Common Stock subject to such Closing RSUs (the “Closing RSU Merger Consideration”), which shall be paid to each ELT Member as follows:

(A)	an amount in cash, equal to twenty percent (20%) of the Closing RSU Merger Consideration, subject to deduction for any required withholding Tax as provided in Section 1.6 of the Agreement;

(B)	a number of equity interests in Topco with a value at the Effective Time equal to forty percent (40%) of the Closing RSU Merger Consideration, which shall consist of one (1) Class A Preferred Unit of Topco and one (1) Class B Common Unit of Topco for each whole dollar in value of such percentage of the Closing RSU Merger Consideration, subject to deduction for any required withholding Tax as provided in Section 1.6 of the Agreement, and less the amount specified in clause (b)(ii) below. For the avoidance of doubt, the number of Topco equity interests issuable to such ELT Member under this clause (b)(i)(B) shall be reduced by a number of Topco equity interests with a value equal to the required Tax withholding on the percentage of the Closing RSU Merger Consideration that is converted into Topco equity interests under this clause (b)(i)(B) (and Parent shall remit, or cause the Company to remit, such amount to the appropriate federal and state Tax authorities) and the cash amount provided for in clause (b)(ii) below; and

(C)	a number of equity interests in Topco with a value at the Effective Time equal to the remainder of the Closing RSU Option Merger Consideration (after the application of clauses (A) and (B) of this

2

clause (b)(i)), which shall consist of one (1) Class B Common Unit of Topco for each whole dollar in value of such remaining portion of the Closing RSU Merger Consideration, which Class B Common Unit of Topco shall be intended to qualify as a profits interest that shall vest over a period of five (5) years from the Effective Date, with twenty percent (20%) of such Class B Common Unit vesting on the one (1)-year anniversary of the Effective Date, and the remainder of such Class B Common Unit vesting on an equal monthly basis in substantially equal installments over the following four (4) years subject to continued service with Parent and/or its Subsidiaries.

For purposes of this clause (b), the determination of the number of shares of Company Common Stock underlying a performance-based Unvested Company RSU immediately prior to the Effective Time shall, in accordance with the terms of the applicable award agreement, be based upon the deemed achievement of all applicable performance goals at one hundred percent (100%) of target levels.

(ii)	Parent shall also pay to an ELT Member an amount in cash equal to any income Tax payable by such ELT Member with respect to the equity interests issuable to the ELT Member pursuant to clause (b)(i)(B) above that is in excess of the deduction required for withholding Tax under Section 1.6 of the Agreement, as determined by the Parent in good faith prior to the Closing.

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Annex B

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the Record Date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the Surviving Corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e) and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the Record Date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to §

251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a Record Date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the Record Date shall be such effective date. If no Record Date is fixed and the notice is given prior to the effective date, the Record Date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless

(1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C

OPINION OF GCA ADVISORS, LLC

GCA ADVISORS, LLC

One Maritime Plaza | 25th Floor

San Francisco, CA 94111 | United States

+1-415-318-3600 | www.gcaglobal.com

CONFIDENTIAL

November 26, 2017

Board of Directors

Bazaarvoice, Inc.

10901 South Stonelake Boulevard

Austin, TX 78759

Members of the Board:

We understand that Bazaarvoice, Inc., a Delaware corporation (“Bazaarvoice”), BV Parent, LLC, a Delaware limited liability company (“Parent”) and BV Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), plan to enter into an agreement and plan of merger dated November 26, 2017 (the “Merger Agreement”) that provides for, among other things, Purchaser to be merged with and into Bazaarvoice (the “Merger”). As a result of the Merger, Bazaarvoice would become a wholly owned subsidiary of Parent. Pursuant to the Merger, each outstanding share of common stock, par value $0.0001 per share, of Bazaarvoice (the “Bazaarvoice Common Stock”), other than shares of Bazaarvoice Common Stock held by a holder who is entitled to demand, and properly demands, appraisal for such shares in accordance with and complies in all respects with Section 262 of the General Corporation Law of the State of Delaware (unless such holder fails to perfect or properly withdraws or otherwise loses the right to appraisal) and shares that are held by Bazaarvoice as treasury stock, or owned by Parent, Purchaser, or any other subsidiary of Parent or Bazaarvoice, will be converted into the right to receive cash consideration of $5.50 per share (the “Consideration”), in cash, without interest, upon the terms and subject to the conditions set forth in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of Bazaarvoice Common Stock. For purposes of the opinion set forth herein, we have:

(i)	reviewed a draft, dated November 24, 2017, of the Merger Agreement and certain related documents;

(ii)	reviewed certain publicly available financial statements and other business and financial information of Bazaarvoice;

(iii)	reviewed certain internal financial statements and other financial and operating data concerning Bazaarvoice prepared by the management of Bazaarvoice (“Management”);

(iv)	reviewed certain financial projections relating to Bazaarvoice prepared by Management;

(v)	discussed the past and current operations and financial condition and the prospects of Bazaarvoice with Management;

(vi)	reviewed and discussed with Management and the Board of Directors of Bazaarvoice (the “Board”) certain alternatives to the Merger;

FRANKFURT | LONDON | MANCHESTER | MILAN | NEW YORK OSAKA | SAN FRANCISCO | SHANGHAI | SINGAPORE | TEL AVIV | TOKYO | ZURICH	Investment banking activities outside the U.S. are conducted by affiliates of GCA Advisors, LLC

GCA ADVISORS, LLC

One Maritime Plaza | 25th Floor

San Francisco, CA 94111 | United States

+1-415-318-3600 | www.gcaglobal.com

(vii)	reviewed and discussed with Management and the Board their view of the strategic rationale for the Merger;

(viii)	reviewed the recent reported closing prices and trading activity for Bazaarvoice Common Stock;

(ix)	compared the financial performance of Bazaarvoice and the prices and trading activity of the Bazaarvoice Common Stock with that of certain other comparable publicly-traded companies and their securities that we believe to be generally relevant in evaluating the business of Bazaarvoice;

(x)	reviewed the financial terms, to the extent publicly available, of certain comparable transactions that we believe to be generally relevant in evaluating the business of Bazaarvoice and the Merger;

(xi)	evaluated a discounted cash flow analysis based on the projected future cash flows of Bazaarvoice as provided by Management;

(xii)	reviewed the premium to the stock price of certain comparable transactions that we believe to be generally relevant in evaluating the business of Bazaarvoice and the Merger;

(xiii)	participated in discussions and negotiations among representatives of Bazaarvoice and Parent; and

(xiv)	performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information provided and reviewed by us for the purposes of this opinion. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. In addition, we have not conducted or assumed any obligation to conduct any physical inspection of the properties or facilities of Bazaarvoice. With respect to the financial and cash flow projections relating to Bazaarvoice and prepared by Management, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of Management of the future financial performance of Bazaarvoice and that such projections provide a reasonable basis for our opinion. We assume no responsibility for and express no view as to such projections or the assumptions on which they are based. We have not made any independent valuation or appraisal of the assets or liabilities of Bazaarvoice or concerning the solvency or fair value of Bazaarvoice, nor have we been furnished with any such valuations or appraisals. In addition, we have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver by any party of any material rights thereunder, or any amendment or modification thereto, that the representations and warranties made by the parties thereto are true and correct in all respects material to our analysis, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be timely obtained without any material restriction and that the Merger Agreement executed by the parties thereto does not differ in any material respect from the form of the draft of the Merger Agreement we have reviewed. We have not made any independent investigation of any legal, accounting or tax matters affecting the Merger, and we have assumed the correctness of all legal, accounting and tax advice given to Bazaarvoice and the Board. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, and can be evaluated as of, the date

FRANKFURT | LONDON | MANCHESTER | MILAN | NEW YORK OSAKA | SAN FRANCISCO | SHANGHAI | SINGAPORE | TEL AVIV | TOKYO | ZURICH	Investment banking activities outside the U.S. are conducted by affiliates of GCA Advisors, LLC

GCA ADVISORS, LLC

One Maritime Plaza | 25th Floor

San Francisco, CA 94111 | United States

+1-415-318-3600 | www.gcaglobal.com

hereof. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We have acted as financial advisor to Bazaarvoice in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger, and Bazaarvoice has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In the future, GCA Advisors, LLC may provide financial advisory services for Parent or its affiliates.

It is understood that this letter is for the information of the Board and may not be used or summarized for any other purpose, or relied upon by any other party, without our prior written consent, except that this opinion may be included in its entirety in any proxy statement filed by Bazaarvoice with the Securities and Exchange Commission in respect of the Merger.

This opinion does not address Bazaarvoice’s underlying business decision to enter into the Merger Agreement, or the relative merits of the Merger as compared to any alternatives that may be available to Bazaarvoice, and it does not constitute a recommendation to Bazaarvoice, the Board or any committee thereof, its stockholders, or any other person as to any specific action that should be taken in connection with the Merger. We have not been asked to express, nor do we offer, any opinion as to the material terms of the Merger Agreement (other than as expressly set forth in the last paragraph hereof) or the structure of the Merger, and we are not expressing any opinion as to the prices at which Bazaarvoice Common Stock will trade at any time, including following announcement of the Merger.

We do not express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Merger (other than as set forth in the last paragraph hereof with respect to the Consideration), nor the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Bazaarvoice, or class of such persons, in connection with the Merger, whether relative to the Consideration or otherwise. This opinion has been approved by a fairness committee of GCA Advisors, LLC.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of Bazaarvoice Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

GCA ADVISORS, LLC

/s/ GCA Advisors, LLC

FRANKFURT | LONDON | MANCHESTER | MILAN | NEW YORK OSAKA | SAN FRANCISCO | SHANGHAI | SINGAPORE | TEL AVIV | TOKYO | ZURICH	Investment banking activities outside the U.S. are conducted by affiliates of GCA Advisors, LLC

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL #
NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

	SHARES	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345
PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED   AND  DATED.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.	For	Against	Abstain

1     To adopt the Agreement and Plan of Merger, dated as of November 26, 2017, as it may be amended, supplemented or modified from time to time, by and among Bazaarvoice, Inc., BV Parent, LLC and BV Merger Sub, Inc. and approve the Merger.

	☐	☐	☐

2     To adjourn the Special Meeting, if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to the proxy statement is provided to the stockholders of Bazaarvoice, Inc. a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement and approve the Merger.

	☐	☐	☐
3 To approve, by non-binding, advisory vote, certain compensation arrangements for Bazaarvoice, Inc.’s named executive officers in connection with the Merger.	☐	☐	☐

NOTE: If any other matters properly come before the meeting, or any adjournment or postponement thereof, the persons named as proxies will vote in their discretion.
Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
Yes No Please indicate if you plan to attend this meeting ☐ ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

		JOB #			SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Bazaarvoice, Inc. Special Meeting of Stockholders January 29, 2018 8:30 a.m. Central Standard Time

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement are available at www.proxyvote.com

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BAZAARVOICE INC. Special Meeting of Stockholders January 29, 2018, 8:30 a.m. Central Standard Time This proxy is solicited by the Board of Directors

The undersigned hereby appoints Gene Austin, Jim Offerdahl and Kin Gill (“the Named Proxies”), and each of them, as proxies for the undersigned, with full power of substitution, to vote the shares of Common Stock of Bazaarvoice, Inc., a Delaware corporation (“the Company”) that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at 401 Congress Avenue, Suite 2500, Austin, Texas 78701 on January 29, 2018 at 8:30 a.m., Central Standard Time, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side